   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 13, 2000.


                                                      REGISTRATION NO. 333-47308

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 1 TO


                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                            WASHINGTON MUTUAL, INC.

             (Exact name of registrant as specified in its charter)

          WASHINGTON                       6036                         91-1653725
 (State or other jurisdiction        (Primary standard                (IRS Employer
              of                        industrial                 Identification No.)
incorporation or organization)  classification code number)

                               1201 THIRD AVENUE
                           SEATTLE, WASHINGTON 98101
                                 (206) 461-2000

    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                            ------------------------

                                 FAY L. CHAPMAN
                                GENERAL COUNSEL
                            WASHINGTON MUTUAL, INC.
                               1201 THIRD AVENUE
                           SEATTLE, WASHINGTON 98101
                                 (206) 461-3187

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:


          DAVID R. WILSON                            CRAIG M. WASSERMAN
HELLER EHRMAN WHITE & MCAULIFFE LLP            WACHTELL, LIPTON, ROSEN & KATZ
          701 FIFTH AVENUE                            WEST 52ND STREET
     SEATTLE, WASHINGTON 98104                       NEW YORK, NY 10019
           (206) 447-0900                              (212) 403-1000


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions to the Merger described in the Proxy Statement/Prospectus.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /


    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE


    This Registration Statement on Form S-4 is being filed (i) in connection with the registration and issuance of (a) shares of common stock, no par value per share (including the associated "rights" to purchase shares of common stock that are not currently separable from the shares of common stock and are not currently exercisable), of Washington Mutual, Inc., a Washington corporation (the "Registrant") and (b) 8% Corporate Premium Income Equity Securities of the Registrant (including the related shares of preferred stock, stock purchase contracts and common stock underlying those securities) in connection with the proposed merger (the "Merger") of Bank United Corp. with and into the Registrant pursuant to an Agreement and Plan of Merger, dated as of August 18, 2000 and
(ii) in connection with a special meeting of stockholders of Bank United Corp. to be held in connection with the Merger. Prior to the completion of the Merger, Bank United Corp. will effect a reorganization by merging a wholly-owned subsidiary with and into itself (the "Reorganization"). In the Reorganization, each share of Bank United Corp. common stock will be converted into (a) a new share of Bank United Corp. common stock and (b) a contingent payment right to receive a portion of the assets of trust that will be established to receive the proceeds of any final judgment of Bank United Corp.'s litigation against the United States. In addition, Bank United Corp.'s outstanding 8% Corporate Premium Income Equity Securities and outstanding options to purchase common stock will be similarly adjusted. These contingent payment rights will be represented by certificates ("CPR Certificates"). A registration statement on Form S-4 (the "Trust Registration Statement") has been filed by a trust to be formed by Bank United Corp. for the purpose of registering the CPR Certificates. The Trust Registration Statement contains a description of the CPR Certificates and of the trust itself. This Registration Statement includes certain discussions of the trust and the CPR Certificates which are expected to be included in the Trust Registration Statement.

                            DATED NOVEMBER   , 2000


                            [BANK UNITED CORP. LOGO]

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

    The boards of directors of Bank United Corp. and Washington Mutual, Inc. have approved a merger of our companies. Before the merger can be completed, we must obtain the approval of Bank United Corp. stockholders. We are sending you this proxy statement/prospectus to ask you to vote in favor of the merger.

    In the merger, Bank United Corp. will merge with and into Washington Mutual. Washington Mutual will be the surviving corporation in the merger, and the separate corporate existence of Bank United Corp. will terminate. As a result of the merger, common stockholders of Bank United Corp. will be entitled to receive
1.3 shares of Washington Mutual common stock in exchange for each share of Bank United Corp. common stock that they own. Also as a result of the merger, each holder of Bank United Corp. 8% Corporate Premium Income Equity Securities, including related shares of preferred stock, will be entitled to receive one share of Washington Mutual 8% Corporate Premium Income Equity Securities, including related shares of preferred stock, in exchange for each share of that Bank United Corp. security that they own.

    We are also sending you this proxy statement/prospectus to ask you to vote in favor of a reorganization of Bank United Corp. which will be effected through the merger of a wholly owned subsidiary of Bank United Corp. with and into Bank United Corp., immediately prior to the Washington Mutual merger. In that reorganization, each share of Bank United Corp. common stock will be converted into a corresponding share of new Bank United Corp. common stock and one contingent payment right. The contingent payment rights will be represented by certificates evidencing the right to receive a portion of the assets of a trust that has been established to receive the proceeds of any final judgment or settlement in the "forbearance" litigation of Bank United Corp. and Bank United, a subsidiary of Bank United Corp., against the United States. That litigation and those certificates are described in more detail beginning on page 102 of this proxy statement/prospectus.

    YOUR VOTE IS VERY IMPORTANT. Bank United Corp. will hold a special meeting of stockholders to consider and vote on the agreements providing for the Bank United Corp. reorganization and the merger of Bank United Corp. with Washington Mutual. Whether or not you plan to attend the special meeting, please take the time to vote by completing the enclosed proxy card and mailing it to Bank United Corp. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the Bank United Corp. reorganization and the Washington Mutual merger. If you do not return your card, or if you do not instruct your broker how to vote any shares held for you in "street name," your shares will not be voted at the special meeting.


 The special meeting of Bank United Corp. stockholders will
                          be held:
             [day of week], [month] [day], 2001
               [time][a.m./p.m.], Local Time
                         [address]
                       HOUSTON, TEXAS
THE BANK UNITED CORP. BOARD OF DIRECTORS UNANIMOUSLY
RECOMMENDS THAT BANK UNITED CORP. STOCKHOLDERS VOTE FOR THE
REORGANIZATION PLAN OF MERGER PROVIDING FOR THE BANK UNITED
CORP. REORGANIZATION MERGER AND THE MERGER AGREEMENT
PROVIDING FOR THE WASHINGTON MUTUAL MERGER.



    This proxy statement/prospectus gives you detailed information about the proposed transactions and includes the merger agreement providing for the Washington Mutual merger as Appendix A and the reorganization plan of merger providing for the Bank United Corp. reorganization as Appendix B. We encourage you to read carefully this entire document, include all its appendices. We especially encourage you to read the section on "Risk Factors Relating to the CPR Certificates" in this proxy statement/prospectus beginning on page 18.


                                          [Insert signature block]

                                          Barry C. Burkholder
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                          BANK UNITED CORP.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION FUND OR ANY OTHER GOVERNMENTAL AGENCY.


THIS PROXY STATEMENT/PROSPECTUS IS DATED [MONTH] [DAY], 2000, AND IS BEING FIRST
              MAILED TO STOCKHOLDERS ON OR ABOUT DECEMBER 6, 2000

THIS PROXY STATEMENT/ PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT WASHINGTON MUTUAL AND BANK UNITED CORP. THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO BANK UNITED CORP. STOCKHOLDERS UPON WRITTEN OR ORAL REQUEST AT THE APPLICABLE COMPANY'S ADDRESS AND TELEPHONE NUMBER LISTED BELOW:

WASHINGTON MUTUAL, INC.           BANK UNITED CORP.
1201 THIRD AVENUE                 3200 SOUTHWEST FREEWAY
SEATTLE, WASHINGTON 98101         SUITE 2600
ATTN: INVESTOR RELATIONS          HOUSTON, TEXAS 77251-1370
(206) 461-3187                    (713) 543-6500


TO OBTAIN TIMELY DELIVERY, STOCKHOLDERS MUST REQUEST THE INFORMATION NO LATER THAN [MONTH] [DAY], [YEAR].

                            [BANK UNITED CORP. LOGO]
                             3200 Southwest Freeway
                                   Suite 2600
                           Houston, Texas 77251-1370
                            ------------------------


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                TO BE HELD ON [DAY OF WEEK], [MONTH] [DAY], 2001
                             AT [TIME] [A.M./P.M.]

                            ------------------------

To the Stockholders of Bank United Corp.:


    A special meeting of stockholders of Bank United Corp. will be held on [day of week], [month] [day], 2001, at [time] [a.m./p.m.], local time, at [address], for the following purposes:


    1. To consider and vote upon a proposal to approve and adopt the reorganization plan of merger, dated as of September 28, 2000, by and between Bank United Corp. and CPR Merger Corporation, providing for the merger of a wholly owned subsidiary of Bank United Corp. with and into Bank United Corp.


    2. To consider and vote upon a proposal to approve and adopt the merger agreement, dated as of August 18, 2000, by and between Bank United Corp. and Washington Mutual, Inc., providing for the merger of Bank United Corp. with and into Washington Mutual, Inc.


    Bank United Corp. stockholders must approve both of these proposals for the Bank United Corp. reorganization and the Washington Mutual merger to occur. If the stockholders fail to approve either of these proposals, neither the Bank United Corp. reorganization nor the merger of Bank United Corp. with Washington Mutual will occur.


    Holders of record of shares of Bank United Corp. common stock and 8% Corporate Premium Income Equity Securities, including related shares of preferred stock, at the close of business on December 1, 2000 will be entitled to notice of and to vote at the Bank United Corp. special meeting, or any adjournment or postponement of the special meeting. A list of Bank United Corp. stockholders entitled to vote at the special meeting will be available for inspection at [location] during ordinary business hours for the ten-day period prior to the special meeting.


    THE BANK UNITED CORP. BOARD OF DIRECTORS HAS DETERMINED THAT THE PROPOSED REORGANIZATION OF BANK UNITED CORP. AND MERGER WITH WASHINGTON MUTUAL AND OTHER TRANSACTIONS CONTEMPLATED BY THE REORGANIZATION PLAN OF MERGER AND THE MERGER AGREEMENT REPRESENT STRATEGIC BUSINESS TRANSACTIONS THAT ARE BOTH FAIR TO AND IN THE BEST INTERESTS OF BANK UNITED CORP. AND ITS STOCKHOLDERS. ACCORDINGLY, THE BANK UNITED CORP. BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BANK UNITED CORP. STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE REORGANIZATION PLAN OF MERGER PROVIDING FOR THE BANK UNITED CORP. REORGANIZATION AND THE MERGER AGREEMENT PROVIDING FOR THE MERGER OF BANK UNITED CORP. WITH WASHINGTON MUTUAL, AT THE SPECIAL MEETING.

    Admittance to the special meeting will be granted only to stockholders as of the record date and guests of management. Please bring your identification and, if you hold your shares in "street name" or otherwise not in your own name, please bring proof of share ownership, such as an account statement, for admittance.

    PLEASE DO NOT SEND ANY BANK UNITED CORP. STOCK CERTIFICATES AT THIS TIME.

                                          [Insert signature block]

                                          Randolph C. Henson
                                          SECRETARY

Houston, Texas
[month] [day], 2000

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE BANK UNITED CORP. SPECIAL MEETING OF STOCKHOLDERS, PLEASE COMPLETE, DATE AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE PROMPTLY.

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
QUESTIONS AND ANSWERS ABOUT THE BANK UNITED CORP.
  REORGANIZATION AND THE WASHINGTON MUTUAL MERGER...........      1

SUMMARY.....................................................      2

SELECTED UNAUDITED COMPARATIVE PER SHARE DATA...............      9

MARKET PRICE AND DIVIDEND INFORMATION.......................     10

SELECTED HISTORICAL FINANCIAL DATA OF WASHINGTON MUTUAL.....     12

SELECTED HISTORICAL FINANCIAL DATA OF BANK UNITED CORP......     14

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA........     16

RISK FACTORS RELATING TO THE CPR CERTIFICATES...............     19

THE BANK UNITED CORP. SPECIAL MEETING.......................     24

THE BANK UNITED CORP. REORGANIZATION AND THE WASHINGTON
  MUTUAL MERGER.............................................     26

    General.................................................     26
    The Bank United Corp. Reorganization....................     26
    The Washington Mutual Merger Consideration..............     26
    Background of the Merger................................     27
    Reasons of Bank United Corp. for the Bank United Corp.
     Reorganization and the Washington Mutual Merger;
     Recommendation of the Bank United Corp. Board of
     Directors..............................................     29
    Opinion of Bank United Corp.'s Financial Advisor........     30
    Reasons of Washington Mutual for the Merger.............     40
    Effective Time of the Merger............................     40
    Exchange of Certificates in the Merger..................     40
    Fractional Shares.......................................     41
    The Contingent Payment Rights Trust and Certificates....     41
    Certain Federal Income Tax Consequences.................     42
    Management and Operations of Washington Mutual Following
     the Merger.............................................     45
    Post-Merger Compensation and Benefits...................     45
    Interests of Certain Persons in the Merger..............     46
    Representations and Warranties in the Merger
     Agreement..............................................     51
    Conditions to the Completion of the Merger..............     52
    Regulatory Approvals Required...........................     53
    Amendment and Waiver of the Merger Agreement............     54
    Termination of the Merger Agreement.....................     55
    Termination Fees........................................     56
    The Option Agreement....................................     56
    Conduct of Business Pending the Merger and Other
     Agreements.............................................     58
    Expenses and Fees.......................................     61
    Accounting Treatment....................................     61
    Stock Exchange Listing of Washington Mutual Common Stock
     and PIES...............................................     61
    Resale of Washington Mutual Stock Received by Bank
     United Corp. Stockholders..............................     61
    Appraisal Rights........................................     61

INFORMATION ABOUT WASHINGTON MUTUAL.........................     64

                                                                PAGE
                                                              --------
INFORMATION ABOUT BANK UNITED CORP..........................     66

DESCRIPTION OF THE WASHINGTON MUTUAL PIES...................     68

    Corporate PIES..........................................     68
    Voting Rights...........................................     68
    Removing the Preferred Stock from the Pledge Agreement
     by Substituting Treasury Securities....................     68
    Recreating Corporate PIES...............................     69
    Current Payments........................................     70
    Listing of the Corporate PIES, the Treasury PIES and the
     Preferred Stock........................................     70
    Miscellaneous...........................................     70

DESCRIPTION OF THE PURCHASE CONTRACTS.......................     71

    General.................................................     71
    Settlement Through Remarketing..........................     72
    Notice to Settle With Cash..............................     73
    Early Settlement........................................     74
    Contract Adjustment Payments............................     74
    Anti-Dilution Adjustments...............................     76
    Termination.............................................     78
    Pledged Securities and Pledge Agreement.................     78
    Book-Entry Issuance.....................................     78
    Payment of Distributions, Settlement and Transfers......     79
    Modification of the Purchase Contracts and the Pledge
     Agreement..............................................     79
    No Consent to Assumption................................     80
    Consolidation, Merger, Sale or Conveyance...............     80
    Governing Law...........................................     80
    Miscellaneous...........................................     80

DESCRIPTION OF THE PREFERRED STOCK..........................     81

    General.................................................     81
    Ranking.................................................     81
    Dividends...............................................     81
    Dividend Rate Reset by Remarketing......................     82
    Redemption..............................................     85
    Liquidation Rights......................................     85
    Voting Rights...........................................     85
    Book-Entry Issuance.....................................     86

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE WASHINGTON
  MUTUAL PIES...............................................     87

    Corporate PIES..........................................     88
    Preferred Stock.........................................     88
    Purchase Contracts......................................     89
    Adjustment to the Settlement Rate.......................     91
    Treasury PIES...........................................     91
    Sale or Disposition of PIES.............................     92
    Non-United States Holders...............................     92
    Backup Withholding and Information Reporting............     93

RISKS RELATED TO THE WASHINGTON MUTUAL PIES.................     93

                                                                PAGE
                                                              --------
COMPARISON OF RIGHTS OF WASHINGTON MUTUAL AND BANK UNITED
  CORP. STOCKHOLDERS........................................     94

    Capital Stock...........................................     94
    Board of Directors......................................     94
    Monetary Liability of Directors.........................     94
    Interested Stockholders.................................     95
    Removal of Directors and Filling Vacancies on the Board
     of Directors...........................................     96

CERTAIN DIFFERENCES BETWEEN WASHINGTON AND DELAWARE
  CORPORATE LAWS............................................     97

    Amendment of Articles/Certificate of Incorporation......     97
    Right to Call Special Meeting of Stockholders...........     97
    Indemnification of Officers, Directors and Employees....     98
    Provisions Affecting Control Share Acquisitions and
     Business Combinations..................................     98
    Mergers, Sales of Assets and Other Transactions.........    100
    Stockholder Action Without a Meeting....................    101
    Class Voting............................................    101
    Transactions With Officers or Directors.................    101
    Dissenters' Rights......................................    102
    Dividends...............................................    102

THE CONTINGENT PAYMENT RIGHTS TRUST AND CERTIFICATES........    103

    Summary.................................................    103
    Formation of the Contingent Payment Rights Trust........    103
    The Forbearance Litigation..............................    104
    The Bank United Corp. Reorganization and the
     Distribution of CPR Certificates.......................    106
    The Commitment Agreement................................    106
    Description of CPR Certificates.........................    108
    Payment Procedures For CPR Certificates.................    109
    Payment of the Proceeds Amount to the Contingent Payment
     Rights Trust...........................................    110
    Expenses and Retained Amount............................    111
    Tax Assumptions.........................................    111
    Indemnification, Reimbursement and Limitations on
     Liability..............................................    114
    Management of the Forbearance Litigation................    117
    Filing of Exchange Act Reports..........................    119
    Certain Federal Income Tax Consequences.................    119

VALIDITY OF THE WASHINGTON MUTUAL COMMON STOCK AND PIES.....    123

EXPERTS.....................................................    123

WHERE YOU CAN FIND MORE INFORMATION.........................    124

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............    124



Appendix A        Agreement and Plan of Merger
Appendix B        Reorganization Plan of Merger
Appendix C-1      Form of Declaration of Trust (Contingent Payment Rights
                  Trust)
Appendix C-2      Form of Declaration of Trust (Payment Trust)
Appendix D        Form of Commitment Agreement
Appendix E        Opinion of Goldman, Sachs & Co.
Appendix F        Stock Option Agreement
Appendix G        Section 262 of the Delaware General Corporation Law

        QUESTIONS AND ANSWERS ABOUT THE BANK UNITED CORP. REORGANIZATION
                        AND THE WASHINGTON MUTUAL MERGER

Q. WHAT DO I NEED TO DO TO VOTE AT THE BANK UNITED CORP. SPECIAL MEETING OF STOCKHOLDERS?

A. To vote, please mail your signed proxy card in the enclosed return envelope, as soon as possible, so that your shares may be represented at the special meeting of stockholders. In order to assure that we obtain your vote, please give your proxy as instructed on your proxy card, even if you currently plan to attend the special meeting in person.

Q. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A. If you do not provide your broker with instructions on how to vote your shares that are held in "street name", your broker will not be permitted to vote them. You should therefore be sure to provide your broker with instructions on how to vote these shares. Please check the voting form used by your broker to see if your broker offers telephone or Internet voting.

    If you do not give voting instructions to your broker, you will, in effect, be voting against the Bank United Corp. reorganization and the merger of Bank United Corp. with Washington Mutual.

Q.  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A. No. If the Washington Mutual merger is completed, Washington Mutual will send to you written instructions for exchanging your Bank United Corp. stock certificates. Please do not send in any Bank United Corp. stock certificates until you have received these written instructions.

Q.  WHEN DO YOU EXPECT THE TRANSACTIONS TO BE COMPLETED?


A. We expect to complete the transactions as quickly as practicable once all the conditions to completion of the Washington Mutual merger, including obtaining the approval of Bank United Corp. stockholders at the special meeting of stockholders, are fulfilled. Fulfilling some of these conditions, such as receiving certain governmental clearances or approvals, is not entirely within our control. We hope to complete the merger during the first quarter of calendar year 2001, assuming all the conditions of the merger have been fulfilled at that time.


Q. WHOM DO I CALL IF I HAVE QUESTIONS ABOUT THE SPECIAL MEETING OF STOCKHOLDERS, THE BANK UNITED CORP. REORGANIZATION OR THE WASHINGTON MUTUAL MERGER?


A.  You may direct your questions to MacKenzie Partners, Inc. at (   )         .

                                    SUMMARY

    THIS SUMMARY ONLY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THIS ENTIRE PROXY STATEMENT/ PROSPECTUS AND ITS APPENDICES AND THE DOCUMENTS TO WHICH IT REFERS BEFORE YOU DECIDE HOW TO VOTE WITH RESPECT TO THE TRANSACTIONS. FOR A DESCRIPTION OF THE DOCUMENTS TO WHICH THIS PROXY STATEMENT/PROSPECTUS REFERS, SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 123.

    THIS PROXY STATEMENT/PROSPECTUS AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE CONTAIN FORWARD-LOOKING STATEMENTS REGARDING WASHINGTON MUTUAL, BANK UNITED CORP. AND THE COMBINED COMPANY AFTER THE MERGER. THE ACTUAL RESULTS OF THESE COMPANIES COULD DIFFER MATERIALLY FROM THOSE FORWARD-LOOKING STATEMENTS AS A RESULT OF SEVERAL FACTORS. THESE FACTORS INCLUDE THE RISK FACTORS DESCRIBED IN WASHINGTON MUTUAL'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999 AND BANK UNITED CORP.'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED SEPTEMBER 30, 1999 WHICH ARE INCORPORATED INTO THIS PROXY STATEMENT/ PROSPECTUS BY REFERENCE. SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" ON PAGE 123.

THE PARTIES TO THE MERGER (SEE PAGE 63)

           WASHINGTON MUTUAL, INC.                           BANK UNITED CORP.
              1201 THIRD AVENUE                     3200 SOUTHWEST FREEWAY, SUITE 2600
          SEATTLE, WASHINGTON 98101                          HOUSTON, TX 77027
               (206) 461-2000                                 (713) 548-6500
                WWW.WAMU.COM                                WWW.BANKUNITED.COM

Washington Mutual is a financial services      Bank United Corp. is the largest publicly
company providing mortgage lending, consumer   traded depository institution headquartered
banking, commercial banking, financial         in Texas, providing consumers and businesses
services and products, and consumer finance    in Texas and other selected markets
products to consumers and small to mid-sized   throughout the United States with a broad
businesses. Washington Mutual operates         array of financial services. Historically,
principally in California, Washington,         Bank United Corp.'s operating strategy
Oregon, Florida, Texas and Utah, and has       emphasized traditional single family mortgage
operations in 36 other states. At June 30,     lending and deposit gathering activities.
2000, Washington Mutual had consolidated       Over the past few years, Bank United Corp.
assets of $185.69 billion, deposits of $80.60  has pursued a strategy designed to transform
billion and stockholders' equity of $8.55      Bank United Corp.'s loan portfolio from a
billion. Based on assets, Washington Mutual    high concentration of single family mortgages
was the largest savings institution and the    to a more balanced portfolio of commercial,
eighth largest banking company in the United   consumer and single family mortgage loans,
States.                                        increase its non-interest revenues, and lower
                                               its cost of funds. At June 30, 2000, Bank
                                               United Corp. had $18.2 billion in assets,
                                               $8.8 billion in deposits and $827.7 million
                                               in stockholders' equity.

THE BANK UNITED CORP. SPECIAL MEETING (SEE PAGE 23)

    The Bank United Corp. special meeting of stockholders will be held on [day of week], [month] [day], 2000, at [time] [a.m./p.m.], local time, at [address]. At the special meeting, you will be asked to approve the reorganization plan of merger and the merger agreement and the transactions contemplated by those agreements, including the Bank United Corp. reorganization and the Washington Mutual merger.

STOCKHOLDER VOTE REQUIRED (SEE PAGE 24)

    You may vote at the special meeting if you owned shares of Bank United Corp. common stock or 8% Corporate Premium Income Equity Securities (including related shares of preferred stock) ("Bank United Corp. PIES") at the close of business
on [month] [day], 2000. On that date, there were [            ] shares of Bank
United Corp. common stock and [            ] shares of Bank United Corp. PIES
outstanding and entitled to vote at the special meeting. You may cast one vote for each share of Bank United Corp. common stock you then owned and one-tenth of one vote for each share of Bank United Corp. PIES you then owned.

    Approval of the Bank United Corp. reorganization plan of merger and approval of the merger agreement require the affirmative vote of the holders of a majority of the total votes entitled to be cast by the holders of Bank United Corp. common stock and Bank United Corp. PIES, voting together as a single class. As of [month] [day], 2000, directors and executive officers of Bank
United Corp. beneficially owned [            ] shares of Bank United Corp.
common stock and [            ] shares of Bank United Corp. PIES, which
represents in the aggregate approximately [ ] percent of the total votes entitled to be cast at the special meeting. These individuals have indicated that they intend to vote FOR approval of the reorganization plan of merger and the merger agreement.

THE BANK UNITED CORP. REORGANIZATION AND THE WASHINGTON MUTUAL MERGER


    THE MERGER AGREEMENT FOR THE WASHINGTON MUTUAL MERGER IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS APPENDIX A AND THE REORGANIZATION PLAN OF MERGER FOR THE BANK UNITED CORP. REORGANIZATION IS ATTACHED AS APPENDIX B. WE ENCOURAGE YOU TO READ THESE AGREEMENTS CAREFULLY, AS THEY ARE THE LEGAL DOCUMENTS THAT GOVERN THE MERGER OF BANK UNITED CORP. AND WASHINGTON MUTUAL AND THE BANK UNITED CORP. REORGANIZATION.


WHAT BANK UNITED CORP. STOCKHOLDERS AND OPTION HOLDERS WILL RECEIVE IN THE BANK UNITED CORP. REORGANIZATION (SEE PAGE 25)

    The merger agreement provides that immediately prior to the Washington Mutual merger, Bank United Corp. will effect a reorganization by merging a wholly owned subsidiary of Bank United Corp. with and into Bank United Corp., as more fully described in "--Reorganization of Bank United Corp. and Contingent Payment Rights" below. This reorganization will be completed pursuant to the reorganization plan of merger. At the effective time of this reorganization:

- each outstanding share of Bank United Corp. common stock will convert into
  (1) a corresponding share of new Bank United Corp. common stock and (2) the right to receive a certificate, which we will refer to as a CPR Certificate, evidencing the right to receive a portion of the assets of the trust that has been established to hold Bank United Corp.'s forbearance litigation against the United States which is described in "--Reorganization of Bank United Corp. and Contingent Payment Rights--The Forbearance Litigation" below;

- each of the outstanding Bank United Corp. PIES will be adjusted so that upon settlement of the stock purchase contract underlying each PIES, each holder will receive (1) one share of new Bank United Corp. common stock and (2) one CPR Certificate, in each case for each share of Bank United Corp. common stock that would have been purchasable under the related stock purchase contract prior to the Bank United Corp. reorganization; and

- each outstanding option to acquire one share of Bank United Corp. common stock will convert into an option to receive upon exercise (1) one share of Bank United Corp. common stock and (2) one CPR certificate.

WHAT BANK UNITED CORP. STOCKHOLDERS AND OPTION HOLDERS WILL RECEIVE IN THE WASHINGTON MUTUAL MERGER (SEE PAGE 25)

    At the effective time of the Washington Mutual merger:

- each outstanding share of Bank United Corp. common stock will convert into the right to receive 1.3 shares of Washington Mutual common stock;

- each of the Bank United Corp. PIES (including the outstanding shares of preferred stock issued in connection with those PIES) will convert into the right to receive one share of Washington Mutual's 8% Corporate Premium Income Equity Securities (including the related shares of preferred stock) ("Washington Mutual PIES"); and

- each outstanding option to acquire Bank United Corp. common stock and CPR Certificates after the Bank United Corp. reorganization will automatically be converted into an option to purchase (a) 1.3 shares of Washington Mutual common stock for each share of Bank United Corp. common stock purchasable under the original option and (b) one CPR Certificate for each 1.3 shares of Washington Mutual common stock for which the option is exercised. The exercise price per share of these converted options will be based on the ratio for the exchange of Washington Mutual common stock for Bank United Corp. common stock in the Washington Mutual merger.

BANK UNITED CORP.'S REASONS FOR THE BANK UNITED CORP. REORGANIZATION AND THE WASHINGTON MUTUAL MERGER (SEE PAGE 28)

    Bank United Corp.'s board of directors believes that the proposed reorganization of Bank United Corp. and merger with Washington Mutual and other transactions contemplated by the merger agreement with Washington Mutual are fair to, and in the best interests of, Bank United Corp. and its stockholders. The board's reasons for its belief are set forth in detail on page 28 of this document, and include the premium of 21% over the average closing price of Bank United Corp.'s common stock for the 30-day period ended August 15, 2000, the anticipated impact of the Washington Mutual merger on Bank United Corp.'s various constituencies and the opinion of Bank United Corp.'s financial advisor that, as of the date of that opinion, the consideration in the Washington Mutual merger was fair to Bank United Corp.'s stockholders from a financial point of view.

RECOMMENDATION OF BANK UNITED CORP.'S BOARD OF DIRECTORS (SEE PAGE 28)

    The Bank United Corp. board of directors unanimously approved the reorganization plan of merger for the Bank United Corp. reorganization and the merger agreement for the Washington Mutual merger. The Bank United Corp. board of directors believes that the proposed reorganization and merger and other transactions contemplated by the merger agreement between Bank United Corp. and Washington Mutual are fair to you and in your best interests and unanimously recommends that you vote "FOR" approval of the reorganization plan of merger and the merger agreement.

OPINION OF BANK UNITED CORP.'S FINANCIAL ADVISOR (SEE PAGE 29)

    On August 18, 2000, Goldman, Sachs & Co. delivered its oral opinion to the board of directors of Bank United Corp. that, as of that date, the merger consideration was fair from a financial point of view to the holders of the outstanding shares of common stock of Bank United Corp. Goldman Sachs subsequently confirmed its earlier oral opinion by delivery of its written opinion dated August 18, 2000. The opinion of Goldman Sachs does not constitute a recommendation as to how any holder of Bank United Corp. shares should vote with respect to the Bank United Corp. reorganization and the Washington Mutual merger.

THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS IS ATTACHED AS APPENDIX E. STOCKHOLDERS OF BANK UNITED CORP. ARE ENCOURAGED TO, AND SHOULD, READ THE OPINION IN ITS ENTIRETY.

INTERESTS OF BANK UNITED CORP.'S EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER (SEE PAGE 45)

    In considering the recommendation of Bank United Corp.'s board of directors to approve the Washington Mutual merger, you should be aware that certain executive officers and directors of Bank United Corp. have employment and other compensation agreements or plans that give them interests in the merger that are somewhat different from, or in addition to, your interests.

FEDERAL INCOME TAX CONSEQUENCES OF THE BANK UNITED CORP. REORGANIZATION AND THE WASHINGTON MUTUAL MERGER (SEE PAGE 41)

    Washington Mutual and Bank United Corp. will not be required to complete the merger between their companies unless they receive legal opinions to the effect that the merger will qualify as a reorganization for United States federal income tax purposes. Assuming that both the Bank United Corp. reorganization and the Washington Mutual merger qualify as a reorganization, holders of Bank United Corp. common stock will not recognize gain or loss in the exchanges made in the Bank United Corp. reorganization and the Washington Mutual merger, except that the holders will recognize (i) any gain realized in the exchange in an amount not exceeding the fair market value of the CPR Certificates received in the Bank United Corp. reorganization and (ii) any gain or loss attributable to cash received in lieu of fractional shares of Washington Mutual stock. Holders of Bank United Corp. PIES who exchange their PIES solely for Washington Mutual PIES pursuant to the Washington Mutual merger will not recognize any gain or loss in the merger.

    You should read "The Bank United Corp. Reorganization and the Washington Mutual Merger--Certain Federal Income Tax Consequences" starting on page 41 for a more complete discussion of the federal income tax consequences of the Bank United Corp. reorganization and the Washington Mutual merger. You should also consult your own tax advisor with respect to other tax consequences of the Bank United Corp. reorganization and the Washington Mutual merger or any special circumstances that may affect the tax treatment of the consideration that you receive in these transactions.

CONDITIONS TO THE WASHINGTON MUTUAL MERGER (SEE PAGE 51)

    Completion of the Washington Mutual merger depends on a number of conditions being satisfied, including the following:

- the Bank United Corp. stockholders must have approved the merger;

- we must have received all required regulatory approvals and all statutory waiting periods must have expired;

- there must be no statute, rule, regulation, order, injunction or decree in existence which prohibits or restricts the merger;

- no stop order suspending the effectiveness of the registration statement of which this proxy statement/prospectus is a part, shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

- Bank United Corp. must have formed a trust to hold and enforce Bank United Corp.'s right to receive the proceeds of any final judgment or settlement in Bank United Corp.'s "forbearance" litigation against the United States (see "--Reorganization of Bank United Corp. and Contingent Payment Rights--The Forbearance Litigation" below); the registration statement for the CPR Certificates representing an interest in that trust must have been declared effective by the SEC; and no stop order suspending the registration statement's effectiveness shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC;

- the Bank United Corp. reorganization must have been completed;

- the shares of Washington Mutual common stock and the Washington Mutual PIES to be issued in the merger must be authorized for listing on the New York Stock Exchange;

- the holders of no more than 10% of the outstanding shares of Bank United Corp. common stock shall have exercised their dissenters' rights under Delaware law; and

- both Washington Mutual and Bank United Corp. must have received a legal opinion that the merger will qualify as a reorganization under federal income tax laws.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 54)

    Washington Mutual and Bank United Corp. may terminate the merger agreement by mutual consent. The merger agreement may also be terminated unilaterally by either Washington Mutual or Bank United Corp. if any of several conditions occur. The reorganization plan of merger for the Bank United Corp. reorganization will terminate automatically if the merger agreement terminates.

TERMINATION FEES (SEE PAGE 55)

    The merger agreement requires Bank United Corp. to pay termination fees of up to $52 million to Washington Mutual if the merger agreement terminates under a number of specified circumstances.

STOCK OPTION AGREEMENT (SEE PAGE 55)

    Bank United Corp. and Washington Mutual have entered into an option agreement that permits Washington Mutual under a number of specified circumstances to purchase shares of Bank United Corp. common stock representing 19.9% of the total number of outstanding shares of Bank United Corp. common stock at a price of $42.375 per share. Washington Mutual's total profit under the option agreement is limited to $52 million before taxes. The stock option agreement may not be exercised to the extent Washington Mutual has received the termination fees described above.

REGULATORY APPROVALS REQUIRED FOR THE WASHINGTON MUTUAL MERGER (SEE PAGE 52)

    We cannot complete the proposed transactions without the prior approval of the Office of Thrift Supervision, or OTS. We are in the process of seeking the applicable approvals and making the applicable filings; however, we cannot assure you that the OTS will grant its approval of the Washington Mutual merger or that any other necessary approvals will be granted. Further, we cannot be certain of the date that we will receive those approvals or whether there will be any litigation challenging those approvals. In addition, it is possible that the United States Department of Justice or a state attorney general may attempt to challenge the Washington Mutual merger on antitrust grounds.

ACCOUNTING TREATMENT OF THE WASHINGTON MUTUAL MERGER (SEE PAGE 60)

    The merger will be accounted for by Washington Mutual as a purchase in accordance with accounting principles generally accepted in the United States. This means that the assets, including intangible assets, and liabilities of Bank United Corp. will be recorded at their fair values as of the closing date of the merger. Accordingly, income (or loss) of Bank United Corp. prior to the effective time of the merger will not be included in Washington Mutual's income statement.

APPRAISAL RIGHTS (SEE PAGE 60)

    Under the law of Delaware, where Bank United Corp. is incorporated, holders of Bank United Corp. common stock who comply with the applicable requirements of Delaware law will have the right to receive an appraisal of the value of their shares in connection with the Bank United Corp. reorganization. You should be aware that if you properly demand the appraised value of your Bank United Corp. stock, you will cease to hold Bank United Corp. stock and therefore you will not receive any consideration in the Washington Mutual merger.

    Bank United Corp. stockholders will not, however, have any appraisal rights with respect to the value of their shares in connection with the Washington Mutual merger. We have included a copy of Delaware General Business Law--Section 262--Appraisal Rights as Appendix G to this proxy statement/prospectus.

REORGANIZATION OF BANK UNITED CORP. AND CONTINGENT PAYMENT RIGHTS (SEE PAGE 102)

    Immediately before the merger of Bank United Corp. with and into Washington Mutual, Bank United Corp. will effect a reorganization by merging a wholly owned subsidiary with and into itself. In that reorganization, each share of Bank United Corp. common stock will convert into a corresponding share of new Bank United Corp. common stock and one CPR Certificate. In addition, each outstanding option to acquire Bank United Corp. common stock and each outstanding Bank United Corp. PIES will be similarly adjusted as described above in "--The Bank United Corp. Reorganization and the Washington Mutual Merger--What Bank United Corp. Stockholders and Option Holders Will Receive in the Bank United Corp. Reorganization." The CPR Certificates will represent the right to receive a portion of the assets of a contingent payment rights trust that will be established to receive Bank United Corp.'s and Bank United's portion of the proceeds of any final judgment or settlement in Bank United Corp.'s "forbearance" litigation against the United States, less certain taxes and expenses.

FORMATION OF THE TRUSTS (SEE PAGE 102)

    Prior to the Washington Mutual merger, Bank United Corp. will form two trusts--the contingent payment rights trust and the payment trust. Both of these trusts will be statutory business trusts created under Delaware law. The contingent payment rights trust will be formed to hold and enforce the commitment agreement, pursuant to which Bank United Corp. and Washington Mutual, as Bank United Corp.'s successor after the Washington Mutual merger, will be obligated to pay to the payment trust from time to time, an amount equal to the commitment amount (as defined below) plus interest less taxes on that interest. The payment trust will immediately pay to the contingent payment rights trust the commitment amount plus interest, less any amounts withdrawn by Bank United Corp. for certain taxes payable by it solely by reason of its ownership of the payment trust; however, the payment trust will not make any payments to the contingent payment rights trust until at least 366 days have passed since the distribution of the CPR Certificates by Bank United Corp.

    The commitment amount is Bank United Corp.'s and its subsidiary's, Bank United's, portion of the proceeds of the litigation, less certain reimbursements plus assumed tax benefits to Bank United Corp. relating to the trusts. A senior executive (Jonathon K. Heffron) and a director (Salvatore Ranieri) of Bank United Corp. with knowledge of the facts underlying the forbearance litigation will be appointed as litigation trustees of the contingent payment rights trust, and will be given full authority, together with a supervisory board that may be formed prior to the Bank United Corp. reorganization, to instruct Bank United Corp. and Bank United to dismiss, settle or cease the prosecution of the litigation. Bank United Corp. will control the payment trust. Administration of the trusts will be conducted by an institutional trustee. There will also be a Delaware trustee in accordance with state law.

THE FORBEARANCE LITIGATION (SEE PAGE 103)


    On July 25, 1995, Bank United Corp. and its co-plaintiffs, Bank United and Hyperion Partners, filed suit against the United States in the U.S. Court of Federal Claims for alleged failures of the United States to abide by its waiver or forbearance of regulatory provisions with respect to regulatory capital requirements, liquidity requirements, accounting requirements and other matters. In March 1999, the U.S. Court of Federal Claims granted Bank United Corp.'s motion for summary judgment on the issue of liability, holding the United States liable for all claims. Bank United Corp. and its co-plaintiffs seek damages in excess of $560 million. Under the terms of a forbearance agreement entered into by the parties, Bank United Corp. and Bank United are collectively entitled to approximately 85% of this amount.

DISTRIBUTION OF CPR CERTIFICATES (SEE PAGE 105)

    Prior to the Washington Mutual merger, the contingent payment rights trust will issue to Bank United Corp. the CPR Certificates. Immediately prior to the Washington Mutual merger, Bank United Corp. will effect the reorganization, pursuant to which each share of Bank United Corp. common stock outstanding at the time of the reorganization will be converted into one new share of Bank United Corp. common stock and the right to receive one CPR Certificate. Each outstanding Bank United Corp. PIES and option to acquire common stock will be similarly adjusted.

DESCRIPTION OF CPR CERTIFICATES (SEE PAGE 107)

    Each CPR Certificate will represent an assignable and transferable undivided beneficial interest in the assets of the contingent payment rights trust and, as a result of Bank United Corp. entering into the commitment agreement, will represent an interest in the right to receive a pro rata share of the proceeds amount received by the contingent payment rights trust, after certain deductions for expenses and potential liabilities, plus interest and other income earned on the proceeds amount.

MANAGEMENT OF THE FORBEARANCE LITIGATION (SEE PAGE 116)

    The litigation trustees, together with a supervisory board composed of former directors of Bank United Corp. that may be formed prior to the Bank United Corp. reorganization, will have sole and exclusive right to instruct Bank United Corp. and Bank United with respect to the prosecution of the litigation. These trustees will have the right, together with the supervisory board, to instruct Bank United Corp., Bank United and the successors of either of them, including Washington Mutual, to dismiss, settle or cease prosecution of the forbearance litigation at any time and on any terms.

EFFECT OF MERGER WITH WASHINGTON MUTUAL ON THE TRUSTS

    In the merger agreement, Washington Mutual has agreed to honor and perform the obligations of Bank United Corp. under both the declarations of trust and the commitment agreement relating to the trusts and will be the successor to Bank United Corp. under those agreements and the other related obligations of Bank United Corp. Following the merger, Washington Mutual anticipates Bank United Corp.'s subsidiary, Bank United, will merge into Washington Mutual Bank, FA. Unless otherwise indicated, references to Bank United Corp. in this document also refer to Washington Mutual upon the completion of the Washington Mutual merger as contemplated by the merger agreement.

                 SELECTED UNAUDITED COMPARATIVE PER SHARE DATA

    The following table shows certain per common share data for Washington Mutual common stock and Bank United Corp. common stock on a historical basis and a pro forma basis reflecting the merger of Bank United Corp. and Washington Mutual, accounted for as a purchase as if it had been consummated as of January 1, 1999. This information is only a summary and you should read it in conjunction with the financial information appearing elsewhere in this proxy statement/prospectus and the documents incorporated by reference. The per share pro forma data in the following table is presented for comparative purposes only and is not necessarily indicative of the combined financial position or results of operations in the future or what the combined financial position or results of operations would have been had the merger been completed during the periods or as of the date for which this pro forma data is presented.


                                                              FIRST SIX MONTHS OF
                                                                  FISCAL 2000       1999 FISCAL YEAR
                                                              -------------------   ----------------
WASHINGTON MUTUAL COMMON STOCK
  Book value per share
    Historical(1)...........................................        $16.23               $16.18
    Pro forma(2)............................................         17.73                   NA
  Cash dividends per share
    Historical(1)...........................................          0.55                 0.98
    Pro forma(3)............................................          0.55                 0.98
  Net income per basic share
    Historical(1)...........................................          1.75                 3.17
    Pro forma(3)............................................          1.68                 3.06
  Net income per diluted share
    Historical(1)...........................................          1.75                 3.16
    Pro forma(3)............................................          1.68                 3.05



                                                              FIRST SIX MONTHS OF
                                                                  FISCAL 2000       1999 FISCAL YEAR
                                                              -------------------   ----------------
BANK UNITED CORP. COMMON STOCK
  Book value per share
    Historical(1)...........................................        $24.64               $23.22
    Pro forma equivalent(4).................................         23.05                   NA
  Cash dividends per share
    Historical(1)...........................................          0.37                 0.69
    Pro forma equivalent(4).................................          0.72                 1.27
  Net income per basic share
    Historical(1)...........................................          1.83                 3.34
    Pro forma equivalent(4).................................          2.18                 3.98
  Net income per diluted share
    Historical(1)...........................................          1.80                 3.28
    Pro forma equivalent(4).................................          2.18                 3.97


------------------------

(1) The historical per share amounts as of and for the first six months of fiscal 2000 are presented as of and for the period ended June 30, 2000 for Washington Mutual common stock and as of and for the period ended March 31, 2000 for Bank United Corp. common stock. This historical information for the 1999 fiscal year is presented as of and for the period ended December 31, 1999 for Washington Mutual common stock and as of and for the period ended September 30, 1999 for Bank United Corp. common stock.

(2) The pro forma book value per share for Washington Mutual common stock as of June 30, 2000 combines the book value per share for Washington Mutual common stock as of June 30, 2000 and the book value per share for Bank United Corp. common stock as of March 31, 2000.


(3) The pro forma cash dividend per share and net income per basic and diluted share information for Washington Mutual common stock for the first six months of fiscal 2000 combines the actual results for Washington Mutual common stock for the six months ended June 30, 2000 and the actual results for Bank United Corp. common stock for the six months ended March 31, 2000. For the 1999 fiscal year, this pro forma information combines the actual results for Washington Mutual common stock for its fiscal year ended December 31, 1999 and the actual results for Bank United Corp. common stock for its fiscal year ended September 30, 1999.

(4) The Bank United Corp. pro forma equivalent per share amounts for the first six months of fiscal 2000 and the 1999 fiscal year are calculated by multiplying the Washington Mutual pro forma per share amounts as of and for the six months ended June 30, 2000 and as of and for the fiscal year ended December 31, 1999, respectively, by the exchange ratio of 1.3.

                     MARKET PRICE AND DIVIDEND INFORMATION

    The table below sets forth, for the periods indicated, historical high and low sales price information for Washington Mutual common stock and Bank United Corp. common stock. Washington Mutual common stock trades on the New York Stock Exchange under the symbol "WM." Bank United Corp. common stock trades on The Nasdaq National Market under the symbol "BNKU."


                                                                  WASHINGTON
                                                                    MUTUAL           BANK UNITED CORP.
                                                                COMMON STOCK(1)       COMMON STOCK(2)
                                                              -------------------   -------------------
                                                                HIGH       LOW        HIGH       LOW
                                                              --------   --------   --------   --------
Quarter ended March 31, 1998................................   $49.95     $36.75     $50.00     $37.25
Quarter ended June 30, 1998.................................    50.92      40.94      56.50      44.50
Quarter ended September 30, 1998............................    46.06      31.13      49.75      30.00
Quarter ended December 31, 1998.............................    41.25      28.50      45.50      23.63

Quarter ended March 31, 1999................................   $45.25     $38.44     $43.31     $38.25
Quarter ended June 30, 1999.................................    41.94      34.63      44.00      38.25
Quarter ended September 30, 1999............................    36.63      27.94      40.19      29.25
Quarter ended December 31, 1999.............................    35.94      25.13      40.81      26.63

Quarter ended March 31, 2000................................   $27.00     $21.81     $32.00     $22.38
Quarter ended June 30, 2000.................................    32.63      24.63      40.00      27.69
Quarter ended September 30, 2000............................    40.56      30.19      52.13      34.25


------------------------

(1) Data reflects high and low closing prices for the period indicated.

(2) Data reflects absolute high and low prices for the period indicated.

RECENT CLOSING PRICES

    The following table sets forth the closing sale price per share of Washington Mutual common stock and Bank United Corp. common stock, and the equivalent per share price for Bank United Corp. common stock (which is the closing price of Washington Mutual common stock multiplied by the exchange ratio of 1.3 shares of Washington Mutual common stock) as of August 18, 2000 (the last
full trading day before the public announcement of the merger) and             ,
2000 (the last full
trading day for which it was practicable to obtain such information prior to the mailing of this proxy statement/prospectus).

                                                WASHINGTON MUTUAL   BANK UNITED CORP.   EQUIVALENT PRICE
                                                  COMMON STOCK        COMMON STOCK         PER SHARE
                                                -----------------   -----------------   ----------------
August 18, 2000...............................       $32.81              $42.38              $42.66
            , 2000............................

    Stockholders are urged to obtain current market quotations for Washington Mutual common stock and Bank United Corp. common stock.

DIVIDEND INFORMATION

    The following table sets forth cash dividends paid by Washington Mutual per share of common stock.


                                                         YEAR ENDED DECEMBER 31,
                                                      ------------------------------
                                                        2000       1999       1998
                                                      --------   --------   --------
First Quarter.......................................   $0.270     $0.230     $0.193
Second Quarter......................................    0.280      0.240      0.200
Third Quarter.......................................    0.290      0.250      0.207
Fourth Quarter......................................    0.300      0.260      0.220


    The following table sets forth cash dividends paid by Bank United Corp. per share of common stock.

                                                         YEAR ENDED SEPTEMBER 30,
                                                      ------------------------------
                                                        2000       1999       1998
                                                      --------   --------   --------
First Quarter.......................................   $0.185     $0.157     $0.157
Second Quarter......................................    0.185      0.157      0.163
Third Quarter.......................................    0.185      0.193      0.161
Fourth Quarter......................................    0.185      0.185      0.162

            SELECTED HISTORICAL FINANCIAL DATA OF WASHINGTON MUTUAL

    Washington Mutual is providing the following information to aid you in your analysis of the financial aspects of the merger. Washington Mutual derived the information for the years ended, and as of, December 31, 1995 through December 31, 1999 from its historical audited financial statements for these fiscal years. Washington Mutual derived the financial information for the six months ended June 30, 1999 and June 30, 2000 and as of June 30, 2000 from its unaudited financial statements that include, in the opinion of management, all normal and recurring adjustments that management considers necessary for a fair statement of the results. The operating results for the six months ended
June 30, 2000 are not necessarily indicative of the results that may be expected for the year ended December 31, 2000. This information is only a summary and you should read it in conjunction with Washington Mutual's consolidated financial statements and notes thereto contained in Washington Mutual's 1999 annual report on Form 10-K which has been incorporated into this proxy statement/ prospectus by reference.

                                    SIX MONTHS ENDED
                                        JUNE 30,               YEAR ENDED DECEMBER 31,
                               ---------------------------   ---------------------------
                                   2000           1999           1999          1998
                               ------------   ------------   ------------ --------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Interest income..............  $  6,665,649   $  5,813,740   $ 12,062,198  $  11,221,468
Interest expense.............     4,489,048      3,537,837      7,610,408      6,929,743
                               ------------   ------------   ------------ --------------
Net interest income..........     2,176,601      2,275,903      4,451,790      4,291,725
Provision for loan losses....        85,238         84,557        167,076        161,968
Noninterest income...........       923,307        716,262      1,508,997      1,507,200
Noninterest expense..........     1,519,781      1,478,491      2,909,551      3,267,500
                               ------------   ------------   ------------ --------------
Income before income taxes,
  cumulative effect of
  accounting changes, and
  minority interest..........     1,494,889      1,429,117      2,884,160      2,369,457
Income taxes.................       545,635        532,325      1,067,096        882,525
Cumulative effect of change
  in tax accounting method...            --             --             --             --
Minority interest in earnings
  of consolidated
  subsidiaries...............            --             --             --             --
                               ------------   ------------   ------------ --------------
Net income...................  $    949,254   $    896,792   $  1,817,064  $   1,486,932
                               ============   ============   ============ ==============
Net income attributable to
  common stock...............  $    949,254   $    896,792   $  1,817,064  $   1,470,990
                               ============   ============   ============ ==============
Net income per common share:
  Basic......................  $       1.75   $       1.54   $       3.17  $     2.61(1)
  Diluted....................          1.75           1.54           3.16        2.56(1)
Average diluted common shares
  used to calculate earnings
  per share:.................   543,079,092    583,460,466    574,553,031 578,562,305(1)


                                         YEAR ENDED DECEMBER 31,
                               --------------------------------------------
                                    1997           1996           1995
                               -------------- -------------- --------------
                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Interest income..............   $  10,202,531  $   9,892,290  $   9,860,408
Interest expense.............       6,287,038      6,027,177      6,306,724
                               -------------- -------------- --------------
Net interest income..........       3,915,493      3,865,113      3,553,684
Provision for loan losses....         246,642        498,568        344,624
Noninterest income...........         980,535        819,361      1,224,370
Noninterest expense..........       3,111,117      3,595,271      2,761,174
                               -------------- -------------- --------------
Income before income taxes,
  cumulative effect of
  accounting changes, and
  minority interest..........       1,538,269        590,635      1,672,256
Income taxes.................         653,151        201,707        654,593
Cumulative effect of change
  in tax accounting method...              --             --        234,742
Minority interest in earnings
  of consolidated
  subsidiaries...............              --         13,570         15,793
                               -------------- -------------- --------------
Net income...................   $     885,118  $     375,358  $     767,128
                               ============== ============== ==============
Net income attributable to
  common stock...............   $     830,087  $     291,723  $     673,099
                               ============== ============== ==============
Net income per common share:
  Basic......................   $     1.56(1)  $     0.55(1)  $     1.23(1)
  Diluted....................         1.52(1)        0.54(1)        1.21(1)
Average diluted common shares
  used to calculate earnings
  per share:.................  556,759,023(1) 539,058,104(1) 585,045,390(1)

                                                                                    DECEMBER 31,
                                         JUNE 30,     ------------------------------------------------------------------------
                                           2000           1999           1998           1997           1996           1995
                                       ------------   ------------   ------------   ------------   ------------   ------------
                                                                       (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Assets...............................  $185,687,190   $186,513,630   $165,493,281   $143,522,398   $137,328,541   $137,142,972
Available-for-sale securities........    40,643,961     41,384,318     32,917,053     19,817,226     25,431,464     31,181,617
Held-to-maturity securities..........    18,026,094     19,401,465     14,129,482     17,207,854      9,605,367     10,967,204
Loans, net of reserve for loan
  losses.............................   113,655,154    113,497,225    108,370,906     97,624,348     92,943,126     85,335,568
Deposits.............................    80,596,348     81,129,768     85,492,141     83,429,433     87,509,358     88,019,469
Borrowings...........................    94,342,719     94,326,616     65,200,489     49,976,377     40,014,735     38,261,697
Stockholders' equity.................     8,551,765      9,052,679      9,344,400      7,601,085      7,426,137      8,421,102

                                       SIX MONTHS
                                          ENDED
                                        JUNE 30,                                   YEAR ENDED DECEMBER 31,
                                   -------------------       --------------------------------------------------------------------
                                     2000       1999           1999           1998           1997           1996           1995
                                   --------   --------       --------       --------       --------       --------       --------
OTHER FINANCIAL DATA:
Cash dividends paid per common
  share:
  Pre-business combination(2)....   $ 0.55     $ 0.47         $ 0.98         $ 0.82(1)      $ 0.71(1)      $ 0.60(1)      $ 0.51(1)
  Post-business combination(3)...     0.55       0.47           0.98           0.73(1)        0.66(1)        0.65(1)        0.51(1)
Common stock dividend payout
  ratio..........................    32.42%     30.67%         31.40%         29.32%(1)(3)   40.61%(1)(3)   94.12%(1)(3)   37.26%(1)
Return on average assets.........     1.03       1.06           1.04           0.96           0.63           0.28           0.56
Return on average stockholders'
  equity.........................    21.78      18.91          19.66          16.62          11.73           4.70          10.02
Return on average common
  stockholders' equity...........    21.78      18.91          19.66          16.67          11.95           3.95          10.14


                                                                               DECEMBER 31,
                            JUNE 30,     ----------------------------------------------------------------------------------------
                              2000           1999               1998               1997               1996               1995
                          ------------   ------------       ------------       ------------       ------------       ------------
Ratio of stockholders'
  equity to total
  assets................          4.61%          4.85%              5.65%              5.30%              5.41%              6.14%
Diluted book value per
  common share..........  $      16.23(4) $      16.18(4)   $      16.07(4)    $      13.23(4)(5) $      12.52(4)(5) $      13.31(5)
Number of common shares
  outstanding at end of
  period................   538,780,421(4)  559,589,272(4)    581,408,525(4)     550,689,721(4)(5)  554,811,012(4)(5)  583,622,187(5)


----------------------------------

(1) Net income per common share, average number of common shares and cash dividends paid per common share for the periods presented have been adjusted for a 3-for-2 stock split on June 1, 1998.

(2) Represents amounts paid by Washington Mutual without giving effect to restatements for Washington Mutual's prior business combinations.

(3) Based on dividends paid and earnings of Washington Mutual after restatement of financial statements for significant transactions accounted for as poolings of interests.

(4) 12,000,000 shares of common stock issued to an escrow for the benefit of the general and limited partners of Keystone Holdings and the FSLIC Resolution Fund and their transferees were not included.

(5) Net of outstanding treasury shares and included potential conversion of outstanding convertible preferred stock.

            SELECTED HISTORICAL FINANCIAL DATA OF BANK UNITED CORP.

    Bank United Corp. is providing the following historical selected financial data to assist you in your analysis of the merger. Bank United Corp. derived the financial information for the years ended and as of September 30, 1995 through September 30, 1999 from its historical audited financial statements for these fiscal years. Bank United Corp. derived the financial information for the nine months ended June 30, 1999 and June 30, 2000 and as of June 30, 2000 from its unaudited financial statements that include, in the opinion of management, all normal and recurring adjustments that management considers necessary for a fair statement of the results. The operating results for the nine months ended
June 30, 2000 are not necessarily indicative of the results that may be expected for the year ended September 30, 2000. This information is only a summary and you should read it in conjunction with Bank United Corp.'s consolidated financial statements and notes thereto contained in Bank United Corp.'s annual report on Form 10-K which has been incorporated in this proxy statement/prospectus by reference.

                                          NINE MONTHS ENDED
                                              JUNE 30,                              YEAR ENDED SEPTEMBER 30,
                                       -----------------------   --------------------------------------------------------------
                                          2000         1999         1999         1998         1997         1996         1995
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Interest income......................  $  936,686   $  731,898   $1,007,986   $  905,800   $  816,483   $  816,900   $  750,861
Interest expense.....................     626,802      481,576      658,365      615,047      547,914      586,210      554,045
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net interest income..................     309,884      250,322      349,621      290,753      268,569      230,690      196,816
Provision for loan losses............      35,964       18,085       38,368       20,123       18,107       16,489       24,791
Noninterest income...................     111,271       88,953      119,961       81,653       84,004       96,797      104,718
Noninterest expense..................     215,709      174,246      249,645      192,478      175,388      242,149      186,105
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Income before income taxes and
  extraordinary items................     169,482      146,944      181,569      159,805      159,078       68,849       90,638
Income tax expense (benefit).........      57,471       55,015       53,659       25,862       60,986      (75,487)      37,545
Extraordinary items, net of federal
  income tax effect (early
  extinguishment of debt)............          --           --           --           --        2,323           --           --
Preferred stock dividends and payment
  in lieu of dividends...............      13,689       13,689       18,253       18,253       18,253       24,666       10,977
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net income...........................  $   98,322   $   78,240   $  109,657   $  115,690   $   77,516   $  119,670   $   42,116
                                       ==========   ==========   ==========   ==========   ==========   ==========   ==========
Net income attributable to common
  stock..............................  $   91,166   $   78,240   $  107,955   $  115,690   $   77,516   $  119,670   $   42,116
                                       ==========   ==========   ==========   ==========   ==========   ==========   ==========
Net income per common share:
  Basic..............................  $     2.81   $     2.42   $     3.34   $     3.59   $     2.41   $     4.01   $     1.43
  Diluted............................        2.77         2.37         3.28         3.51         2.38         3.81         1.33
Average number of diluted shares used
  to calculate net income per
  share..............................  32,895,691   32,932,949   32,940,965   32,975,769   32,535,715   29,927,387   29,481,113

                                                                                   SEPTEMBER 30,
                                         JUNE 30,     ------------------------------------------------------------------------
                                           2000           1999           1998           1997           1996           1995
                                       ------------   ------------   ------------   ------------   ------------   ------------
                                                                       (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Assets...............................  $ 18,197,572   $ 16,244,679   $ 13,781,055   $ 12,054,368   $ 10,789,852   $ 12,042,812
Available-for-sale securities........       752,358        820,146        577,580      1,104,153      1,094,342        464,122
Held-to-maturity securities..........       280,750        327,394        465,470        549,797        637,477      2,058,137
Loans, net of reserve for loan
  losses.............................    14,970,413     13,116,202     10,867,897      9,046,400      7,563,867      8,293,365
Deposits.............................     8,819,413      7,508,502      6,894,227      5,571,402      5,404,385      5,475,976
Borrowings...........................     7,992,962      7,329,132      5,827,261      5,525,081      4,439,940      5,671,726
Stockholders' equity.................       827,731        753,414        691,394        604,462        536,387        500,736

                                       NINE MONTHS
                                          ENDED
                                        JUNE 30,                                   YEAR ENDED SEPTEMBER 30,
                                   -------------------       --------------------------------------------------------------------
                                     2000       1999           1999           1998           1997           1996           1995
                                   --------   --------       --------       --------       --------       --------       --------
OTHER FINANCIAL DATA:
Cash dividends paid per common
  share:
Pre-business combination(1)......   $ 0.56     $ 0.51         $ 0.69         $ 0.64         $ 0.56         $ 3.46(4)      $   --(5)
Post-business combination........     0.56       0.51           0.69           0.64           0.55           3.35(4)          --(5)
Common stock dividend payout
  ratio..........................    19.76%     20.92%         20.72%         17.89%         22.83%         83.56%(4)         --%(5)
Return on average assets(2)......     0.87       0.84           0.85           1.04           0.86           1.28           0.51
Return on average stockholders'
  equity.........................    15.44      14.50          14.81          17.81          13.53          22.98           8.80
Return on average common
  stockholders' equity...........    15.44      14.50          14.81          17.81          13.53          22.98           8.80

                                                                                   SEPTEMBER 30,
                                         JUNE 30,     ------------------------------------------------------------------------
                                           2000           1999           1998           1997           1996           1995
                                       ------------   ------------   ------------   ------------   ------------   ------------
Ratio of stockholders' equity to
  total assets.......................          4.55%          4.64%          5.02%          5.01%          4.97%          4.16%
Diluted book value per common
  share..............................  $      25.49   $      23.22   $      21.47   $      18.77   $      17.96   $      16.99
Number of common shares outstanding
  at end of period(3)................    32,476,697     32,448,926     32,196,712     32,177,554     32,208,643     29,474,020

----------------------------------

(1) Amounts paid by acquired companies prior to their combination with Bank United Corp. were not included.

(2) Return on average assets is net income without deduction of minority interest, divided by average total assets.

(3) Excludes treasury shares.

(4) Higher dividends were paid in 1996 due to the initial public offering that occurred in August 1996.

(5) No dividends were paid in 1995.

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA


    The following table sets forth unaudited pro forma combined financial data that gives effect to the merger of Bank United Corp. and Washington Mutual, accounted for as a purchase as if it had been consummated as of January 1, 1999. The pro forma income statement data for the first six months of fiscal 2000 combines the actual results of Washington Mutual for the six months ended
June 30, 2000 and the actual results of Bank United Corp. for the six months ended March 31, 2000. The pro forma income statement data for the 1999 fiscal year combines the actual results of Washington Mutual for the fiscal year ended December 31, 1999 and the actual results of Bank United Corp. for the fiscal year ended September 30, 1999. The allocation of fair values of Bank United Corp.'s assets, intangible assets and liabilities are only preliminary allocations made by Washington Mutual based on Bank United Corp.'s June 30, 2000 balance sheet. Final determination of these allocations will be made as of the effective time of the merger. The information in the following table is presented for informational purposes and is not necessarily indicative of the financial position or the results of operations of the combined company that actually would have occurred had the merger been consummated as of the dates or at the beginning of the periods presented. This information is also not necessarily indicative of the future financial position or future results of operations of the combined company.



    This information should be read in conjunction with, and is qualified in its entirety by reference to, the historical consolidated financial statements and the related notes of Washington Mutual and Bank United Corp. incorporated by reference in this proxy statement/prospectus.



                        PRO FORMA COMBINED CONSOLIDATED
                              STATEMENTS OF INCOME



                                                                  SIX MONTHS ENDED
                                      -------------------------------------------------------------------------
                                      JUNE 30, 2000   MARCH 31, 2000   PRO FORMA ADJUSTMENTS
                                      -------------   --------------   ---------------------       PRO FORMA
                                       WASHINGTON      BANK UNITED                               INCLUDING BANK
                                         MUTUAL           CORP.         DEBIT        CREDIT       UNITED CORP.
                                      -------------   --------------   --------     --------     --------------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                                     (UNAUDITED)
Net interest income.................   $ 2,176,601      $  200,691                    4,238(A)    $ 2,381,530
Provision for loan losses...........        85,238          16,067                                    101,305
Noninterest expense, net............       596,474          69,937       26,009(A)                    692,420
Income taxes........................       545,635          40,969        2,820(A)                    589,424
Minority interest...................            --           9,126                                      9,126
                                       -----------      ----------                                -----------
Net income..........................   $   949,254      $   64,592                                $   989,255
                                       ===========      ==========                                ===========
Net income attributable to common
  stock.............................   $   949,254      $   59,248                                $   983,911
                                       ===========      ==========                                ===========
Net income per common share:
  Basic.............................   $      1.75      $     1.83                                $      1.68
  Diluted...........................          1.75            1.80                                       1.68
Average number of shares used to
  calculate net income per common
  share:
  Basic.............................   542,057,088      32,447,412                                584,238,724
  Diluted...........................   543,079,092      32,831,985                                585,760,673


--------------------------


(A) To reflect the increase in net interest income, noninterest expense, and income tax expense due to the amortization of the fair value adjustments as noted in footnote C.

                        PRO FORMA COMBINED CONSOLIDATED
                              STATEMENTS OF INCOME



                                                                 YEAR ENDED
                              ---------------------------------------------------------------------------------
                              DECEMBER 31, 1999   SEPTEMBER 30, 1999   PRO FORMA ADJUSTMENTS
                              -----------------   ------------------   ---------------------       PRO FORMA
                                 WASHINGTON                                                      INCLUDING BANK
                                   MUTUAL         BANK UNITED CORP.     DEBIT        CREDIT       UNITED CORP.
                              -----------------   ------------------   --------     --------     --------------
                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                                 (UNAUDITED)
Net interest income.........     $ 4,451,790          $  349,621                    14,070(B)     $ 4,815,481
Provision for loan losses...         167,076              38,368                                      205,444
Noninterest expense, net....       1,400,554             129,684       52,019(B)                    1,582,257
Income taxes................       1,067,096              53,659        5,640(B)                    1,126,395
Minority interest...........              --              18,253                                       18,253
                                 -----------          ----------                                  -----------
Net income..................     $ 1,817,064          $  109,657                                  $ 1,883,132
                                 ===========          ==========                                  ===========
Net income attributable to
  common stock..............     $ 1,817,064          $  107,955                                  $ 1,881,430
                                 ===========          ==========                                  ===========
Net income per common share:
  Basic.....................     $      3.17          $     3.34                                  $      3.06
  Diluted...................            3.16                3.28                                         3.05
Average number of shares
  used to calculate net
  income per common share:
  Basic.....................     572,652,277          32,299,318                                  614,641,390
  Diluted...................     574,553,031          32,940,965                                  617,376,286


--------------------------


(B) To reflect the increase in net interest income, noninterest expense, and income tax expense due to the amortization of the fair value adjustments as noted in footnote C.



                                                              JUNE 30, 2000
                               ----------------------------------------------------------------------------
                                                                PRO FORMA ADJUSTMENTS(C)
                                                              ----------------------------     PRO FORMA
                                WASHINGTON    BANK UNITED                                    INCLUDING BANK
                                  MUTUAL         CORP.           DEBIT           CREDIT       UNITED CORP.
                               ------------   -----------     -----------     ------------   --------------
                                                          (DOLLARS IN THOUSANDS)
                                                               (UNAUDITED)
Assets.......................  $185,687,190   $18,197,572     $863,936(E)     $  156,375(F)   $204,592,323
Loans, net of reserve for
  loan losses................   113,655,154    14,970,413                         59,559(G)    128,566,008
Deposits.....................    80,596,348     8,819,413       14,737(H)                       89,401,024
Borrowings...................    94,342,719     7,992,962                          7,329(I)    102,343,010
Stockholders' equity.........     8,551,765       827,731      827,731(J)      1,533,988(K)     10,085,753
Nonperforming assets.........       973,644       127,531                                        1,101,175
Reserve for loan losses......     1,009,728       111,956                                        1,121,684
Stockholders' equity as a
  percentage of total
  assets.....................          4.61%         4.55%                                            4.93%
Nonperforming assets as a
  percentage of total
  assets.....................          0.52          0.70                                             0.54
Reserve for loan losses as a
  percentage of:
  Nonaccrual loans...........           126           103                                              123
  Nonperforming assets.......           104            88                                              102


--------------------------


(C) The final allocation of the purchase price will be determined after the completion of the merger and will be based on a comprehensive evaluation of the fair value of Bank United Corp.'s tangible and identifiable intangible assets acquired and liabilities assumed at the time of the merger. The preliminary allocation is summarized in the following table:



                                                              (IN THOUSANDS)
                                                              --------------
Calculation of purchase price:
  Purchase price paid as:
    Common stock............................................    $ 1,373,724
    Stock options...........................................         49,714
    Redeemable preferred stock (PIES).......................        104,000
    Direct acquisition costs................................          6,550
                                                                -----------
      Total purchase price..................................      1,533,988

Allocation of purchase price:
  Assets:
    Bank United Corp.'s historical assets...................     18,197,572
    Eliminate Bank United Corp.'s historical intangible
      assets................................................        (79,298)

  Liabilities:
    Bank United Corp.'s historical liabilities..............    (17,369,841)
    Eliminate Bank United Corp.'s historical unearned stock
      compensation..........................................          3,333



                                                                             ESTIMATED
                                                                              LIFE (D)
                                                                             ----------
                                                                             (IN YEARS)
  Fair value adjustments to assets and liabilities:
    Mortgage-backed securities..............................      (11,268)        5
    Loans, net of reserve for loan losses...................      (59,559)        4
    Mortgage servicing rights...............................       28,483         8
    Deferred tax asset......................................       39,480         7
    Premises and equipment..................................       (6,250)       25
    Core deposit intangible.................................      160,000        10
    Deposits................................................       14,737       1.4
    Federal Home Loan Bank advances.........................       (7,329)        1
    Other liabilities.......................................      (13,865)
    Redeemable preferred stock (PIES).......................        1,820         2
                                                              -----------
                                                                  146,249
    Total allocation........................................      898,015
                                                              -----------
    Excess purchase price over allocation to identifiable
      assets and liabilities (goodwill).....................  $   635,973        20
                                                              ===========


--------------------------


(D) Fair value adjustments to be amortized over the life or weighted average estimated useful life of the asset or liability, as deemed appropriate.



(E) Includes the following asset step up adjustments: mortgage servicing rights of $28,483, deferred tax asset of $39,480, core deposit intangible of $160,000 and goodwill of $635,973.



(F) Includes the elimination of Bank United Corp.'s historical intangible assets of $79,298 and the following asset step down adjustments: mortgage-backed securities of $11,268, loans of $59,559 and premises and equipment of $6,250.



(G) Reflects step down of Bank United Corp.'s loans, net of reserve for loan losses.



(H) Reflects step down of Bank United Corp.'s deposits.



(I) Reflects step up of Bank United Corp.'s Federal Home Loan Bank advances.



(J) Reflects the elimination of Bank United Corp.'s stockholders' equity.



(K) Reflects the purchase price of the Bank United Corp. acquisition as detailed in footnote C.

                 RISK FACTORS RELATING TO THE CPR CERTIFICATES

    IN CONSIDERING WHETHER TO VOTE IN FAVOR OF THE BANK UNITED CORP. REORGANIZATION, YOU SHOULD CONSIDER ALL OF THE INFORMATION WE HAVE INCLUDED IN THIS DOCUMENT AND ITS APPENDICES AND ALL OF THE INFORMATION INCLUDED IN THE DOCUMENTS WE HAVE INCORPORATED BY REFERENCE. IN ADDITION, YOU SHOULD PAY PARTICULAR ATTENTION TO THE FOLLOWING RISKS RELATED TO THE CPR CERTIFICATES THAT WILL BE DISTRIBUTED TO HOLDERS OF BANK UNITED CORP. COMMON STOCK IN THE BANK UNITED CORP. REORGANIZATION. SEE "THE CONTINGENT PAYMENT RIGHTS TRUST AND CERTIFICATES." UNLESS OTHERWISE INDICATED, REFERENCES TO BANK UNITED CORP. IN THIS PROXY STATEMENT/ PROSPECTUS ALSO REFER TO WASHINGTON MUTUAL UPON COMPLETION OF THE WASHINGTON MUTUAL MERGER.

HOLDERS OF CPR CERTIFICATES WILL NOT CONTROL THE FORBEARANCE LITIGATION.

    The declaration of trust governing the terms and conditions of the contingent payment rights trust will provide that the litigation trustees have the right to instruct Bank United Corp. and Bank United, and the successors of both of them, with respect to the forbearance litigation (see "The Contingent Payment Rights Trust and Certificates--The Forbearance Litigation"), including, among other things, to dismiss, settle or cease prosecuting the litigation at any time without regard to the impact of any such settlement on the value of the CPR Certificates and without obtaining any cash or other recovery. See "The Contingent Payment Rights Trust and Certificates--Management of the Forbearance Litigation." The declaration of trust will also provide that the certificate holders will not have any rights against the litigation trustees for any decision regarding the conduct or disposition of the forbearance litigation, including, without limitation, any decision to dispose of the litigation without obtaining a cash or other recovery, unless it is established in a final judicial determination by clear and convincing evidence that any decision or action of the litigation trustees was undertaken with deliberate intent to injure the certificate holders or with reckless disregard for the best interests of these holders and, in any event, any liability will be limited to actual, proximate, quantifiable damages. Although the litigation trustees currently intend to cause Bank United Corp. and Bank United to continue to prosecute the forbearance litigation and to seek a cash recovery, we cannot assure you that the litigation trustees will not make a different determination in the future. We also cannot assure you that either of the initial litigation trustees, both of whom have knowledge of the facts underlying the litigation, will remain a litigation trustee. The CPR certificate holders will have no rights to elect, remove or replace any litigation trustee.

THE AMOUNT AND TYPE OF DAMAGES FROM THE FORBEARANCE LITIGATION IS UNKNOWN.

    The forbearance litigation presents issues as to the amount, if any, and type of damages that may be recoverable by the plaintiffs. See "The Contingent Payment Rights Trust and Certificates--The Forbearance Litigation--Damages." Although Bank United Corp. and Bank United were granted a favorable summary judgment on the issue of liability, that judgment is likely to be appealed by the federal government. Further, the court has not ruled on the amount, if any, and type of damages. The United States has argued in similar cases that some or all of the damages as to which recovery is sought by the plaintiffs are too speculative to permit a recovery. For these and related reasons, we cannot assure you as to the amount, if any, and type of damages that may be recovered. Without limiting the generality of the foregoing, we cannot assure you that Bank United Corp. or Bank United will obtain any monetary recovery in the forbearance litigation, or, if there is a recovery, when it will be obtained. The delay in receiving any recovery could be very lengthy.

PROCEEDS FROM THE FORBEARANCE LITIGATION MUST COVER THE EXPENSES, COSTS AND
  REIMBURSEMENT AND INDEMNIFICATION OBLIGATIONS OF THE TRUSTS PRIOR TO DISTRIBUTION TO THE HOLDERS OF CPR CERTIFICATES.

    We cannot be certain how or when the forbearance litigation will be resolved and when, if ever, Bank United Corp. or Bank United will receive cash or other payments in respect of the litigation, or whether the value of any such recovery will exceed the contingent payment rights trust's reimbursement obligations and any other expenses of the trusts. See "The Contingent Payment Rights Trust and Certificates--The Commitment Agreement." Any proceeds of the litigation will first be applied to the reimbursement of amounts for expenses of the trusts advanced to the trusts by, as well as certain liabilities incurred by, Bank United Corp. or its subsidiaries in connection with the trusts. The litigation proceeds might not exceed the amount to be reimbursed. In addition, after it receives a payment of any amounts payable under the commitment agreement, the contingent payment rights trust will be obligated to hold and not distribute to the holders of the CPR Certificates, a portion of the proceeds for [ONE] year, or such longer period as the litigation trustees reasonably determine may be necessary to cover all expenses, costs, claims and indemnification obligations of the contingent payment rights trust which may be incurred or which may arise after any and all amounts payable to the trust under the commitment agreement are paid in full. See "The Contingent Payment Rights Trust and Certificates--Description of the CPR Certificates--Expenses and Retained Amount."

    Even in the event that a favorable final judgment or settlement is obtained, it is possible that some or all damages will be in the form of non-cash proceeds, in which case Bank United Corp. will be obligated to monetize such non-cash proceeds pursuant to the instructions of the litigation trustees. We cannot assure you that Bank United Corp. will be able to convert such non-cash proceeds into cash or, even if possible, that the cash obtained will be the equivalent of the fair market value of the non-cash proceeds.

    Even in the event that Bank United or Bank United Corp. receive cash proceeds or monetizable non-cash proceeds that exceed the amount of the required reimbursements, it is possible that Bank United. may not have sufficient funds to pay any portion of its obligations under the commitment agreement to the trusts when due.

THE CONTINGENT PAYMENT RIGHTS WILL BE SUBORDINATED TO THE CLAIMS OF SECURED
  CREDITORS OF BANK UNITED CORP. OR ITS SUCCESSORS AND THEIR SUBSIDIARIES IN ANY BANKRUPTCY OR INSOLVENCY PROCEEDING.

    The payment trust's entitlement to payment of the commitment amount represents a general unsecured senior obligation of Bank United Corp. that will rank pari passu in right of payment with all existing and future senior unsecured indebtedness of Bank United Corp. and will not have a preferential entitlement to payment from the proceeds of the forbearance litigation payable to Bank United Corp. Because Bank United Corp. is, and Washington Mutual immediately after the Washington Mutual merger will be, a holding company with no material assets other than the stock of its subsidiaries and the forbearance litigation, Bank United Corp.'s cash flow, and consequently its ability to meet its obligations to the payment trust from sources other than the portion of the proceeds of the forbearance litigation which is payable to Bank United Corp., will depend upon the cash flows of its subsidiaries and the payment of funds by such subsidiaries to Bank United Corp. in the form of loans, dividends or otherwise. Thus the payment trust's claim to payment from sources other than the portion of the proceeds of the forbearance litigation payable to Bank United Corp. will also be effectively subordinated to all liabilities of subsidiaries of Bank United Corp. In particular, because Bank United, though a plaintiff, is not a party to the commitment agreement, the payment trust's entitlement to payment of the portion of the proceeds of the forbearance litigation payable to Bank United will be subordinated to the liabilities of Bank United.

    Any right of Bank United Corp. to participate in any distribution of assets of its subsidiaries upon the liquidation, reorganization or insolvency of any such subsidiary (and the consequent right of the holders of CPR Certificates to participate in the distribution of those assets) will be subject to the prior claims of the creditors of the respective subsidiaries.

    The claims of the contingent payment rights trust will also be effectively subordinated in right of payment to any secured debt of Bank United Corp. to the extent of the assets of Bank United Corp. serving as security for such secured debt.

    Under applicable provisions of the United States Bankruptcy Code (the "Bankruptcy Code") or comparable provisions of state fraudulent transfer or conveyance laws, a court could void, in whole or in part, the issuance of the CPR Certificates and entry into the commitment agreement, or in the alternative, subordinate the CPR Certificates to existing and future indebtedness of Bank United Corp., if Bank United Corp., at the time it issued the CPR Certificates and entered into the commitment agreement, (i) incurred such obligations with intent to hinder, delay or defraud creditors or (ii) (a) received less than reasonably equivalent value or fair consideration for incurring such obligations and (b) (1) was insolvent at the time of incurrence, (2) was rendered insolvent by reason of such incurrence, (3) was engaged or was about to engage in a business or transaction for which the assets remaining with Bank United Corp. constituted unreasonably small capital to carry on its businesses or
(4) intended to incur, or believed that it would incur, debts beyond its ability to pay its debts as they mature.

    The analysis of insolvency for purposes of the foregoing would vary depending upon the law applied in such case. Generally, however, Bank United Corp. would be considered insolvent if the sum of its debts, including contingent liabilities, was greater than all of its assets at fair valuation or if the present fair saleable value of its assets was less than the amount that would be required to pay the probable liability on its existing debts, including contingent liabilities, as they become absolute and matured. While there can be no assurance that a court passing on such questions would agree with Bank United Corp.'s view, Bank United Corp. believes that, for purposes of all such insolvency, bankruptcy and fraudulent transfer or conveyance laws, the CPR Certificates are being issued without the intent to hinder, delay or defraud creditors and for proper purposes and in good faith and that Bank United Corp., after issuing the CPR Certificates and entering into the commitment agreement, will be solvent, will have sufficient capital for carrying on its business and will be able to pay its debts as they mature.

    If Bank United Corp. were to become a debtor in a proceeding under the Bankruptcy Code, it is possible that a court could terminate the commitment agreement or the litigation trustee's control over the forbearance litigation or otherwise seek to limit the rights of the payment trust and contingent payment trust under the commitment agreement.

    Pursuant to the commitment agreement (see "The Contingent Payment Rights Trust and Certificates--The Commitment Agreement"), to the extent that Bank United is not permitted due to regulatory restrictions to distribute to Bank United Corp. any portion of the litigation proceeds it receives (and provided that certain other conditions are met), Bank United Corp. will not be obligated to pay any such portion of the litigation proceeds to the trusts for a period of up to 90 days after receipt. In addition, applicable laws, rules or regulations governing savings and loan holding companies then in effect could limit or prevent payments by Bank United Corp. under the commitment agreement.

IF THE PROCEEDS FROM THE FORBEARANCE LITIGATION ARE NOT ADEQUATE TO COVER FEES
  AND EXPENSES, THE HOLDERS OF CPR CERTIFICATES WILL NOT RECEIVE A DISTRIBUTION OR MAY HAVE THEIR INTEREST DILUTED BY THE ISSUANCE OF ADDITIONAL CPR CERTIFICATES.

    The contingent payment rights trust will incur a variety of expenses, including the costs of prosecuting the forbearance litigation (including the fees and expenses of counsel, experts and consultants), compensation of the institutional trustee (a third party that will be retained to administer the trust), Delaware trustee (as required under Delaware law) and the litigation trustees, the contingent payment rights trust's indemnification and reimbursement obligations (see "The Contingent Payment Rights Trust and Certificates--Indemnification, Reimbursement and Limitations on Liability") and the cost of liability insurance for the contingent payment rights trust's indemnification and reimbursement obligations and any liabilities of the litigation trustees. It is possible that the amounts to be forwarded by Bank United Corp. or its successors will not be sufficient to cover these fees and expenses.

    The contingent payment rights trust may issue additional CPR Certificates that represent pro rata interests in the assets of the contingent payment rights trust in order to pay these expenses. See "The Contingent Payment Rights Trust and Certificates--Expenses and Retained Amount." However, we cannot assure you that the contingent payment rights trust will be able to find purchasers of the additional certificates or that the terms of any purchases would be reasonable. In the event the contingent payment rights trust issues additional certificates and existing certificate holders are not given the opportunity to purchase, or do not purchase, a pro rata amount in any such issuance, the existing certificate holders' indirect interest in the payment amount will be diluted. The contingent payment rights trust will be authorized to borrow additional funds for the sole purpose of funding its expenses, but only if such borrowings represent debt of the contingent payment rights trust and not ownership interests for federal income tax purposes. Furthermore, it may not be possible for the contingent payment rights trust to borrow funds or, if it is able to borrow funds, on terms which are reasonable.

THERE ARE LIMITATIONS ON THE RIGHTS OF CPR CERTIFICATE HOLDERS.

    The declaration of trust of the contingent payment rights trust will provide that the litigation trustees will have no liability to holders of CPR Certificates unless it is established in a final judicial determination by clear and convincing evidence that any action or omission of the litigation trustees was undertaken with deliberate intent to injure the certificate holders or with reckless disregard for the best interests of the certificate holders and, in any event, any liability will be limited to actual, proximate, quantifiable damages. In addition, the declaration of trust will provide that the institutional trustee and the Delaware trustee to the contingent payment rights trust will have no liability to the holders of CPR Certificates other than for acts or omissions committed with gross negligence or willful misconduct. See "The Contingent Payment Rights Trust and Certificates--Indemnification, Reimbursement and Limitations on Liability."

    The commitment agreement, the declaration of trust of the contingent payment rights trust and the CPR Certificates also will provide that the trustees, their affiliates and the members of the Bank United Corp. litigation committee will have no liability to the holders of CPR Certificates. Further, none of the certificate holders, the trustees or the contingent payment rights trust will have the right to enforce, institute or maintain any suit, action or proceeding against the trustees, their affiliates or the members of the supervisory board, if formed, relating to the formation of the contingent payment rights trust, the entering into of the commitment agreement, the distribution of the CPR Certificates, the forbearance litigation or the performance by the litigation trustees of their duties as litigation trustees. Notwithstanding the foregoing, the trusts, or the litigation trustees on behalf of the trusts, may enforce, institute or maintain a suit, action or proceeding against Bank United Corp. for breach of the commitment agreement, including by failure to pay the commitment amount provided by that agreement and the declarations of trust for each of the payment trust and the contingent payment rights trust, or failure to deliver any CPR Certificate required to be returned.

    The declaration of trust of the contingent payment rights trust will provide that no CPR Certificate holder will have the right to enforce, institute or maintain any suit, action or proceeding under the declaration of trust to enforce or otherwise act in respect of the CPR Certificates unless the holder has previously given written notice to the litigation trustees of the substance of such dispute, and holders of at least a majority in interest of the issued and outstanding CPR Certificates have given written notice to the parties of their support of the institution of the proceeding to resolve the dispute.


    The declaration of trust of the contingent payment rights trust will also provide that the CPR Certificate holders will have no voting rights, except in connection with certain amendments to the declaration of trust and except for limited rights in connection with the removal of the institutional trustee and the Delaware trustee to the contingent payment rights trust, no liquidation preference and no rights to dividends or distributions other than their pro rata share of the payment amount plus any other trust assets. In addition, the contingent payment rights trust will have no assets other than the commitment agreement and any funds raised by the contingent payment rights trust.


THERE IS NO EXISTING TRADING MARKET FOR THE CPR CERTIFICATES, THERE MAY NEVER BE
  AN ACTIVE TRADING MARKET FOR THE CPR CERTIFICATES AND, EVEN IF AN ACTIVE TRADING MARKET DEVELOPS, THERE COULD BE WIDE FLUCTUATIONS IN THE MARKET PRICE OF THE CPR CERTIFICATES.


    There is currently no market for the CPR Certificates. Bank United Corp., on behalf of the contingent payment rights trust, will apply for inclusion of the certificates on the Nasdaq National Market. However, we cannot assure you that the CPR Certificates will satisfy the listing requirements for inclusion on the Nasdaq National Market or any other trading market. In the event that the certificates cannot be listed on any trading market, there likely would be only minimal or no trading channels for the CPR Certificates, and the holders would have very limited or possibly no liquidity in the CPR Certificates. Even if such listing is achieved, we cannot assure you that an active market for the certificates would develop or be sustained.


    The market price of the CPR Certificates may depend on a number of factors, including without limitation the nature of court decisions and opinions in the forbearance litigation and similar cases that may be decided prior to the conclusion of the litigation and speculation about the outcome of the forbearance litigation and similar cases, settlement of any similar cases and the ability of Bank United Corp. or its successors to pay the commitment amount to the payment trust. Consequently, there could be wide fluctuations in the market price of the CPR Certificates over short periods of time. The contingent payment rights trust will include reports of developments in the forbearance litigation in its regular, periodic securities filings and reports. However, important developments in the forbearance litigation and similar cases may occur and become known publicly prior to disclosure in filings or reports.

    The nature of an investment in the CPR Certificates differs from the nature of an investment in a savings and loan holding company, such as Bank United Corp. or Washington Mutual. Some current Bank United Corp. stockholders may therefore determine that investment in the CPR Certificates does not comport with their investment criteria or, in the case of corporate or institutional stockholders, that such an investment may be restricted by their charters. Such determinations by Bank United Corp.'s significant stockholders, or by a large number of Bank United Corp. stockholders, may result in rapid divestment of certificates by these stockholders, causing temporary selling pressure that would adversely affect the price of the certificates for some period following the effective time of the merger.

THE CONTINGENT PAYMENT RIGHTS TRUST'S ABILITY TO DISCLOSE INFORMATION REGARDING
  THE FORBEARANCE LITIGATION MAY BE LIMITED.

    The contingent payment rights trust will file annual and quarterly reports that will include an overview of the status of the forbearance litigation, and will also file reports upon the occurrence of material judicial decisions in the litigation or in the event of any agreement to settle the litigation. The contingent payment rights trust's ability to disclose details of the litigation may be limited, however, by the inherent nature and rules of judicial proceedings, including among other things proceedings and filings that are sealed by the court, matters involving attorney-client privilege and proceedings that are conducted on a confidential basis by agreement of the parties, such as settlement negotiations. See "The Contingent Payment Rights Trust and Certificates--Filing of Exchange Act Reports."

                     THE BANK UNITED CORP. SPECIAL MEETING

GENERAL

    This proxy statement/prospectus and related form of proxy are first being mailed by Bank United Corp. to holders of Bank United Corp. common stock and Bank United Corp. 8% Corporate Premium Equity Securities ("Bank United Corp.
PIES") on or about             , 2000 in connection with the solicitation of
proxies by the Bank United Corp. board of directors for use at the special
meeting to be held on             at             at             , and at any
adjournments or postponements of the meeting.

MATTERS TO BE CONSIDERED

    The purpose of the special meeting is to consider and vote on (1) a proposal to approve and adopt the reorganization plan of merger, dated September 28, 2000, by and between Bank United Corp. and CPR Merger Corporation, a wholly-owned subsidiary of Bank United Corp., providing for the reorganization of Bank United Corp. through the merger CPR Merger Corporation with and into Bank United Corp., and (2) a proposal to approve and adopt the merger agreement, dated August 18, 2000, by and between Bank United Corp. and Washington Mutual, providing for the merger of Bank United Corp. into Washington Mutual.

    Bank United Corp. stockholders must approve both of these proposals for the Bank United Corp. reorganization and the Washington Mutual merger to occur. Under the merger agreement between Bank United Corp. and Washington Mutual, completion of the Washington Mutual merger is conditioned upon completion of the Bank United Corp. reorganization. If the stockholders fail to approve either of these proposals, neither the Bank United Corp. reorganization nor the Washington Mutual merger will occur.

PROXIES

    Bank United Corp. stockholders should fill out and send back the accompanying form of proxy even if they are able to attend the special meeting in person. Bank United Corp. stockholders may revoke their proxies at any time before they are exercised by:

    - delivering written notice of revocation to Bank United Corp.'s corporate secretary;

    - completing and submitting a later-dated proxy card; or

    - attending the special meeting and voting in person.

    Written notices of revocation and other communications with respect to the solicitation or revocation of proxies should be addressed to Bank United Corp., care of Randolph C. Henson, Secretary, 3200 Southwest Freeway, Suite 2600, Houston, Texas, 77251. All shares represented by valid proxies received and not revoked before they are exercised will be voted in the manner specified in the proxies. If no specification is made, the proxies will be voted for approval of the reorganization plan of merger and the merger agreement. No proxy that is voted against the reorganization plan of merger or the merger agreement will be voted for any adjournment or postponement of the special meeting for the purpose of soliciting more proxies. However, if a stockholder abstains from voting on the adoption of the reorganization plan of merger and the merger agreement and makes no specification on an adjournment or postponement for the purpose of soliciting more proxies, then the proxies may be voted for the adjournment or postponement.

SOLICITATION OF PROXIES


    Bank United Corp. will bear the entire cost of soliciting proxies, except that Bank United Corp. and Washington Mutual will share equally the amount of filing fees, printing costs and other expenses incurred in connection with the cost of filing, printing and distributing this proxy statement/prospectus and related materials. In addition to solicitation by mail, the directors, officers, and employees of Bank United Corp. may, without additional compensation, solicit proxies from Bank United Corp. stockholders by telephone, facsimile, or other electronic means or in person. Bank United Corp. will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to the beneficial owners of Bank United Corp. common stock held of record by these persons. Bank United Corp. will reimburse these custodians, nominees, and fiduciaries for their reasonable expenses in connection with the solicitation of proxies. MacKenzie
Partners, Inc., a proxy solicitation firm, will assist Bank United Corp. in soliciting proxies and will be paid a fee not to exceed $10,000.


VOTES REQUIRED


    The Bank United Corp. board of directors has fixed December 1, 2000 as the record date for determining the Bank United Corp. stockholders entitled to notice of and to vote at the Bank United Corp. special meeting. Therefore, only stockholders of record at the close of business on the record date will receive this notice and be able to vote at the Bank United Corp. special meeting. At the
close of business on the record date, there were             shares of Bank
United Corp. common stock and             Bank United Corp. PIES outstanding.
Each share of common stock is entitled to one vote and each of the outstanding Bank United Corp. PIES is entitled to one tenth of one vote at the meeting. Shares representing a majority of the outstanding voting power must be present at the special meeting, either in person or by proxy, in order for there to be a quorum at the special meeting. There must be a quorum in order for the vote on the proposals to occur.


    Shares of Bank United Corp. stock present in person at the Bank United Corp. special meeting but not voting, and shares for which Bank United Corp. has received proxies but with respect to which holders of these shares have abstained, will be counted as present at the special meeting for purposes of determining whether a quorum exists. Brokers who hold shares in nominee or "street" name for customers who are the beneficial owners of the shares may not give a proxy to vote shares held for these customers without specific instructions from them. However, broker non-votes will be counted as present at the special meeting for purposes of determining whether a quorum exists.

    Under Delaware law, shares representing a majority of the outstanding voting power entitled to vote at the Bank United Corp. special meeting must vote "for" both proposals in order for them to be adopted by Bank United Corp. BECAUSE APPROVAL OF BOTH PROPOSALS REQUIRES THE AFFIRMATIVE VOTE OF THE OUTSTANDING SHARES REPRESENTING A MAJORITY OF THE VOTING POWER OF THE BANK UNITED CORP. STOCK ENTITLED TO VOTE AT THE SPECIAL MEETING, ABSTENTIONS AND BROKER NONVOTES WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE PROPOSALS. THEREFORE, THE BANK UNITED CORP. BOARD OF DIRECTORS URGES ITS STOCKHOLDERS TO COMPLETE, DATE, AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

    As of the record date, Bank United Corp.'s directors and executive officers
beneficially owned             shares of Bank United Corp. common stock and
            Bank United Corp. PIES which entitles them to exercise approximately percent of the voting power of the Bank United Corp. stock entitled to vote at the special meeting. Bank United Corp. expects that each of these directors and executive officers will vote his or her shares in favor of both of the proposals.

     THE BANK UNITED CORP. REORGANIZATION AND THE WASHINGTON MUTUAL MERGER


    THIS SECTION DESCRIBES THE MATERIAL ASPECTS OF THE BANK UNITED CORP. REORGANIZATION, THE WASHINGTON MUTUAL MERGER AND THE MERGER AND OPTION AGREEMENTS RELATED TO THE WASHINGTON MUTUAL MERGER. WHILE WE BELIEVE THAT THIS DESCRIPTION ADDRESSES THE MATERIAL TERMS OF THE BANK UNITED CORP. REORGANIZATION, THE WASHINGTON MUTUAL MERGER AND THE RELATED TRANSACTIONS, THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ THE REORGANIZATION PLAN OF MERGER FOR THE BANK UNITED CORP. REORGANIZATION (ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS APPENDIX B) AND THE MERGER AGREEMENT, FOR THE WASHINGTON MUTUAL MERGER (ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS APPENDIX A) AND THE OTHER DOCUMENTS WE REFER TO CAREFULLY FOR A MORE COMPLETE UNDERSTANDING OF THE TRANSACTIONS.


    GENERAL

    The merger agreement between Bank United Corp. and Washington Mutual provides for the merger of Bank United Corp. with and into Washington Mutual following the reorganization of Bank United Corp. through the merger of a wholly-owned subsidiary of Bank United Corp. with and into Bank United Corp. At the effective time of the Washington Mutual merger, the separate corporate existence of Bank United Corp. will terminate and the surviving corporation of the merger will be Washington Mutual.

    THE BANK UNITED CORP. REORGANIZATION

    Immediately prior to the Washington Mutual merger, Bank United Corp. will effect a reorganization by merging a wholly owned subsidiary of Bank United Corp. with and into itself. As a result of this reorganization, each share of Bank United Corp. common stock outstanding at the effective time of this reorganization, other than shares held by persons properly exercising dissenters' appraisal rights (see "--Appraisal Rights"), will automatically convert into (1) a corresponding share of new Bank United Corp. common stock and
(2) the right to receive a CPR Certificate, as described below under "The Contingent Payment Rights Trust and Certificates." In addition, each share of Bank United Corp. PIES outstanding at the effective time of this reorganization will cease to represent the obligation to purchase Bank United Corp. common stock and instead will be converted automatically into the obligation to purchase new shares of Bank United Corp. common stock and one CPR Certificate for each share of new Bank United Corp. common stock purchased. Also as a result of this reorganization, each option to purchase shares of Bank United Corp. common stock outstanding at the effective time of this reorganization will automatically be converted into an option to purchase a corresponding number of shares of new Bank United Corp. common stock and CPR Certificates.

    THE WASHINGTON MUTUAL MERGER CONSIDERATION

    CONVERSION OF BANK UNITED CORP. COMMON STOCK. At the effective time of the Washington Mutual merger, each share of Bank United Corp. common stock (as such shares are constituted after the Bank United Corp. reorganization), other than shares held in Bank United Corp.'s treasury, will automatically convert into the right to receive 1.3 shares of Washington Mutual common stock, together with the "rights" attached to these shares.

    CONVERSION OF THE BANK UNITED CORP. PIES. At the effective time of the Washington Mutual merger, each of the outstanding Bank United Corp. PIES (including the shares of preferred stock issued in connection with the PIES) (as such securities are constituted after the Bank United Corp. reorganization) will automatically convert into the right to receive one of Washington Mutual's PIES (including the shares of Washington Mutual preferred stock to be issued in connection with these PIES). The terms of the Washington Mutual PIES and related preferred stock are described below in "Description of the Washington Mutual PIES", "Description of the Purchase Contracts" and "Description of the Preferred Stock.".

    TREASURY STOCK AND SHARES HELD BY WASHINGTON MUTUAL OR BANK UNITED
CORP. Each outstanding share of Bank United Corp. common stock and Bank United Corp. PIES held in Bank United Corp.'s treasury or owned directly or indirectly by Washington Mutual or Bank United Corp. or their subsidiaries (other than shares held in a fiduciary or nominee capacity and beneficially owned by third parties and shares held in respect of a previous debt) will be canceled at the effective time of the merger without the payment of any consideration.


    CONVERSION OF BANK UNITED CORP. COMMON STOCK OPTIONS. At the effective time of the Washington Mutual merger, each outstanding and unexercised option (vested or unvested) to purchase shares of Bank United Corp. common stock and CPR Certificates (as such options are constituted after the Bank United Corp. reorganization) will automatically convert into a fully-vested option to purchase (a) 1.3 shares (rounded to the nearest share) of Washington Mutual common stock for each share of Bank United Corp. common stock purchasable under the original option and (b) one CPR Certificate for each 1.3 shares of Washington Mutual common stock for which the option is exercised. The exercise price per share of Washington Mutual common stock under each option will be equal to the quotient of (a) the exercise price per share under the Bank United Corp. option, divided by (b) 1.3 (rounded to the nearest cent). Except for the number of shares and the exercise price, each converted option will have the same terms as the Bank United Corp. stock option from which it was converted, including the right, for a period of 60 days beginning at the effective time of the Washington Mutual merger, to surrender all or part of such option for cash in the amount equal to the number of such Bank United Corp. option shares surrendered multiplied by the difference between (i) the highest reported per share sales price of Bank United Corp. common stock during the 60 day period prior to the Washington Mutual merger and (ii) the per share exercise price of the surrendered Bank United Corp. option.


    BACKGROUND OF THE MERGER

    The management of Bank United Corp. has periodically explored and assessed, and discussed with the Bank United Corp. board of directors, strategic options for Bank United Corp. These options included a range of strategies for the growth of Bank United Corp.'s business, both through business and marketing initiatives and by targeted acquisitions of other financial institutions. In addition, Bank United Corp. has considered, in view of the accelerating trend toward consolidation in the banking and thrift industry both in Texas and nationwide, the possibility of a strategic business combination involving Bank United Corp. and a variety of financial institutions of equivalent or larger size.

    From time to time beginning in March 2000, representatives of Bank United Corp. and Washington Mutual informally discussed the possibility of a business combination between the two companies, but did not discuss the specific terms of a possible combination. Also during this time, Goldman Sachs, as Bank United Corp.'s financial advisor, contacted other companies that it believed might be interested in discussing the possibility of a business combination with Bank United Corp., although none of these contacts resulted in any advanced discussions regarding the potential terms of such a combination.

    In May and June 2000, Barry Burkholder, Chief Executive Officer of Bank United Corp., and Kerry Killinger, Chief Executive Officer of Washington Mutual met telephonically in an attempt to advance these informal discussions.
Messrs. Burkholder and Killinger recognized the potential strategic value of a combination between their companies. At that meeting, Messrs. Burkholder and Killinger discussed a number of the issues potentially presented by such a transaction, including the structure of the transaction, the form of consideration, valuation ranges, the exchange ratio, treatment of the Bank United Corp. forbearance litigation and management issues with respect to the combined entity and forbearance litigation. Although no agreement was reached on the definitive terms of such a transaction, Messrs. Burkholder and Killinger agreed that further discussions should take place to determine if an agreement on definitive terms could be reached.

    During the following month, further discussions took place between the senior management of Bank United Corp. and Washington Mutual with respect to the terms of a possible business combination. Working with their respective financial advisors, Bank United Corp. and Washington Mutual discussed the outline of the terms of a possible business combination, including a range of possible exchange ratios, the need to determine the exchange ratio independently of the value attributable to any expected recovery in the Bank United Corp. forbearance litigation and the desire to structure any combination as a stock-for-stock merger that would qualify as a "reorganization" for purposes of
Section 368(a) of the Internal Revenue Code. From time to time during this period, Mr. Burkholder and other members of Bank United Corp.'s senior management informally updated certain of the members of the Bank United Corp. board of directors as to the status of the discussions with Washington Mutual.

    Beginning in late July and continuing through August 11, 2000, Mr. Lewis Ranieri, Chairman of the Bank United Corp. board of directors, together with Mr. Burkholder and Mr. Jonathon Heffron, Bank United Corp.'s Chief Operating Officer and General Counsel, negotiated many of the key terms of the transaction with Washington Mutual, including the exchange ratio and the general means of addressing the potential value of the Bank United Corp. forbearance litigation. During the period from August 4, 2000, to August 18, 2000 the executive management of Bank United Corp. and Washington Mutual and their respective financial advisors continued negotiations with respect to the other definitive terms of a merger. Also during this period, the parties began negotiating a merger agreement, a stock option agreement and the employment agreements described in this document under "--Interests of Certain Persons in the Merger--Employment Agreements." The parties also discussed the structure relating to the treatment of Bank United Corp.'s forbearance litigation and, upon finalizing that structure, the parties began to negotiate the terms of the declaration of trust for the contingent payment trust and the commitment agreement related to that trust, as well as the litigation management agreements described in this document under "--Interests of Certain Persons in the Merger--Litigation Trustee Agreements." Also during this period, representatives of Washington Mutual conducted due diligence investigations of Bank United Corp., and representatives of Bank United Corp. conducted due diligence investigations of Washington Mutual.

    On August 18, 2000, the Bank United Corp. board of directors held a special meeting to discuss the proposed transaction. At this meeting, the board of directors heard management presentations, and asked questions of management, regarding the reasons for and potential benefits of the mergers and related transactions (including those reasons set forth under the heading "--Reasons of Bank United Corp. for the Merger; Recommendation of the Bank United Corp. Board of Directors" and other business issues related to the proposed merger agreement. Bank United Corp.'s board of directors also reviewed the financial terms of the proposed merger in detail, the proposed accounting and tax treatment of the transaction, the proposed post-closing employment agreements with Messrs. Burkholder, Nocella and Coben, the proposed arrangements with respect to the management of the Bank United Corp. forbearance litigation, and the amendment to Mr. Lewis Ranieri's consulting agreement with Bank United Corp., and also reviewed financial and other information relating to Washington Mutual and pro forma information for the combined company. Goldman Sachs also reviewed for the Bank United Corp. board of directors the various valuation methodologies it had used in connection with its assessment of the proposed transaction and then rendered to the Bank United Corp. board of directors its opinion that, based upon and subject to various assumptions, the merger consideration was fair, from a financial point of view, to the holders of the outstanding shares of common stock of Bank United Corp. See "--Opinion of Bank United Corp.'s Financial Advisor." Bank United Corp.'s legal advisors then reviewed for Bank United Corp.'s board of directors the key provisions of the merger agreement, the stock option agreement and the agreements providing for the issuance and governance of the CPR Certificates. Bank United Corp.'s legal advisors also reviewed for Bank United Corp.'s board of directors the proposed employment and litigation management arrangements described in this document under "--Interests of Certain Persons in the Merger."

Following discussion and questions to Bank United Corp.'s executive management and Bank United Corp.'s financial and legal advisors, the Bank United Corp. board of directors unanimously approved the merger agreement, the stock option agreement and the other matters and transactions contemplated by those agreements.

    On August 18, 2000, Washington Mutual held a special meeting of its board of directors. Members of Washington Mutual's management team, its legal counsel, and representatives of Lehman Brothers, Inc., and its financial advisor, also attended. Washington Mutual's management team and legal counsel explained the terms of the merger agreement and the option agreement, as well as the reasons for and potential benefits of the merger to the board. Lehman Brothers reviewed the various valuation methodologies it had used in connection with its assessment of the merger and then rendered its opinion to the board of directors that the merger was fair from a financial point of view to the stockholders of Washington Mutual. After a discussion of the merger agreement and the contemplated merger, the Washington Mutual board then approved, by the unanimous vote of all the directors present, the merger agreement and the merger.

    REASONS OF BANK UNITED CORP. FOR THE BANK UNITED CORP. REORGANIZATION AND
     THE WASHINGTON MUTUAL MERGER; RECOMMENDATION OF THE BANK UNITED CORP. BOARD OF DIRECTORS

    The Bank United Corp. board of directors believes that the proposed reorganization of Bank United Corp. and merger with Washington Mutual and other transactions contemplated by the reorganization plan of merger and the merger agreement are fair to, and in the best interests of, Bank United Corp. and its stockholders. Accordingly, the Bank United Corp. board has approved the reorganization plan of merger and the merger agreement and unanimously recommends that Bank United Corp. stockholders vote for the adoption of these agreements.

    In making this determination, the board considered a number of factors, including the following:

    (1) the board's familiarity with Bank United Corp.'s business, operations, financial condition, earnings and prospects;

    (2) the board's conclusion that, in view of the trend toward consolidation in the financial services industry, the Washington Mutual merger would provide Bank United Corp. stockholders with an opportunity for continued equity participation in a larger enterprise;

    (3) the board's understanding of the business, operations, financial condition, earnings and prospects of Washington Mutual. In making its determination, the Bank United Corp. board took into account the result of Bank United Corp.'s due diligence review of Washington Mutual;

    (4) the consideration Bank United Corp. stockholders will receive if the merger is completed, including the premium of 21% to the average closing price of Bank United Corp. common stock for the 30 trading days ended August 15, 2000, based on the average closing price of Washington Mutual common stock over that period;

    (5) the fact that Bank United Corp. stockholders will retain certain rights in any final judgment or settlement of Bank United Corp.'s forbearance litigation against the United States by virtue of their ownership of CPR Certificates, as described below in "The Contingent Payment Rights Trust and Certificates."

    (6) the presentation of Goldman Sachs & Co. to the board on August 18, 2000, including Goldman Sachs' oral opinion that the merger consideration was fair, from a financial point of view, to the holders of outstanding shares of common stock of Bank United Corp.;

    (7) the historical performance of Washington Mutual's common stock and Washington Mutual's historical financial performance;

    (8) the board's review of other strategic alternatives potentially available to Bank United Corp.;

    (9) the terms and conditions of the merger agreement, including the fact that Bank United Corp.'s obligation to consummate the merger is conditioned upon the establishment of the contingent payment trust and the issuance of the CPR Certificates, as described below in "The Contingent Payment Rights Trust and Certificates," and the receipt of an opinion from Bank United Corp.'s legal counsel that the Washington Mutual merger will be accomplished on a tax-free basis for Bank United Corp. stockholders for U.S. federal income tax purposes (except for cash received instead of fractional shares);

   (10) the general impact of the transaction on Bank United Corp.'s constituencies, including the limited disruption of employment of Bank United Corp. employees as a result of the limited geographic overlap of Bank United Corp. and Washington Mutual, the positive impact of the transaction on Bank United Corp.'s customers expected to result from the expanded product and service offerings of Washington Mutual and Washington Mutual's support for the communities in which it conducts business;

   (11) the likelihood that the Washington Mutual merger will be approved by the appropriate regulatory authorities;

   (12) the employment, benefit and retention arrangements involving various employees of Bank United Corp. agreed to in connection with the Washington Mutual merger, including the employment agreements with Messrs. Burkholder, Nocella and Coben, and the litigation management agreements with Messrs. Jonathon K. Heffron and Salvatore A. Ranieri, as well as the amendment to Mr. Lewis S. Ranieri's consulting agreement with Bank United Corp. agreed to in connection with the merger; and

   (13) the judgment and advice of Bank United Corp.'s senior management.

    This discussion of the factors considered by the Bank United Corp. board is not intended to be exhaustive. However, it does include all of the material factors considered by the Bank United Corp. board in approving the merger agreement and reorganization plan of merger contemplated by that agreement and recommending that Bank United Corp. stockholders vote to adopt the reorganization plan of merger and the merger agreement. In reaching this determination, the Bank United Corp. board did not assign any relative or specific weights to the individual factors. Individual directors may have weighed the individual factors differently.

    The Bank United Corp. board believes that the reorganization of Bank United Corp. and the merger with Washington Mutual are in the best interests of Bank United Corp. and its stockholders. ACCORDINGLY, THE BANK UNITED CORP. BOARD UNANIMOUSLY RECOMMENDS THAT BANK UNITED CORP.'S STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE REORGANIZATION PLAN OF MERGER AND THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THOSE AGREEMENTS, INCLUDING THE BANK UNITED CORP. REORGANIZATION AND THE WASHINGTON MUTUAL MERGER.

    OPINION OF BANK UNITED CORP.'S FINANCIAL ADVISOR

    On August 18, 2000, Goldman Sachs delivered its oral opinion to the board of directors of Bank United Corp. that as of the date of that opinion, the merger consideration was fair from a financial point of view to the holders of the outstanding shares of common stock of Bank United Corp. Goldman Sachs subsequently confirmed its earlier oral opinion by delivery of its written opinion dated August 18, 2000.

    THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS DATED AUGUST 18, 2000, WHICH IDENTIFIES ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS APPENDIX E. STOCKHOLDERS OF BANK UNITED CORP. ARE URGED TO, AND SHOULD, READ THIS OPINION IN ITS ENTIRETY.

    In connection with its opinion, Goldman Sachs reviewed, among other things:

    - the merger agreement,

    - the Annual Reports to Stockholders and Annual Reports on Form 10-K of Bank United Corp. and Washington Mutual for the five fiscal years ended September 30, 1999 and for the five years ended December 31, 1999, respectively,

    - various interim reports to stockholders and Quarterly Reports on Form 10-Q of Bank United Corp. and Washington Mutual,

    - various other communications from Bank United Corp. and Washington Mutual to their respective stockholders, and

    - various internal financial analyses and forecasts for Bank United Corp. and Washington Mutual prepared by their respective managements, including certain cost savings and operating synergies projected by the management of Washington Mutual to result from the merger.

    Goldman Sachs also held discussions with members of the senior managements of Bank United Corp. and Washington Mutual regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition, and future prospects of their respective companies. In addition, Goldman Sachs:

    - reviewed the reported price and trading activity for Bank United Corp. common stock and Washington Mutual common stock,

    - compared certain financial and stock market information for Bank United Corp. and Washington Mutual with similar information for other companies the securities of which are publicly traded,

    - reviewed the financial terms of certain recent business combinations in the thrift industry specifically and in other industries generally, and

    - performed such other studies and analyses as it considered appropriate.

    Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by it and assumed its accuracy and completeness for purposes of rendering its opinion. In addition, Goldman Sachs did not review individual credit files or make an independent evaluation or appraisal of the assets and liabilities of Bank United Corp. or Washington Mutual or any of their subsidiaries (including any derivative or off balance sheet assets or liabilities of Bank United Corp. or Washington Mutual or any of their subsidiaries) and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs is not an expert in the valuation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and it assumed, with the consent of Bank United Corp.'s board of directors, that these allowances for Washington Mutual are adequate to cover all such losses. Goldman Sachs also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Bank United Corp., Washington Mutual or on the contemplated benefits of the transaction. Goldman Sachs did not express any opinion as to the prices at which the CPR Certificates may trade if and when they are issued. The advisory services and opinion of Goldman Sachs was provided for the information and assistance of the board of directors of Bank United Corp. in connection with the merger and its opinion does not constitute a recommendation as to how any stockholder of Bank United Corp. should vote with respect to the Bank United Corp. reorganization and the Washington Mutual merger.

    The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing its oral opinion to Bank United Corp.'s board of directors on August 18, 2000. Goldman Sachs utilized substantially the same type of financial analyses in connection with providing the written opinion attached as Appendix E.

    THE FOLLOWING SUMMARIES OF FINANCIAL ANALYSES INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. YOU SHOULD READ THESE TABLES TOGETHER WITH THE TEXT OF EACH SUMMARY.

    1. TRANSACTION ANALYSIS. Goldman Sachs calculated the value of each share of Bank United common stock assuming:

    - an exchange ratio of 1.3 Washington Mutual shares and one CPR Certificate for each Bank United Corp. share,

    - closing prices on August 15, 2000 for the common stock of each of Bank United Corp. and Washington Mutual of $39.69 and $34.19, respectively, and

    - publicly available financial data as of June 30, 2000.

    Based on these assumptions, Goldman Sachs determined that one share of Bank United Corp. common stock would be valued at $44.44 assuming a CPR Certificate value of $0, and $47.44 assuming a CPR Certificate value of $3, compared to the closing price of Bank United Corp. common stock of $39.69 on August 15, 2000.

    Goldman Sachs did not analyze the value or likelihood of any potential settlement or judgment in the Bank United Corp. forbearance litigation. It implied a value to the settlement based on the market value of publicly traded securities involving goodwill litigations. The value range for the CPR Certificates of $0 to $3 does not reflect any opinion as to the prices at which the CPR Certificates may trade if and when issued or the value or likelihood of any potential settlement or judgment in the Bank United Corp. forbearance litigation.

    Goldman Sachs also calculated various multiples assuming earnings per share for fiscal years 2000 and 2001 based on the Institutional Brokers Estimate System median estimates. Based upon this assumption, Goldman Sachs calculated the total consideration offered pursuant to the merger agreement as a multiple of Bank United Corp.'s:

    - earnings per share for estimated fiscal years 2000 and 2001 based on the Institutional Brokers Estimate System median estimates for Bank United Corp., and

    - book value and tangible book value per share based on publicly available information for Bank United Corp. as of June 30, 2000.

    The total consideration offered pursuant to the merger agreement would represent a multiple of:

    - 11.4x estimated fiscal year 2000 earnings per share assuming a value of the CPR Certificates of $0,

    - 12.2x estimated fiscal year 2000 earnings per share assuming a value of the CPR Certificates of $3,

    - 10.3x estimated fiscal year 2001 earnings per share, assuming a value of the CPR Certificates of $0,

    - 11.0x estimated fiscal year 2001 earnings per share, assuming a value of the CPR Certificates of $3,

    - 1.7x book value per share as of June 30, 2000, assuming a value of the CPR Certificates of $0,

    - 1.9x book value per share as of June 30, 2000, assuming a value of the CPR Certificates of $3,

    - 1.9x tangible book value per share as of June 30, 2000, assuming a value of the CPR Certificates of $0, and

    - 2.1x tangible book value per share as of June 30, 2000, assuming a value of the CPR Certificates of $3.

    Goldman Sachs also calculated the core deposit premium for the transaction by dividing:

    - the total consideration offered pursuant to the merger agreement based on the closing price for Washington Mutual common stock on August 15, 2000 less tangible book value of Bank United Corp. as publicly reported by Bank United Corp. as of June 30, 2000, by

    - core deposits as publicly reported by Bank United Corp. as of June 30, 2000.

    Goldman Sachs also calculated the core deposit premium for Bank United Corp. using the market capitalization of Bank United Corp. as of August 15, 2000 based on the closing price for Bank United Corp. common stock on August 15, 2000, the tangible book value of Bank United Corp. as publicly reported by Bank United Corp. as of June 30, 2000, and publicly available core deposits as of March 31, 2000.

    Such analyses indicated that the merger represented a core deposit premium of 12% assuming a value of the CPR Certificates of $0, and 13% assuming a value of the CPR Certificates of $3, whereas the core deposit premium for Bank United Corp. using similar data represented a premium of 8.4%.

    2. PREMIUM ANALYSIS. Goldman Sachs calculated the premium of the total consideration offered pursuant to the merger agreement, assuming a value of the CPR Certificates of $0 to $3, over:

    - the closing price per share of Bank United Corp. using closing prices for Bank United Corp. and Washington Mutual common stock for each of the thirty business days ended August 15, 2000,

    - the closing price of Bank United Corp. using closing prices for Bank United Corp. and Washington Mutual common stock on August 15, 2000 of $39.69 and $34.19, respectively, and

    - the closing price for Bank United Corp. using the average closing price for Bank United Corp. for the thirty business days ended August 15, 2000 and the closing price for Washington Mutual common stock as of August 15, 2000.

    Such analyses indicated that the total consideration pursuant to the merger agreement represented a premium of:

    - 6% to 25%, with a median of 14%, to the closing price per share of Bank United Corp. common stock for each of the thirty business days ended August 15, 2000 using the closing price for each of Bank United Corp. and Washington Mutual common stock for each of the thirty business days ended August 15, 2000 and assuming a value of the CPR Certificates of $0,

    - 8% to 28%, with a median of 17%, to the closing price per share of Bank United Corp. common stock for each of the thirty business days ended August 15, 2000 using the closing price for each of Bank United Corp. and Washington Mutual common stock for each of the thirty business days ended August 15, 2000 and assuming a value of the CPR Certificates of $1,

    - 11% to 31%, with a median of 19%, to the closing price per share of Bank United Corp. common stock for each of the thirty business days ended August 15, 2000 using the closing price for each of Bank United Corp. and Washington Mutual common stock for each of the thirty business days ended August 15, 2000 and assuming a value of the CPR Certificates of $2,

    - 14% to 34%, with a median of 22%, to the closing price per share of Bank United Corp. common stock for each of the thirty business days ended August 15, 2000 using the closing price for each of Bank United Corp. and Washington Mutual common stock for each of the thirty business days ended August 15, 2000 and assuming a value of the CPR Certificates of $3,

    - 12% to the closing price of Bank United Corp. common stock on August 15, 2000 using the closing prices for Bank United Corp. and Washington Mutual common stock on August 15, 2000 and assuming a value of the CPR Certificates of $0,

    - 20% to the closing price of Bank United Corp. common stock on August 15, 2000 using the closing prices for Bank United Corp. and Washington Mutual common stock on August 15, 2000 and assuming a value of the CPR Certificates of $3,

    - 21% to the average closing market price for Bank United Corp. common stock using the average closing price for Bank United Corp. common stock for the thirty business days ended August 15, 2000 and the closing price for Washington Mutual common stock August 15, 2000 and assuming a value of the CPR Certificates of $0, and

    - 30% to the average closing market price Bank United Corp. common stock using the average closing prices for each of Bank United Corp. and Washington Mutual common stock for the thirty business days ended August 15, 2000 and assuming a value of the CPR Certificates of $3.

    3. PRO FORMA MERGER ANALYSIS. Goldman Sachs prepared pro forma analyses of the financial impact of the merger using earnings estimates for Bank United Corp. and Washington Mutual prepared by Washington Mutual and estimates provided by Institutional Brokers Estimate System. For each of the years 2001 and 2002, Goldman Sachs analyzed the impact on Washington Mutual's:

    - earnings per share under accounting principles generally accepted in the United States, or GAAP, and

    - cash earnings per share.

    Based on estimates provided by Washington Mutual, the proposed transaction would be:

    - slightly dilutive to Washington Mutual's stockholders on a GAAP earning per share basis in both fiscal year 2001 and 2002, and

    - accretive to Washington Mutual's stockholders on a cash earning per share basis in both fiscal year 2001 and 2002.

    Based on estimates provided by Institutional Brokers Estimate System, the proposed transaction would be:

    - moderately dilutive to Bank United Corp.'s stockholders on a GAAP earning per share basis in fiscal year 2001 and accretive in fiscal year 2002,

    - accretive to Washington Mutual's stockholders on a cash earning per share basis in both fiscal year 2001 and 2002.

    In addition based on the current dividend paid on the Bank United Corp. common stock of $0.74 per share and the Washington Mutual common stock of $1.16 per share, Bank United Corp. stockholders would receive a dividend of $1.51 per Bank United Corp. share. This represents an increase of 104% in dividend income over the current Bank United Corp. dividend.

    4. SELECTED COMPANIES ANALYSIS. Goldman Sachs reviewed and compared certain financial information relating to Bank United Corp. and Washington Mutual to corresponding financial information, ratios and public market multiples for the following eleven publicly traded corporations in the thrift industry:

    - Golden West Financial Corporation

    - Charter One Financial, Inc.

    - Banknorth Group, Inc.

    - GreenPoint Financial Corporation

    - Golden State Bancorp, Inc.

    - Dime Bancorp, Incorporated

    - Sovereign Bancorp, Inc.

    - Astoria Financial Corporation

    - Webster Financial Corporation

    - Roslyn Bancorp, Inc.

    - Commercial Federal Corporation

    Goldman Sachs reviewed and compared the same financial information relating to Bank United Corp. and Washington Mutual to the following nine publicly traded corporations in the banking industry:

    - Bank One Corporation

    - Comerica Incorporated

    - AmSouth Bancorporation

    - Regions Financial Corporation

    - SouthTrust Corporation

    - Compass Bancshares, Inc.

    - Cullen/Frost Bankers, Inc.

    - Colonial BancGroup, Inc.

    - Southwest Bancorporation of Texas, Inc.

    The selected companies were chosen because they are the largest publicly traded thrifts or have a similar regional focus as Bank United Corp.

    Goldman Sachs also calculated and compared various financial multiples and ratios based on information it obtained from SEC filings and street research estimates. These analyses were based on financial data for the twelve months ended June 30, 2000 and market data and earnings estimates were based on information and estimates as of August 15, 2000.

    Goldman Sachs' analyses compared the estimated calendar year 2000 and 2001 price/earnings ratios for the selected thrifts and selected banks to estimates for Bank United Corp. and Washington Mutual. The results of these analyses for the selected thrifts are summarized as follows:

                                       SELECTED THRIFTS*
                                     ---------------------   BANK UNITED   WASHINGTON
PRICE/EARNINGS RATIO:                  RANGE       MEDIAN      CORP.*       MUTUAL*
---------------------                ----------   --------   -----------   ----------
2000...............................  6.9x-14.4x     9.6x        10.6x         9.8x
2001...............................  6.2x-12.6x     8.6x         9.5x         8.4x

------------------------

*   Based on Institutional Brokers Estimate System estimates.

    The results for the selected banks are summarized as follows:

                                        SELECTED BANKS*
                                     ---------------------   BANK UNITED   WASHINGTON
PRICE/EARNINGS RATIO:                  RANGE       MEDIAN      CORP.*       MUTUAL*
---------------------                ----------   --------   -----------   ----------
2000...............................  9.1x-21.6x    10.9x        10.6x         9.8x
2001...............................  8.2x-18.8x     9.5x         9.5x         8.4x

------------------------

*   Based on Institutional Brokers Estimate System estimates.

    Goldman Sachs also considered:

    - the five-year estimated earnings per share growth rate provided by Institutional Brokers Estimate System,

    - the ratio of market price to tangible book value per share,

    - the core deposit premium,

    - the ratio of tangible common equity to tangible assets,

    - the return on average assets, and

    - the return on average common equity.

    The results of these analyses for the selected thrifts are summarized as follows:

                                                     SELECTED THRIFTS
                                                  -----------------------   BANK UNITED   WASHINGTON
                                                     RANGE        MEDIAN       CORP.        MUTUAL
                                                  ------------   --------   -----------   ----------
5 year earnings per share growth rate...........  10.0%-15.0%     11.0%        12.0%        12.5%
Price/tangible book value per share.............    1.4%-2.6%      2.3%         1.7%         2.5%
Core deposit premium*...........................   4.3%-21.4%     14.5%         8.4%        17.5%
Tangible common equity/tangible assets..........    1.7%-8.2%      5.3%         4.1%         4.0%
Return on average assets........................    0.2%-1.6%      1.0%         0.9%         1.0%
Return on average common equity.................   3.8%-22.2%     15.2%        18.8%        21.1%

------------------------

* A portion of the core deposits for the selected thrifts were based on March 31, 2000 information.

    The results of these analyses for the selected banks are summarized as follows:

                                                      SELECTED BANKS
                                                  -----------------------   BANK UNITED   WASHINGTON
                                                     RANGE        MEDIAN       CORP.        MUTUAL
                                                  ------------   --------   -----------   ----------
5 year earnings per share growth rate...........   9.0%-15.0%     11.0%        12.0%        12.5%
Price/tangible book value per share.............    1.5%-4.5%      2.4%         1.7%         2.5%
Core deposit premium*...........................   6.4%-31.5%     19.4%         8.4%        17.5%
Tangible common equity/tangible assets..........    5.4%-7.5%      6.4%         4.1%         4.0%
Return on average assets........................    0.3%-1.8%      1.2%         0.9%         1.0%
Return on average common equity.................   3.8%-22.1%     18.2%        18.8%        21.1%

------------------------

* A portion of the core deposits for the selected thrifts were based on March 31, 2000 information.

    5. SELECTED TRANSACTIONS ANALYSIS. Goldman Sachs analyzed certain information relating to the following 33 selected transactions in the industry since February 18, 1999:

    SELECTED TRANSACTIONS IN 2000

    - the acquisition of Premier National Bancorp by M&T Bank,

    - the acquisition of Brenton Banks by Wells Fargo,

    - the acquisition of Keystone Financial by M&T Bank,

    - the acquisition of First United Bancshares by BancorpSouth,

    - the acquisition of First Security by Wells Fargo,

    - the acquisition of CCB Financial Corp. by National Commerce Bancorp,

    - the acquisition of One Valley Bancorp by BB&T Corp.,

    - the acquisition of First Commerce Bancshares by Wells Fargo, and

    - the acquisition of Anchor Financial by Carolina First Corp.

    SELECTED TRANSACTIONS IN 1999

    - the acquisition of National Bancorp of Alaska by Wells Fargo,

    - the acquisition of Carolina First Bancshares by First Charter Corp.,

    - the acquisition of Grand Premier First by Old Kent Financial Corp.,

    - the acquisition of Reliance Bancorp by North Folk Bancorp,

    - the acquisition of Triangle Bancorp Inc. by Centura Banks Inc.,

    - the acquisition of JSB Financial Inc. by North Folk Bancorp,

    - the acquisition of Premier Bancshares by BB&T Corp.,

    - the acquisition of JeffBanks Inc. by Hudson United Bancorp,

    - the acquisition of UST Corporation by Royal Bank of Scotland,

    - the acquisition of CNB Bancshares by Fifth Third Bancorp,

    - the acquisition of Mahoning National Bancorp by Sky Financial Group,

    - the acquisition of Banknorth by Peoples Heritage,

    - the acquisition of First American by AmSouth,

    - the acquisition of Western Bancorp by US Bancorp,

    - the acquisition of St. Paul Bancorp by Charter One Financial,

    - the acquisition of Republic New York by HSBC Holdings,

    - the acquisition of Pioneer Bancorp by Zion Bancorp,

    - the acquisition of Mercantile Bancorp by Firstar,

    - the acquisition of First Liberty Financial by BB&T Corp.,

    - the acquisition of F&M Bancorp by Citizens Banking,

    - the acquisition of BankBoston by Fleet Financial,

    - the acquisition of Republic Banking Corp. by Union Planters Corp.,

    - the acquisition of Prime Bancorp Inc. by Summit Bancorp, and

    - the acquisition of Bank of Commerce by U.S. Bancorp.

    Goldman Sachs' analyses of the selected transactions compared the following to the results for the proposed transaction:

    - the ratio of transaction price to book value,

    - the ratio of transaction price to tangible book value,

    - the ratio of transaction price to earnings per share for the last twelve months,

    - the percentage of tangible book premium to core deposits, and

    - the percentage premium or discount of the transaction price to market price.

    The results of these analyses for 1999 are summarized as follows:

                                                                                  PROPOSED          PROPOSED
                                           SELECTED TRANSACTIONS IN 1999         TRANSACTION       TRANSACTION
                                        ------------------------------------   CPR CERTIFICATE   CPR CERTIFICATE
                                           RANGE           MEAN      MEDIAN       VALUE $0*         VALUE $3*
                                        -----------      --------   --------   ---------------   ---------------
Deal price/book value.................     1.5x-5.1x        3.1x       3.2x          1.7x              1.9x
Deal price/tangible book value........     1.5x-5.1x        3.4x       3.4x          1.9x              2.1
Deal price/LTM earnings per share.....   12.3x-33.0x       22.1x      22.3x         12.1              12.9
Tangible book premium/core deposit....   14.9x-48.1%       29.6%      30.9%           12%               13%
Premium (Discount)/market.............  (6.3)x-71.7%       30.6%      27.9%           12%               20%

------------------------

* Goldman Sachs did not analyze the value or likelihood of any potential settlement or judgment in the Bank United Corp. forbearance litigation. It implied a value to the settlement based on the market value of publicly traded securities involving goodwill litigations. The value range for the CPR Certificates of $0 to $3 does not reflect any opinion as to the prices at which the CPR Certificates may trade if and when issued or the value or likelihood of any potential settlement or judgment in the Bank United Corp. forbearance litigation.

    The results of these analyses for 2000 are summarized as follows:

                                                                                  PROPOSED          PROPOSED
                                           SELECTED TRANSACTIONS IN 2000         TRANSACTION       TRANSACTION
                                        ------------------------------------   CPR CERTIFICATE   CPR CERTIFICATE
                                           RANGE           MEAN      MEDIAN       VALUE $0*         VALUE $3*
                                        -----------      --------   --------   ---------------   ---------------
Deal price/Book value.................     1.6x-3.3x        2.2x       1.9x          1.7x              1.9x
Deal price/Tangible book value........     1.9x-3.3x        2.3x       2.0x          1.9x              2.1
Deal price/LTM earnings per share.....   10.2x-21.6x       15.1x      15.1x         12.1              12.9
Tangible book premium/Core deposit....   11.5x-24.7%       16.4%      16.6%           12%               13%
Premium (Discount)/Market.............  (5.7)x-57.0%       30.1%      30.5%           12%               20%

------------------------

* Goldman Sachs did not analyze the value or likelihood of any potential settlement or judgment in the Bank United Corp. forbearance litigation. It implied a value to the settlement based on the market value of publicly traded securities involving goodwill litigations. The value range for the CPR Certificates of $0 to $3 does not reflect any opinion as to the prices at which the CPR Certificates may trade if and when issued or the value or likelihood of any potential settlement or judgment in the Bank United Corp. forbearance litigation.

    6. DIVIDEND DISCOUNT MODEL. Using a divided discount model, Goldman Sachs estimated the net present value of the future streams of after-tax cash flows that Washington Mutual could produce on a stand alone-basis from 2000 through 2005. In this analysis, Goldman Sachs used Institutional Brokers Estimate System estimates for 2000 and 2001 and assumed that Washington Mutual's earnings would grow thereafter at annual rates ranging from 8%, 10% and 12%. For each growth rate, Goldman Sachs calculated the sum of:

    - the estimated 2000-2005 aggregate dividends paid, projected such that Washington Mutual's dividend payout ratio would be maintained at 20.6% and discounted to present values at assumed discount rates ranging from 11% to 17%, and

    - the terminal values per share of Washington Mutual common stock based on assumed multiples of Washington Mutual's 2005 earnings ranging from 8x to 14x.

The discounted cash flow analysis indicated a reference range of $25 to $64 per share of Washington Mutual common stock, compared to the closing price of Washington Mutual common stock on August 15, 2000 of $39.69 per share.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Bank United Corp. or Washington Mutual or the contemplated transaction.

    The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the Bank United Corp. board of directors as to the fairness from a financial point of view to the holders of the outstanding shares of common stock of Bank United Corp. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Bank United Corp., Washington Mutual, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

    As described above, Goldman Sachs' opinion to the board of directors of Bank United Corp. was one of many factors taken into consideration by the Bank United Corp. board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs attached as Appendix G.

    Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Bank United Corp., having acted as its financial advisor in connection with, and having participated in certain negotiations leading to, the merger agreement.

    Goldman Sachs has also provided certain investment banking services to Washington Mutual from time to time, including having acted as financial advisor in Washington Mutual's September 1997 divestiture of W.M. Life Insurance Company, as co-manager in Washington Mutual's August 1999 offering of 7.50% Notes, and as lead manager in Washington Mutual's April 2000 offering of 8.25% Subordinated Notes. Goldman Sachs may also provide investment banking services to Washington Mutual in the future.

    Goldman Sachs provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of Bank United Corp. and/or Washington Mutual for its own account and for the account of customers.

    Pursuant to a letter agreement dated December 8, 1999, Bank United Corp. engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, Bank United Corp. has agreed to pay Goldman Sachs upon consummation of the merger a transaction fee 0.75% of the aggregate consideration paid by the acquirer.

    Bank United Corp. has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

    REASONS OF WASHINGTON MUTUAL FOR THE MERGER

    Washington Mutual's board of directors believes that the merger with Bank United Corp. will expand Washington Mutual's presence in the State of Texas and allow it to capitalize on the growth potential of the Texas market. Washington Mutual and Bank United Corp. share similar consumer banking strategies and have compatible deposit products. Washington Mutual's board of directors also believes that the commercial banking operations of Bank United Corp. will help expand Washington Mutual's commercial banking segment.

    In reaching its conclusions, Washington Mutual's board of directors considered, among other things: (a) information concerning the financial performance and condition, business operations, capital level and asset quality of Bank United Corp. and projected results and prospects of Washington Mutual and Bank United Corp. on a combined basis, including anticipated cost savings;
(b) the terms of the merger agreement, including the mutual covenants and conditions and the circumstances under which Washington Mutual would receive a termination fee; (c) the likelihood of obtaining the regulatory approvals required to consummate the merger; and (d) the effect of the merger on the depositors, employees, customers and communities served by Washington Mutual.

    EFFECTIVE TIME OF THE MERGER

    The Washington Mutual merger will become effective on the date and time set forth in the certificate of merger filed with the Secretary of State of Delaware and the articles of merger filed with the Secretary of State of Washington. The parties will file the articles and certificate of merger on the first business day following the fifth business day after the last of the conditions to closing the merger has been satisfied, or any other date as Washington Mutual and Bank United Corp. may mutually agree. The merger agreement may be terminated by either party if, among other reasons, the merger is not completed on or before March 31, 2001, which date will be extended to June 30, 2001 if the failure is solely due to the failure to obtain the requisite regulatory approvals. See "--Conditions to the Completion of the Merger" and "--Termination of the Merger Agreement" below.

    EXCHANGE OF CERTIFICATES IN THE MERGER

    By the effective time of the merger, Washington Mutual will deposit with an exchange agent, for exchange under the terms of the merger agreement,
(a) certificates for the Washington Mutual common stock and PIES issuable, and
(b) an estimated amount of cash in lieu of fractional shares of Washington Mutual common stock payable, to Bank United Corp. stockholders in the Washington Mutual merger.

    As soon as practicable after the effective time of the Washington Mutual merger, the exchange agent will mail a form of transmittal letter to each Bank United Corp. stockholder and instructions for the surrender of their certificates in exchange for the merger consideration.

    After the effective time of the merger, Bank United Corp. stockholders who have submitted a completed and executed letter of transmittal and surrendered all certificates representing shares of Bank United Corp. common stock and PIES held by them, will receive (a) a certificate representing the number of shares of Washington Mutual common stock, (b) a certificate representing the number of Washington Mutual PIES, and (c) a check representing the amount of cash payable in respect of fractional shares, which the holder is entitled to receive under the merger agreement. No interest will be payable or accrue on the cash payable in lieu of fractional shares.

    No dividends or other distributions declared with respect to Washington Mutual common stock with a record date after the effective time of the merger will be paid to the holder of any Bank United Corp. stock certificate until the Bank United Corp. certificate has been surrendered for exchange. Holders of Bank United Corp. stock will be paid the amount of dividends or other distributions with a record date after the effective time of the merger after they surrender their Bank United Corp. certificates but will not be paid interest on any dividends or distributions.

    Any portion of the certificates and cash delivered to the exchange agent which remains unclaimed after twelve months will be paid to Washington Mutual upon its request. Thereafter, former Bank United Corp. stockholders who have not yet complied with the procedure to exchange their Bank United Corp. stock certificates for Washington Mutual stock certificates or cash will be able only to look to Washington Mutual for payment or delivery of certificates representing Washington Mutual common stock or PIES and cash. None of Washington Mutual, Bank United Corp., the exchange agent, or any other person will be liable to any former holder of Bank United Corp. common stock or PIES for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

    If a Bank United Corp. stock certificate has been lost, stolen or destroyed, the exchange agent will issue the shares of Washington Mutual common stock or PIES and cash issuable in lieu of fractional shares in exchange for that certificate upon receipt of an affidavit as to the loss, theft or destruction and, if required by Washington Mutual, the posting of a bond in an amount that Washington Mutual may determine is reasonably necessary.

    For a description of the differences between the rights of the holders of Washington Mutual common stock and PIES and Bank United Corp. common stock and PIES, see "Comparison of Rights of Washington Mutual and Bank United Corp. Stockholders" and "Certain Differences Between Washington and Delaware Corporate Laws."

    FRACTIONAL SHARES

    No fractional shares of Washington Mutual common stock will be issued to any holder of Bank United Corp. common stock upon consummation of the Washington Mutual merger. In lieu of each fractional share that would otherwise be issued, Washington Mutual will pay cash in an amount equal to the fraction multiplied by the average of the closing sale prices of Washington Mutual common stock on the New York Stock Exchange for the five trading days immediately preceding the effective time of the merger. No interest will be paid or accrued on the cash payable in lieu of fractional shares. No holder will be entitled to dividends, voting rights or any other rights as a stockholder in respect of any fractional share of Washington Mutual common stock that they otherwise would have been entitled to receive. To determine any fractional share interests all shares of Bank United Corp. common stock owned by any Bank United Corp. stockholder will be combined so as to calculate the maximum number of shares of Washington Mutual common stock issuable to that Bank United Corp. stockholder.

    THE CONTINGENT PAYMENT RIGHTS TRUST AND CERTIFICATES

    The CPR Certificates issued in the Bank United reorganization immediately prior to the Washington Mutual merger (See "--The Bank United Corp. Reorganization" above) will represent a right to receive a portion of the assets of the contingent payment rights trust. The contingent payment rights trust will be a statutory business trust created under Delaware law, formed to hold and enforce Bank United Corp.'s right to receive its portion of the proceeds of any final judgment or settlement in Bank United Corp.'s forbearance litigation against the United States, less certain taxes and expenses. This trust will hold and enforce this right through the commitment agreement, pursuant to which Bank United Corp. and Washington Mutual, as successor to Bank United Corp. after the Washington Mutual merger, will be obligated to pay to the trust (through an intermediary payment trust) certain proceeds of the litigation, plus interest, less taxes on that interest. One senior executive and one director of Bank United Corp. with knowledge of the facts underlying the forbearance litigation will be appointed as litigation trustees of the contingent payment rights trust, and will be given full authority to make all decisions with respect to the prosecution of the litigation on the behalf of Bank United Corp. and Bank United Corp.'s subsidiary, Bank United, involved in the forbearance litigation. Each CPR Certificate will represent an assignable and transferable undivided beneficial interest in the assets of the contingent payment rights trust and, as a result of Bank United Corp. entering into the commitment agreement, will represent an interest in the right to receive a pro rata share of the amounts received by the contingent payment rights pursuant to the commitment agreement, less certain expenses and potential liabilities, plus interest and other income earned on amounts received by the trust. The contingent payment rights trust and the rights of the holders of the CPR Certificates are more fully described below in "The Contingent Payment Rights Trusts and Certificates."

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following general discussion summarizes the anticipated material United States federal income tax consequences to (1) holders of Bank United Corp. common stock who exchange such stock for new shares of Bank United Corp. common stock and CPR Certificates in the Bank United Corp. reorganization and then exchange such new shares of Bank United Corp. common stock for Washington Mutual common stock in the Washington Mutual merger and (2) holders of Bank United Corp. PIES whose PIES are adjusted in the Bank United Corp. reorganization and then exchanged for Washington Mutual PIES in the Washington Mutual merger. This discussion addresses only those stockholders who hold their Bank United Corp. common stock or PIES as a capital asset, and does not address all of the United States federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules, such as:

    - financial institutions,

    - mutual funds,

    - tax-exempt organizations,

    - insurance companies,

    - dealers in securities or foreign currencies,

    - traders in securities who elect to apply a mark-to-market method of accounting,

    - foreign holders,

    - persons who hold such shares as a hedge against currency risk or as part of a straddle, constructive sale or conversion transaction, or

    - holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation.

    The following discussion is not binding on the Internal Revenue Service. It is based upon the Internal Revenue Code of 1986, as amended, laws, regulations, rulings and decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws and federal laws other than federal income tax laws, are not addressed.

    Holders of Bank United Corp. common stock and PIES are strongly urged to consult their tax advisors as to the specific tax consequences to them of the reorganization and the merger, including the applicability and effect of federal, state, local and foreign income and other tax laws in their particular circumstances.

    Bank United Corp. will not be required to complete the merger unless it receives an opinion from Wachtell, Lipton, Rosen & Katz, special counsel to Bank United Corp., dated as of the closing date of the merger, to the effect that:

    - the merger constitutes a "reorganization" within the meaning of
      Section 368(a) of the Internal Revenue Code of 1986, as amended;

    - no gain or loss will be recognized by Bank United Corp. as a result of the merger;

    - no gain or loss will be recognized by a stockholder of Bank United Corp. who receives shares of Washington Mutual common stock in exchange for shares of Bank United Corp. common stock, except with respect to cash received in lieu of any fractional share interest in Washington Mutual common stock and gain that may be recognized in an amount not exceeding the fair market value at the effective time of the merger of the CPR Certificates issued to such stockholder in the Bank United Corp. reorganization; and

    - the contingent payment rights trust will not itself be subject to any material federal income taxes.

    Washington Mutual will not be required to complete the merger unless it receives an opinion from Gibson, Dunn & Crutcher LLP, special tax counsel to Washington Mutual, dated as of the closing date of the merger, to the effect that:

    - the merger constitutes a "reorganization" within the meaning of
      Section 368(a) of the Internal Revenue Code of 1986, as amended; and

    - Washington Mutual and Bank United Corp. will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code of 1986, as amended.

    In rendering such opinions, such counsel will be entitled to rely upon certain documentation including representations of officers of Bank United Corp. and Washington Mutual. An opinion of counsel represents counsel's best legal judgment and is not binding on the Internal Revenue Service or any court. No ruling has been, or will be, sought from the Internal Revenue Service as to the United States federal income tax consequences of the merger. The following discussion assumes that the merger qualifies as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

    Except as discussed below in connection with the receipt of cash in lieu of fractional shares, holders of Bank United Corp. common stock who exchange such stock for new shares of Bank United Corp. common stock and CPR Certificates in the Bank United Corp. reorganization and then exchange such new shares of Bank United Corp. common stock for shares of Washington Mutual common stock in the Washington Mutual merger, will recognize gain, but not loss, in the exchange. The gain, if any, recognized will equal the lesser of:

    - the fair market value of the CPR Certificates received in the Bank United Corp. reorganization; and

    - the amount of gain realized in the exchange.

    The amount of gain that is realized in the exchange will equal the excess of:

    - the sum of the fair market value of the CPR Certificates and the fair market value of the Washington Mutual common stock received in the exchange, over

    - the tax basis of the shares of Bank United Corp. common stock exchanged therefor.

    Any gain recognized will be treated as capital gain except in the case in which it is determined that the receipt of the CPR Certificates has the effect of the distribution of a dividend for United States federal income tax purposes (under tests set forth in Sections 302 and 356 of the Internal Revenue Code of 1986, as amended) in which case such recognized gain generally will be treated as ordinary dividend income. In general, the receipt of the CPR Certificates by a stockholder of Bank United Corp. who does not actually or constructively (under Section 318 of the Code) own any shares of Washington Mutual stock will not have the effect of the distribution of a dividend. Stockholders should consult their own tax advisors to determine the applicability of foregoing rules in light of their specific facts and circumstances. Each stockholder's aggregate tax basis in the shares of Washington Mutual common stock received in the Washington Mutual merger will be equal to the aggregate tax basis in the shares of Bank United Corp. common stock surrendered in the merger, decreased by the fair market value of the CPR Certificates received in the Bank United reorganization, and increased by the amount of gain, if any, recognized (including any gain that is treated as a dividend). The holding period of the Washington Mutual common stock received in the Washington Mutual merger will include the holding period of the shares of Bank United Corp. common stock surrendered in the Washington Mutual merger. The adjusted tax basis of the CPR Certificates received by a holder in the Bank United Corp. reorganization will equal the fair market value of the CPR Certificates as of the date that the Washington Mutual merger is consummated, and the holding period of the CPR Certificates will begin on that date.

    Holders of Bank United Corp. PIES whose PIES are adjusted in the Bank United Corp. reorganization and then exchanged for Washington Mutual PIES in the Washington Mutual merger will not recognize gain or loss for United States federal income tax purposes. Each holder's aggregate tax basis in the Washington Mutual PIES received in the merger will be the same as his or her aggregate tax basis in the Bank United Corp. PIES surrendered in the merger. The holding period of the Washington Mutual PIES received in the merger by a holder of Bank United Corp. PIES will include the holding period of Washington Mutual PIES that he or she surrendered in the merger.

    A holder of Bank United Corp. common stock who receives cash in lieu of a fractional share of Washington Mutual common stock will generally recognize gain or loss equal to the difference between the amount of cash received and his or her tax basis in the Bank United Corp. common stock that is allocable to the fractional share. That gain or loss generally will constitute capital gain or loss. In the case of an individual stockholder, any such capital gain generally will be subject to a maximum United States federal income tax rate of 20% if the individual has held his or her Bank United Corp. common stock for more than 12 months on the date of the merger. The deductibility of capital losses is subject to limitations for both individuals and corporations.

    BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER OF BANK UNITED CORP. AND OTHER FACTORS, EACH SUCH STOCKHOLDER IS URGED TO CONSULT HIS

OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX LAWS.

    For a discussion of certain federal income tax consequences related to the CPR Certificates, see "The Contingent Payment Rights Trust and
Certificates--Certain Federal Income Tax Consequences."

    MANAGEMENT AND OPERATIONS OF WASHINGTON MUTUAL FOLLOWING THE MERGER

    GENERAL. After consummation of the merger, it is anticipated that Bank United Corp.'s wholly owned subsidiary, Bank United, will be merged with and into Washington Mutual Bank, FA, (an indirect subsidiary of Washington Mutual) with Washington Mutual Bank, FA as the surviving corporation.

    OPERATIONS. Washington Mutual intends to integrate the Bank United retail branches into Washington Mutual Bank, FA and to maintain and expand certain of the commercial lending activities of Bank United Corp. Washington Mutual will convert Bank United offices to Washington Mutual information and data processing systems for certain major functions, including deposit operations and mortgage originations. Bank United's government loan servicing operations will add to Washington Mutual's capabilities.

    COST SAVINGS. Although no assurances can be given that any specific level of expense savings will be realized or as to the timing thereof, Washington Mutual currently expects to achieve substantial savings in the combined company's operating expense base, primarily through elimination of redundant corporate overhead and staff positions, consolidation of back office operations and economies of scale associated with a greater presence in the state of Texas. Washington Mutual estimates that these savings will be achieved in 2001 and will consist of the following after-tax amounts:

CATEGORY                                                         AMOUNT
--------                                                      -------------
                                                              (IN MILLIONS)
Compensation and benefits...................................      $49.9
Occupancy...................................................        8.5
Data Processing.............................................        7.3
Other Non-Interest Expense..................................       21.4
                                                                  -----
    Total...................................................      $87.1

    MANAGEMENT AFTER THE MERGER. Washington Mutual is undertaking a review of its management needs following the merger and intends to retain those personnel which it believes will contribute to the implementation of its business strategy.

    POST-MERGER COMPENSATION AND BENEFITS

EMPLOYMENT AGREEMENTS

    In connection with the merger, Washington Mutual has entered into employment agreements with Anthony J. Nocella, Ronald D. Coben and Barry C. Burkholder, each of whom is a current executive of Bank United Corp. These individuals will be employed as senior executives of Washington Mutual after the merger. The terms of these employment agreements are more fully described below in "--Interests of Certain Persons in the Merger--Employment Agreements."

EMPLOYEE BENEFIT PLANS

    Pursuant to the merger agreement, Washington Mutual has agreed from and after the effective time of the merger to:

    - comply with the Bank United Corp. compensation and benefit plans in accordance with their terms;

    - provide employees of Bank United Corp. or any of its subsidiaries who remain as employees of Washington Mutual after the merger credit for years of service with Bank United Corp. or any of its subsidiaries (and their predecessors) prior to the effective time of the merger for purposes of eligibility and vesting;

    - permit employees who participated in Bank United Corp.'s 401(k) plan to participate in Washington Mutual's 401(k) plan at the effective time of the merger;

    - honor all vacation and paid time off accrued as of the effective time of the merger;

    - cause any and all pre-existing condition limitations (to the extent such limitations did not apply to pre-existing conditions under comparable Bank United Corp. compensation and benefit plans) and eligibility waiting periods under group health plans of Washington Mutual to be waived with respect to former employees of Bank United Corp. who remain as employees of Washington Mutual after the merger (and their eligible dependents) and who become participants in these group health plans; and

    - use its reasonable efforts to give credit for, or otherwise take into account, the out-of-pocket expenses and annual expense limitations paid by employees of Bank United Corp. who become employees of Washington Mutual after the merger for the year in which the merger occurs.

    However, Washington Mutual and its subsidiaries will be entitled to amend, modify or terminate any Bank United Corp. compensation and benefit plans, or other contracts, arrangements, commitments or understandings, in a manner consistent with their terms and applicable law.

    In addition, each employee of Bank United Corp. or any of its subsidiaries who is terminated within 12 months after the effective time of the merger will be entitled to severance benefits and payments under Bank United Corp.'s current policies.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Some members of Bank United Corp.'s management, and the members of Bank United Corp.'s board, have interests in the Washington Mutual merger that are in addition to your interests as a stockholder. The Bank United Corp. board was aware of these different interests and considered them, among other matters, in approving the merger agreement and the transactions it contemplates.

EMPLOYMENT AGREEMENTS

    In connection with the merger agreement, Washington Mutual entered into employment agreements with Messrs. Barry C. Burkholder, Ronald D. Coben and Anthony J. Nocella, each of whom is currently an executive of Bank United Corp.

    The terms of each of the agreements are substantially similar. Mr. Coben's and Mr. Nocella's agreements begin upon completion of the merger and end on the one year anniversary of completion, while Mr. Burkholder's agreement begins on completion of the merger and ends six months after completion. During the terms of the agreements, each of these executives will serve in a senior executive capacity with such responsibilities as the Chief Executive Officer of Washington Mutual may assign. Mr. Burkholder will receive an annual base salary of $675,000, Mr. Coben will receive an annual base salary of $275,000 and a bonus of no less than $500,000, and Mr. Nocella will receive an annual base salary of $350,000 and a bonus of no less than $650,000.

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
    During the terms of the agreements, the executives will be entitled to participate in all employee benefit, retirement, welfare and other plans, practices, policies and programs generally applicable to Senior Vice Presidents of Washington Mutual on a basis no less favorable than those provided to such Senior Vice Presidents. In addition, each of the executives will be entitled to an office and to secretarial and administrative assistance, in each case on the same basis as provided to him immediately prior to the merger. Each executive will also be entitled to receive fringe benefits, including an automobile allowance and financial planning, on the same basis and the same terms and conditions as such benefits are provided to other Senior Vice Presidents of Washington Mutual. Washington Mutual will also pay Mr. Nocella's and
Mr. Coben's club dues and expenses and will pay for an annual physical examination on the same basis as those benefits were provided to him prior to the merger.

    Beginning at the end of their employment periods or earlier termination of employment for any reason, Mr. Burkholder will be paid an annual retirement benefit of $250,000 for his life and Mr. Nocella will be paid an annual retirement benefit of $150,000 for his life. The current spouses of Mr. Burkholder and Mr. Nocella will be paid an annual benefit of 50% of their spouse's retirement benefit following their spouse's death for the remainder of their lives. This retirement benefit will be in addition to any retirement benefits payable to these executives under any retirement plan or program of, or agreement with, Bank United Corp. or Washington Mutual.

    Pursuant to the terms of the employment agreements, on the effective date of the merger, the executives will each be entitled to a lump sum payment equal to the payments to which they would have been paid under their August, 1996 employment agreements with Bank United Corp. had they been terminated by Washington Mutual other than for "Cause" (as defined in the applicable prior employment agreement) immediately after the effective date of the merger. In addition, pursuant to the terms of their respective agreements, any rights under stock options, restricted stock or other stock-based awards will vest and become exercisable immediately upon the effective date of the merger. The executives will also be entitled to a continuation of welfare benefits for the three years after termination of employment, subject to certain exceptions.

    In lieu of the lump sum cash payment described in the paragraph above, Mr. Nocella may elect to receive a special retention bonus consisting of a grant of restricted shares of Washington Mutual's common stock by notifying Washington Mutual of such election at least ten days prior to the effective date of the merger. The number of shares comprising this special retention bonus will be calculated by dividing the amount of the lump sum cash payment by the fair market value of one share of Washington Mutual's common stock on the effective date of the merger. Restrictions on the sale of the shares will lapse on the first anniversary of the effective date of the merger. Mr. Nocella may elect to forfeit the shares in exchange for a deposit by Washington Mutual at the time the restrictions lapse into his account in Washington Mutual's Senior Officers Deferred Compensation Plan of an amount equal to the fair market value of the shares on the day the restrictions lapse.

    If, during the employment period, Washington Mutual terminates any of the executives' employment other than for Cause (as defined in each agreement) or Disability (as defined in each agreement) or any of the executives terminate their employment for Good Reason (as defined in each agreement), Washington Mutual will pay such executive a lump sum in cash equal to: the sum of (1) such executive's base salary through the date of termination to the extent not previously paid, (2) any compensation previously deferred by the executive (and any accrued interest or earnings thereon) and any accrued vacation pay through the date of termination, (3) in the case of Mr. Nocella and Mr. Coben, a pro rata portion of the bonus for the year in which the date of termination occurs, in each case to the extent not previously paid; and (4) an amount equal to the product of the fraction of the employment period remaining after the date of termination and their respective base salaries. In addition, upon any such termination, the welfare benefits describe above and, in the case of Messrs. Burkholder and Nocella, the additional retirement benefits described above, will commence. In

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
addition, if Mr. Nocella has elected to receive the special retention bonus described above, restrictions on sale of shares comprising that bonus will lapse.

    If any of the executives' employment is terminated by reason of such executive's death during the employment period, his employment agreement will terminate without further obligations to the executives' legal representatives under the agreement, other than for payment of base salary, deferred compensation, if applicable, a pro rata bonus, as described above, and, in the case of Messrs. Burkholder and Nocella, the commencement of the additional retirement benefits described above to Messrs. Burkholder's and Nocella's current spouses.

    If any of the executives' employment is terminated by reason of any of the executives' Disability (as defined in each agreement) during the employment period, his employment agreement will terminate without further obligations to the executive, other than for payment of base salary, deferred compensation and, if applicable, a pro rata bonus, as described above, the timely payment or provision of disability and other benefits as in effect generally with respect to Senior Vice Presidents of Washington Mutual, the commencement of the welfare benefits described above and, in the case of Messrs. Burkholder and Nocella, the additional retirement benefits described above.

    If any of the executives' employment is terminated for Cause or the executives terminate their employment without Good Reason (as such terms are defined in each agreement) during the employment period, such executive's agreement will terminate without further obligations to the executive other than the obligation to pay or provide to the executives (1) base salary, deferred compensation and, if applicable, a pro rata bonus, as described above, (2) the commencement of the welfare benefits described above and (3) in the cases of Mr. Burkholder and Mr. Nocella, the retirement benefits described above. If
Mr. Nocella has elected to receive the special retention bonus described above, all of his rights in the shares comprising that bonus will be forfeited. Under the term of each of the executives' agreements, Washington Mutual has agreed that in the event that any payments (other than for base salaries not made in connection with a termination of employment) are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the executive will be entitled to receive an additional payment equal to the excise tax imposed upon the payments including the excise tax imposed upon such additional payment.

LITIGATION TRUSTEE AGREEMENTS

    Washington Mutual and the trusts have entered an agreement with each of Salvatore A. Ranieri, a current member of Bank United Corp's board of directors and brother of Lewis Ranieri, Chairman of Bank United Corp.'s board of directors, and Jonathon K. Heffron, a current executive of Bank United Corp., with respect to management of that litigation. See "The Contingent Payment Rights Trust and the Certificates--The Forbearance Litigation." The terms of these agreements begin on the effective date of the Washington Mutual merger and end upon the final resolution of the litigation. While serving as trustees, Mr. Ranieri and Mr. Heffron will manage the forbearance litigation.

    During the period that Mr. Ranieri and Mr. Heffron manage the forbearance litigation, they will provide the services set forth in their respective agreements and the declarations of trust of the trusts and will report with respect to management of that litigation directly to a Bank United Corp. litigation committee (if one is formed). During this period, Mr. Ranieri and Mr. Heffron and the Bank United Corp. litigation committee, if any, will have complete discretion to manage the forbearance litigation.

    During the period that Mr. Ranieri and Mr. Heffron manage the forbearance litigation, they agree to devote such attention and time as is reasonably necessary to manage the litigation and to use their reasonable best efforts to perform faithfully and efficiently their responsibilities as litigation trustees. In consideration of the services to be provided by Mr. Ranieri and Mr. Heffron, for a three year period following the completion of the Washington Mutual merger, each of Mr. Ranieri and Mr. Heffron will be paid a fee in the aggregate amount of $1.5 million. These fees will be payable in cash in advance in

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
12 equal quarterly installments commencing on the effective date of the Washington Mutual merger. However, upon the final resolution of this litigation, the unpaid portion of the fees will accelerate and be immediately paid in a lump sum.

    Pursuant to Mr. Heffron's agreement, on the effective date of the Washington Mutual merger, Washington Mutual will make a lump sum cash payment to Mr. Heffron equal to the payments to which he would be entitled to receive pursuant to the change of control provisions of his August 1996 employment agreement with Bank United Corp. if he were terminated by Washington Mutual after the merger other than for "Cause" (as defined in Mr. Heffron's employment agreement), including, without limitation, the amount provided in his employment agreement for outplacement services, as well as an amount calculated in respect of taxes arising from those payments. In addition, Mr. Heffron's rights under his Bank United Corp. stock options, restricted stock awards and other stock-based awards will vest and become exercisable immediately upon the completion of the Washington Mutual merger. Commencing upon the expiration of the period during which Mr. Ranieri and Mr. Heffron manage the forbearance litigation, or, if earlier, the termination of Mr. Heffron's services under his agreement for any reason, Washington Mutual will provide or cause to be provided to Mr. Heffron certain welfare benefits for three years after his termination, subject to certain exceptions.

    In addition, on the effective date of the merger, the contingent payment rights trust will issue to each of Mr. Ranieri and Mr. Heffron, as trustees, the number of CPR Certificates equal to 0.75% of the total outstanding CPR Certificates issued in connection with the Bank United Corp. reorganization, without giving effect to the CPR Certificates issued to any other litigation trustee in connection with his or her services as a litigation trustee. These CPR Certificates will be non-transferable and subject to restrictions during the management period, provided that, in the event that either Mr. Ranieri's or Mr. Heffron's service as a litigation trustee is terminated (A) due to his death or permanent and total disability, (B) by him due to a material breach by Washington Mutual or the trusts of a material provision of the agreement or the trust declaration, or (C) by Washington Mutual or the trusts other than due to either of Mr. Ranieri's or Mr. Heffron's substantial failure to perform his duties as a litigation trustee, the CPR Certificates owned by such trustee will become immediately transferable and free of restrictions. In the event that the service of either Mr. Ranieri or Mr. Heffron terminates prior to final resolution of the litigation for reasons other than those described in clauses
(A), (B) and (C) of the preceding sentence, the applicable trustee's CPR Certificates will be forfeited by him effective immediately upon such termination. During the period in which they manage the litigation, Mr. Ranieri and Mr. Heffron will be entitled to receive prompt reimbursement from Washington Mutual for all reasonable expenses incurred by them in performance of their services in connection with the litigation on the same basis as they were entitled to expense reimbursement from Bank United Corp. prior to the effective date of the merger.

    In the case of Mr. Heffron, the agreement provides that he will be entitled to receive the welfare benefits and other fringe benefits on the same basis and the same terms and conditions as such benefits were provided to him immediately prior to the effective date of the merger. During the period that Mr. Ranieri and Mr. Heffron manage the litigation, at Mr. Heffron's request, Washington Mutual will provide Mr. Heffron with access to the resources, offices, records and personnel as may be requested at Washington Mutual's offices in Houston, Texas. Under the terms of both of the agreements, Washington Mutual agrees to indemnify and to advance expenses, without requirement of bond or other security, to each of Mr. Ranieri and Mr. Heffron against any and all losses, liabilities, damages, judgments, demands, suits, claims, assessments, charges, fines, penalties, costs and expenses, including reasonable attorneys' fees and expenses and other costs and expenses associated with defense of a claim or incurred in obtaining indemnification under such agreements, whether or not in a formal proceeding, arising out of or relating to (A) with respect to claims brought by holders of CPR Certificates in their capacity as holders of CPR Certificates, any matter whatsoever, and (B) with respect to claims brought by any other party, any matter relating to either of the trusts, the CPR Certificates, the CPR Certificate distribution, the litigation and any actions taken by either of them that relate to either of the trusts, including, without limitation, the negotiation of the terms of the trusts and the CPR Certificates and the approval of the establishment of the trusts and the CPR Certificate distribution and related transactions.

AMENDMENT OF EXISTING CONSULTING AGREEMENT

    The consulting agreement between Bank United Corp. and Lewis S. Ranieri, the Chairman of Bank United Corp.'s board of directors, dated August 1, 1999, was amended to provide that at the effective time of the merger, the consulting period will be automatically extended for a one-year period, commencing at the effective time and ending on the first anniversary of the effective time. It was amended further to provide that upon the expiration of the one-year period (or, if earlier, upon the date that is 180 days after the date on which either
Mr. Ranieri or Bank United Corp. provides notice, upon the date on which Mr. Ranieri becomes disabled or dies, or upon a change of control of Washington Mutual), the consulting agreement will immediately be cancelled and Bank United Corp. will pay Mr. Ranieri all accrued but unpaid consulting fees and the parties will have no further rights or obligations under the agreement.

STOCK BASED RIGHTS

    In the Bank United Corp. reorganization immediately prior to the Washington Mutual merger, each outstanding option to acquire Bank United Corp. common stock will be converted into an option to acquire upon exercise (a) one share of Bank United Corp. common stock and (b) one CPR Certificate. Upon completion of the Washington Mutual merger, each outstanding and unexercised stock option to purchase shares of Bank United Corp.'s common stock will cease to represent the right to acquire shares of Bank United Corp.'s common stock and will be converted into an option to acquire (a) shares of Washington Mutual's common stock and (b) one CPR Certificate for each 1.3 shares of Washington Mutual common stock for which the option is exercised.

    Under Bank United Corp.'s stock-based plans, unvested stock options will become fully vested and exercisable, all restrictions on restricted stock awards will lapse and all performance units will be deemed earned on a change in control of Bank United Corp. The transactions provided for by the merger agreement will constitute a change in control under these plans.

    - The number of stock options to acquire shares of Bank United Corp.'s common stock held by Bank United Corp.'s executive officers, Messrs. Burkholder, Nocella, Heffron, Coben and Sadin, that will vest in connection with the merger is 129,500, 90,000, 71,600, 61,000 and 64,000, respectively.

    - The number of shares of Bank United Corp. common stock underlying awards of restricted stock held by Messrs. Burkholder, Nocella, Heffron, Coben, and Sadin that will become freely transferable in connection with the merger is 17,500, 16,000, 10,000, 10,000 and 10,000, respectively.

    The total number of stock options to acquire shares of Bank United Corp. common stock held by the members of the Bank United Corp. board of directors that will become fully vested and exercisable in connection with the merger is
      .

INDEMNIFICATION, DIRECTORS' AND OFFICERS' INSURANCE

    The merger agreement requires Washington Mutual, subject to certain exceptions, to indemnify and advance reasonable expenses to persons who were directors, officers or employees of Bank United Corp. and its subsidiaries prior to the merger who suffer liabilities or losses from any threatened or actual claim or proceeding arising from the merger agreement or the fact that the person was an officer, director or employee of Bank United Corp. or its subsidiaries. The merger agreement also requires Washington Mutual, subject to certain limitations regarding insurance premium amounts, to cause the officers and directors of Bank United Corp. immediately before the merger to be covered for at least six years after the merger by Washington Mutual's directors' and officers' liability insurance policy or a similar policy. Washington Mutual has also agreed that all provisions of the charter documents of Bank United Corp. and its subsidiaries in effect on August 18, 2000 regarding the indemnification and limitations on liability existing in favor of such directors, officers and employees for matters occurring on or prior to completion of the Washington Mutual merger will continue in effect after the merger.

    REPRESENTATIONS AND WARRANTIES IN THE MERGER AGREEMENT

    In the merger agreement, Washington Mutual and Bank United Corp. each make representations and warranties to the other regarding, among other things:

    - its corporate organization and existence;

    - its capitalization;

    - its corporate power and authority to carry on its business and to enter into the merger agreement;

    - its due authorization, execution and delivery of the merger agreement and related agreements;

    - required governmental and third party approvals;

    - that neither the merger agreement nor the transactions contemplated in the merger agreement violate its charter, bylaws, applicable law or certain material agreements;

    - the timely filing and payment of required fees in connection with material regulatory reports;

    - its financial statements and filings with the SEC;

    - certain material legal proceedings or regulatory actions;

    - certain materially adverse changes in its business;

    - its compliance with applicable law;

    - the filing and accuracy of all tax returns and payment or provision for all taxes;

    - its agreements or understandings with, or the existence of any order issued by, regulatory agencies;

    - any broker's fees payable in connection with the merger;

    - undisclosed liabilities; and

    - the completeness and accuracy and compliance as to form of this proxy statement/prospectus and prospectus, the related registration statement and any other governmental filing in connection with the merger.

    In addition, Bank United Corp. has made certain other representations and warranties to Washington Mutual regarding, among other things:

    - its subsidiaries;

    - the conduct of its business since September 30, 1999;

    - its employee benefit plans and related matters;

    - its material contracts;

    - its real and personal property;

    - its insurance coverage;

    - certain environmental matters;

    - the opinion of its financial advisor;

    - its intellectual property;

    - the loans reflected as assets on its books and records;

    - its compliance with the Community Reinvestment Act of 1977;

    - labor matters; and

    - that neither the merger agreement, the merger, the option agreement nor the exercise of the option (as described in "--The Option Agreement" below) causes the application of certain anti-takeover provisions of Delaware or Texas law or Bank United Corp.'s charter documents.

    CONDITIONS TO THE COMPLETION OF THE MERGER

    Washington Mutual's and Bank United Corp.'s obligations to effect the merger are subject to among other things, satisfaction of the following conditions by the effective time of the merger:

    - the merger shall have been approved by the requisite affirmative vote of the Bank United Corp. stockholders;

    - all regulatory approvals required to complete the transactions contemplated by the merger agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods shall have expired;

    - no order, injunction or decree issued by any court or agency or other legal restraint or prohibition preventing the completion of the merger or any of the transactions contemplated by the merger agreement shall be in effect;

    - no statute, rule, regulation, order, injunction or decree shall have been enacted that prohibits, restricts or makes illegal the completion of the merger;

    - no stop order suspending the effectiveness of the registration statement of which this proxy statement/prospectus is a part shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC;

    - Bank United Corp. shall have formed the contingent payment rights trust (See "The Contingent Payment Rights Trust and Certificates" below); the registration statement for the CPR Certificates must have been declared effective by the SEC; and no stop order suspending the registration statement's effectiveness shall have been issued and no proceedings for that purpose shall have been initiated; and

    - the shares of Washington Mutual common stock and PIES to be issued in the merger shall have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance.

    Washington Mutual's obligation to effect the merger is also subject to, among other things, the satisfaction or waiver by Washington Mutual, at or prior to the effective time of the merger, of the following conditions:

    - the representations and warranties of Bank United Corp. set forth in the merger agreement shall be true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger, provided that no effect shall be given to any exception in such representations and warranties relating to materiality or material adverse effect and provided, further, that such representations and warranties (other than the capitalization representation, which shall be true and correct in all material respects) shall be deemed to be true and correct in all respects unless the failure of such representation to be so true and correct would reasonably be expected to result in a material adverse effect on Bank United Corp.;

    - Bank United Corp. shall have performed in all material respects all obligations required to be performed by it under the merger agreement;

    - none of the regulatory approvals required to consummate the merger shall contain any restriction or condition which would be reasonably expected to have a material adverse effect on Bank United Corp. or Washington Mutual;

    - Washington Mutual shall have received resignations from each director of Bank United Corp. and each of its subsidiaries requested by it;

    - Bank United Corp. shall have (a) formed the contingent payment rights trust, (b) caused the CPR Certificates be issued to Bank United Corp. and distributed to the holders of Bank United Corp. common stock in the Bank United Corp. reorganization merger, and (c) entered into a commitment agreement providing for the payment of the litigation proceeds to the trust as described in "The Contingent Payment Rights Trust and Certificates" below;

    - Bank United Corp. shall have completed the Bank United Corp.
      reorganization;

    - dissenters' rights shall not have been exercised with respect to more than 10% of the outstanding shares of Bank United Corp. common stock; and

    - Washington Mutual shall have received an opinion, dated as of the effective date of the merger, from Gibson, Dunn & Crutcher LLP, in a form and substance reasonably satisfactory to Washington Mutual to the effect the merger will qualify as a tax-free reorganization for federal income tax purposes.

    Bank United Corp.'s obligation to effect the merger is also subject to, among other things, the satisfaction or waiver by Bank United Corp., at or prior to the effective time of the merger, of the following conditions:

    - the representations and warranties of Washington Mutual set forth in the merger agreement shall be true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger, provided that no effect shall be given to any exception in such representations and warranties relating to materiality or material adverse effect and provided, further, that such representations and warranties (other than the capitalization representation, which shall be true and correct in all material respects) shall be deemed to be true and correct in all respects unless the failure of such representation to be so true and correct would reasonably be expected to result in a material adverse effect on Washington Mutual;

    - Washington Mutual shall have performed in all material respects all obligations required to be performed by it under the merger agreement;

    - Washington Mutual shall have executed an agreement assuming Bank United Corp.'s obligations under the commitment agreement related to the contingent payment rights trust, as described in "The Contingent Payment Rights Trust and Certificates--The Commitment Agreement" below; and

    - Bank United Corp. shall have received an opinion dated as of the effective date of the merger from Wachtell, Lipton, Rosen & Katz, in a form and substance reasonably satisfactory to Bank United Corp., with respect to federal income tax laws.

    REGULATORY APPROVALS REQUIRED

    Under the merger agreement, the obligations of both Washington Mutual and Bank United Corp. to consummate the merger are conditioned upon the receipt of all requisite regulatory approvals. See

"--Conditions to the Completion of the Merger" above. Each of Washington Mutual and Bank United Corp. has agreed to use its reasonable best efforts to obtain the requisite regulatory approvals. The merger of Bank United Corp. into Washington Mutual and also the anticipated subsequent merger of Bank United Corp.'s subsidiary, Bank United, into Washington Mutual Bank, FA (an indirect subsidiary of Washington Mutual) are subject to the approval of the Office of Thrift Supervision under the Home Owners' Loan Act of 1933 and the Federal Deposit Insurance Act, respectively, and related Office of Thrift Supervision regulations. These approvals require consideration by the Office of Thrift Supervision of various factors, including assessments of the competitive effect of the contemplated transactions, the managerial and financial resources and future prospects of the resulting institutions and the effect of the contemplated transactions on the convenience and needs of the communities to be served. The Community Reinvestment Act of 1977, as amended, also requires that the Office of Thrift Supervision, in deciding whether to approve the merger of Bank United Corp. into Washington Mutual and also the merger of Bank United into Washington Mutual Bank, FA, assess the records of performance of Bank United Corp. and the bank subsidiaries of Washington Mutual in meeting the credit needs of the communities they serve, including low and moderate income neighborhoods. As part of the review process under the Community Reinvestment Act, it is not unusual for the Office of Thrift Supervision to receive protests and other adverse comments from community groups and others. Each of Bank United and Washington Mutual's primary banking subsidiaries (Washington Mutual Bank, Washington Mutual Bank, FA and Washington Mutual Bank fsb) currently has an "outstanding" Community Reinvestment Act rating from its primary regulator. The regulations of the Office of Thrift Supervision require publication of notice of, and an opportunity for public comment with respect to, the applications filed in connection with both of these mergers and authorize the Office of Thrift Supervision to hold an informal meeting upon the request of a commenter or on its own initiative, and a formal meeting upon the request of any participant to an informal meeting or on its own initiative, in connection with these applications. Any such meeting or comments provided by third parties could prolong the period during which the mergers are subject to review by the Office of Supervision.

    Washington Mutual has filed applications and notices seeking the requisite
Office of Thrift Supervision approval. On             , the Office of Thrift
Supervision deemed Washington Mutual's applications complete. To date, Washington Mutual has not received any approvals or notices of disapproval. It is anticipated that the Office of Thrift Supervision's review of these applications will involve an analysis of the status of the systems integration of Bank United into Washington Mutual Bank, FA and the proposed timetable for the integration of Bank United Corp. We cannot be certain that Office of Thrift Supervision approval will be granted and if granted, of the date of this approval or as to what conditions to such grant of approval, if any, may be imposed. In addition, it is possible that the United States Department of Justice or the Attorney General of the State of Texas or another state will challenge these mergers.

    Washington Mutual and Bank United Corp. are not aware of any other significant governmental approvals that are required for consummation of the transactions except as described above. Should any other approval or action be required, it is presently contemplated that such approval would be sought. However, we cannot be certain whether or when any such approval, if required, could be obtained.

    AMENDMENT AND WAIVER OF THE MERGER AGREEMENT

    The merger agreement may be amended by Washington Mutual and Bank United Corp. at any time before or after approval by the Bank United Corp. stockholders, so long as the amendment does not reduce or change the form of consideration to be delivered to the Bank United Corp. stockholders after they have approved the merger agreement. Any amendment to the merger agreement must be in writing and signed on behalf of both Washington Mutual and Bank United Corp.

    At any time prior to the effective time of the merger, Washington Mutual and Bank United Corp. may:

    - extend the time for performance of any of the other party's obligations,

    - waive any inaccuracies contained in the representations and warranties in the merger agreement or any document delivered pursuant to the merger agreement, and

    - waive compliance with any of the agreements or conditions contained in the merger agreement.

    Any agreement to an extension or waiver must be in a writing signed on behalf of the party agreeing to the extension or waiver.

    TERMINATION OF THE MERGER AGREEMENT

    Washington Mutual and Bank United Corp. may terminate the merger agreement by mutual consent. The merger agreement may also be terminated unilaterally by either Washington Mutual or Bank United Corp.:

    - if the approval of any governmental authority required for the completion of the merger is denied by final, nonappealable action or any governmental authority issues a final, non-appealable order enjoining the merger;

    - if the merger does not occur on or before March 31, 2001, which date will be extended to June 30, 2001 if the failure is solely due to the failure to obtain the requisite regulatory approvals;

    - upon breach by the other party of any covenant or representation of that party in the merger agreement which breach (a) is not cured within 30 days of the breaching party receiving notice of the breach or is incurable prior to the closing and (b) would entitle the non-breaching party not to close the merger, provided that the party seeking to terminate the merger agreement is not in material breach of any representation or covenant in the merger agreement;

    - if the requisite approval of the Bank United Corp. stockholders is not obtained at their special meeting; or

    - if there is a material adverse change since June 30, 2000 in the business, results of operations, financial condition or prospects of the other party and its subsidiaries, taken as a whole.

    Washington Mutual may terminate the merger agreement if:

    - Bank United Corp.'s board of directors shall have failed to recommend the merger or shall have withdrawn, modified or changed in a manner adverse to Washington Mutual, its recommendation that the Bank United Corp. stockholders vote to approve the merger agreement;

    - any person acquires beneficial ownership of 25% or more of the then outstanding shares of Bank United Corp. common stock, or Bank United Corp. or any of its significant subsidiaries shall have entered into an agreement to engage in, or Bank United Corp.'s board of directors shall have recommended that the Bank United Corp. stockholders approve or accept, (a) a merger or consolidation, or any similar transaction, involving Bank United Corp. or a significant subsidiary of Bank United Corp., (b) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Bank United Corp. or any significant subsidiary of Bank United Corp. or (c) a purchase or other acquisition of securities representing 25% or more of the voting power of Bank United Corp. (any such event being referred to herein as a "subsequent triggering event"); or

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
    - a tender offer or exchange offer for 25% or more of the Bank United Corp. common stock is commenced and Bank United Corp.'s board of directors recommends that the Bank United Corp. stockholders tender their shares in this offer or otherwise fails to recommend that the Bank United Corp. stockholders reject the offer within ten business days after commencement of the offer.

    TERMINATION FEES

    The merger agreement requires Bank United Corp. to pay an initial
$15 million termination fee to Washington Mutual if the merger agreement is terminated by Washington Mutual upon any of the following events:

    - failure to recommend the merger or withdrawal, modification or change by the Bank United Corp. board of directors of its recommendation to Bank United Corp. stockholders to approve the merger after a third party has made, or disclosed its intention to make, an inquiry, proposal or offer relating to any tender or exchange offer, merger, or acquisition of 25% or more of the voting stock or equity or assets of Bank United Corp. (a "takeover proposal");

    - willful breach by Bank United Corp. of any of its covenants or representations in the merger agreement which (a) is not cured within 30 days after Bank United Corp. receives notice of the breach or is incurable prior to the closing and (b) would entitle Washington Mutual not to close the merger, if (1) at or prior to Bank United Corp.'s willful violation a bona fide takeover proposal, or a bona fide intention to make such a takeover proposal, was made known to the Bank United Corp. board or was publicly disclosed to Bank United Corp.'s stockholders and
      (2) Washington Mutual is not in material breach of any representation or covenant in the merger agreement at the time of termination;

    - a "subsequent triggering event" (as defined in "--Termination of the Merger Agreement" above).

In addition, if, within 15 months after (a) the merger agreement is terminated by Washington Mutual for any of the reasons stated above or (b) the merger agreement is terminated by either Washington Mutual or Bank United Corp. because the Bank United Corp. stockholders fail to approve the merger if a bona fide takeover proposal to acquire Bank United Corp., or an intention to make such a proposal, had been publicly disclosed at the time of such failure, Bank United Corp. shall have entered into a definitive agreement with respect to that takeover proposal or consummated a merger, consolidation or similar transaction or sale of all or substantially all of its assets or any person shall have acquired beneficial ownership of more than 50% of the outstanding shares of Bank United Corp. common stock, Bank United Corp. shall pay Washington Mutual (1) an additional termination fee of $37 million if the merger agreement was terminated for a reason giving rise to the initial $15 million termination fee or (2) the entire termination fee of $52 million if the initial termination fee was not due. However, Washington Mutual will not be entitled to any termination fee if it has exercised all or part of its option under the option agreement described in "--The Option Agreement" below. If Bank United Corp. fails to timely pay the termination fee, Bank United Corp. shall pay the costs and expenses incurred by Washington Mutual to collect such payment, together with interest.

    THE OPTION AGREEMENT

    Bank United Corp. and Washington Mutual have entered into an option agreement. Under the option agreement, Bank United Corp. granted to Washington Mutual an option to purchase up to 6,462,862 shares of Bank United Corp. common stock (approximately 19.9% of the issued and outstanding shares) at a price of $42.375 per share. A copy of the option agreement is attached to this proxy statement/prospectus as Appendix F and the following discussion is qualified by reference to the full text of that agreement.

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
    The option may be exercised in whole or in part if both an "initial triggering event" (as defined below) and a "subsequent triggering event" (as defined above in "--Termination of the Merger Agreement") occur prior to termination of Washington Mutual's ability to exercise the option. Under the option agreement, an "initial triggering event" will occur if:

    - Bank United Corp. or any of its significant subsidiaries shall have entered into an agreement with a third party to engage in, or the Bank United Corp. board shall have recommended that the Bank United Corp. stockholders approve or accept a third party's offer to engage in, (a) a merger or consolidation, or any similar transaction, involving Bank United Corp. or a significant subsidiary of Bank United Corp., (b) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Bank United Corp. or any significant subsidiary of Bank United Corp., or (c) a purchase or other acquisition of securities representing 10% or more of the voting power of Bank United Corp. (any such event being referred to herein as an "acquisition transaction");

    - Bank United Corp. or any of its significant subsidiaries shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose an acquisition transaction with any third party;

    - Bank United Corp.'s board shall have failed to recommend the merger or shall have withdrawn or modified in a way adverse to Washington Mutual its recommendation that Bank United Corp. stockholders approve the merger, in each case in anticipation of engaging in an acquisition transaction with any third party;

    - any third party shall have acquired beneficial ownership of 10% or more of the outstanding shares of Bank United Corp. common stock;

    - the Bank United Corp. stockholders shall have voted and failed to approve the merger agreement (or the special meeting is not held in violation of the merger agreement) after any third party shall have made a bona fide proposal to Bank United Corp. to engage in an acquisition transaction;

    - Bank United Corp. shall have willfully breached any covenant, obligation, representation or warranty in the merger agreement, which would entitle Washington Mutual to terminate the merger agreement, and such breach has not been cured in a timely manner, after an overture is made by a third party to Bank United Corp. or the Bank United Corp. stockholders to engage in an acquisition transaction;

    - any third party shall have filed an application or notice with any federal or state bank regulatory authority for approval to engage in an acquisition transaction; or

    - any third party shall have commenced or publicly announced its bona fide intention to commence a tender offer or exchange offer for securities representing 10% or more of the voting power of Bank United Corp.

    Washington Mutual's ability to exercise the option will terminate upon
(a) the effective time of the merger; (b) subject to certain exceptions, termination of the merger agreement in accordance with its terms prior to the occurrence of an initial triggering event; (c) 12 months after any termination of the merger agreement that follows an initial triggering event or is a termination by Washington Mutual because of a breach by Bank United Corp. of any of its representations, warranties, covenants or agreements in the merger agreement (subject to certain extensions stated in the option agreement); or
(d) delivery of a written request for payment of termination fees under the merger agreement which are subsequently paid.

    Washington Mutual may also require Bank United Corp. to repurchase the option or the shares acquired upon exercise of the option (provided that a subsequent triggering event has occurred prior to the expiration of Washington Mutual's ability to exercise the option) upon the consummation of (a) any merger, consolidation or similar transaction involving Bank United Corp., (b) any acquisition of all or a substantial portion of the assets of Bank United Corp. or (c) any acquisition by any person of beneficial ownership of 50% or more of the Bank United Corp. common stock.

    The total profit that Washington Mutual can make pursuant to the option agreement is limited to $52 million before taxes. In addition, Washington Mutual is not entitled to exercise its option if it has made a request for payment of termination fees.

    Washington Mutual and Bank United Corp. believe the termination fees and option described above are customary and typical for transactions such as the proposed merger. These agreements are intended, among other things, to increase the likelihood that the merger will be completed on the terms set forth in the merger agreement and, if the merger is not completed under certain circumstances involving an acquisition or potential acquisition of Bank United Corp. by a third party, to compensate Washington Mutual for its efforts undertaken, expenses incurred and business opportunities lost in connection with the proposed merger. These agreements may have the effect of discouraging offers by third parties to acquire Bank United Corp. prior to the merger, even if these persons were prepared to pay consideration to Bank United Corp. stockholders that has a higher current market price than the shares of Washington Mutual common stock and PIES to be received by the holders of Bank United Corp. common stock and PIES under the merger agreement.

    CONDUCT OF BUSINESS PENDING THE MERGER AND OTHER AGREEMENTS

    Except as expressly contemplated or permitted by the merger agreement or a specified disclosure schedule, or required by applicable law, Bank United Corp. has agreed to, and to cause each of its subsidiaries to, before the effective time of the Washington Mutual merger:

    - conduct its business in the ordinary and usual course consistent with past practice;

    - use its reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees; and

    - refrain from taking any action reasonably expected to adversely affect or delay its ability to obtain any governmental approvals necessary to complete the transactions contemplated by the merger agreement.

    In addition, except as expressly contemplated or permitted by the merger agreement or a specified disclosure schedule, or required by applicable law, Bank United Corp. has agreed that it will not, and that it will cause its subsidiaries not to, without the prior written consent of Washington Mutual, among other things:

    - grant any stock appreciation rights or rights to acquire its capital stock;

    - adjust, split, combine, reclassify, redeem, purchase or otherwise acquire any capital stock or declare or pay dividends except in the ordinary and usual course of business consistent with past practices;

    - subject to certain exceptions, increase compensation or fringe benefits of any of its employees, pay any pension or retirement allowance not required under an existing plan or agreement, or enter into or modify any employee benefit plan or employment agreement;

    - sell, transfer, mortgage or encumber or otherwise dispose of any of its properties or assets or cancel, release or assign any indebtedness to any person, except for nonmaterial transactions, or transactions in the ordinary course of business consistent with past practice or required pursuant to certain existing contracts;

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
    - make any acquisition or investment in, or make any property transfers to, or material purchases of any property or assets of, any other entity (other than a wholly-owned subsidiary) except pursuant to certain existing contracts;

    - amend its certificate of incorporation, bylaws or similar governing documents;

    - enter into, renew or terminate any contract or agreement, other than loans made in the ordinary course of business, that calls for aggregate annual payments of $500,000 or more and which is neither (a) terminable at will on 60 days or less notice without payment of a penalty in excess of $50,000 nor (b) with a term of less than one year, or make any material change in any of its leases or such contracts, other than certain renewals of contracts or leases for a term of one year or less without material adverse changes to their terms;

    - make any changes in its accounting methods, unless otherwise required under accounting principles generally accepted in the United States, law, rule or regulation, as concurred by its independent public accountants;

    - settle any litigation involving monetary damages except in the ordinary course of business;

    - make or acquire loans or issue commitments for any loans except for
      (1) loans and commitments that are made in the ordinary course of business consistent with past practice or (2) with a principal balance below
      $10 million, other than with the prior consent of Washington Mutual, which consent will not be unreasonably withheld;

    - take any action that would result in a discretionary release of collateral or guarantees or restructure any loan or commitment for any loan with a principal balance in excess of $1,000,000, or agree to guarantee the obligation of other persons;

    - take any action intended or reasonably expected to result in any of its representations or warranties being or becoming untrue in any material respect, in any closing condition not being satisfied, or in a material violation of any provision of the merger agreement, except as required by applicable law;

    - subject to certain exceptions, make capital expenditures in excess of specified amounts;

    - subject to certain exceptions, open, relocate or close any branch or loan production office or make any application therefor;

    - materially change its investment securities portfolio policy or the manner in which its portfolio is classified or reported, except in the ordinary course of business consistent with past practice;

    - make any material change in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans;

    - make any material changes with respect to its policies and practices with respect to hedging its loan positions or commitments;

    - enter into any securitization of loans;

    - engage or participate in any material transaction or incur or sustain any material obligation not in the ordinary course of business, except as otherwise permitted by the merger agreement;

    - settle or compromise any material tax liability or agree to an extension of the statute of limitations with respect to the assessment or determination of any taxes, except in the ordinary course of business, consistent with past practice; or

    - agree to or make any commitment to take any of the foregoing actions.

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
    Bank United Corp. has also agreed to amend its 401 (k) plan to (a) remove the availability of participant loans, (b) limit discretionary matching contributions to 100% of a participant's contributions and 3% of a participant's considered compensation, (c) require one year of service before employees who have not, as of the date of this amendment, met the Bank United Corp. eligibility requirements may become participants and (d) revise the vesting schedule.

    Bank United Corp. has agreed to cause its board of directors to recommend approval of the merger to its stockholders unless its board of directors has determined in its reasonable good faith judgment, based on advice of outside counsel and financial advisors, that such action would breach its fiduciary duties under applicable law. Bank United Corp. has also agreed not to authorize or permit any of its officers, directors, employees, representatives or agents to solicit or encourage any inquiries or proposals, participate in any discussions or negotiations regarding, provide any confidential information to any person relating to, or otherwise facilitate any effort or attempt to make or implement, any "takeover proposal" (as defined below). However, at any time before the Bank United Corp. stockholders vote to approve the merger agreement, Bank United Corp. may provide third parties with nonpublic information and participate in discussions and negotiations with any third party relating to a takeover proposal that it has not solicited if it complies with certain limitations. In particular, Bank United Corp. must advise Washington Mutual immediately of any such inquiry or proposal and, unless its board of directors has determined in its reasonable good faith judgment based on advice of outside counsel and financial advisors that such action would breach its fiduciary duties under applicable law, inform Washington Mutual of the terms and conditions of any takeover proposal and the status thereof. Further, Bank United Corp. may not furnish any nonpublic information to any third party except pursuant to the terms of a confidentiality agreement on customary terms as advised by its legal counsel. The merger agreement defines a "takeover proposal" as any inquiry, proposal or offer relating to any tender or exchange offer, or proposal for a merger, consolidation or other business combination involving Bank United Corp., or the acquisition in any manner of 25% or more of the voting stock or equity, or a substantial portion of the assets, of Bank United Corp. or any of its subsidiaries, other than the transactions contemplated by the merger agreement.

    Washington Mutual and Bank United Corp. have also agreed to cooperate with each other and to use their reasonable best efforts to promptly prepare all necessary documentation, to effect all filings, and to obtain and comply with the terms or conditions of, all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by the merger agreement. In addition, each party has agreed to provide the other with copies of their quarterly and annual reports and Bank United Corp. has agreed to provide certain monthly financial information to Washington Mutual. Washington Mutual and Bank United Corp. have agreed, subject to the restrictions set forth in the merger agreement, to furnish to the other party all information concerning themselves and their subsidiaries, directors, officers and stockholders and such other matters as may be necessary in furtherance of the merger upon request and to permit reasonable access to their properties, books, contracts and records. Washington Mutual and Bank United Corp. have also agreed, subject to the terms and conditions of the merger agreement, to use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed or which are necessary or advisable to complete and make the merger effective. Washington Mutual has further agreed to use its reasonable best efforts to cause the shares of Washington Mutual common stock and PIES to be issued in the merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance.

    In addition, except as expressly contemplated or permitted by the merger agreement or required by applicable law, Washington Mutual has agreed that it will not, without the prior written consent of Bank United Corp., (a) amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the economic benefits of the merger to holders of Bank United Corp. common

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
stock, (b) take any action intended or reasonably expected to result in any of its representations or warranties becoming untrue in any material respect, in any closing condition not being satisfied, or in a violation of any provision of the merger agreement, except as required by applicable law, or (c) agree to or make any commitment to take any such action.

    Washington Mutual also will be obligated to indemnify the officers, directors and employees of Bank United Corp. and its subsidiaries for any liabilities incurred in connection with any matters existing or occurring at or prior to the effective time of the merger or related to the merger agreement and to provide directors' and officers' liability insurance with respect to such matters for six years. See "--Interests of Certain Persons in the Merger--Indemnification, Directors and Officers' Insurance" above.

    EXPENSES AND FEES

    Except for any termination fee that may become payable as discussed in "--Termination Fees" above, all legal and other costs and expenses incurred in connection with the merger agreement and related transactions will be borne by the party incurring such costs and expenses unless otherwise specified in the merger agreement.

    ACCOUNTING TREATMENT

    The merger will be accounted for by Washington Mutual as a purchase in accordance with accounting principles generally accepted in the United States. The reported results of operations of Washington Mutual will include the results of Bank United Corp. from and after the closing date of the merger. The assets, including intangible assets, and liabilities of Bank United Corp. will be recorded at their fair values as of the closing date of the merger.

    STOCK EXCHANGE LISTING OF WASHINGTON MUTUAL COMMON STOCK AND PIES

    The merger agreement requires Washington Mutual to use its best efforts to cause the shares of Washington Mutual common stock and PIES to be issued in the merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance. Listing of those securities is a condition to closing the merger under the merger agreement.

    RESALE OF WASHINGTON MUTUAL STOCK RECEIVED BY BANK UNITED CORP. STOCKHOLDERS


    The shares of Washington Mutual common stock and Washington Mutual PIES to be issued to Bank United Corp. stockholders upon consummation of the merger will be registered under the Securities Act and may be traded freely without restriction by those stockholders who are not deemed to be "affiliates" of Bank United Corp. or Washington Mutual, as that term is defined in rules promulgated under the Securities Act.



    Shares of Washington Mutual common stock and Washington Mutual PIES received by those Bank United Corp. stockholders who are deemed to be "affiliates" of Bank United Corp. at the time of the Bank United Corp. stockholders' meeting with respect to the merger may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act.


    APPRAISAL RIGHTS

    In connection with the Bank United Corp. reorganization described above in "--The Bank United Corp. Reorganization," Delaware law entitles the holders of record of shares of Bank United Corp. common stock who follow the procedures specified in Section 262 of the Delaware corporate law to have their shares appraised by the Delaware Court of Chancery and to receive the "fair value" of such

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
shares as of the effective time of that reorganization, as determined by the court, in place of the consideration that the holder would otherwise receive in the Bank United Corp. reorganization. In order to exercise appraisal rights, a common stockholder must demand and perfect the rights in accordance with
Section 262 of the Delaware corporate law. The Delaware law appraisal rights discussed in this section of the proxy statement/prospectus only apply in connection with the Bank United Corp. reorganization and do not apply in connection with the Washington Mutual merger. You should be aware, however, that if you demand and perfect appraisal rights in the Bank United Corp. reorganization, you will cease to hold Bank United Corp. common stock and therefore you will not receive any consideration in the Washington Mutual merger.

    The following is a summary of Section 262 of the Delaware corporate law and is qualified in its entirety by reference to Section 262 of the Delaware corporate law, a copy of which is attached to this document as Appendix G. Bank United Corp. common stockholders should carefully review Section 262 of the Delaware corporate law as well as information discussed below to evaluate their rights to appraisal. If a holder of Bank United Corp. common stock elects to exercise the right to an appraisal under Section 262 of the Delaware corporate law, such common stockholder must:

    - file with Bank United Corp. at its main office in Houston, Texas, a written demand for appraisal of the shares of Bank United Corp. common stock held (which demand must identify the common stockholder and expressly request an appraisal) before the vote is taken on the Bank United Corp. reorganization;

    - vote against the reorganization at the Bank United Corp. special meeting; and

    - continuously hold such shares through the effective time of the Bank United Corp. reorganization.

    All written demands for appraisal should be addressed to: Jonathon Heffron, Executive Vice President, Chief Operating Officer and General Counsel, Bank United Corp., 3200 Southwest Freeway, Suite 2600, Houston, Texas 77027, before the vote is taken on Bank United Corp. reorganization, and should be executed by, or on behalf of, the holder of record. Such demand reasonably must inform Bank United Corp. of the identity of the common stockholder and that such common stockholder is thereby demanding appraisal of such stockholder's shares.

    Within ten days after the effective time of the Bank United Corp. reorganization, Bank United Corp., as the surviving company of the reorganization, will give written notice of the effective time to each holder of Bank United Corp. common stock who has satisfied the requirements of
Section 262 of the Delaware corporate law. Within 120 days after the effective time, Bank United Corp. or any dissenting common stockholder may file a petition in the court demanding a determination of the fair value of the shares of Bank United Corp. common stock of all dissenting common stockholders. Any dissenting common stockholder desiring the filing of such petition is advised to file such petition on a timely basis unless the dissenting common stockholder receives notice that such a petition has been filed by Bank United Corp. or another dissenting common stockholder.

    If a petition for appraisal is timely filed, the court will determine which common stockholders are entitled to appraisal rights and thereafter will determine the fair value of the shares of Bank United Corp. common stock held by dissenting common stockholders, exclusive of any element of value arising from the accomplishment or expectation of the Washington Mutual merger. In determining such fair value, the court shall take into account all relevant factors. The court may determine such fair value to be more than, less than or equal to the consideration that such dissenting common stockholder would otherwise be entitled to receive pursuant to the Bank United Corp. reorganization plan of merger. If a petition for appraisal is not timely filed, then the right to an appraisal shall cease. The costs of the appraisal proceeding shall be determined by the court and taxed against the parties as the court determines to be equitable under the circumstances. Upon the application of any common stockholder,

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
the court may determine the amount of interest, if any, to be paid upon the value of the common stock to the common stockholders entitled thereto. Upon application of a common stockholder, the court may order all or a portion of the expenses incurred by any common stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

    After the effective time of the Bank United Corp. reorganization, no dissenting common stockholder shall have any rights of a Bank United Corp. common stockholder with respect to such holder's shares for any purpose, except to receive payment to which Bank United Corp. common stockholders of record as of a date prior to the effective time are entitled, if any. If a dissenting common stockholder delivers a written withdrawal of the demand for an appraisal within 60 days after the effective time of the Bank United Corp. reorganization or thereafter with the written approval of Bank United Corp. (or Washington Mutual as the surviving company in the Washington Mutual merger), or if no petition for appraisal is filed with the court within 120 days after the effective time of the Bank United Corp. reorganization, then the right of such dissenting common stockholder to an appraisal will cease and such dissenting common stockholder will be entitled to receive only the shares of common stock of Bank United Corp. common stock and CPR Certificates as provided in the reorganization plan of merger for the Bank United Corp. reorganization.

    The foregoing is only a summary of the applicable provision of the Delaware General Corporation Law and is qualified in its entirety by reference to the full text of such provision, which is included in Appendix G.

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                      INFORMATION ABOUT WASHINGTON MUTUAL

    With a history dating back to 1889, Washington Mutual is a financial services company committed to serving consumers and small to mid-sized businesses. At June 30, 2000, it had stockholders' equity of $8.55 billion. Based on consolidated assets of $185.69 billion at June 30, 2000, Washington Mutual was the largest savings institution and the eighth largest banking company in the United States.

    On October 2, 2000, Washington Mutual signed a purchase agreement to acquire the residential mortgage business of PNC Financial Services Group for approximately $605 million in cash. Based on data for the first six months of 2000, the acquisition of the PNC mortgage business and the completion of the merger with Bank United Corp. will make Washington Mutual the third-largest mortgage originator and fourth-largest servicer of residential mortgages in the United States. The acquisition is scheduled to close in the first quarter of 2001, subject to regulatory approvals.

    Washington Mutual operates principally in California, Washington, Oregon, Florida, Texas and Utah, and has operations in 36 other states. Through its subsidiaries, Washington Mutual engages in the following activities:

    - CONSUMER BANKING. The consumer banking business includes the sale of all consumer deposit products, including checking accounts, money market accounts and time deposits, and the associated servicing activities as well as the origination of consumer loans through Washington Mutual's consumer financial centers. These consumer loan products include second equity mortgage loans and lines of credit, manufactured housing loans, automobile, boat and recreational vehicle loans, education loans and small business lines of credit. Washington Mutual conducts consumer banking in eight states through over 1,000 financial centers and over 1,400 automated teller machines. The consumer banking group also has approximately 1,600 full time equivalent employees in its telephone banking centers. At
      June 30, 2000, Washington Mutual had $78.87 billion in deposits and a consumer loan portfolio of $6.83 billion.

    - MORTGAGE LENDING. Washington Mutual conducts mortgage lending through its banking subsidiaries, Washington Mutual Bank, FA, Washington Mutual Bank, and Washington Mutual Bank fsb. The principal activities conducted by Washington Mutual's mortgage lending operations are the origination of single-family residential mortgages and residential construction loans and the associated loan servicing activities. For the six months ended
      June 30, 2000, this group originated $19.82 billion of single-family residential mortgage loans (excluding residential construction loans). At June 30, 2000, Washington Mutual had a servicing portfolio of $168.40 billion of single-family residential mortgage loans and residential construction loans, including $59.79 billion of loans serviced for others.

    - COMMERCIAL BANKING. The commercial banking group is comprised of two primary business lines: commercial banking, operating under the brand names of WM Business Bank and Western Bank and commercial real estate lending, operating under the Washington Mutual brand. The Western Bank division operates primarily in Washington, Oregon, Idaho and Utah. WM Business Bank commenced operations in California at the beginning of 1999. The commercial banking group provides personalized commercial banking services to small to mid-sized businesses. The commercial real estate lending group makes available multi-family shelter-based lending, commercial construction financing and other commercial real estate loans. At June 30, 2000, Washington Mutual had $20.08 billion of commercial real estate and commercial business loans in its portfolio, of which $15.57 billion was secured by liens on apartment buildings.

    - FINANCIAL SERVICES. The financial services business consists of WM Financial Services, Inc., a licensed broker-dealer; WM Advisors, Inc., the investment adviser to the WM Group of Funds; WM Funds Distributor, Inc., the distributor of the WM Group of Funds; and Washington Mutual Insurance Services, Inc., a full-service insurance agency. Through its broker-dealer, WM

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
      Financial Services, Washington Mutual offers a wide range of investment products to its customers, including mutual funds, variable and fixed annuities and general securities.

    The WM Group of Funds is a proprietary mutual fund complex formed through the consolidation of the Composite Funds, Sierra Trust Funds and the Griffin Funds. At June 30, 2000, the WM Group of Funds consisted of 18 mutual funds, five managed asset funds and one variable annuity. At that date, it had $8.09 billion in assets under management.

    Washington Mutual Insurance Services, Inc. supports the mortgage lending process by offering customers property and casualty insurance products. The group also offers insurance products to existing mortgage and deposit customers, which include mortgage life and accidental death and dismemberment, property and casualty, and life insurance.

    - CONSUMER FINANCE. Washington Mutual conducts its consumer finance business through Washington Mutual Finance (formerly, Aristar, Inc.) and Long Beach Mortgage. Washington Mutual Finance makes direct consumer installment loans and real estate secured loans and purchases retail installment contracts from local retail establishments through a network of over 500 branch offices located in 25 states, primarily in the southeastern United States. At June 30, 2000, Washington Mutual Finance had assets of
      $3.74 billion.

    Long Beach is engaged in the business of originating, purchasing and selling specialty mortgage finance loans secured by first liens on one-to-four family residences. Long Beach originates loans in all 50 states primarily through wholesale channels comprised of a nationwide network of independent mortgage loan brokers and correspondents. Long Beach maintains a close working relationship with these brokers through its sales force of approximately 300 account executives located in 60 offices. Long Beach historically has followed a strategy of selling all of its loan originations in the secondary market.

                      INFORMATION ABOUT BANK UNITED CORP.

    Bank United Corp. is the largest publicly traded depository institution headquartered in Texas, providing consumers and businesses in Texas and other selected markets throughout the United States with a broad array of financial services. At June 30, 2000, Bank United Corp. had $18.2 billion in assets, $8.8 billion in deposits and $827.7 million in stockholders' equity.

    Through its subsidiaries, Bank United Corp. engages in the following activities:

    - COMMERCIAL BANKING. The commercial banking business provides credit and a variety of cash management and other services primarily to mortgage bankers, builders, developers and healthcare providers. Business is solicited in Texas and in other targeted markets throughout the United States. At June 30, 2000, Bank United Corp.'s commercial banking network consisted of 23 regional banking offices in 16 states. During the nine months ended June 30, 2000, Bank United Corp.'s commercial loan portfolio increased by $1.5 million or 27% to $6.9 billion at June 30, 2000.

    - COMMUNITY BANKING. The community banking business operates throughout Texas and other states and includes deposit gathering, consumer lending, small business and Small Business Administration banking, and investment product sales. The platform for these consumer and small business activities consists of a 155-branch network, a 24-hour telephone banking center, a 158-unit ATM network and 19 Small Business Administration lending offices in 13 states. The community banking business also has online banking and online bill payment services available through its website. As of June 30, 2000, Bank United Corp.'s community banking network maintained approximately 518,000 deposit accounts, including certificates of deposit for over 326,000 households and businesses. During the nine months ended June 30, 2000, the number of checking accounts increased by 13% to approximately 264,000.

    - MORTGAGE SERVICING. Bank United Corp. operates one of the 25 largest residential mortgage loan servicing businesses in the United States. The servicing portfolio includes a large amount of Government National Mortgage Association adjustable-rate mortgage loans and private-label securities. Mortgage servicing activities include collecting and applying loan payments from borrowers, remitting payments to investors, collecting funds for and paying mortgage-related expenses, inspecting the collateral as required, collecting from and foreclosing on delinquent borrowers, disposing of properties received in foreclosures, and generally administering loans. As of June 30, 2000, Bank United Corp.'s single family mortgage servicing portfolio totaled $31.5 billion or 312,000 loans, including $5.1 billion of loans serviced for Bank United Corp.'s own account. Escrow funds held on behalf of investors totaled
      $173.7 million on June 30, 2000. At that time, the largest concentrations of the servicing portfolio were in California and Texas.

    - MORTGAGE BANKING. The mortgage banking business originates both fixed- and adjustable-rate single family mortgage loans through 11 wholesale production offices in 11 states. Loans originated by the wholesale offices are retained for Bank United Corp.'s portfolio or are sold into the secondary market. Bank United Corp. originates these loans through approximately 3,700 approved mortgage brokers. The mortgage banking business originated $3.7 billion and $3.6 billion of single family loans in fiscal years 1999 and 1998. The mortgage banking business originated $1.9 billion and $3.1 billion of single family loans during the nine months ended June 30, 2000 and 1999. During fiscal years 1999 and 1998, $2.8 billion and $1.9 billion of single family mortgage loans were sold in the secondary market. During the nine months ended June 30, 2000 and 1999, $1.1 billion and $2.6 billion of single family loans were sold in the secondary market. At June 30, 2000, the mortgage banking business had $2.8 billion of single family loans held for investment.

    - INVESTMENT PORTFOLIO. Bank United Corp. invests in single family loans, short-term interest earning assets, securities and other investments, and mortgage-backed securities. The investment portfolio business acquires single family loans through traditional secondary market sources, such as mortgage companies, financial institutions and investment banks. In fiscal years 1999, 1998 and 1997, Bank United Corp. purchased approximately
      $1.8 billion, $1.2 billion and $795.8 million of single family loans. During the nine months ended June 30, 2000 and 1999, Bank United Corp. purchased approximately $507.5 million and $1.3 billion of single family loans. At June 30, 2000, the investment portfolio business held the following assets: $3.8 billion of single family loans held for investment, $516.6 million of repurchase agreements and federal funds sold, $130.6 million of securities and other investments, and $902.5 million of mortgage-backed securities.

                   DESCRIPTION OF THE WASHINGTON MUTUAL PIES

    CORPORATE PIES

    In connection with the merger, Washington Mutual is issuing 2,000,000 shares of its 8% Corporate Premium Income Equity Securities ("Washington Mutual PIES"). Each currently outstanding Bank United Corp. PIES will be converted into a Washington Mutual PIES at the effective time of the merger. Each of the Washington Mutual PIES is a unit initially consisting of:

    - a purchase contract under which (1) the holder will purchase from Washington Mutual on the purchase contract settlement date of August 16, 2002, or upon early settlement, for $50, (a) a number of newly issued shares of common stock equal to the Settlement Rate described below under "Description of the Purchase Contracts--General" and (b) one CPR Certificate for each 1.3 shares of Washington Mutual common stock the holder is obligated to purchase and (2) Washington Mutual will pay the contract adjustment payments described below in "Description of the Purchase Contracts--Contract Adjustment Payments" to the holder; and

    - a share of Washington Mutual Series H preferred stock with a liquidation preference of $50.

    The CPR Certificates are described in "The Contingent Payment Rights Trust and Certificates" below. If the litigation described in that section settles before August 16, 2002, each CPR Certificate will, when purchased, entitle the holder to receive all distributions made through the date of purchase with respect to the CPR Certificates.

    The purchase contracts are described in "Description of the Purchase Contracts" below. The shares of Series H preferred stock are described in "Description of the Preferred Stock" below. These shares will be pledged under the pledge agreement, described below in "Description of the Purchase Contracts--Pledged Securities and Pledge Agreement" to secure the holder's obligation to purchase common stock under the purchase contract.

    In this form, the Washington Mutual PIES are referred to as "Corporate
PIES".

    VOTING RIGHTS

    A Washington Mutual PIES itself carries no voting rights, but the constituent share of preferred stock in each Corporate PIES will carry .10 of a vote in connection with matters submitted generally to the holders of Washington Mutual's common stock, and will vote together as a single class with shares of the common stock and other capital stock of Washington Mutual entitled to vote in respect of matters submitted to stockholders generally. See "Description of the Preferred Stock--Voting Rights" below.

    REMOVING THE PREFERRED STOCK FROM THE PLEDGE AGREEMENT BY SUBSTITUTING
     TREASURY SECURITIES

    Each holder of Corporate PIES may have the shares of preferred stock that are part of their PIES removed from the pledge agreement by substituting for the shares of preferred stock U.S. Treasury securities having an aggregate principal amount at maturity equal to the aggregate purchase price of those shares of preferred stock. Following this substitution, the PIES are referred to as "Treasury PIES".

    Each Treasury PIES will be a unit consisting of:

    - a purchase contract under which (1) the holder will purchase from Washington Mutual on the purchase contract settlement date of August 16, 2002, or upon early settlement, for $50, (a) a number of newly issued shares of common stock equal to the Settlement Rate and (b) one CPR Certificate for each 1.3 shares of common stock the holder is obligated to purchase and (2) Washington Mutual will pay contract adjustment payments to the holder; and

    - a 1/20 undivided beneficial ownership interest in a related U.S. Treasury security having a principal amount at maturity equal to $1,000 and maturing on or prior to the business day preceding the purchase contract settlement date.

    The term "business day" means any day other than Saturday or Sunday or a day on which banking institutions in New York City are authorized or required by law or executive order to remain closed.

    The Treasury security will be pledged under the pledge agreement to secure the holder's obligation to purchase common stock under the purchase contract.

    Holders of Corporate PIES may create Treasury PIES at any time on or before the seventh business day preceding the purchase contract settlement date. Because Treasury securities are issued in integral multiples of $1,000 and the Washington Mutual preferred stock has a liquidation preference of $50 per share, holders of Corporate PIES may create Treasury PIES only in integral multiples of 20.

    To create 20 Treasury PIES, a holder is required to:


    - deposit with the securities intermediary to be chosen by Washington Mutual, a Treasury security having a total principal amount at maturity of $1,000; and



    - transfer to the purchase contract agent to be chosen by Washington Mutual, 20 Corporate PIES, accompanied by a notice stating that the holder has deposited a Treasury security with the securities intermediary and requesting that the purchase contract agent instruct the collateral agent to be chosen by Washington Mutual, to release the related shares of preferred stock with an aggregate liquidation preference of $1,000.


    Upon receiving instructions from the purchase contract agent and confirmation of receipt of the Treasury security by the securities intermediary, the collateral agent will cause the securities intermediary to release the related 20 shares of preferred stock from the pledge and deliver them to the purchase contract agent, on behalf of the holder, free and clear of Washington Mutual's security interest. The purchase contract agent then will:

    - cancel the 20 Corporate PIES;

    - transfer the related shares of preferred stock with an aggregate liquidation preference of $1,000 to the holder; and

    - deliver 20 Treasury PIES to the holder.

    The Treasury security will be substituted for the preferred stock and will be pledged to the collateral agent to secure the holder's obligation to purchase common stock under the related purchase contracts. The preferred stock thereafter will trade separately from the Treasury PIES.

    Holders who create Treasury PIES or recreate Corporate PIES, as discussed below, will be responsible for any fees or expenses payable to the collateral agent in connection with substitutions of collateral. See "Description of the Purchase Contracts--Miscellaneous" below.

    RECREATING CORPORATE PIES

    Each holder of Treasury PIES may recreate Corporate PIES by:

    - depositing with the securities intermediary shares of preferred stock with an aggregate liquidation preference of $1,000; and

    - transferring to the purchase contract agent 20 Treasury PIES, accompanied by a notice stating that that holder has deposited shares of preferred stock with an aggregate liquidation preference of $1,000 with the securities intermediary and requesting that the purchase contract agent instruct the collateral agent to release the related Treasury security.

    Upon receiving instructions from the purchase contract agent and confirmation of receipt of the shares of preferred stock by the securities intermediary, the collateral agent will cause the securities intermediary to release the related Treasury security from the pledge and deliver it to the purchase contract agent, on behalf of the holder, free and clear of the security interest of Washington Mutual in that Treasury security. The purchase contract agent then will:

    - cancel the 20 Treasury PIES;

    - transfer the related Treasury security to the holder; and

    - deliver 20 Corporate PIES to the holder.

    Holders of Treasury PIES may recreate Corporate PIES at any time on or before the seventh business day preceding the purchase contract settlement date.

    CURRENT PAYMENTS

    Holders of Corporate PIES will be entitled to receive aggregate cash distributions at a rate of 8.00% of the $50 stated amount per annum from and after the effective time of the merger. These distributions will be payable quarterly in arrears and subject to increase as described under "Description of the Purchase Contracts--Contract Adjustment Payments" below. These quarterly payments on the Corporate PIES will consist of (1) cumulative cash dividend payments payable on the related shares of preferred stock at the rate of 7.25% of the liquidation preference per annum and (2) contract adjustment payments payable by Washington Mutual at the rate of 0.75% of the stated amount per annum until August 16, 2002.

    If a holder of Corporate PIES creates Treasury PIES by substituting Treasury securities for the preferred stock, the only payments that that holder will receive on the Treasury PIES will be the quarterly contract adjustment payments. Instead of payments with respect to preferred stock, original issue discount will accrue on the related Treasury securities.

    LISTING OF THE CORPORATE PIES, THE TREASURY PIES AND THE PREFERRED STOCK

    As a condition of the merger, Washington Mutual will apply to list the Corporate PIES on the New York Stock Exchange. If the Treasury PIES and the preferred stock are separately traded to a sufficient extent that applicable listing requirements are met, Washington Mutual intends to try to cause them to be listed or traded on the same national securities exchange or automated quotation system as the Corporate PIES are listed or traded.

    MISCELLANEOUS

    Washington Mutual or its affiliates may purchase from time to time any of the Washington Mutual PIES that are then outstanding by tender, in the open market or by private agreement.

                     DESCRIPTION OF THE PURCHASE CONTRACTS

    GENERAL

    In the discussion that follows:

    - "Applicable Market Value" means the average of the Closing Prices of the common stock on each of the 20 consecutive Trading Days ending on the third Trading Day preceding the purchase contract settlement date.

    - "Closing Price" of the common stock, on any date of determination, means:

       (1) the closing sale price or, if no closing sale price is reported, the last reported sale price of the common stock on the NYSE on that date or, if the common stock is not listed for trading on the NYSE on that date, as reported in the composite transactions for the principal United States securities exchange on which the common stock is so listed; or

       (2) if the common stock is not so reported, the last quoted bid price for the common stock in the over-the-counter market as reported by the National Quotation Bureau or a similar organization, or, if that bid price is not available, the average of the mid-point of the last bid and ask prices of the common stock on that date from at least three nationally recognized independent investment banking firms retained for this purpose by Washington Mutual.

    - "Trading Day" means a day on which the common stock:

       (1) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

       (2) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the common stock.

    Each purchase contract that is a part of a Washington Mutual PIES will obligate its holder to purchase, and Washington Mutual to sell, for $50 in cash,
(1) a number of newly issued shares of common stock, equal to the rate described below, which we call the "Settlement Rate," and (2) one CPR Certificate for each
1.3 shares of Washington Mutual common stock, on the purchase contract settlement date of August 16, 2002, unless the purchase contract terminates before that date or is settled early at the holder's option, as described below under "--Early Settlement." The number of shares of common stock and CPR Certificates that may be issued upon settlement of each purchase contract on the purchase contract settlement date will be determined as follows, subject to adjustment as described under "--Anti-dilution Adjustments" below:

    - If the Applicable Market Value is equal to or greater than the "Threshold Appreciation Price" of $44.9250, then each purchase contract will be settled for 1.4469 shares of common stock and 1.1130 CPR Certificates. The Threshold Appreciation Price represents an appreciation of 20.00% above the "Reference Price" of $37.4375.

    - If the Applicable Market Value is less than the Threshold Appreciation Price but greater than the Reference Price, then each purchase contract will be settled for a number of shares of common stock determined by dividing the liquidation preference of $50 by the Applicable Market Value and multiplying the quotient by 1.3, and a number of CPR Certificates equal to the quotient of the liquidation preference divided by the Applicable Market Value.

    - If the Applicable Market Value is less than or equal to the Reference Price, then each purchase contract will be settled for 1.7362 shares of common stock and 1.3356 CPR Certificates.

    For illustrative purposes only, the following table shows the number of shares of common stock that would be issued upon settlement of each purchase contract at various assumed Applicable Market

Values. The table assumes that there will be no adjustments to the Settlement Rate described under "--Anti-dilution Adjustments" below. There can be no assurance that the actual Applicable Market Value will be within the range shown below.

    Given the Reference Price of $37.4375 and the Threshold Appreciation Price of $44.9250, a holder of PIES would receive, on the purchase contract settlement date, the following number of shares of common stock and CPR Certificates:

                               NUMBER OF SHARES             NUMBER OF
APPLICABLE MARKET VALUE        OF COMMON STOCK           CPR CERTIFICATES
------------------------   ------------------------  ------------------------
        $35.0000                    1.7362                    1.3356
         37.4375                    1.7362                    1.3356
         41.0000                    1.5854                    1.2195
         44.9250                    1.4469                    1.1130
         45.0000                    1.4469                    1.1130

    No fractional shares of common stock will be issued by Washington Mutual upon settlement of a purchase contract. In lieu of a fractional share, the holder will receive an amount of cash equal to the applicable fraction multiplied by the Applicable Market Value. If, however, a holder surrenders for settlement at one time more than one purchase contract, then the number of shares of common stock that may be issued under those purchase contracts will be computed based upon the aggregate number of purchase contracts surrendered.

    Before the settlement of a purchase contract, the common stock underlying the purchase contract will not be outstanding for any purpose, and the holder of the purchase contract will not have any voting rights, rights to dividends or other distributions, or other rights or privileges of a stockholder of Washington Mutual by virtue of holding that purchase contract.

    By accepting a Corporate PIES or a Treasury PIES, a holder will be deemed to have:

    - irrevocably authorized the purchase contract agent as attorney-in-fact to enter into and perform the related purchase contract on behalf of that holder;

    - agreed to be bound by, and to have consented to, the terms and provisions of the related purchase contract;

    - irrevocably authorized the purchase contract agent as attorney-in-fact to enter into and perform the pledge agreement on behalf of that holder; and

    - agreed to be bound by the pledge arrangement contained in the pledge agreement.

    In addition, each of those holders will be deemed to have agreed to treat itself as the owner of the related preferred stock, in the case of Corporate PIES, or the Treasury securities, in the case of Treasury PIES, in each case for U.S. federal, state and local income and franchise tax purposes.

    SETTLEMENT THROUGH REMARKETING


    Holders of Corporate PIES who fail to notify the purchase contract agent, on or before the seventh business day preceding the purchase contract settlement date, of their intention to effect settlement of the related purchase contracts with separate cash in the manner described under "--Notice to Settle With Cash," or who so notify the purchase contract agent but fail to deliver separate cash on or before the fifth business day preceding the purchase contract settlement date, will have their shares of preferred stock remarketed on the third business day preceding the purchase contract settlement date. Under the remarketing agreement between Washington Mutual and a remarketing agent to be chosen by Washington Mutual, the remarketing agent will use its commercially reasonable efforts to remarket those shares of preferred stock, together with any shares of preferred stock not then a part of the Corporate PIES as to which the holders have requested remarketing, on that date at a price of 100.50% of the aggregate liquidation preference of those shares. The proceeds from the remarketing of the shares of preferred stock that are a part of the Corporate PIES will automatically be applied to satisfy in full those Corporate PIES holders' obligations to purchase common stock under the related purchase contracts and to pay the remarketing fee to the remarketing agent for that remarketing. See "Description of the Preferred Stock--Dividend Rate Reset by Remarketing" below.



    If the remarketing agent cannot remarket the preferred stock, a "Failed Remarketing" will occur, and Washington Mutual will be entitled to exercise its rights as a secured party and, subject to applicable law, retain the preferred stock pledged as collateral under the pledge agreement or sell it in one or more private sales. In either case, the obligations of the holders under the related purchase contracts would be satisfied in full. If Washington Mutual exercises its rights as a secured creditor, any accrued and unpaid interest payments on shares of preferred stock will be paid in cash by Washington Mutual to the purchase contract agent for payment to the holders of the Corporate PIES of which those shares are a part. Washington Mutual will cause a notice of the Failed Remarketing to be published on the second business day preceding the purchase contract settlement date in a daily newspaper in the English language of general circulation in New York City, which is expected to be The Wall Street Journal.



    As long as the PIES or the preferred stock are evidenced by one or more global security certificates deposited with The Depository Trust Company, or DTC, Washington Mutual will request, not later than 15 nor more than 30 calendar days prior to the remarketing date, that DTC notify its participants holding preferred stock or Corporate PIES of the remarketing and of the procedures to be followed for settlement with separate cash. Washington Mutual will try to have in effect a registration statement covering the shares of preferred stock to be remarketed in a form that the remarketing agent may use in connection with the remarketing process.


    NOTICE TO SETTLE WITH CASH

    A holder of a Corporate PIES or a Treasury PIES wishing to settle the related purchase contract with separate cash must notify the purchase contract agent by delivering a "Notice to Settle by Separate Cash" on or before 5:00 p.m., New York City time:

    - on the seventh business day preceding the purchase contract settlement date, in the case of a Corporate PIES; and

    - on the second business day preceding the purchase contract settlement date, in the case of a Treasury PIES.

    A holder wishing to settle with separate cash must deliver to the securities intermediary, cash payment in the form of a certified or cashier's check or by wire transfer, in each case in immediately available funds payable to or upon the order of the securities intermediary. Payment must be delivered before 11:00 a.m., New York City time, on the fifth business day before the purchase contract settlement date in the case of a Corporate PIES, or on the business day before the purchase contract settlement date in the case of Treasury PIES. If the payment is not delivered by that time and date, then the related shares of preferred stock will be remarketed or Washington Mutual will receive at maturity the principal amount of the related Treasury securities in full satisfaction of that holder's obligations under the related purchase contract. Upon receipt of the cash payment, the related shares of preferred stock, in the case of Corporate PIES, or Treasury securities, in the case of Treasury PIES, will be released from the pledge arrangement and transferred to the purchase contract agent for distribution to the holder of the related Corporate or Treasury PIES.

    Any cash received by the securities intermediary upon separate cash settlement will be invested promptly in permitted investments and paid to Washington Mutual on the purchase contract settlement date. Any funds received by the securities intermediary in respect of the investment earnings from those investments will be distributed to the purchase contract agent for payment to the holders who settled with cash.

    EARLY SETTLEMENT

    A holder of Corporate PIES or Treasury PIES may settle the related purchase contracts prior to the purchase contract settlement date by delivering to the purchase contract agent:

    - a completed "Election to Settle Early" form; and

    - payment, payable to Washington Mutual in immediately available funds, in an amount equal to $50 multiplied by the number of purchase contracts being settled.

    A holder of Corporate PIES may settle early the related purchase contracts at any time on or before the seventh business day preceding the purchase contract settlement date. A holder of Treasury PIES also may settle early at any time before the second business day preceding the purchase contract settlement date, but only in integral multiples of 20 Treasury PIES.

    Upon early settlement, Washington Mutual will issue, and the holder will be entitled to receive, newly issued shares of common stock for each Corporate PIES or Treasury PIES, regardless of the market price of the common stock on the date of early settlement but subject to adjustment under the circumstances described under "--Anti-dilution Adjustments" below. The holder's right to receive future contract adjustment payments will terminate. Washington Mutual will cause
(1) the common stock and CPR Certificates to be issued and (2) the related shares of preferred stock, in the case of Corporate PIES, or Treasury securities, in the case of Treasury PIES, securing those purchase contracts to be released from the pledge under the pledge agreement, and, within three business days following the settlement date (as determined in the manner set forth below), each will be transferred to the purchase contract agent for delivery to the holder or the holder's designee.

    If the purchase contract agent receives a completed "Election to Settle Early" and payment of $50 for each PIES being settled early by 5:00 p.m., New York City time, on any business day, then that day will be considered the settlement date. If the purchase contract agent receives the foregoing after 5:00 p.m., New York City time, on any business day or at any time on a day that is not a business day, then the next business day will be considered the settlement date. As long as the PIES are evidenced by one or more global security certificates deposited with DTC, procedures for early settlement also will be governed by standing arrangements between DTC and the purchase contract agent.

    CONTRACT ADJUSTMENT PAYMENTS


    Contract adjustment payments will be fixed at a rate per annum of 0.75% of the $50 stated amount per purchase contract, subject to increase as described below. Contract adjustment payments payable for any period will be computed
(1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for periods of less than a month, on the basis of the actual number of days elapsed per 30-day month. Contract adjustment payments have accrued from August 10, 1999, and will be payable quarterly in arrears (to the extent not previously paid) on February 16, May 16, August 16 and November 16 of each year, beginning on the first February 16, May 16, August 16 or November 16 following the effective time of the merger.

    If a "Reset Transaction," as defined below, occurs, the rate at which the contract adjustment payments accrue will be adjusted to equal the "Adjusted Contract Adjustment Payment Rate" as defined below from the effective date of the Reset Transaction to, but not including, the earlier of:

    - the effective date of any later Reset Transaction, or

    - the purchase contract settlement date.

    "Reset Transaction" means a (a) merger, consolidation or statutory share exchange to which the entity that is the issuer of the common stock for which the purchase contracts are then to be settled is a party, (b) a sale of all or substantially all the assets of that entity, (c) a recapitalization of that entity's common stock, or (d) a distribution described in clause (4) of the first paragraph under "--Anti-Dilution Adjustments" below, which results in the purchase contracts being settled for:

    - shares of an entity the common stock of which had a "Dividend Yield" (as defined below) for the four fiscal quarters of that entity preceding the public announcement of that transaction or distribution that was more than 250 basis points (.250) higher than the Dividend Yield on the Washington Mutual common stock, or other common stock then issuable upon settlement of the purchase contracts, for the four fiscal quarters preceding the public announcement of such transaction or distribution, or

    - shares of an entity that announces a dividend policy prior to the effective date of the transaction or distribution which policy, if implemented, would result in a Dividend Yield on that entity's common stock for the next four fiscal quarters that would result in such a 250 basis point increase.

    The "Adjusted Contract Adjustment Payment Rate," with respect to any Reset Transaction, will be the rate per annum that is the arithmetic average of the rates quoted by two "Reference Dealers" (as defined below) selected by Washington Mutual or its successor as the rate at which contract adjustment payments should accrue so that the fair market value, expressed in dollars, of a Corporate PIES immediately after the later of:

    - the public announcement of the Reset Transaction, or

    - the public announcement of a change in dividend policy in connection with the Reset Transaction,

will equal the average Trading Price of a Corporate PIES for the 20 Trading Days preceding the date of public announcement of the Reset Transaction. However, the Adjusted Contract Adjustment Payment Rate will not be less than 0.75% per annum.

    The "Dividend Yield" on any security for any period means the dividends paid or proposed to be paid pursuant to an announced dividend policy on that security for that period divided by, if with respect to dividends paid on that security, the average Closing Price of that security during that period and, if with respect to dividends proposed to be paid on that security, the Closing Price of that security on the effective date of the related Reset Transaction.

    "Reference Dealer" means a dealer engaged in the trading of convertible securities.

    "Trading Price" of a security on any date of determination means:

    - the closing sale price or, if no closing sale price is reported, the last reported sale price of a security, regular way, on the NYSE on that date;

    - if that security is not listed for trading on the NYSE on any such date, the closing sale price as reported in the composite transactions for the principal United States securities exchange on which that security is so listed;

    - if that security is not so listed on a United States national or regional securities exchange, the closing sale price as reported by the Nasdaq National Market;

    - if that security is not so reported, the price quoted by Interactive Data Corporation for that security or, if Interactive Data Corporation is not quoting such price, a similar quotation service selected by Washington Mutual;

    - if that security is not so quoted, the average of the mid-point of the last bid and ask prices for that security from at least two dealers recognized as market-makers for such security; or

    - if that security is not so quoted, the average of the last bid and ask prices for that security from a Reference Dealer.

    Contract adjustment payments will be payable to the holders of purchase contracts as they are registered on the books and records of the purchase contract agent on the relevant record dates. So long as the PIES remain in book-entry only form that date will be the business day preceding the relevant payment dates. Contract adjustment payments will be paid through the purchase contract agent, which will hold amounts received in respect of the contract adjustment payments for the benefit of the holders of the purchase contracts that are a part of those PIES. Subject to any applicable laws and regulations, each payment will be made as described under "--Payment of Distributions, Settlement and Transfers" below. If the PIES do not remain in book-entry only form, the relevant record dates will be the 15th business day before the relevant payment dates. If any date on which contract adjustment payments are to be made is not a business day, then payment of the contract adjustment payments payable on that date will be made on the next day that is a business day and without any interest in respect of any such delay. However, if such business day is in the next calendar year, payment will be made on the prior business day.

    ANTI-DILUTION ADJUSTMENTS

    In this section, "Current Market Price" per share of common stock on any day means the average of the daily Closing Prices for the five consecutive Trading Days selected by Washington Mutual beginning not more than 30 Trading Days before, and ending not later than the earlier of the day in question and the day before the "ex date" with respect to the issuance or distribution requiring that computation. In this paragraph, the term "ex date," when used with respect to any issuance or distribution, will mean the first date on which the common stock trades regular way on the applicable exchange or in the applicable market without the right to receive that issuance or distribution.

    The formula for determining the Settlement Rate will be subject to adjustment upon the occurrence of specified events, including:

    (1) the payment of dividends and other distributions on the common stock made in common stock;

    (2) the issuance to all holders of common stock of rights, options or warrants entitling them, for a period of up to 45 days, to subscribe for or purchase common stock at less than their Current Market Price;

    (3) subdivisions, splits or combinations of common stock;

    (4) distributions to all holders of common stock of evidences of indebtedness or assets, including securities, but excluding any dividend or distribution covered by clause (1) or (2) above and any dividend or distribution paid exclusively in cash;

    (5) distributions consisting exclusively of cash to all holders of common stock in an aggregate amount that, together with (a) other all-cash distributions made within the preceding 12 months and (b) any cash plus the fair market value, as of the expiration of the tender or

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       exchange offer referred to below, of consideration payable in respect of any tender or exchange offer by Washington Mutual or any of its subsidiaries for the common stock concluded within the preceding
       12 months, exceeds 15% of the total market capitalization of Washington Mutual on the date of the distribution; total market capitalization is the product of the Current Market Price of the common stock multiplied by the number of shares of common stock then outstanding; and

    (6) the successful completion of a tender or exchange offer made by Washington Mutual or any of its subsidiaries for the common stock that involves an aggregate consideration having a fair market value that, together with (a) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer by Washington Mutual or any of its subsidiaries for the common stock concluded within the preceding 12 months and (b) the total amount of any all-cash distributions to all holders of Washington Mutual common stock made within the preceding 12 months, exceeds 15% of the total market capitalization of Washington Mutual on the expiration of that tender or exchange offer.

    In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions pursuant to which the common stock is converted into the right to receive other securities, cash or property, each purchase contract then outstanding would become, without the consent of the holder of the related Corporate PIES or Treasury PIES, a contract to purchase only the kind and amount of securities, cash and other property receivable upon consummation of the transaction by a holder of the number of shares of common stock that would have been received by the holder of the related Corporate PIES or Treasury PIES immediately before the date of consummation of the transaction if the holder had then settled that purchase contract.

    If at any time Washington Mutual makes a distribution of property to its stockholders that would be taxable to stockholders as a dividend for United States federal income tax purposes and, pursuant to the Settlement Rate adjustment provisions of the purchase contract agreement, the Settlement Rate is increased, that increase may give rise to a taxable dividend to holders of the PIES.

    In addition, Washington Mutual may make similar increases in the Settlement Rate as it deems advisable in order to avoid or diminish any income tax to holders of its capital stock resulting from any dividend or distribution of capital stock, or rights to acquire capital stock, or from any event treated in that way for income tax purposes or for any other reason.

    Adjustments to the Settlement Rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the Settlement Rate will be required unless the adjustment would require an increase or decrease of at least 1% in the Settlement Rate. However, any adjustments not required to be made by reason of the above will be carried forward and taken into account in any subsequent adjustment.

    Whenever the Settlement Rate is adjusted, Washington Mutual must deliver to the purchase contract agent a certificate setting forth the Settlement Rate, detailing the calculation of the Settlement Rate and describing the facts upon which the adjustment is based. In addition, Washington Mutual must notify the holders of the PIES of the adjustment within 10 business days of any event requiring that adjustment and describe in reasonable detail the method by which the Settlement Rate was adjusted.

    Each adjustment to the Settlement Rate will result in a corresponding adjustment to the number of shares of common stock issuable upon early settlement of a purchase contract.

    If an adjustment is made to the Settlement Rate, an adjustment also will be made to the Applicable Market Value solely to determine which Settlement Rate will be applicable on the purchase contract settlement date.

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    TERMINATION

    The purchase contracts and the obligations and rights of Washington Mutual and of the holders of the PIES under the purchase contracts, including the holders' right to receive accrued contract adjustment payments and the obligation and right to purchase and receive common stock, will terminate automatically upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to Washington Mutual. Upon termination, the collateral agent will release the related preferred stock, in the case of Corporate PIES, or Treasury securities, in the case of Treasury PIES, from the pledge arrangement and cause the securities intermediary to transfer the preferred stock or Treasury securities to the purchase contract agent for distribution to the PIES holders.

    PLEDGED SECURITIES AND PLEDGE AGREEMENT

    The shares of preferred stock that are a part of the Corporate PIES or, if substituted, the Treasury securities that are a part of the Treasury PIES, which we collectively call the "Pledged Securities," will be pledged to the collateral agent, for the benefit of Washington Mutual under the pledge agreement to secure the obligations of the holders of the PIES to purchase common stock under the related purchase contracts. The rights of the holders of the PIES with respect to the Pledged Securities will be subject to the security interest of Washington Mutual in the Pledged Securities. No holder of Corporate PIES or Treasury PIES will be permitted to withdraw the Pledged Securities related to Corporate PIES or Treasury PIES from the pledge arrangement except:

    (1) to substitute Treasury securities for preferred stock (see "Description of the Washington Mutual PIES--Removing the Preferred Stock from the Pledge Agreement by Substituting Treasury Securities" above);

    (2) to substitute preferred stock for Treasury securities (see "Description of the Washington Mutual PIES--Recreating Corporate PIES" above); and

    (3) upon early settlement, settlement for separate cash or termination of the related purchase contracts.

    Subject to the security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of Corporate PIES will be entitled, through the purchase contract agent and the collateral agent, to all of the proportional rights and preferences of the related preferred stock, including dividend payments, voting and repayment rights, and each holder of Treasury PIES will retain beneficial ownership of the related Treasury securities pledged in respect of the related purchase contracts. Washington Mutual will have no interest in the Pledged Securities other than its security interest.

    The securities intermediary will distribute, upon receipt of interest on the Pledged Securities, payments to the purchase contract agent, which in turn will distribute those payments, together with contract adjustment payments received from Washington Mutual, to the holders in whose names the PIES are registered at the close of business on the record date prior to the date of such distribution.

    BOOK-ENTRY ISSUANCE


    It is anticipated that the depositary for the PIES will be DTC. The PIES will be issued only as fully-registered securities registered in the name of Cede & Co., DTC's nominee. The PIES will be issued in accordance with DTC's standard procedures.


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    PAYMENT OF DISTRIBUTIONS, SETTLEMENT AND TRANSFERS


    Distributions on the PIES will be payable, the purchase contracts and documents related to the PIES will be settled, and transfers of the PIES will be able to be registered at the office of the purchase contract agent. In addition, if the PIES do not remain in book-entry form, Washington Mutual has the option to pay distributions on the PIES by check mailed to the address of the person entitled to those distributions as shown on the security register of Washington Mutual.


    No service charge will be made for any registration of transfer or exchange of the PIES, except for any tax or other governmental charge that may be imposed in connection with a transfer or exchange.

    MODIFICATION OF THE PURCHASE CONTRACTS AND THE PLEDGE AGREEMENT

    Subject to limited exceptions, Washington Mutual and the purchase contract agent may not modify the terms of the purchase contracts or the purchase contract agreement without the consent of the holders of not less than a majority of the outstanding purchase contracts, except that no modification may, without the consent of the holder of each outstanding purchase contract affected thereby:

    - change any payment date;

    - change the amount or type of collateral required to be pledged to secure a holder's obligations under the purchase contract, except for the right of a holder of Corporate PIES to substitute Treasury securities for the pledged preferred stock or the right of a holder of Treasury PIES to substitute preferred stock for the pledged Treasury securities, impair the right of the holder of any purchase contract to receive interest on the collateral, or otherwise adversely affect the holder's rights in or to the collateral;

    - reduce any contract adjustment payments or change the place or currency of payment;

    - impair the right to institute suit for the enforcement of a purchase contract;

    - reduce the number of shares of common stock purchasable under a purchase contract, increase the purchase price of the common stock on settlement of any purchase contract, change the purchase contract settlement date or otherwise adversely affect the holder's rights under a purchase contract; or

    - reduce the above-stated percentage of outstanding purchase contracts whose holders' consent is required for the modification or amendment of the provisions of the purchase contracts or the purchase contract agreement.

    However, if any amendment or proposal would adversely affect only the Corporate PIES or only the Treasury PIES, then only the affected class of holders will be entitled to vote on the amendment or proposal, and the amendment or proposal will not be effective except with the consent of the holders of not less than a majority of the class or, if referred to in the listed items above, all of the holders of the class.

    Subject to limited exceptions, Washington Mutual, the collateral agent, the securities intermediary and the purchase contract agent may not modify the terms of the pledge agreement without the consent of the holders of not less than a majority of the outstanding purchase contracts, except that no modification may, without the unanimous consent of the holders of each outstanding PIES adversely affected thereby:

    - change the amount or type of collateral underlying a PIES, except for the right of a holder of Corporate PIES to substitute Treasury securities for the pledged preferred stock or the right of a holder of Treasury PIES to substitute preferred stock for the pledged Treasury securities, impair the right of the holder of any PIES to receive distributions on the underlying collateral, or otherwise adversely affect the holder's rights in or to the collateral;

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
    - otherwise effect any action that, under the purchase contract agreement, would require the consent of the holders of each outstanding PIES; or

    - reduce the above-stated percentage of outstanding purchase contracts whose holders' consent is required for the amendment.

    However, if any amendment or proposal would adversely affect only the Corporate PIES or only the Treasury PIES, then only the affected class of holders will be entitled to vote on the amendment or proposal, and the amendment or proposal will not be effective except with the consent of the holders of not less than a majority of the class or, if referred to in the items listed above, all of the holders of the class.

    NO CONSENT TO ASSUMPTION

    Each holder of Corporate PIES or Treasury PIES will be deemed under the terms of the purchase contract agreement, by his or her acceptance of such PIES, to have expressly withheld any consent to the assumption, also known as affirmance, of the related purchase contracts by Washington Mutual, its receiver, liquidator or trustee in the event that Washington Mutual becomes the subject of a case under the Bankruptcy Code or other similar state or federal law providing for reorganization or liquidation.

    CONSOLIDATION, MERGER, SALE OR CONVEYANCE

    Washington Mutual will agree in the purchase contract agreement that it will not merge or consolidate with any other entity or sell, assign, transfer, lease or convey all or substantially all of its properties and assets to any other entity or group of affiliated entities unless:

    - either Washington Mutual is the continuing corporation or the successor corporation is a corporation organized under the laws of the United States of America, a state thereof or the District of Columbia and that corporation expressly assumes all the obligations of Washington Mutual under the purchase contracts, the purchase contract agreement and the pledge agreement by one or more supplemental agreements in form reasonably satisfactory to the purchase contract agent and the collateral agent; and

    - Washington Mutual or that successor corporation is not, immediately after such merger, consolidation, sale, assignment, transfer, lease or conveyance, in default in the performance of any or condition underlying the purchase contract, the PIES or the pledge agreement.

    GOVERNING LAW

    The purchase contracts, the purchase contract agreement and the pledge agreement will be governed by, and construed in accordance with, the laws of the State of New York.

    MISCELLANEOUS

    The purchase contract agreement will provide that Washington Mutual will pay all fees and expenses related to (1) the retention of the collateral agent and the securities intermediary and (2) the enforcement by the purchase contract agent of the rights of the holders of the PIES. However, holders who elect to substitute the related Pledged Securities, thus creating Treasury PIES or recreating Corporate PIES, will be responsible for any fees or expenses payable in connection with the substitution, as well as for any commissions, fees or other expenses incurred in acquiring the Pledged Securities to be substituted. Washington Mutual will not be responsible for any of those fees or expenses.

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                       DESCRIPTION OF THE PREFERRED STOCK

    GENERAL


    The Washington Mutual board of directors has authorized the issuance of a series of preferred stock consisting of 2,000,000 shares. These shares of preferred stock will be issued in connection with the Washington Mutual PIES and constitute a single series of preferred stock of Washington Mutual, which will be called the "Series H Preferred Stock." Washington Mutual may, in the future, issue additional series of preferred stock. When issued, the preferred stock will be duly and validly issued, fully paid and nonassessable. The preferred stock will not be convertible into shares of common stock or any other class or series of capital stock of Washington Mutual. The holders of the preferred stock will have no preemptive rights with respect to any shares of Washington Mutual capital stock or any other securities convertible into, or carrying rights or options to purchase, any shares of Washington Mutual capital stock. The preferred stock will not be subject to any sinking fund or other obligation by Washington Mutual to repurchase or retire the preferred stock.


    RANKING

    The preferred stock will rank senior to the common stock with respect to the payment of dividends and upon liquidation, dissolution or winding up of Washington Mutual.

    DIVIDENDS

    Holders of the preferred stock will be entitled to receive, when and as declared by the Washington Mutual board of directors out of assets of Washington Mutual legally available for payment, cash dividends at the annual rate of 7.25% of the $50 liquidation preference per share, equivalent to $3.6250 per share, until the purchase contract settlement date of August 16, 2002, and at the Reset Rate (described in "--Dividend Rate Reset by Remarketing" below) thereafter. Dividends on the preferred stock will be payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, beginning the first February 16, May 16, August 16 or November 16 following the effective time of the merger, or if that date is not a business day, the next succeeding business day. Dividends on the preferred stock will begin to accumulate and be cumulative from the date of original issuance and will be payable to holders of record as they appear on the stock books of Washington Mutual on the record dates for the dividend payments. Those record dates will be, in the case of global certificates, the business day preceding a payment date and, in all other cases, 15 business days before a payment date, and will be fixed by the board of directors of Washington Mutual. However, holders of shares of preferred stock called for redemption (as described in "--Redemption" below) on a redemption date falling between a dividend payment record date and the dividend payment date will receive the dividend payment together with all other accumulated and unpaid dividends on the date fixed for redemption instead of on the dividend payment date. Dividends payable on the preferred stock for any period longer or shorter than a full dividend period will be computed on the basis of twelve 30-day months, a 360-day year and the actual number of days elapsed in the period. Dividends payable per share of preferred stock for each quarterly dividend period will be computed by dividing the annual dividend amount of $3.6250 by four. Holders of the preferred stock will not be entitled to any dividends, whether payable in cash, property or securities, in excess of the full cumulative dividends, as described in this paragraph. No interest, or sum of money in lieu of interest, will be payable in respect of any accumulated and unpaid dividends.

    If dividends are not paid in full, or declared in full and sums set apart for their payment, on the preferred stock and on any other capital stock ranking equally as to dividends with the preferred stock, all dividends declared on shares of preferred stock and shares of that other capital stock will be declared and paid pro rata so that in all cases the amount of dividends declared per share on the preferred stock and that other capital stock will bear to each other the same ratio that accrued and

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unpaid dividends per share on the shares of preferred stock and that other capital stock bear to each other. Except as provided above, unless full cumulative dividends on all outstanding shares of the preferred stock have been paid or declared and sums set aside for their payment,

    - dividends, other than dividends paid in common stock or other stock ranking junior to the preferred stock as to dividends and upon liquidation, dissolution or winding up, may not be declared or paid or set apart for payment,

    - other distributions may not be made on the common stock or on any other stock of Washington Mutual ranking junior to the preferred stock as to dividends, or upon liquidation, dissolution or winding up, and

    - any common stock or any other stock of Washington Mutual ranking junior to or on a parity with the preferred stock as to dividends or upon liquidation, may not be acquired for any consideration by Washington Mutual, except by conversion into or exchange for stock of Washington Mutual ranking junior to the preferred stock as to dividends and upon liquidation, dissolution or winding up.

    DIVIDEND RATE RESET BY REMARKETING


    The dividend rate on the preferred stock will be reset to the "Reset Rate" on the third day preceding the purchase contract settlement date. The Reset Rate will be the rate per annum that results from the remarketing of the shares of preferred stock that are a part of the Corporate PIES as to which the holders have not given notice of their election to settle the related purchase contracts with cash, or have given notice but failed to deliver cash, and the shares of preferred stock that are not a part of the Corporate PIES as to which the holders have requested remarketing. On the remarketing date, the remarketing agent will use commercially reasonable efforts to remarket those shares of preferred stock at a price equal to 100.50% of the aggregate liquidation preference of those shares.


    REMARKETING PROCEDURES. Below is a summary of the procedures to be followed in connection with a remarketing of the preferred stock.

    As long as the PIES or the preferred stock are evidenced by one or more global security certificates deposited with DTC, Washington Mutual will request, not later than 15 nor more than 30 calendar days prior to the remarketing date, that DTC notify its participants holding preferred stock or Corporate PIES of the remarketing.

    Not later than 5:00 p.m., New York City time, on the seventh business day preceding the purchase contract settlement date, which is also four business days prior to the remarketing date, any holder of shares of preferred stock that are a part of the Corporate PIES may elect to have those shares remarketed. Holders of Corporate PIES that do not give notice before that time of their intention to settle their related purchase contracts for separate cash, and holders who give notice but fail to deliver cash before 11:00 a.m., New York City time, on the fifth business day preceding the purchase contract settlement date, will be deemed to have consented to the disposition of the shares of preferred stock that are a part of their Corporate PIES in the remarketing. Holders of shares of preferred stock that are not a part of the Corporate PIES who wish to have their shares remarketed must give notice of their election before 11:00 a.m., New York City time, on that fifth business day. Any such notice will be irrevocable and may not be conditioned upon the level at which the Reset Rate is established in the remarketing.

    If none of the holders elects to have preferred stock remarketed in the remarketing, the Reset Rate will be the rate determined by the remarketing agent, in its sole discretion, as the rate that would have been established had a remarketing been held on the remarketing date.

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    If the remarketing agent determines that it will be able to remarket all the shares of preferred stock tendered or deemed tendered for purchase at a price of 100.50% of the aggregate liquidation preference of those shares before 4:00 p.m., New York City time, on the remarketing date, the remarketing agent will determine the Reset Rate, which will be the rate, rounded to the nearest one-thousandth (0.001) of one percent, per annum that the remarketing agent determines, in its sole judgment, to be the lowest rate per year that will enable it to remarket all the shares of preferred stock tendered or deemed tendered for remarketing at that price.

    If, by 4:00 p.m., New York City time, on the remarketing date, the remarketing agent is unable to remarket all the shares of preferred stock tendered or deemed tendered for purchase, a Failed Remarketing will be deemed to have occurred, and the remarketing agent will so advise DTC and Washington Mutual. If a Failed Remarketing occurs, the Reset Rate will be equal to (1) the "AA" Composite Commercial Paper Rate, as defined in the next paragraph, plus
(2) a spread ranging from 300 to 700 basis points based on the credit ratings of the preferred stock at that time.

    "'AA' Composite Commercial Paper Rate" on any date means:

    - the interest equivalent of the 60-day rate on commercial paper placed on behalf of issuers whose corporate bonds are rated "AA" by S&P or the equivalent of that rating by S&P or another rating agency, as made available on a discount basis or otherwise by the Federal Reserve Board for the business day immediately preceding that date; or


    - if the Federal Reserve Board does not make available any such rate, then the arithmetic average of those rates, as quoted on a discount basis or otherwise, by the Commercial Paper Dealers, as defined in the next paragraph, to the remarketing agent for the close of business on the business day next preceding that date.


    "Commercial Paper Dealers" means Lehman Commercial Paper Inc., Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated or their affiliates or successors, if they are commercial paper dealers.


    If any Commercial Paper Dealer does not quote a rate required to determine the "AA" Composite Commercial Paper Rate, the "AA" Composite Commercial Paper Rate will be determined on the basis of the quotation or quotations furnished by the remaining Commercial Paper Dealer or Commercial Paper Dealers and any substitute commercial paper dealer or substitute commercial paper dealers selected by the remarketing agent or, if the remarketing agent does not select any such substitute commercial paper dealer or substitute commercial paper dealers, by the remaining Commercial Paper Dealer or Commercial Paper Dealers.



    By approximately 4:30 p.m., New York City time, on the remarketing date, so long as there has not been a Failed Remarketing, the remarketing agent will advise:


    - DTC and Washington Mutual of the Reset Rate determined in the remarketing and the number of shares of preferred stock sold in the remarketing;

    - each person purchasing shares of preferred stock in the remarketing or the appropriate DTC participant of the Reset Rate and the number of shares of preferred stock that person is to purchase; and

    - each of those purchasers to give instructions to its DTC participant to pay the purchase price on the purchase contract settlement date in same day funds against delivery of the shares of preferred stock purchased through the facilities of DTC.

    In accordance with DTC's normal procedures, on the purchase contract settlement date, the transactions described above with respect to each share of preferred stock tendered for purchase and sold in the remarketing will be executed through DTC, and the accounts of the respective DTC

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
participants will be debited and credited and those shares delivered by book entry as necessary to effect purchases and sales of the shares of preferred stock. DTC will make payment in accordance with its normal procedures.

    If any holder selling shares of preferred stock in the remarketing fails to deliver those shares, the direct or indirect DTC participant of the selling holder and of any other person that was to have purchased shares of preferred stock in the remarketing may deliver to that other person a number of shares of preferred stock that is less than the number of shares of preferred stock that otherwise was to be purchased by that person. In that event, the number of shares of preferred stock to be so delivered will be determined by the direct or indirect participant, and delivery of the lesser number of shares of preferred stock will constitute good delivery.

    The right of each holder to have shares of preferred stock tendered for purchase will be limited to the extent that:

    - the remarketing agent conducts a remarketing pursuant to the terms of the remarketing agreement;

    - shares of preferred stock tendered have not been called for redemption;

    - the remarketing agent is able to find a purchaser or purchasers for tendered shares of preferred stock; and

    - the purchaser or purchasers deliver the purchase price for the shares of preferred stock to the remarketing agent.

    The remarketing agent is not obligated to purchase any shares of preferred stock that would otherwise remain unsold in the remarketing. Neither Washington Mutual nor the remarketing agent will be obligated in any case to provide funds to make payment upon tender of preferred stock for remarketing.

    Washington Mutual will be liable for any and all costs and expenses incurred in connection with the remarketing.


    REMARKETING AGENT. Washington Mutual will enter into the remarketing agreement which provides that the remarketing agent will act as the exclusive remarketing agent and will use commercially reasonable efforts to remarket securities tendered or deemed tendered for purchase in the remarketing at a price of 100.50% of their liquidation preference. Under certain circumstances, some portion of the shares of preferred stock tendered in the remarketing may be purchased by the remarketing agent.


    The remarketing agreement provides that the remarketing agent will incur no liability to Washington Mutual or to any holder of the Corporate PIES or the preferred stock in its individual capacity or as remarketing agent for any action or failure to act in connection with a remarketing or otherwise, except as a result of the negligence or willful misconduct on its part. The remarketing agent will receive 0.50% of the amount of the proceeds received in the remarketing as its remarketing fee.

    Washington Mutual has agreed to indemnify the remarketing agent against certain liabilities, including liabilities under the Securities Act, arising out of or in connection with its duties under the remarketing agreement.

    The remarketing agreement also will provide that the remarketing agent may resign and be discharged from its duties and obligations under the remarketing agreement. However, no resignation will become effective unless a nationally recognized broker-dealer has been appointed by Washington Mutual as successor remarketing agent and the successor remarketing agent has entered into a remarketing agreement with Washington Mutual. In that case, Washington Mutual will use reasonable efforts to appoint a successor remarketing agent and enter into a remarketing agreement with that person as soon as reasonably practicable.

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    REDEMPTION

    Shares of preferred stock will not be redeemable before October 16, 2002. On or after that date, the shares of preferred stock will be redeemable at the option of Washington Mutual, in whole or in part, at any time or from time to time, on not less than 30 or more than 60 days notice by mail, at a redemption price of $50 per share, plus accrued and unpaid dividends to the date of redemption.

    On August 16, 2004, all outstanding shares of preferred stock will be redeemed by Washington Mutual on not less than 30 or more than 60 days notice by mail, at a redemption price of $50 per share, plus accrued and unpaid dividends to the date of redemption.

    After the date of a redemption, unless Washington Mutual is in default in providing money for the payment of the redemption price, dividends will cease to accrue on the preferred stock, and the shares of preferred stock will no longer be deemed to be outstanding. On that date, all rights of the preferred stock will cease, except the right to receive the moneys payable upon redemption, without interest, upon surrender of the certificates evidencing the shares of preferred stock.

    LIQUIDATION RIGHTS

    In the event of any liquidation, dissolution or winding up of Washington Mutual, whether voluntary or involuntary, the holders of shares of preferred stock will be entitled to receive, out of the assets of Washington Mutual available for distribution to stockholders, the liquidation preference of $50 per share plus an amount equal to all dividends, whether or not earned or declared, accumulated and unpaid to the payment date before any payment or distribution of assets is made to holders of common stock or of any other class of stock of Washington Mutual ranking junior to the preferred stock upon liquidation, dissolution or winding up. If upon any liquidation, dissolution or winding up of Washington Mutual, the amounts payable with respect to the preferred stock and any other capital stock ranking as to any asset distribution equally with the preferred stock are not paid in full, the holders of the preferred stock and of that other capital stock will share ratably in that distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidation preference to which they are entitled, the holders of shares of preferred stock will not be entitled to any further participation in any distribution of assets of Washington Mutual. Neither a consolidation or merger of Washington Mutual with another corporation nor a sale, lease, exchange or transfer of all or part of the assets of Washington Mutual for cash, securities or other property will be considered a liquidation, dissolution or winding up of Washington Mutual for these purposes.

    The liquidation preference amount relating to the preferred stock is not necessarily indicative of the price at which the preferred stock will actually trade at or after the time of their issuance. The preferred stock may trade at prices below its liquidation preference amount. The market price of the preferred stock can be expected to fluctuate with changes in the financial markets and economic conditions, the financial condition and prospects of Washington Mutual and other factors that generally influence the market prices of securities.

    VOTING RIGHTS

    Each share of preferred stock will carry .10 of a vote in connection with matters submitted generally to the holders of the common stock of Washington Mutual, and will be entitled to vote together as a single class with shares of the common stock and other capital stock of Washington Mutual entitled to vote in respect of matters submitted to stockholders generally. Based on the number of shares of common stock of Washington Mutual outstanding as of the date of this proxy statement/prospectus supplement and assuming that all offered shares are issued and outstanding, the shares of preferred stock would represent, in the aggregate, approximately [0.96%] of the combined voting power of the shares of preferred stock and the common stock.

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    Whenever dividends on shares of the preferred stock shall be in arrears in an aggregate amount equal to at least six quarterly dividends on those shares, whether or not consecutive, the holders of the preferred stock, voting separately as a class with the holders of any stock ranking equally as to dividends with the preferred stock on which similar voting rights have been conferred and are exercisable, will be entitled to elect two directors to the Washington Mutual board of directors either by written consent or at an annual or special meeting of stockholders of Washington Mutual held during the period those dividends remain in arrears. These voting rights will terminate when all those dividends accrued and in default have been paid in full or declared and funds for their payment in full have been set apart. At that time, the term of office of all directors so elected will also terminate.


    In addition, the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of the preferred stock, voting as a separate class, will be required for any amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any provisions of the articles of incorporation of Washington Mutual that adversely affects the powers, preferences, privileges or rights of the holders of the preferred stock. The affirmative vote or consent of the holders of shares representing at least two-thirds of the combined voting power of the preferred stock and any other series of preferred stock of Washington Mutual ranking equally with the preferred stock as to dividends or upon liquidation, dissolution or winding up of Washington Mutual, voting as a single class without regard to series, will be required to authorize or effect (1) the creation, authorization or issuance of,
(2) the reclassification of any authorized stock of Washington Mutual into or
(3) the creation, authorization or issuance of any obligation or security convertible into or evidencing the right to purchase, any additional class or series of stock ranking prior to the preferred stock as to dividends or upon liquidation, dissolution or winding up of Washington Mutual.

    Except as described above in this section on voting rights, or as required by law, the preferred stock will have no other voting rights.

    The above provisions are not applicable to the designation by the Washington Mutual board of directors of any series of preferred stock other than the Series H preferred stock.

    BOOK-ENTRY ISSUANCE


    It is anticipated that the preferred stock will be issued as one or more global certificates registered in the name of DTC or its nominee. It is anticipated that the depositary for the preferred stock will be DTC. The preferred stock will be issued only as fully-registered securities registered in the name of Cede & Co., DTC's nominee. The preferred stock will be issued in accordance with the standard procedures of the DTC and Cede & Co.


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     CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE WASHINGTON MUTUAL PIES

    The following is a summary of the material United States federal income tax consequences of the ownership and disposition of the Washington Mutual PIES, the preferred stock and the common shares acquired under a purchase contract. Unless otherwise stated, this summary applies only to "U.S. Holders" who hold the PIES, the preferred stock and the common shares acquired under the purchase contract as capital assets.

    A "U.S. Holder" is:

    - a person who is a citizen or resident of the United States;

    - a corporation or partnership created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

    - an estate the income of which is subject to United States federal income taxation, regardless of its source; or

    - a trust (1) that is subject to the supervision of a court with the United States and the control of one or more United States persons as described in Section 7701 (a) (30) of the Internal Revenue Code of 1986, as amended or (2) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

    The tax treatment of a holder may vary depending on the holder's particular situation. This summary does not deal with special classes of holders. For example, this summary does not address:

    - tax consequences to holders who may be subject to special tax treatment, such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, or tax-exempt investors,

    - tax consequences to persons who will hold the PIES, the preferred stock or the common shares acquired under the purchase contract as a position in a "straddle," "synthetic security," "hedge," "integrated transaction," "constructive sale transaction" or "conversion transaction,"

    - tax consequences to holders of PIES, preferred stock or common shares acquired under a purchase contract whose functional currency is not the U.S. dollar,

    - tax consequences to stockholders, partners or beneficiaries of a holder of PIES, preferred stock or common shares acquired under a purchase contract,

    - alternative minimum tax consequences, if any, or

    - the consequences of any state, local or foreign tax laws or any federal laws other than those pertaining to the income tax.

    IF YOU ARE NOT A UNITED STATES PERSON WITHIN THE MEANING OF
SECTION 7701 (A) (30) OF THE INTERNAL REVENUE CODE, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE PIES, INCLUDING THE POTENTIAL APPLICATION OF UNITED STATES WITHHOLDING TAXES.

    This summary is based upon the Internal Revenue Code, Treasury regulations, including proposed Treasury regulations, issued thereunder, IRS rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly on a retroactive basis. Any changes may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described below, possibly adversely affecting a U.S. Holder.

    No statutory, administrative or judicial authority directly addresses the treatment of the PIES or instruments similar to the PIES for United States federal income tax purposes. As a result, we cannot

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assure you that the IRS will agree with the tax consequences described in this proxy statement/ prospectus. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PIES IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

CORPORATE PIES

    ALLOCATION OF PURCHASE PRICE

    A U.S. Holder's acquisition of a Corporate PIES will be treated as an acquisition of a unit consisting of the preferred stock and the purchase contract that comprise the Corporate PIES. The purchase price of each Corporate PIES will be allocated between the preferred stock and the purchase contract in proportion to their respective fair market values at the time of purchase. This allocation will establish the U.S. Holder's initial tax bases in the preferred stock and the purchase contract. In the case of a holder who purchased Corporate PIES at the initial offering, Bank United Corp. reported the fair market value of each share of preferred stock as $50 and the fair market value of each purchase contract as $0. This position was binding upon each U.S. Holder, but not on the IRS, unless the U.S. Holder explicitly disclosed a contrary position on a statement attached to the U.S. Holder's timely filed United States federal income tax return for the taxable year in which a Corporate PIES was acquired. Thus, absent that disclosure, a U.S. Holder was required to allocate the purchase price for a Corporate PIES in accordance with the foregoing. The remainder of this discussion assumes that this allocation of the purchase price will be respected for United States federal income tax purposes.

PREFERRED STOCK

    DISTRIBUTIONS

    Distributions on the shares of the preferred stock, other than distributions in redemption of shares of the preferred stock subject to Section 302(b) of the Internal Revenue Code, will constitute dividends for federal income tax purposes to the extent paid from current or accumulated earnings and profits of Washington Mutual, as determined under federal income tax principles. Any corporate U.S. Holder of the shares of the preferred stock that is otherwise eligible for the 70% dividends-received deduction under the Internal Revenue Code will be allowed that deduction with respect to dividends on the shares of the preferred stock.

    Washington Mutual expects that its current and accumulated earnings and profits will be sufficient so that all distributions paid on the shares of preferred stock will qualify as dividends for federal income tax purposes. Nevertheless, any distributions on the shares of the preferred stock in excess of Washington Mutual's current and accumulated earnings and profits will, to that extent, not be eligible for the dividends-received deduction. This excess will generally be treated for federal income tax purposes as a tax-free return of capital, to the extent of a U.S. Holder's basis in its shares of preferred stock, and any additional amount as a long-term or short-term capital gain. Distributions that are treated as a return of capital reduce a U.S. Holder's basis in the shares of the preferred stock and may subject the U.S. Holder to the payment of tax, at long-term or short-term capital gain rates, when distributions are made in excess of the U.S. Holder's remaining basis in its shares of the preferred stock or if there is a subsequent sale or redemption of the U.S. Holder's preferred stock.

    U.S. Holders should consider that the Internal Revenue Code contains several limitations on the availability of the dividends-received deduction even if Washington Mutual has sufficient current or accumulated earnings and profits.
Section 246(c) of the Internal Revenue Code disallows the dividends-received deduction with respect to any dividend on shares of stock held for 45 days or fewer during the 90-day period beginning on the date which is 45 days before the date on which the shares became

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exdividend with respect to the dividend. Any period in which a U.S. Holder has an option to sell, is under a contractual obligation to sell, has made and not closed a short sale of, or has granted certain options to buy, substantially identical stock or securities, or held one or more other positions in substantially similar or related property that diminishes the risk of loss from holding the preferred stock, will not be counted toward the 45-day holding period requirement. Furthermore, U.S. Holders should consider Section 1059 of the Internal Revenue Code, which limits the benefit of the dividends-received deduction by requiring a U.S. Holder to reduce its basis in the preferred stock with respect to certain extraordinary dividends.

    In addition, Section 246A of the Internal Revenue Code reduces the dividends-received deduction allowed to a corporate U.S. Holder that has incurred indebtedness "directly attributable" to its investment in portfolio stock. U.S. Holders should be aware that in February 1999, the Clinton Administration proposed to expand the applicability of Section 246A to include a percentage of indirect financing. The proposed legislation would apply to portfolio stock acquired after the date of enactment. It is not possible to predict whether legislation modifying current rules regarding debt-financed portfolio stock will be enacted, what form the legislation might take, or what the effective date of any future legislation might be.

    SALES, EXCHANGES OR OTHER DISPOSITIONS OF PREFERRED STOCK

    A U.S. Holder will recognize capital gain or loss on a sale, exchange or other disposition of preferred stock, including the remarketing thereof, in an amount equal to the difference between the amount realized by the U.S. Holder on the disposition of the preferred stock and the U.S. Holder's adjusted tax basis in the preferred stock. Selling expenses incurred by a U.S. Holder will reduce the amount of gain or increase the amount of loss recognized upon the sale, exchange or other disposition of the preferred stock. Capital gains of individuals derived from capital assets held for more than one year are subject to reduced tax rates. A U.S. Holder's ability to deduct capital losses is subject to limitations.

    REDEMPTION

    A redemption of the preferred stock will be treated under Section 302 of the Internal Revenue Code as a dividend if Washington Mutual has sufficient earnings and profits, unless the redemption satisfies the test set forth in
Section 302(b) of the Internal Revenue Code enabling the redemption to be treated as a sale or exchange. The redemption will satisfy this test only if it
(1) is "substantially disproportionate," (2) constitutes a "complete termination of the holder's stock interest" in Washington Mutual or (3) is "not essentially equivalent to a dividend," each within the meaning of Section 302(b). In determining whether any of these tests are met, shares considered to be owned by the U.S. Holder by reason of certain constructive ownership rules set forth in the Internal Revenue Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Internal Revenue Code is satisfied with respect to a particular holder of the preferred stock will depend on the facts and circumstances as of the time the determination is made, U.S. Holders are advised to consult their own tax advisors to determine their tax treatment in light of their own particular investment circumstances.

PURCHASE CONTRACTS

    INCOME FROM CONTRACT ADJUSTMENT PAYMENTS

    There is no direct authority addressing the treatment of the contract adjustment payments under current law, and the treatment is unclear. Contract adjustment payments may constitute taxable income to a U.S. Holder when received or accrued, in accordance with the U.S. Holder's method of tax accounting. If Washington Mutual is required to file information returns with respect to contract

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adjustment payments, it intends to report the contract adjustment payments as taxable income to each U.S. Holder. U.S. Holders should consult their own tax advisors concerning the treatment of contract adjustment payments, including the possibility that any payment may be treated as a loan, purchase price adjustment, rebate or payment analogous to an option premium, rather than being includible in income on a current basis. The treatment of contract adjustment payments could affect a U.S. Holder's tax basis in a purchase contract or in the common shares acquired under a purchase contract or the amount realized by a U.S. Holder upon the sale or disposition of a PIES or the termination of a purchase contract. See "--Acquisition of Common Stock Under a Purchase Contract," "--Termination of Purchase Contract" and "--Sale or Disposition of PIES" below.

    ACQUISITION OF COMMON STOCK UNDER A PURCHASE CONTRACT

    A U.S. Holder generally will not recognize gain or loss on the purchase for cash of shares of common stock and CPR Certificates under a purchase contract, except with respect to any cash paid in lieu of a fractional share of common stock. Subject to the discussion in this section, a U.S. Holder's aggregate initial tax basis in the shares of common stock and CPR Certificates acquired under a purchase contract generally should equal the purchase price paid for the shares of common stock and CPR Certificates plus the U.S. Holder's tax basis in the purchase contract, if any, less the portion of the purchase price and tax basis allocable to the fractional share. Payments of contract adjustment payments that have been received in cash by a U.S. Holder but not included in income should reduce the U.S. Holder's tax basis in the purchase contract or in the shares of common stock to be received under the purchase contract. See "--Income from Contract Adjustment Payments," above. The holding period for shares of common stock and CPR Certificates acquired under a purchase contract will commence on the date of the acquisition of those shares of common stock and CPR Certificates.

    A U.S. Holder who surrenders shares of preferred stock to Washington Mutual to satisfy the purchase contract will be treated as having redeemed a portion of such holder's preferred stock in exchange for the CPR Certificates received in a taxable transaction. You are urged to consult your own tax advisor with respect to the tax consequences of this exchange.

    OWNERSHIP OF COMMON STOCK ACQUIRED UNDER THE PURCHASE CONTRACT

    Any dividend on common shares paid by Washington Mutual out of its current or accumulated earnings and profits, as determined for United States federal income tax purposes, will be includible in income by the U.S. Holder when received. Any dividend includible in income will be eligible for the dividends received deduction if received by an otherwise qualifying corporate U.S. Holder that meets the holding period and other requirements for the dividends received deduction.

    Upon a sale or other disposition of shares of common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder's adjusted tax basis in the common shares. Capital gains of individuals derived in respect of capital assets held for more than one year are subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

    EARLY SETTLEMENT OF PURCHASE CONTRACTS

    A U.S. Holder will not recognize gain or loss on the receipt of the U.S. Holder's proportionate share of preferred stock or Treasury Securities upon early settlement of a purchase contract, and the holder will have the same tax basis in the preferred stock or Treasury Securities as the holder had before the early settlement.

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    TERMINATION OF PURCHASE CONTRACTS

    If a purchase contract terminates, a U.S. Holder will recognize capital gain or loss equal to the difference between the amount realized, if any, upon such termination and the U.S. Holder's adjusted tax basis, if any, in the purchase contract at the time of the termination. Any contract adjustment payments received by a U.S. Holder but not included in income should either reduce the U.S. Holder's tax basis in the purchase contract or result in an amount realized on the termination of the purchase contract. Any contract adjustment payments included in a U.S. Holder's income but not paid should increase the U.S. Holder's tax basis in the purchase contract (see "--Income from Contract Adjustment Payments" above). Capital gains of individuals derived in respect of capital assets held for more than one year are subject to reduced maximum tax rates. A U.S. Holder's ability to deduct capital losses is subject to limitations. A U.S. Holder will not recognize gain or loss on the receipt of the U.S. Holder's proportionate share of preferred stock or Treasury Securities upon termination of the purchase contract and will have the same tax basis in that preferred stock or Treasury Securities as before the distribution.

    If a termination of the purchase contract occurs when it has negative value, see "--Sale or Disposition of PIES" below. U.S. Holders should consult their tax advisors regarding a termination of the purchase contract at a time when the purchase contract has negative value.

ADJUSTMENT TO THE SETTLEMENT RATE

    U.S. Holders of PIES might be treated as receiving a constructive distribution from Washington Mutual if (1) the Settlement Rate is adjusted and as a result of the adjustment the proportionate interest of U.S. Holders of PIES in the assets or earnings and profits of Washington Mutual is increased and
(2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the Settlement Rate would not be considered made pursuant to a bona fide formula if the adjustment were made to compensate a U.S. Holder for certain taxable distributions with respect to the common shares. Thus, under certain circumstances, an increase in the Settlement Rate might give rise to a taxable dividend to U.S. Holders of PIES even though the U.S. Holders would not receive any cash related thereto.

TREASURY PIES

    SUBSTITUTION OF TREASURY SECURITIES TO CREATE TREASURY PIES

    A U.S. Holder of Corporate PIES that delivers Treasury Securities to the securities intermediary in substitution for the preferred stock generally will not recognize gain or loss upon the delivery of the Treasury Securities or the release of the preferred stock to the U.S. Holder. The U.S. Holder will continue to include in income any dividends on the preferred stock, and the U.S. Holder's basis in the preferred stock and the purchase contract will not be affected by the delivery and release.

    OWNERSHIP OF TREASURY SECURITIES

    A U.S. Holder's initial tax basis in the Treasury Securities that are part of the Treasury PIES will be equal to the amount paid for the Treasury Securities. A U.S. Holder generally will include in income any original issue discount or acquisition discount includible with respect to the Treasury Securities. In general, a U.S. Holder will be required to include in income each year that the U.S. Holder holds a Treasury Security the portion of the original issue discount or acquisition discount that accrues on the Treasury Security in that year.

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    SUBSTITUTION OF PREFERRED STOCK TO RECREATE CORPORATE PIES

    A U.S. Holder of Treasury PIES that delivers preferred stock to the securities intermediary to recreate Corporate PIES generally will not recognize gain or loss upon the delivery of such preferred stock or the release of the Treasury Securities to the U.S. Holder. The U.S. Holder will continue to include in income any interest, original issue discount or acquisition discount with respect to such Treasury Securities and the U.S. Holder's tax basis in the Treasury Securities, the preferred stock and the purchase contract will not be affected by such delivery and release.

SALE OR DISPOSITION OF PIES

    Upon a disposition of PIES, a U.S. Holder will be treated as having sold, exchanged or disposed of the purchase contracts and the preferred stock, or, in the case of Treasury PIES, the Treasury Securities that comprise those PIES and generally will have capital gain or loss equal to the difference between the portion of the proceeds to the U.S. Holder allocable to the purchase contracts and the preferred stock or Treasury Securities, as the case may be, and the U.S. Holder's respective adjusted tax bases in the purchase contract and the preferred stock or Treasury Securities. For purposes of determining gain or loss, the U.S. Holder's proceeds will not include any amount equal to accrued and unpaid interest on the Treasury Securities not previously included in income, which amount will be treated as ordinary interest income. Capital cams of individuals derived in respect of capital assets held for more than one year are taxed at a reduced tax rate. The deductibility of capital losses is subject to limitations. If a disposition of the PIES occurs when the purchase contract has negative value, the U.S. Holder should be considered to have received additional consideration for the preferred stock or Treasury Securities in an amount equal to the negative value and to have paid the amount to be released from the U.S. Holder's obligation under the purchase contract. U.S. Holders should consult their tax advisors regarding a disposition of the PIES at a time when the purchase contract has negative value.

    Payments to a U.S. Holder of contract adjustment payments that have not previously been included in the income of the U.S. Holder should either reduce the U.S. Holder's tax basis in the purchase contract or result in an increase in the amount realized on the disposition of the purchase contract. Any contract adjustment payments included in a U.S. Holder's income but not paid should increase the U.S. Holder's tax basis in the purchase contract. See "--Corporate PIES--Purchase Contracts--Income from Contract Adjustment Payments."

NON-UNITED STATES HOLDERS

    The following summary discusses the tax consequences to Non-United States Holders. You are a "Non-United States Holder" if you are not a U.S. Holder. As discussed above, the PIES will be treated by the holders and by Washington Mutual as a unit consisting of a purchase contract and preferred stock or Treasury Security, as the case may be. The following discussion is subject to the discussion below concerning backup withholding.

    Under present United States federal income tax laws, a Non-United States Holder generally will be subject to United States federal income tax withholding on dividend payments on the holder's preferred stock and any contract adjustment payments at a rate of 30%. A Non-United States Holder may reduce or eliminate the 30% withholding tax on dividends and contract adjustment payments discussed above if the holder provides Washington Mutual, or its paying agent, as the case may be, with a properly executed:

    - IRS Form W-8 or a substantially similar form,

    - IRS Form 1001 (or successor form) properly claiming an exemption from, or a reduction of, such withholding tax under the benefit of an applicable tax treaty, or

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    - IRS Form 4224 (or successor form) stating that payment with respect to the
      PIES, preferred stock, or common shares is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

    Under future regulations generally applicable to payments made after December 31, 2000, Non-United States Holders will generally be required to provide an IRS Form W-8 in lieu of IRS Form 1001 and IRS Form 4224, although alternative documentation may be applicable in certain situations. The future regulations also modify certain certification requirements.

    Generally, a Non-United States Holder will not be subject to United States federal income taxes on any amount that constitutes gain upon a sale, exchange, or other disposition of a PIES, preferred stock, Treasury Security or common shares, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder. Certain other exceptions may be applicable, and a Non-United States Holder should consult its tax advisor in this regard. However, as discussed previously, a redemption of the preferred stock may be treated as a dividend, for federal income tax purposes, and therefore may be subject to withholding on dividend payments as described above. See "--Corporate PIES--Preferred Stock-Redemption".

    Finally, Washington Mutual does not believe it is a "United States real property holding corporation" for federal income tax purposes. However, if Washington Mutual is, was, or becomes, during the five year period preceding that disposition, a "United States real property holding corporation," a Non-United States Holder who holds or held more than five percent of the class of stock will be subject to federal tax on the sale or other disposition of such stock, and those holders should contact their tax advisors.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Payments under the PIES, the preferred stock or the common shares and CPR Certificates acquired under a purchase contract, the proceeds received with respect to a fractional common share upon settlement of a purchase contract, and the sale of the PIES, the preferred stock or the common shares and CPR Certificates acquired under a purchase contract may be subject to information reporting and United States federal backup withholding tax at the rate of 31% if the U.S. Holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. No information reporting or backup withholding will be required with respect to payments made by Washington Mutual or any paying agent to Non-United States Holders if a statement described above under "Non-United States Holders" has been received and the payor does not have actual knowledge, or, after December 31, 2000, reason to know, that the beneficial owner is a U.S. Holder. Any amounts so withheld will be allowed as a credit against a U.S. Holder's United States federal income tax liability.

                  RISKS RELATED TO THE WASHINGTON MUTUAL PIES

    The Washington Mutual PIES involve a number of risks. These risks are substantially the same as those to which the Bank United Corp. PIES were subject and which are set forth in the Prospectus with respect to the Bank United Corp. PIES dated August 4, 1999. However, the number of shares of common stock you will receive under a purchase contract and the opportunity for equity appreciation will be dependent on the market price for Washington Mutual's common stock, rather than Bank United Corp.'s common stock. You should carefully consider the risks set forth in that Prospectus as they relate to the terms of the PIES. In addition, the CPR Certificates, which you will purchase under the purchase contract, are subject to the risks described above in "Risk Factors Relating to the CPR Certificates."

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                   COMPARISON OF RIGHTS OF WASHINGTON MUTUAL
                       AND BANK UNITED CORP. STOCKHOLDERS

    Washington Mutual is incorporated under the laws of the State of Washington and Bank United Corp. is incorporated under the laws of the State of Delaware. The rights of Bank United Corp. stockholders are governed by the Delaware General Corporation Law, Bank United Corp.'s amended and restated certificate of incorporation and Bank United Corp.'s bylaws. Once the Bank United Corp. stockholders become Washington Mutual stockholders as a result of the merger, their rights will be governed by the Washington Business Corporation Act, Washington Mutual's articles of incorporation, and Washington Mutual's bylaws. The following discussion summarizes certain material differences between the rights of holders of Bank United Corp. common stock and Washington Mutual common stock, resulting from the differences in their governing documents and Washington and Delaware law. Additional differences between Washington and Delaware law are discussed below in "Certain Differences Between Washington and Delaware Corporate Laws."

    The following summary is not a complete summary and is qualified in its entirety by reference to the governing corporate documents of Washington Mutual and Bank United Corp. and applicable law. See "Incorporation of Certain Documents by Reference."

    CAPITAL STOCK

    Washington Mutual's articles of incorporation currently authorize 1,600,000,000 shares of common stock and 10,000,000 shares of preferred stock.

    Bank United Corp.'s certificate of incorporation currently authorizes 80,000,000 shares of common stock (divided equally into two classes, one of which has limited voting rights) and 10,000,000 shares of preferred stock.

    BOARD OF DIRECTORS

    Washington Mutual's articles of incorporation provide that the number of directors comprising the Washington Mutual board of directors will be the number stated in Washington Mutual's bylaws, provided that the number of directors shall not be less than five. Washington Mutual's board of directors can amend the bylaws to change the number of directors without stockholder approval. Washington Mutual's bylaws currently provide that the Washington Mutual board of directors shall consist of eighteen directors. Washington Mutual's board of directors is divided into three classes of as equal a number of directors as possible. The term of office of each different class is three years, with each term expiring in a different year.

    Bank United Corp.'s certificate of incorporation provides that the number of directors comprising the Bank United Corp. board of directors will be the number determined from time to time by Bank United Corp.'s board of directors, but in no event fewer than three. Pursuant to a resolution of Bank United Corp.'s board of directors, the number of directors of Bank United Corp. has been fixed at twelve. Like Washington Mutual's articles of incorporation, Bank United Corp.'s certificate of incorporation provides for a board of directors divided into three classes, with approximately one-third of the directors elected annually for three-year terms.

    MONETARY LIABILITY OF DIRECTORS

    Washington Mutual's articles of incorporation and Bank United Corp.'s certificate of incorporation each provide for the elimination of personal monetary liability of directors to the fullest extent permissible under the laws of Washington and Delaware, respectively. The provision in Washington Mutual's articles of incorporation and the provision in Bank United Corp.'s certificate of incorporation

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incorporate future amendments to Washington and Delaware law, respectively, regarding the elimination of such liability.

    INTERESTED STOCKHOLDERS

    Washington Mutual's articles of incorporation prohibit, except under certain circumstances, Washington Mutual (or any subsidiary of Washington Mutual) from engaging in certain significant business transactions with a "major stockholder." A "major stockholder" is a person who, without the prior approval of the Washington Mutual board of directors, acquires beneficial ownership of five percent or more of Washington Mutual's outstanding voting stock. Prohibited transactions include, among others:

    - any merger with, disposition of assets to, acquisition by Washington Mutual of the assets of, issuance of securities of Washington Mutual to, or acquisition by Washington Mutual of securities of, a major stockholder;

    - any reclassification of the voting stock of Washington Mutual or of any subsidiary beneficially owned by a major stockholder; or

    - any partial or complete liquidation, spin off, split off or split up of Washington Mutual or any subsidiary.

    The above prohibitions do not apply, in general, if the specific transaction is approved by:

    - Washington Mutual's board of directors prior to the major stockholder involved having become a major stockholder;

    - a vote of at least 80% of the "continuing directors" (defined as those members of Washington Mutual's board prior to the involvement of the major stockholder);

    - a majority of the "continuing directors" if the major stockholder obtained unanimous board approval to become a major stockholder;

    - a vote of 95% of the outstanding shares of Washington Mutual voting stock other than shares held by the major stockholder; or

    - a majority vote of the shares of voting stock and the shares of voting stock owned by stockholders other than any major stockholder if certain other conditions are met.

    Washington Mutual's articles of incorporation also provide that during the time a major stockholder exists, Washington Mutual may voluntarily dissolve only upon the unanimous consent of the Washington Mutual stockholders or an affirmative vote of at least two-thirds of Washington Mutual's board of directors and the holders of at least two-thirds of the shares entitled to vote on such a dissolution and of each class of shares entitled to vote on such a dissolution as a class, if any. In addition, the Washington Business Corporation Act prohibits certain significant business combinations with 10% stockholders, as more fully described in "Certain Differences Between Washington and Delaware Corporate Laws--Provisions Affecting Control Share Acquisitions and Business Combinations" below.

    The Bank United Corp. certificate of incorporation does not contain a similar provision. However, Section 203 of the Delaware General Corporation Law prohibits certain "business combinations" with an "interested stockholder," as more fully described in "Certain Differences Between Washington and Delaware Corporate Laws--Provisions Affecting Control Share Acquisitions and Business Combinations" below.

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    REMOVAL OF DIRECTORS AND FILLING VACANCIES ON THE BOARD OF DIRECTORS

    Washington Mutual's articles of incorporation provide that directors may only be removed for "good cause," which is not defined. Under Washington Mutual's bylaws a director may be removed by the vote of the holders of a majority of the shares entitled to vote at an election of the director whose removal is sought. Washington Mutual's bylaws also provide that a vacancy on Washington Mutual's board arising through resignation, removal or death of an existing director, or by reason of an authorized increase in the number of directors, may be filled by the affirmative vote of four-fifths of the remaining directors, though less than a quorum.


    Bank United Corp.'s certificate of incorporation provides that directors may only be removed "for cause," which is also not defined, by a vote of a majority of all outstanding voting shares. The Bank United Corp. bylaws provide that any vacancy, whether arising through death, resignation, removal, disqualification, an increase in the number of directors, or any other reason, may be filled by a majority vote of the remaining directors, though less than a quorum. Neither the Bank United Corp. certificate of incorporation nor the Bank United Corp. bylaws provide for vacancies or newly-created directorships to be filled by stockholder vote.


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                     CERTAIN DIFFERENCES BETWEEN WASHINGTON
                          AND DELAWARE CORPORATE LAWS

    The Washington Business Corporation Act (WBCA) governs the rights of current Washington Mutual stockholders and will govern the rights of former Bank United Corp. stockholders who become stockholders of Washington Mutual upon completion of the merger. The Delaware General Corporation Law (DGCL) governs the rights of current Bank United Corp. stockholders. The WBCA differs from the DGCL in many respects. The following discussion summarizes some significant differences between the provisions of the WBCA and the DGCL that could materially affect the rights of Bank United Corp. stockholders.

    AMENDMENT OF ARTICLES/CERTIFICATE OF INCORPORATION

    Under the WBCA, the board of directors must generally recommend to the stockholders amendments to a corporation's articles of incorporation, unless the board of directors (a) determines that because of a conflict of interest or other special circumstances it should not make a recommendation to the stockholders and (b) communicates the basis for its determination to the stockholders with the amendment. Under the WBCA, amendments to a corporation's articles of incorporation must generally be approved by a majority of all the votes entitled to be cast by any voting group entitled to vote unless another proportion is specified in the articles of incorporation, by the board of directors as a condition to its recommendation, or by the WBCA. Subject to some exceptions, Washington Mutual's articles of incorporation require the affirmative vote of the stockholders representing at least a majority of Washington Mutual's issued capital stock at any regular meeting or special meeting duly called for that purpose to effect an amendment. However, an amendment to the provision related to business combinations with a major stockholder described in "Comparison of Rights of Washington Mutual and Bank United Corp. Stockholders--Interested Stockholders" above requires the affirmative vote of 95% of the outstanding voting stock held by stockholders other than the major stockholder.

    Under the DGCL, amendments to a corporation's certificate of incorporation require the approval of stockholders holding a majority of the outstanding shares entitled to vote on the amendment. If a class vote on the amendment is required by the DGCL, a majority of the outstanding stock of class is required, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the DGCL. The Bank United Corp. certificate of incorporation corresponds with Delaware law except that it requires the affirmative vote of the holders of at least 80% of the total voting power of all outstanding shares entitled to vote in order to amend the provisions of the Bank United Corp. certificate of incorporation relating to: 1) the processes of stockholder action, 2) the number, election, term of office and removal of members of the board of directors, and 3) the process and votes required for amending the certificate of incorporation and the bylaws.

    RIGHT TO CALL SPECIAL MEETING OF STOCKHOLDERS

    The WBCA provides that a special meeting of stockholders of a corporation may be called by its board of directors, by holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the special meeting, or by other persons authorized to do so by the articles of incorporation or bylaws of the corporation. However, the WBCA allows a corporation's articles of incorporation to limit or deny entirely the right of stockholders to call a special meeting. Washington Mutual's articles of incorporation provide that Washington Mutual's board of directors or any person authorized by Washington Mutual's bylaws may call a special meeting. However, authority to call a special meeting is limited to holders of at least 25% of all the votes entitled to be cast on any issue to be considered at the proposed meeting. Washington Mutual's bylaws permit a special meeting to be called by Washington Mutual's board of directors, the chairman of the Washington Mutual board or upon the written request of any director.

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    Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. The Bank United Corp. bylaws permit only the board of directors and the chairman of the board of directors to call a special meeting of the stockholders

    INDEMNIFICATION OF OFFICERS, DIRECTORS AND EMPLOYEES

    The WBCA authorizes corporations to indemnify a director, officer or employee made a party to a proceeding, or advance or reimburse expenses incurred in a proceeding, under most circumstances. A corporation may not indemnify officers, directors or employees for: (a) intentional misconduct or a knowing violation of the law; (b) conduct finally adjudged to be an unlawful distribution; or (c) any transaction in which that director, officer or employee personally and improperly received a benefit in money, property or services. The WBCA's legislative history suggests that a corporation may indemnify its directors, officers and employees for amounts paid in settlement of derivative actions, provided that the director's, officer's or employee's conduct does not fall within one of the categories set forth above. Washington Mutual's articles of incorporation provide that Washington Mutual shall indemnify its directors to the fullest extent permitted by the WBCA. Washington Mutual's bylaws also permit the board of directors to indemnify officers, employees and agents of Washington Mutual.

    Under the DGCL, a corporation may indemnify directors, officers and other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation as a derivative action) if the director, officer or employee acted in good faith and in a manner the director, officer or employee reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to a criminal action or proceeding, if the director, officer or employee had no reasonable cause to believe that his or her conduct was unlawful. The Bank United Corp. bylaws provide for the indemnification of its directors and officers to the fullest extent authorized by the DGCL.

    PROVISIONS AFFECTING CONTROL SHARE ACQUISITIONS AND BUSINESS COMBINATIONS

    The WBCA prohibits a "target corporation," (as defined below) with certain exceptions, from engaging in certain "significant business transactions" (as defined below) with a person or group of persons that beneficially owns 10% or more of the voting securities of a target corporation (an "acquiring person") for a period of five years after the acquiring person acquired its securities, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors before the date of the acquisition. A "significant business transaction" includes, among other transactions:

    - a merger or consolidation with the acquiring person;

    - sales or other dispositions of assets, in one or more transactions having an aggregate market value equal to five percent or more of all assets or outstanding shares of the target corporation or representing five percent or more of the earning power or net income of the target corporation to or with the acquiring person;

    - the issuance or redemption of stock to or from the acquiring person;

    - termination of five percent or more of the employees of the target corporation employed in Washington State as a result of the acquiring person's acquisition of 10% or more of the shares of the target corporation over the five-year period following the share acquisition by the acquiring person; or

    - allowing the acquiring person to receive any benefit from the corporation, other than proportionately as a stockholder.

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    "Target corporations" include all domestic corporations with securities registered under the Securities Exchange Act of 1934, as amended. Washington Mutual is, therefore, subject to the statute. A corporation may not "opt out" of this statute.

    Section 203 of the DGCL prohibits a Delaware corporation from engaging in a "business combination" (as defined below) with an "interested stockholder" (as defined below) for three years following the time that this person becomes an interested stockholder. With certain exceptions, an "interested stockholder" is a person or group that owns 15% or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock at any time within the previous three years.

    For purposes of Section 203, the term "business combination" is defined broadly to include:

    - mergers with or caused by the interested stockholder;

    - sales or other dispositions to the interested stockholder (except proportionately with the corporation's other stockholders) of assets of the corporation or a subsidiary equal to 10% or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock;

    - the issuance or transfer by the corporation or a subsidiary of stock of the corporation or the subsidiary to the interested stockholder (except for certain transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock); or

    - receipt by the interested stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

    The three-year moratorium imposed on business combinations by Section 203 does not apply if:

    - prior to the time at which a stockholder becomes an interested stockholder the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested stockholder;

    - the interested stockholder owns 85% of the corporation's voting stock upon completion of the transaction that made him or her an interested stockholder (excluding from the 85% calculation shares owned by directors who are also officers of the target corporation and shares held by employee stock plans that do not permit employees to decide confidentially whether to accept a tender or exchange offer); or

    - at or subsequent to such time this person becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholder meeting by 66 2/3% of the voting stock not owned by the interested stockholder.

    Section 203 does not apply if the business combination is proposed before the completion or abandonment, and subsequent to the earlier of the public announcement or the notice required under Section 203, of a proposed transaction that:

    - constitutes a certain (x) merger or consolidation, (y) sale or other transfer of assets having an aggregate market value equal to 50% or more of the aggregate market value of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation or (z) proposed tender or exchange offer for 50% or more of the corporation's outstanding voting stock;

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    - is with or by a person who was either not an interested stockholder during the last three years or who became an interested stockholder with the approval of the corporation's board of directors or under certain other circumstances; and

    - is approved or not opposed by a majority of the board members elected prior to any person becoming an interested stockholder during the previous three years (or their chosen successors).

    A Delaware corporation may elect to "opt out" of, and not be governed by,
Section 203 through a provision in either its original certificate of incorporation or its bylaws, or an amendment to its original certificate or bylaws that was approved by majority stockholder vote. With a limited exception, this amendment would not become effective until 12 months following its adoption. Bank United Corp. has not opted out of Section 203.

    MERGERS, SALES OF ASSETS AND OTHER TRANSACTIONS

    Under the WBCA, a merger or share exchange of a corporation must be approved by the affirmative vote of a majority of directors when a quorum is present, and by each voting group entitled to vote separately on the plan by two-thirds of all votes entitled to be cast on the plan by that voting group, unless a different percentage is specified in the articles of incorporation. Washington Mutual's articles of incorporation reduce this percentage to a majority of all votes entitled to be cast by each voting group if two-thirds of the directors vote to recommend the transaction to the stockholders.


    The WBCA also provides that, in general, a corporation may not sell, lease, exchange or otherwise dispose of all, or substantially all, of its property, other than in the usual and regular course of business, unless the board of directors recommends the proposed transaction to the shareholders and the shareholders approve the transaction by two-thirds of all the votes entitled to be cast, unless a different percentage is specified in the articles of incorporation. Washington Mutual's articles of incorporation reduce this percentage to a majority of all votes entitled to be cast by each voting group if two-thirds of the directors vote to recommend the transaction to the shareholders.



    Under the WBCA, shareholder approval of a merger is not required if (a) the articles of incorporation of the surviving corporation will not differ as a result of the merger, (b) each stockholder of the surviving corporation will retain the same number of shares held prior to the merger and the designations and relative rights of those shares are not changed, (c) the number of voting shares of the surviving corporation after the merger does not exceed the number of voting shares authorized by the surviving corporation's articles of incorporation, and (d) the number of shares of the surviving corporation authorized to participate in distributions after the merger does not exceed the number of such participating shares authorized by the surviving corporation's articles of incorporation. Therefore, under the WBCA, the approval of the merger of Washington Mutual and Bank United Corp. by the shareholders of Washington Mutual is not required.


    Under the DGCL, a merger, consolidation or sale of all, or substantially all, of the assets of a corporation must be approved by the board of directors and by a majority (unless the certificate of incorporation requires a higher percentage) of outstanding stock of the corporation entitled to vote. However, no vote of stockholders of a constituent corporation surviving a merger is required (unless the corporation provides otherwise in its certificate of incorporation) if (a) the merger agreement does not amend the surviving corporation's certificate of incorporation, (b) each share of stock of the surviving corporation outstanding immediately before the merger is to be converted into an identical outstanding or treasury share of the surviving corporation after the merger, and (c) the number of shares to be issued by the surviving corporation in the merger does not exceed twenty percent of the shares outstanding immediately before the merger. The Bank United Corp. certificate does not require a higher percentage. Therefore, under Delaware law, a majority of the holders of Bank United Corp. common stock must approve the Bank United Corp. reorganization and the Washington Mutual merger.

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    STOCKHOLDER ACTION WITHOUT A MEETING


    Under the WBCA, shareholder action that may be taken at a shareholders' meeting may be taken without a meeting if written consents describing the action are signed by all stockholders entitled to vote on that matter. The bylaws of Washington Mutual permit stockholder action by written consent.


    Under the DGCL, unless otherwise provided in a corporation's certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote if the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize such action, consent in writing. However, the Bank United Corp. certificate and bylaws specifically prohibit stockholder action by written consent unless such consent is unanimous.

    CLASS VOTING

    Under the WBCA, a corporation's articles of incorporation may authorize one or more classes of shares that have special, conditional or limited voting rights, including the right to vote on certain matters as a group. The articles of incorporation may not limit the rights of holders of a class to vote as a group with respect to certain amendments to the articles of incorporation and certain extraordinary transactions that adversely affect the rights of holders of that class.

    The DGCL generally does not require class voting, except for amendments to the certificate of incorporation that change the number of authorized shares or the par value of shares of a specific class or that adversely affect such class of shares.

    TRANSACTIONS WITH OFFICERS OR DIRECTORS

    The WBCA sets forth a safe harbor for transactions between a corporation and one or more of its directors. A conflicting interest transaction may not be enjoined, set aside or give rise to damages if:

    - it is approved by a majority of the "qualified directors" on the board or a duly empowered committee (but no fewer than two);

    - it is approved by the affirmative vote of the majority of all "qualified shares" after notice and disclosure to the stockholders; or

    - at the time of commitment, the transaction is established to have been fair to the corporation.

    For purposes of this provision, a "qualified director" is one who does not have either: (a) a conflicting interest respecting the transaction or (b) a familial, financial, professional or employment relationship with a second director who has a conflicting interest respecting the transaction, which relationship would, in the circumstances, reasonably be expected to exert an influence on the first director's judgment when voting on the transaction. "Qualified shares" are defined generally as shares other than those beneficially owned, or the voting of which is controlled, by a director (or an affiliate of a director) who has a conflicting interest respecting the transaction.

    Under the DGCL, certain contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable because of such interest provided that some conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. Under the DGCL, either (a) the stockholders or the board of directors must approve any such contract or transaction after full disclosure of the material facts or (b) the contract or transaction must have been "fair" as to the corporation at the time it was approved. If board approval is sought, the contract or transaction must be approved by a majority of disinterested directors, even though less than a majority of a quorum.

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    DISSENTERS' RIGHTS

    Under the WBCA, a stockholder is entitled to dissent from and, upon perfection of the stockholder's appraisal right, to obtain the fair value of his or her shares in the event of certain corporate actions, including certain mergers, share exchanges, sales of substantially all of the assets of the corporation, and amendments to the corporation's articles of incorporation that materially reduce the number of shares owned by a stockholder to a fraction of a share which is to be acquired with cash. However, stockholders generally will not have such dissenters' rights if stockholder approval is not required to effect the corporate action.

    Under the DGCL, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Unless a corporation's certificate of incorporation provides otherwise, these appraisal rights are not available

    - with respect to the sale, lease or exchange of all or substantially all of the assets of the corporation,

    - with respect to a merger or consolidation by the corporation the shares of which are either listed on a national securities exchange or Nasdaq or are held of record by more than 2,000 holders if the terms of the merger or consolidation allow the stockholders to receive only shares of the surviving corporation or shares of any other corporation that are either listed on a national securities exchange or on Nasdaq or held of record by more than 2,000 holders, plus cash in lieu of fractional shares, or

    - to stockholders of the corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is converted into an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if some other conditions are met.

    DIVIDENDS

    Under the WBCA, a corporation may make a distribution in cash or in property to its stockholders upon the authorization of its board of directors unless, after giving effect to this distribution, (a) the corporation would not be able to pay its debts as they become due in the usual course of business or (b) the corporation's total assets would be less than the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights of stockholders whose preferential rights are superior to those receiving the distribution.

    The DGCL permits a corporation to declare and pay dividends out of statutory surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, the DGCL generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation.

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              THE CONTINGENT PAYMENT RIGHTS TRUST AND CERTIFICATES

    SUMMARY

    The forbearance litigation will remain a contingent asset of Bank United Corp., Bank United and their successors, and thus will become a contingent asset of Washington Mutual, as successor to Bank United Corp. and as parent company of Bank United, upon completion of the merger. However, prior to the Washington Mutual merger, Bank United Corp. will establish the Bank United Corp. Litigation Contingent Payment Rights Trust, a statutory business trust under Delaware law, which will issue CPR Certificates representing the right to receive a portion of the assets of the contingent payment rights trust. This trust will hold and enforce Bank United Corp.'s obligation to pay to the trust Bank United Corp.'s and Bank United's portion of the proceeds of any final judgment or settlement in the forbearance litigation less certain taxes, expenses and reimbursements. Immediately before the Washington Mutual merger, each share of Bank United Corp. common stock will be converted into a corresponding share of new Bank United Corp. common stock and one CPR Certificate pursuant to the Bank United Corp. reorganization. Unless otherwise indicated, references to Bank United Corp. in this proxy statement/prospectus also refer to Washington Mutual upon completion of the Washington Mutual merger.

    FORMATION OF THE CONTINGENT PAYMENT RIGHTS TRUST


    The contingent payment rights trust will be a statutory business trust created under Delaware law pursuant to a declaration of trust and a certificate of trust to be filed with the Delaware Secretary of State. The purpose of the contingent payment rights trust will be to hold and enforce the commitment agreement, described below in "--The Commitment Agreement.". Prior to the merger of Bank United Corp. with and into Washington Mutual, Inc., Bank United Corp., the litigation trustees, the institutional trustee, and the Delaware trustee will enter into a declaration of trust substantially in the form attached to this document as Appendix C-1. This declaration of trust will govern the terms and conditions of the contingent payment rights trust along with the commitment agreement and the litigation trustee agreements described above in "The Bank United Corp. Reorganization and the Washington Mutual Merger--Interest of Certain Persons in the Merger--Litigation Trustee Agreements."


    Pursuant to the declaration of trust of the contingent payment rights trust and two related litigation trustee agreements, one senior executive (Jonathon C. Heffron) and one director (Salvatore Ranieri) of Bank United Corp. with knowledge of the facts underlying the forbearance litigation will be appointed as litigation trustees of the contingent payment rights trust, and will instruct Bank United Corp. and its successors, to dismiss, settle or cease the prosecution of the litigation, including selection and supervision of existing and any new counsel and deciding whether or not to accept any settlement offer. See "--Management of the Forbearance Litigation" below. Administration of the contingent payment rights trust, including transfers of CPR Certificates and receipt, holding and payment of funds, will be conducted by the institutional trustee. As required by Delaware law, there will also be a Delaware trustee.


    In addition, Bank United Corp. will form another Delaware statutory business trust, called the payment trust, in connection with the reorganization. The purpose of this trust will be to receive and hold in trust any payments by Bank United Corp. of the commitment amount, plus interest less taxes on such interest. The commitment amount is Bank United Corp.'s portion of the proceeds of the forbearance litigation, less certain reimbursements and plus assumed tax benefits. Under the commitment agreement, the payment trust will pay any such amounts it receives from Bank United Corp. (less any amounts withdrawn by Bank United Corp. to cover taxes solely relating to ownership of the payment trust) promptly to the contingent payment rights trust. However, in the event that Bank United Corp. pays any portion of the commitment amount to the payment trust prior to the expiration


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of the 366 day period after the Bank United Corp. reorganization, the payment trust will not pay any such amounts to the contingent payment trust until the expiration of such period. The payment trust will be governed in accordance with a declaration of trust substantially in the form attached to this document as Exhibit C-2, to be entered into by Bank United Corp., the litigation trustees, the institutional trustee and the Delaware Trustee.


    THE FORBEARANCE LITIGATION

    The following description of the forbearance litigation underlying the contingent payment rights trust does not purport to be a full or complete description of the legal or factual issues presented, the court opinions rendered or the relevant law, and the description is in all respects qualified by reference to the documents filed in connection with the relevant litigation, opinions and law.

    In connection with Bank United Corp.'s original acquisition of certain of the assets and liabilities of United Savings Association of Texas in 1988, the Federal Home Loan Bank Board approved a forbearance letter issued on February 15, 1989. Under the terms of the forbearance letter, the Federal Savings and Loan Insurance Corporation agreed to waive or forbear from enforcing certain regulatory provisions with respect to regulatory capital requirements, liquidity requirements, accounting requirements and other matters. After the enactment of the Financial Institutions Reform Recovery and Enforcement Act of 1989, the Office of Thrift Supervision took the position that the capital standards set forth in the act applied to all savings institutions, including those institutions that had been operating under previously granted capital and accounting forbearances, and that the act eliminated those forbearances. While Bank United has not had to rely on such forbearances or waivers in order to remain in compliance with existing capital requirements as interpreted by the Office of Thrift Supervision, the position of the Office of Thrift Supervision adversely affected Bank United by curtailing the growth and reducing the leverage contemplated by the terms of the forbearance letter. Bank United has been, and continues to be, in compliance with regulatory capital provisions and, accordingly, has not had to rely on the waivers or forbearances provided in connection with the original acquisition.

    On July 25, 1995, Bank United Corp., Bank United and their affiliate, Hyperion Partners L.P., filed suit against the United States in the U.S. Court of Federal Claims for alleged failures of the United States (1) to abide by a capital forbearance that would have allowed Bank United to operate for ten years under negotiated capital levels lower than the levels required by the then existing regulations or successor regulations, (2) to abide by its commitment to allow Bank United to count $110 million of subordinated debt as regulatory capital for all purposes and (3) to abide by an accounting goodwill treatment that would have allowed Bank United to count as capital for regulatory purposes, and to amortize over a period of twenty five years, the $30.7 million difference between Federal Savings and Loan Insurance Corporation payment obligations to Bank United and the discounted present value of future payments.

    In March 1999, the U.S. Court of Federal Claims granted the plaintiffs' motion for summary judgment on the issue of liability, holding that the United States was liable for claims in the case filed by the plaintiffs. On August 5, 1999, the court denied a motion for summary judgment filed by the United States on the issue of lost profits damages. The case proceeded to trial on the amount of damages on September 13, 1999, and the taking of evidence by the court was concluded on October 21, 1999. The parties submitted post-trial briefs followed by closing argument on February 7, 2000. A decision by the court is expected in calendar year 2000. The plaintiffs seek, and offered evidence in support of, damages in excess of $560 million. The government argued that the damages to plaintiffs as a result of the breach, if any, were speculative and approached zero. Bank United Corp. is unable to predict the outcome of the plaintiffs' suit against the United States and the amount of judgment for damages, if any, that may be awarded. No assurances can be given on the outcome of this case.

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    In July 1996, Bank United Corp. and Bank United entered into an agreement with Hyperion Partners L.P. acknowledging the relative value, as among the parties, of claims in the pending forbearance litigation. The agreement confirms that Bank United Corp. and Bank United are entitled to receive 85% of the amount, if any, recovered as a result of any settlement of or a judgment on these claims, and that Hyperion Partners is entitled to receive 15% of this amount. The agreement was approved by the disinterested directors of Bank United Corp. The plaintiffs will continue to cooperate in good faith and will use their best efforts to maximize the total amount, if any, that they may recover.

    RELATED CASES

    The forbearance litigation is one of a number of cases filed against the federal government in the claims court involving acquisitions of failed savings institutions and alleging that, among other things, changes in regulatory capital calculation brought about by the Financial Institutions Reform Recovery and Enforcement Act and capital regulations constitute a breach of the contract between the acquiring institution and the federal government. Each of these related cases presents facts that are specific to the parties to the litigation, and the plaintiffs in these cases allege diverse legal theories of damages. A small number of cases have gone to trial, of which only a few have been decided. Each of those cases is on appeal, and no appellate decisions have been issued with respect to damages claims.

    DAMAGES

    Each savings institution affected by the Financial Institutions Reform Recovery and Enforcement Act's and capital regulations' limitation on its regulatory capital reacted to the resulting reduction in its regulatory capital in an individual fashion dictated by the unique facts and circumstances faced by the institution. Accordingly, the extent and amount of damages awarded to each institution that has brought an action against the federal government is expected to be fact specific. Even if the plaintiffs in similar cases have been successful in securing damage awards, Bank United Corp. or Bank United may not obtain such a damage award.

    At the trial in the U.S. Court of Federal Claims, plaintiffs offered evidence in support of three alternative damages models. The first model calculated the plaintiffs' lost profits damages from the government's three breaches of contract relating to capital levels, subordinated debt, and goodwill. The damages calculated totaled $553,291,000. A second model calculated lost profits damages arising solely from the breach of the subordinated debt promise, which totaled $96,085,000. The third model calculated what the cost of raising substitute capital in 1989 to repair the government's three breaches would have been, which was calculated to be $117,227,000. In addition to any recovery under the alternative models, the plaintiffs sought recovery of $4,884,283 in out-of-pocket costs caused by the government's breach of the subordinated debt promise.

    Although Bank United Corp. and Bank United have conducted reviews of the damages suffered, no judicial determination has been made regarding the amount or type of such damages. The United States has argued in similar cases that some or all of the damages alleged by the plaintiffs are too speculative to permit recovery. The determination of damages in other cases may adversely affect some or all of Bank United Corp.'s and Bank United's damage claims to the extent they are decided prior to any determination in Bank United Corp.'s case. In addition, rulings in other cases representing similar claims may also adversely affect some or all of Bank United Corp.'s and Bank United's damage claims. For these and related reasons, even though Bank United Corp. and Bank United prevailed in establishing the liability of the United States at the trial court level, there can be no assurance as to the amount, if any, and type of damages that Bank United Corp. or Bank United may recover. Further, it is possible that Bank United Corp. or Bank United may not obtain any monetary recovery in the forbearance litigation.

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    THE BANK UNITED CORP. REORGANIZATION AND THE DISTRIBUTION OF CPR
     CERTIFICATES

    Prior to the Washington Mutual merger, Bank United Corp. will effect a reorganization of itself by merging a wholly-owned subsidiary formed for the purpose of the reorganization into Bank United Corp. Pursuant to this reorganization, each share of Bank United Corp. common stock outstanding at the time of the reorganization will be converted to a new share of Bank United Corp. common stock and the right to receive one CPR Certificate and Bank United Corp.'s other outstanding securities will be similarly adjusted. The contingent payment rights trust will issue to Bank United Corp. the CPR Certificates prior to the reorganization.

    In addition to the CPR Certificates to be distributed to holders of Bank United Corp. common stock in the Bank United Corp. reorganization, the contingent payment rights trust will initially issue to Bank United Corp.
(1) one additional CPR Certificate for each share of common stock underlying Bank United Corp. stock appreciation rights and performance awards outstanding immediately prior to the reorganization and (2) one additional CPR Certificate for each share of Bank United Corp. common stock with respect to which appraisal rights are exercised in connection with the reorganization. Bank United Corp. will retain and will be able to sell CPR Certificates in an amount equal to
(x) the number of Bank United Corp. shares as to which stockholders have demanded the exercise of appraisal rights, plus (y) the number of Bank United Corp. shares underlying the stock appreciation rights and performance awards that are exercised for cash prior to the reorganization or which are surrendered solely for cash (rather than a combination of cash and certificates) in the reorganization. Bank United Corp. will also retain the number of CPR Certificates that is equal to (1) the number of shares underlying Bank United Corp. stock options outstanding immediately prior to the reorganization, for delivery by Bank United Corp. upon exercise of those stock options and (2) the number of CPR Certificates required to satisfy Bank United Corp.'s obligations under the litigation trustee agreements with respect to compensation of the litigation trustees (See "--Management of the Forbearance Litigation--The Litigation Trustees--General" below). In addition, the contingent payment rights trust will issue CPR Certificates in respect of Bank United Corp. PIES in accordance with the terms of those securities. Upon completion of the Bank United Corp. reorganization and the merger with Washington Mutual, the number of CPR Certificates that will be issuable with respect to each $50 purchase contract under the Bank United Corp. PIES will be between 1.1130 and 1.3356 Certificates, depending upon the average closing price per share of Washington Mutual common stock for the 20 trading days ending on the third trading day before August 16, 2002.

    Each CPR Certificate distributed by the contingent payment rights trust to each Bank United Corp. stockholder will be automatically redeemed for $0.01 in cash immediately following the Bank United Corp. reorganization if the holder of the share as to which the certificate was issued has given notice, pursuant to
Section 262 of the Delaware General Corporation Law, of an intent to exercise appraisal rights. If any such stockholder subsequently withdraws, or fails to perfect, as required by Section 262, his or her appraisal demand, Bank United Corp. will deliver to the stockholder CPR Certificates equal to the number of Bank United Corp. shares as to which the appraisal demand was withdrawn or not perfected.

    Prior to its reorganization, Bank United Corp. will deposit, or will cause to be deposited, with a depository institution of recognized standing, known as an exchange agent, the CPR Certificates for the benefit of the holders of Bank United Corp. common stock. The exchange agent will cause the certificates to be delivered to the holders of Bank United Corp. common stock as soon as practicable after the Bank United Corp. reorganization.

    THE COMMITMENT AGREEMENT

    Prior to its reorganization, Bank United Corp. will enter into a commitment agreement, substantially in the form attached to this document as Appendix D. Upon completion of the merger

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with Washington Mutual, Washington Mutual will assume the rights and obligations of Bank United Corp. under the commitment agreement. Under the terms of the commitment agreement, Bank United Corp. will be obligated to pay to the payment trust from time to time an amount equal to the commitment amount plus interest less taxes on that interest. The "commitment amount" means an amount equal to
(1) all cash and non-cash proceeds actually received by Bank United Corp. and its affiliates (other than Hyperion Partners) pursuant to a final, nonappealable judgment or a final settlement of the forbearance litigation, less
(2) reimbursements to Bank United Corp., plus (3) any assumed tax benefits to Bank United Corp. The reimbursements that Bank United Corp. may subtract from the litigation proceeds are as follows:

    - amounts paid by Bank United Corp. to the expense fund pursuant to the commitment agreement plus interest,

    - Bank United Corp.'s assumed income tax liability attributable to the receipt of the litigation proceeds,

    - damages actually suffered by Bank United Corp. in connection with, arising out of or relating to (1) any matter whatsoever brought by the holders of the CPR Certificates in their capacity as holders or (2) any matter relating to the trusts, the CPR Certificates and their distribution, the forbearance litigation and any actions taken by Bank United Corp. or Washington Mutual so long as such actions relate to the trusts,

    However, Bank United Corp. will not be reimbursed for damages arising from claims against (A) Bank United Corp. for breach of the commitment agreement, the litigation trustee agreements, any payment trust agreement, the trust agreement or the Washington Mutual merger agreement; (B) Bank United Corp. for failure to deliver any CPR Certificates when due or return to the trust for cancellation when so required; (C) Bank United Corp. for failure to deposit the trust expenses advanced to the trusts; or (D) Bank United Corp. for breach of any depository relationship obligations with respect to trust expenses advanced to the trusts;

    - interest on any cash payment of taxes if proceeds are included in income of Bank United Corp. or Bank United for federal income tax purposes in a taxable year prior to the year such proceeds are received in cash,

    - any indemnification amounts provided to the litigation trustees pursuant to the litigation trustee agreements, and

    - expenses reasonably incurred by Bank United Corp. in connection with the liquidation of non-cash proceeds.

    The payment trust will pay the proceeds amount to the contingent payment rights trust promptly after it receives the commitment amount from Bank United Corp. However, the payment trust will not pay the proceeds amount (as defined below) to the contingent payment rights trust prior to the expiration of the 366 day period starting on the date of distribution of the CPR Certificates to the Bank United Corp. stockholders. The "proceeds amount" means an amount equal to the commitment amount paid to the payment trust plus interest on such amounts less any amounts withdrawn by Bank United Corp. equal to any taxes payable by Bank United Corp. solely by reason of the ownership of the payment trust.

    The commitment agreement will have the same liquidation preference as Bank United Corp.'s other senior indebtedness. The terms of the commitment agreement will provide that Bank United Corp. will not, and will not permit Bank United to, assign any interest in the forbearance litigation. In the commitment agreement, the parties will acknowledge that any merger of Bank United Corp. or Bank United with any other party will not be deemed to be or to effect an assignment of the forbearance litigation.

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    The commitment agreement will provide that Bank United Corp. will not
(a) sell, transfer or otherwise dispose of any shares of any series of voting stock of Bank United or (b) permit Bank United to issue, sell or otherwise dispose of shares of its voting stock unless in either case Bank United remains a controlled subsidiary of Bank United Corp. It also provides that Bank United Corp. will not permit Bank United to (a) merge or consolidate unless it or a controlled subsidiary of Bank United Corp. is the surviving entity or
(b) convey or transfer its properties and assets substantially as an entirety to any person, except to Bank United Corp. or a controlled subsidiary of Bank United Corp.

    The commitment agreement will also provide that Bank United Corp. shall not create, assume, incur or suffer to exist, as security for indebtedness for borrowed money, any mortgage, pledge, encumbrance, lien or charge of any kind upon the voting stock of Bank United, other than directors' qualifying shares, without effectively providing that the CPR Certificates shall be secured equally and ratably with, or prior to, that indebtedness. However, Bank United Corp. may create, assume, incur or suffer to exist any such mortgage, pledge, encumbrance, lien or charge without regard to the foregoing provisions so long as after giving effect to that mortgage, pledge, encumbrance, lien or charge Bank United Corp. will own directly or indirectly at least 80% of the voting stock of Bank United then issued and outstanding, free and clear of the mortgage, pledge, encumbrance, lien or charge. Under the commitment agreement, the term "voting stock" will be defined to mean, with respect to any person, stock of any class or classes, however designated, having ordinary voting power for the election of a majority of the board of the person, other than stock having power only by reason of the happening of a contingency.

    The commitment agreement will also provide that, notwithstanding the foregoing, Bank United Corp. may avoid the restrictions described in the previous paragraph if prior to any such transaction:

    - Bank United shall have unconditionally guaranteed payment when due of the commitment amount, if any;

    - Bank United shall have obtained all regulatory approvals, if any, required to permit the guarantee of the payment of the commitment amount; and

    - Bank United Corp. shall have delivered to the institutional trustee an opinion of counsel stating that the guarantee of the payment of the commitment amount by Bank United has been duly authorized, executed and delivered and constitutes a valid, legally binding and enforceable obligation of Bank United.

    Under the commitment agreement, at the request of the contingent payment rights trust or the payment trust, Bank United Corp. must deposit amounts relating to the estimated unpaid expenses of the trusts in an expense fund with Bank United. The aggregate amount that Bank United Corp. is obligated to pay for the life of the trusts is not more than $10 million unless the forbearance litigation is pursued through additional trial court proceedings and any related appeals, in which case Bank United Corp. will be obligated to pay such additional expenses provided; that in no event will the aggregate amount Bank United Corp. is obligated to pay exceed $13 million.

    DESCRIPTION OF CPR CERTIFICATES

    GENERAL

    Each CPR Certificate will represent an assignable and transferable undivided beneficial interest in the assets of the contingent payment rights trust and, as a result of Bank United Corp. entering into the commitment agreement, will represent an interest in the right to receive a pro rata share of the payment amount (as defined below) and a pro rata share of the retained amount (as defined below) at the expiration of the retained amount period. The "payment amount" means any payments of the proceeds amount received by the contingent payment rights trust from the payment trust, less (1) the amount of any accrued but unpaid expenses payable by that trust, plus (2) any interest or income

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received by that trust on such proceeds amount, less (3) the retained amount.
The "retained amount" means the amount retained by the contingent payment rights trust for [ONE] year or such longer period called the "retained amount period" as the litigation trustees reasonably determine is necessary to cover all expenses, costs, and claims and indemnification obligations of the contingent payment rights trust which may be incurred or may arise after any and all amounts payable by Bank United Corp. to the trusts under the commitment agreement have been paid in full. Each CPR Certificate will entitle the holder to receive (1) a fraction of the payment amount equal to one divided by the total number of CPR Certificates then outstanding and (2) a fraction of the retained amount remaining at the expiration of the retained amount period equal to one divided by the total number of CPR Certificates then outstanding.

    RESALES OF CPR CERTIFICATES

    The CPR Certificates will be freely transferable by the holders of the certificates under the Securities Act, except for certificates issued to any holder of CPR Certificates who may be deemed to be an "affiliate" of the contingent payment rights trust for purposes of Rule 145 under the Securities Act as of the date of the special meeting of stockholders of Bank United Corp. These affiliates may not sell their certificates except pursuant to an effective registration statement under the Securities Act or other applicable exemption from the registration requirements of the Securities Act.

    TRADABILITY

    The declaration of trust of the contingent payment rights trust will require the contingent payment rights trust to use its reasonable best efforts to permit trading of the CPR Certificates on the Nasdaq National Market (or, if such trading is not possible, on such other Nasdaq or other market selected in an effort to maximize liquidity). Bank United Corp., on behalf of the contingent payment rights trust, will apply for inclusion of the certificates on the Nasdaq National Market.

    No assurance can be given that the CPR Certificates will satisfy the listing requirements for inclusion on the Nasdaq National Market or any other trading system. In the event that the CPR Certificates cannot be listed on any trading market, there would likely be only minimal or no trading channels for the CPR Certificates, resulting in severely reduced or no liquidity for investors in the certificates. Even if such listing is achieved, an active market for the CPR Certificates may not develop or be sustained. Further, the price at which the CPR Certificates would trade at any time could be subject to rapid and substantial change, depending upon among other things developments in the forbearance litigation and similar pending litigation.

    PAYMENT PROCEDURES FOR CPR CERTIFICATES

    The declaration of trust of the contingent payment rights trust will provide that if and when Bank United Corp. or any of its subsidiaries or affiliates receive any litigation proceeds Bank United Corp. will deliver to the trustees a written notice regarding the proceeds within ten days of receipt of those proceeds. Within 30 days of receipt of those litigation proceeds, Bank United Corp. will send to the litigation trustees a certificate setting forth the calculation of the portion of the commitment amount with respect to those litigation proceeds. The contingent payment trust will then have 30 days to agree or dispute that calculation. If the trust agrees to the calculation in such time by delivering a notice of agreement or fails to object in such time, Bank United Corp. must deliver that portion of the commitment amount within five business days of delivery of that notice of agreement. If the contingent payment rights trust disputes Bank United Corp.'s calculation of that portion of the commitment amount, it must prepare a certificate setting forth its calculation as well as supporting documentation. If Bank United Corp. disagrees with that calculation, Bank United Corp. and the trust shall hire a mutually agreed upon independent certified public accountant, who will be instructed to recompute such portion of the commitment agreement and determine the correct amount. Within five business

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days of a resolution of the portion of the commitment amount then payable, Bank
United Corp. must pay such amount to the payment trust.

    The declaration of trust of the contingent payment rights trust will further provide that in the event that Bank United is unable to distribute to Bank United Corp. any portion of the litigation proceeds due to regulatory restrictions, the date by which Bank United Corp. must have paid such portion of the litigation proceeds to the payment trust will be extended until Bank United secures regulatory approval. However, in no event will this due date be extended later than 90 days after receipt of those litigation proceeds.

    PAYMENT OF THE PROCEEDS AMOUNT TO THE CONTINGENT PAYMENT RIGHTS TRUST

    PAYMENT OF THE COMMITMENT AMOUNT TO THE PAYMENT TRUST

    The terms of the commitment agreement will require Bank United Corp. to pay to the payment trust the commitment amount (as described above under "--The Commitment Agreement") within the time specified above under "--Payment Procedures for CPR Certificates." Any litigation proceeds actually received by Bank United Corp. or its subsidiaries and affiliates, other than Hyperion Partners, will first be applied to the reimbursements and damages actually suffered by Bank United Corp., among other items described in "--The Commitment Agreement" above. The commitment amount may be paid to the payment trust in installments if the terms of the judgment or settlement of the forbearance litigation provide that the litigation proceeds are to be paid in installments or if Bank United Corp. receives the litigation proceeds in installments.

    PAYMENT OF THE PROCEEDS AMOUNT TO THE CONTINGENT PAYMENT RIGHTS TRUST

    Under the commitment agreement, the payment trust will agree that, promptly after it receives the commitment amount or any portion of such amount from Bank United Corp., the payment trust will pay the proceeds amount (as described above under "--The Commitment Agreement") or the corresponding portion of such amount to the contingent payment rights trust. However, the payment trust will not pay any portion of the proceeds amount to the contingent payment rights trust prior to the expiration of the 366 day period starting on the date of distribution of the CPR Certificates to the Bank United Corp. stockholders.

    PAYMENT OF PAYMENT AMOUNT TO HOLDERS

    The declaration of trust of the contingent payment rights trust will require that the contingent payment rights trust make payments from time to time to the CPR Certificate holders of the payment amount (as described above under "--Description of the CPR Certificates--General") upon the receipt of the applicable proceeds amount from the payment trust. The declaration of trust of the contingent payment rights trust will also provide that upon the expiration of the retained amount period, the contingent payment rights trust will pay to each certificate holder its pro rata share of any funds left in the retained amount (as described above under "--Description of the CPR Certificates--General") at such time. See "--Expenses and Retained Amount" below.

    Pursuant to the declaration of trust of the contingent payment rights trust, each CPR Certificate will entitle the holder to receive (1) a fraction of the payment amount equal to one divided by the total number of CPR Certificates then outstanding, and (2) a fraction of the amount remaining in the retained amount at the expiration of the retained amount period equal to one divided by the total number of certificates then outstanding.

    TIMING OF PAYMENTS

    Pursuant to the declaration of trust of the contingent payment rights trust and the commitment agreement, the contingent payment rights trust will make payments of the payment amount to the

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holders of CPR Certificates as of the record dates determined by the litigation trustees. Payment of the payment amount will be made on the payment dates, which will also be set by the litigation trustees, and which will be within 60 days after the contingent payment rights trust receives a payment from the payment trust pursuant to the commitment agreement. Within 90 days of expiration of the retained amount period, the contingent payment rights trust will pay any remaining portion of the retained amount to the holders of the CPR Certificates.

    EXPENSES AND RETAINED AMOUNT

    Under the declaration of trust, the contingent payment rights trust may issue additional CPR Certificates after the effective time of the merger with Washington Mutual that represent pro rata interests in the contingent payment rights trust in order to raise funds for or pay expenses. The contingent payment rights trust will be authorized to borrow additional funds for the sole purpose of funding its expenses so long as such indebtedness represents debt of the contingent payment rights trust and not an ownership interest for federal income tax purposes. If the contingent payment rights trust accrues expenses, including interest on borrowings, in addition to the amounts forwarded to the contingent payment rights trust by Bank United Corp., it will deduct the amount of such expenses from the proceeds amount in order to calculate the payment amount.

    Under the commitment agreement, at the request of the contingent payment rights trust or the payment trust, Bank United Corp. must deposit amounts relating to the estimated unpaid expenses of the trusts in an expense fund at Bank United. The aggregate amount that Bank United Corp. is obligated to pay for the life of the trusts is not more than $10 million, unless the forbearance litigation is pursued through additional trial court proceedings and related appeals, in which case Bank United Corp. will be obligated to pay such additional expenses; provided that in no event will the aggregate amount Bank United Corp. is obligated to pay exceed $13 million. In the commitment agreement, each of the trusts has agreed that, immediately prior to its termination, it will refund to Bank United Corp. any amount provided to it in the expense fund but not used, provided that each of the trusts may retain a reasonable reserve of funds to pay for termination expenses.

    The litigation trustees' obligation to make payments to the holders of the CPR Certificates shall be subject to the requirement that the contingent payment rights trust retain the retained amount for the retained amount period which shall be of [ONE] year, or such longer period as the litigation trustees reasonably determine is necessary to cover all expenses, costs and claims and the indemnification obligations of the contingent payment rights trust which may be incurred or which may arise after payment of the commitment amount is paid in full. The "retained amount" shall be $[ ] million, or such greater amount as the litigation trustees reasonably determine is necessary pay additional expenses or to satisfy the contingent payment rights trust's indemnification obligations.

    The contingent payment rights trust shall invest the retained amount in certain investments, to the extent that portions of the retained amount are not required to be disbursed for expenses of the contingent payment rights trust, until the expiration of the retained amount period.

    TAX ASSUMPTIONS

    The commitment agreement will set forth how to determine, for the purpose of calculating the total reimbursements to Bank United Corp., the assumed tax liability and, for the purpose of calculating the commitment amount, assumed tax benefits.

    ASSUMED TAX LIABILITY. The commitment agreement will provide that assumed tax liability means an amount equal to the income (including franchise) tax liability of the Bank United Corp. and its subsidiaries and affiliates (referred to in this section as the Bank United Corp. group) (without giving effect to any deductions attributable to payments of the commitment amount) attributable to the receipt of the litigation proceeds computed as follows. Regardless of any position taken by Bank United

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
Corp. or its subsidiaries or affiliates on any tax return or in any claim for refund with respect to the receipt of the litigation proceeds or payments of the commitment amount (or of the actual payment or actual receipt of any taxes with respect thereto), the assumed tax liability shall, (a) if there is no determination to the effect that litigation proceeds are not includible in gross income in whole or in part, be computed based on the tax assumptions described below and (b) if there is such a determination, be computed on the basis of the tax assumptions described below as such tax assumptions are modified by such determination.

    ASSUMED TAX BENEFIT. The commitment agreement will provide that the assumed tax benefit is equal to the sum of (a) the assumed tax benefit with respect to
Section 483 of the Internal Revenue Code and by reason of the payment of the portion of the commitment amount that is treated as interest and (b) the assumed tax benefit by reason of a deduction for the payment of the trust expenses and for the value of the CPR Certificates issued to the trustees (See "--Management of the Forbearance Litigation--The Litigation Trustees--General"). The assumed tax benefit with respect to Section 483 shall, (a) if there is no determination that no deduction is allowed (or that any allowed deduction is limited) with respect to payments of the commitment amount under Section 483(a), be computed based on the tax assumptions and (b) if there is such a determination, be computed on the basis of the tax assumptions as such tax assumptions are modified by such determination, regardless in either case of any position taken by the Bank United Corp. group on any tax return or in any claim for refund with respect to the receipt of the litigation proceeds or payments of the commitment amount (or of the actual payment or actual receipt of any taxes with respect thereto).

    The assumed tax benefit with respect to the trust expense shall (a) if there is no determination that a deduction is allowed in whole or in part for estimated expense amounts advanced to the trusts pursuant to the commitment agreement or for the fair market value of the CPR Certificates issued to the litigation trustees pursuant to the litigation trustee agreements, be computed based on the tax assumptions and (b) if there is such a determination, be computed based on the tax assumptions as modified by such determination, regardless in each case of any position taken by the Bank United Corp. group on any tax return or in any claim for refund with respect to the receipt of litigation proceeds, payment of the commitment amount or the issuance of CPR Certificates to the litigation trustees pursuant to the litigation trustee agreements (or of the actual payment or actual receipt of any taxes with respect thereto).

    A determination with respect to the inclusion in income of the litigation proceeds, the application of Section 483(a) of the Internal Revenue Code to payments of the commitment amount and the deductibility of the trust expenses and of the value of the CPR Certificates issued to the litigation trustees will be deemed to be made on the earlier of:

    - the date a final judicial determination to such effect binding upon the Bank United Corp. group is made in the litigation;

    - the date a final agreement to which a member of the Bank United Corp. group is a party with the federal government to such effect is entered into at the direction of the litigation trustees as part of the resolution of the litigation or a related Internal Revenue Service ruling to such effect is issued to a member of the Bank United Corp. group in connection with such agreement; and

    - the effective date of a law, regulation or Internal Revenue Service ruling or a judicial decision to such effect that applies to the Bank United Corp. group or taxpayers generally.

    Notwithstanding the foregoing, no determination shall be deemed to be made:

    - with respect to the inclusion in income of the litigation proceeds, unless it is made prior to the earlier of (i) 30 days before the date of the filing of the federal tax return for the taxable year in which the litigation proceeds are assumed to be included in gross income, or
      (ii) the receipt of the litigation proceeds;

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    - with respect to the application of Section 483(a) of the Internal Revenue
      Code to the payments of the commitment amount, unless such determination is made prior to the later of (i) the end of the 30th day following the delivery to the trust of a certificate setting forth the calculation of the commitment amount or (ii) the end of the 30th day following the resolution of a dispute with respect to the calculation of that amount; and

    - with respect to the deductibility of the trust expenses and of the value of the CPR Certificates issued to the litigation trustees, unless it is made prior to the receipt of the litigation proceeds.

    TAX ASSUMPTIONS.  In the commitment agreement, "tax assumptions" will mean
(a), if there is no determination, the following assumptions or (b), if there is a determination, the following assumptions as modified by such determination:

    - The litigation proceeds will be includible in gross income as ordinary income in full.

    - Payments of the commitment amount will not be deductible except that
      Section 483(a) of the Internal Revenue Code will apply to payments of the commitment amount, other than those allocable to CPR Certificates issued on exercise of employee options or otherwise in a transaction that is not a sale or exchange, and payments of the commitment amount will be deductible to the extent treated by Section 483(a) as interest expense.

    - The members of the Bank United Corp. group will not be entitled to a deduction for estimated expense amounts advanced to the trusts pursuant to the commitment agreement and for the fair market value of the CPR Certificates issued to the litigation trustees pursuant to the litigation trustee agreements.

    - The income tax liability attributable to the assumed inclusion of all or a portion of the litigation proceeds in gross income as ordinary income and the benefit of any deduction shall be:

    (a) the product of the amount of such income or deduction and the highest statutory rate of federal income tax applicable to corporations for the year in which the income is assumed to be included or the deduction is assumed to be realized, plus

    (b) the product of such income or deduction and the net combined marginal rate of state and local income (or franchise) tax of the relevant member or members of our group for the year in which the income is assumed to be included and the deduction is assumed to be realized, net of the federal income tax benefit (calculated based on the rate described in clause (a) above) of such state or local income (or franchise) tax.

    The relevant member or members of the Bank United Corp. group shall be the member or members of the group including Bank United Corp. and its subsidiaries and affiliates that is or are assumed to include the litigation proceeds in income or is or are assumed to be allowed the relevant deduction.

    RECONCILIATION PAYMENTS. The commitment agreement will provide that, in the event that any assumed tax liability or any assumed tax benefit cannot be calculated at the time of the receipt of the cash proceeds of the litigation or the payment of the commitment amount, the commitment amount must be paid based on a tentative calculation of any assumed tax benefit or assumed tax liability. The commitment agreement will further provide that 12 months after the end of the taxable year in which the commitment is paid based on the tentative calculation, the parties shall recompute the assumed tax benefit or assumed tax liability. As promptly as practicable but in no event later than 30 days after the recomputation of the assumed tax liability and the assumed tax benefit, Bank United Corp. shall pay to the payment trust any excess of the re-computed commitment amount or portion thereof over the commitment amount or portion thereof that was initially calculated plus interest for the period over which the payment was deferred at a rate of Bank United Corp.'s cost of funds as submitted monthly

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to the Federal Home Loan Bank. Along with such payment, Bank United Corp. shall provide to the trustees a certificate setting forth the re-calculation of the commitment amount or portion thereof.

    INDEMNIFICATION, REIMBURSEMENT AND LIMITATIONS ON LIABILITY.

    INDEMNIFICATION OBLIGATIONS

    Pursuant to its declaration of trust, the contingent payment rights trust will indemnify and advance expenses, without requirement of bond or other security, to each litigation trustee, the institutional trustee, and the Delaware trustee and members of the Bank United Corp. litigation committee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, arising out of or relating to:

    - the contingent payment rights trust,

    - the CPR Certificates,

    - the distribution of those certificates,

    - the forbearance litigation,

    - any acts or omissions of the trustees in their capacity or purportedly in their capacity as trustees, or

    - actions taken by the litigation trustees (including actions taken by the litigation trustees in their capacity as officers, directors or agents of Bank United Corp. or Washington Mutual so long as such actions relate to the contingent payment rights trust including, without limitation, the negotiation of the terms of the contingent payment rights trust and the CPR Certificates and the approval of the establishment of the contingent payment rights trust and the distribution of the certificates and related transactions, but otherwise excluding actions taken by the litigation trustees in such capacities).

    In the circumstances listed above, these persons will be indemnified against any and all losses, liabilities, damages, judgments, demands, suits, claims, assessments, charges, fines, penalties and other costs and expenses, including attorneys' fees and expenses and other fees and expenses associated with the defense of a claim or incurred by such indemnified person in obtaining indemnification under the declaration of trust, whether or not in a formal proceeding.

    However, in the case of the indemnification of any litigation trustee, if the CPR Certificate holders meet the burden of establishing in a final judicial determination by clear and convincing evidence that such damages arose as the result of actions or omissions of the litigation trustees with deliberate intent to injure the certificate holders or with reckless disregard for the best interests of such holders, no indemnification shall apply. Moreover, in the case of the indemnification of the Delaware trustee or the institutional trustee, if CPR Certificate holders establish in a final and nonappealable judicial determination by clear and convincing evidence that such damages arose because such trustee was grossly negligent or engaged in willful misconduct, then no indemnification shall be permitted. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the litigation trustees acted or decided with deliberate intent to injure the certificate holders or with reckless disregard for the best interests of such holders or that the Delaware trustee or institutional trustee was grossly negligent or engaged in willful misconduct

    LIABILITY INSURANCE

    The contingent payment rights trust will obtain liability insurance to cover its indemnification obligations and any liabilities of the litigation trustees.

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    REIMBURSEMENT OBLIGATIONS

    Pursuant to the commitment agreement, Bank United Corp. and its subsidiaries and affiliates will be reimbursed from any litigation proceeds received by Bank United Corp. for any damages actually suffered by them in connection with, arising out of or relating to claims:

    - brought by the holders of the CPR Certificates in their capacity as holders regarding any matter whatsoever, or

    - regarding any matter relating to the trusts, the CPR Certificates and their distribution, the forbearance litigation and any actions taken by Bank United Corp. so long as such actions relate to the trusts.

    However, Bank United Corp. will not be reimbursed for damages arising from claims (a) against Bank United Corp. for breach of the commitment agreement, the litigation trustee agreements, the declarations of trust or the merger agreement relating to the Washington Mutual merger, for failure to delivery any CPR Certificates when due or return to the trust for cancellation when so required or for failure to deposit the trust expenses advanced to the trust, or
(b) against Bank United for breach of any depository relationship obligations with respect to estimated trust expenses advanced to the trusts.

    LIABILITY OF CERTIFICATE HOLDERS AND TRUSTEES

    In accordance with Delaware law, CPR Certificate holders will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the Delaware General Corporation Law.

    The declaration of trust will provide that, except as set forth in that document, the trustees will not be personally liable for the payment of any amounts, including, without limitation, the payment amount or any portion of the retained amount remaining upon the expiration of the retained amount period, to the CPR Certificate holders. Those payments will be made solely from the proceeds amount, if any, and the retained amount, if any, respectively, and other assets of the contingent payment rights trust, if any. In addition, except as set forth in that document, the trustees will not be required to pay to the contingent payment rights trust or to any CPR Certificate holder any deficit upon dissolution of the contingent payment rights trust or otherwise.

    EXCULPATION

    The declaration of trust of the contingent payment rights trust will provide that, to the fullest extent permitted by law, none of the trustees, their affiliates or the members of the Bank United Corp. litigation committee will be liable, responsible or accountable in damages or otherwise to the contingent payment rights trust or to each other for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such person. However, the declaration of trust will provide two exceptions to that statement:

    - The litigation trustees shall be liable for any such loss, damage or claim incurred by reason of any act or omission performed or omitted by them if it shall be established in a final and nonappealable judicial determination by clear and convincing evidence that any such act or omission of the litigation trustees was undertaken with deliberate intent to injure the CPR Certificate holders or with reckless disregard for the best interests of such holders and, in any event, any liability will be limited to actual, proximate, quantifiable damages.

    - The institutional trustee or the Delaware trustee shall be liable for any such loss, damage or claim incurred by reason of the its gross negligence or willful misconduct with respect to such acts or omissions and, in any event, any liability will be limited to actual, proximate, quantifiable damages.

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    These provisions are not intended to limit the litigation trustees' right to insurance obtained by the contingent payment rights trust and the proceeds of such insurance.

    The declaration of trust of the contingent payment rights trust will also provide that, to the fullest extent permitted by law, none of the trustees, their affiliates or the members of the Bank United Corp. litigation committee will have any liability to the contingent payment rights trust, the trustees or the CPR Certificate holders.

    The declaration of trust of the contingent payment rights trust will also provide to the fullest extent permitted by law, none of contingent payment rights trust, the trustees or the CPR Certificate holders will have the right to enforce, institute or maintain a suit, action or proceeding against any trustee, any of their affiliates or any member of the Bank United Corp. litigation committee relating to:

    - the formation of the contingent payment rights trust,

    - the entering into of the commitment agreement,

    - the distribution of the CPR Certificates,

    - the maintenance of the forbearance litigation at the direction of the litigation trustees, or

    - the actions of the litigation trustees in their capacity (or purportedly in their capacity) as, litigation trustees.

    However, the contingent payment rights trust (or the litigation trustees on its behalf) may enforce, institute or maintain a suit, action or proceeding against:

    - Bank United Corp. for breach of its obligations under the declaration of trust,

    - Bank United Corp. for breach of any of its obligations under the commitment agreement or the payment trust agreement or Bank United Corp.'s failure to deliver any CPR Certificate when due or to return to the contingent payment rights trust for cancellation any CPR Certificate required to be returned pursuant to the merger agreement when so required,

    - Bank United Corp. for failure to make payments to the contingent payment rights trust under the commitment agreement,

    - Bank United for breach of any depository relationship obligations it may have with respect to payments made by Bank United Corp. to the contingent payment rights trust,

and in each case, Bank United Corp. or Bank United, as the case may be, may be liable to the contingent payment rights trust in connection with such suit, action or proceeding.

    Fees and expenses incurred by Bank United Corp. or its subsidiaries or affiliates in such a suit, action or proceeding described in the preceding paragraph shall not be set off against the litigation proceeds (in order to calculate the commitment amount) if the contingent payment rights trust or the litigation trustees prevail in such a suit, and, shall be deemed expenses of the contingent payment rights trust payable by it out of the payment amount, including any retained amount, if the litigation trustees do not prevail.

    OTHER LIMITATION ON RIGHTS OF CPR CERTIFICATE HOLDERS

    The declaration of trust of the contingent payment trust will provide that no CPR Certificate holder will have the right to enforce, institute or maintain any suit, action or proceeding against the litigation trustees to enforce or otherwise act in respect of the declaration of trust, unless the holder has previously given written notice to the litigation trustees of the substance of the dispute, and holders of at least a majority in interest of the issued and outstanding CPR Certificates have given written notice to the parties of their support for the institution of the proceeding to resolve the dispute.

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    The commitment agreement will provide that except as set forth in the two declarations of trust, the commitment agreement, the litigation trustee agreements or the merger agreement for the Washington Mutual merger, Bank United Corp. will have no other obligations to the trusts, the litigation trustees or the holders of CPR Certificates. Without limiting the generality of the foregoing and except as provided in those agreements, Bank United Corp. will have no obligation to advance funds to the contingent payment rights trust, the payment trust, the litigation trustees or the holders of CPR Certificates.

    The declaration of trust of the contingent payment trust will provide that the CPR Certificate holders will have no voting rights, except the rights described in the following two sentences, no liquidation preference and no rights to dividends or distributions other than their pro rata share of the payment amount and any portion of the retained amount remaining at the expiration of the retained amount period, plus any other trust assets. The declaration of trust of the contingent payment rights trust provides that amendments to the declaration of trust must be approved by a majority of the holders of CPR Certificates outstanding, except that the declaration of trust may be amended by the institutional trustees and a majority of the litigation trustees without the consent of the holders of certificates to (1) cure any ambiguity; (2) correct or supplement any provision in the declaration of trust that may be defective or inconsistent with any other provision of the declaration of trust; (3) add to the covenants, restrictions or obligations of the litigation trustees or to alter the allocation of duties between the litigation trustees and the institutional trustee; (4) modify, eliminate or add to any provision of the declaration of trust to ensure that the contingent payment rights trust (a) will be classified for U.S. federal income tax purposes at all times as a grantor trust, (b) will not be required to register as an "investment company" under the Investment Company Act of 1940, or (c) is able to issue additional CPR Certificates. In addition, the holders of a majority of the outstanding CPR Certificates may remove either the institutional trustee or the Delaware trustee with cause or, if a default by the contingent payment rights trust with respect to its payment obligations has occurred and is continuing, with or without cause. The holders of the CPR Certificates will have no rights to elect, remove or replace the litigation trustees.

    MANAGEMENT OF THE FORBEARANCE LITIGATION

    THE LITIGATION TRUSTEES--GENERAL

    The litigation trustees will be Salvatore Ranieri, a director of Bank United Corp., and Jonathon K. Heffron, Executive Vice President, Chief Operating Officer and General Counsel of Bank United Corp., both of whom have knowledge of the facts underlying the forbearance litigation. Messrs. Ranieri and Heffron have been involved in the prosecution of the litigation to date. Pursuant to the declaration of trust of the contingent payment rights trust and the litigation trustee agreements, the litigation trustees will, together with an advisory board for the contingent payment rights trust (sometimes also called the litigation committee) composed of present and former directors of Bank United Corp., if such board is formed, have sole and exclusive right to instruct Bank United Corp. and Bank United, and their successors, with respect to the prosecution of the litigation, including all decisions as to retention, dismissal and the terms of engagement of existing or new counsel for Bank United Corp. and Bank United, which retention may involve fees that are partly contingent, and other advisors, and Bank United Corp. shall cause Bank United, and its successors, to follow these instructions.

    The declaration of trust of the contingent payment rights trust will provide that the litigation trustees will have the right, together with the contingent payment rights trust advisory board, for any reason whatsoever, to instruct Bank United Corp. and Bank United, and their successors, to dismiss, settle or cease prosecution of the forbearance litigation at any time and on any terms. However, the litigation trustees may not permit Bank United Corp. or Bank United to enter into any settlement agreement or other ruling or agreement as part of the resolution of the litigation or a related Internal Revenue Service in connection with such agreement if such agreement imposes any liability or

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obligation whatsoever, other than a standard settlement release relating only to the forbearance litigation or other related claims that Bank United Corp., its stockholders or Bank United might have been able to bring as of immediately prior to the Washington Mutual merger, on Washington Mutual or any of its subsidiaries or affiliates or adversely affects or restricts the conduct of its business or adversely affects its tax posture with respect to other matters.

    The litigation trustee agreements will provide that as compensation, the contingent payment rights trust will pay each litigation trustee, during the term of his service as a litigation trustee, fees of $500,000 per year for three years, except that if the forbearance litigation is sooner terminated, the remainder of such fees will be accelerated upon final resolution of the litigation and receipt by the Washington Mutual or any of its subsidiaries or affiliates of the litigation proceeds, plus reimbursement of all reasonable out-of-pocket expenses.

    In addition, as an incentive to the litigation trustees, each of them will receive CPR Certificates representing 0.75% of the total outstanding CPR Certificates issued in the Bank United Corp. reorganization. In addition, as of the record date for the Bank United Corp. reorganization, Messrs. Ranieri and
Heffron beneficially own       and       shares of Bank United Corp. common
stock, respectively. Assuming the reorganization had occurred on the record
date, Messrs. Ranieri and Heffron would have received       and       CPR
Certificates, respectively, in respect of the shares of Bank United Corp. common stock they beneficially owned on that date.

    The number of CPR Certificates received by each litigation trustee in the distribution of the certificates and in respect of Bank United Corp. performance share awards, Bank United Corp. stock appreciation rights and/or options will depend upon the number of shares of Bank United Corp. common stock, Bank United Corp. performance share awards, Bank United Corp. stock appreciation rights and/or Bank United Corp. stock options that such litigation trustee holds prior to the Bank United Corp. reorganization, which number may be different than the number held as of the date of this document.

    The terms of the declaration of trust of the contingent payment rights trust will require that there must be at least two litigation trustees at all times. If a litigation trustee resigns, dies, becomes incapacitated, or is no longer qualified, the remaining litigation trustee will appoint a successor litigation trustee who will receive fees as determined by the other litigation trustees, but in no event more than the fees payable to the initial litigation trustees.

    THE LITIGATION TRUSTEES--AUTHORITY

    The declaration of trust of the contingent payment rights trust will provide that the litigation trustees may adopt their own rules and procedures, but may act only with the unanimous approval of both the litigation trustees or the sole remaining litigation trustee then in office. If the number of litigation trustees is increased above two, then approval of the litigation trustees requires the affirmative vote of a majority of the litigation trustees then in office. They may, in their discretion, delegate to one or more of the litigation trustees the authority to act on behalf of the litigation trustees as the litigation trustees may determine appropriate, other than with respect to the retention or dismissal of counsel for Bank United Corp. or the litigation trustees or the approval of a settlement or dismissal of the forbearance litigation. The declaration of trust will provide that the litigation trustees shall also have the authority to retain or dismiss counsel for the litigation trustees and other experts, consultants or support staff as the litigation trustees deem appropriate. Together with any advisory board, the litigation trustees will have full authority on behalf of Bank United Corp. and its successors, to consult with and instruct the attorneys for Bank United Corp. and its successors, in connection with the litigation. Pursuant to the declaration of trust, Bank United Corp. and its successors will provide the litigation trustees with access to the books, records, facilities, representatives and independent accountants of Bank United Corp. and Bank United, as the litigation trustees may reasonably require.

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    FILING OF EXCHANGE ACT REPORTS

    The CPR Certificates will be registered under the Securities Exchange Act of 1934, as amended. So long as the certificates remain so registered, the contingent payment rights trust will be subject to the reporting obligations of
Section 13(a) of the Securities Exchange Act, and will be obligated thereby to file with the Securities and Exchange Commission annual reports on Form 10-K and quarterly reports on Form 10-Q. Unless otherwise required by the Securities and Exchange Commission, these reports will contain only an overview of the status of the forbearance litigation and disclosure of any contingent or incurred expenses that the contingent payment rights trust will be obligated to reimburse to Bank United Corp. in the future. The contingent payment rights trust will also file a report on Form 8-K upon the occurrence of a material judicial decision in the litigation or in the event of any agreement to settle the litigation. Such reports will not include financial statements or any valuation of the litigation. The contingent payment rights trust's ability to disclose details of the litigation may be limited, however, by the inherent nature and rules of judicial proceedings, including, among other things, proceedings and filings that are sealed by the court, matters involving attorney-client privilege and proceedings that are conducted on a confidential basis by agreement of the parties, such as settlement negotiations.

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following summary of the material U.S. federal income tax consequences of the holding and sale of CPR Certificates applies to holders of Bank United Corp. common stock who receive the CPR Certificates in the Bank United Corp. reorganization and hold them as capital assets. The discussion may not apply to certain classes of taxpayers, including foreign holders, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, traders in securities that elect to apply a mark-to-market method of accounting, persons who hold the certificates in a hedging transaction or as part of a straddle or conversion transaction and persons to whom the certificates are issued on the exercise of employee options or otherwise in a transaction that is not a sale or exchange.

    THERE ARE NO AUTHORITIES CONSIDERING THE TAX TREATMENT OF INSTRUMENTS THAT ARE SUBSTANTIALLY THE SAME AS THE CPR CERTIFICATES. AS A RESULT, THEIR TAX TREATMENT IS SOMEWHAT UNCERTAIN, AND COULD DIFFER FROM THE TREATMENT DESCRIBED IN THIS DOCUMENT. CERTIFICATE HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE RECEIPT, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

    This summary represents the opinion of Wachtell, Lipton, Rosen & Katz, special counsel to Bank United Corp. The parties do not intend to request any ruling from the Internal Revenue Service as to the U.S. federal income tax treatment of the CPR Certificates or contingent payment rights trust.

    CHARACTERIZATION OF THE CPR CERTIFICATES AND TRUST

    The following is a summary of the opinion of Wachtell, Lipton, Rosen & Katz, special counsel to Bank United Corp. The CPR Certificates represent pro rata beneficial interests in the contingent payment rights trust. It is anticipated that the contingent payment rights trust will be treated as a grantor trust for federal income tax purposes, rather than as a separate taxable entity, and it is a condition to Bank United Corp.'s obligation to consummate the Washington Mutual merger that it receive an opinion of Wachtell, Lipton, Rosen & Katz, dated the closing date of the Washington Mutual merger, to the effect that the contingent payment rights trust will not itself be subject to any material federal income tax. Under the grantor trust rules, each holder of a CPR Certificate will be treated for federal income tax purposes as the owner of a pro rata share of the contingent payment rights trust's assets and will be treated as receiving any amounts received by the contingent payment rights trust when those amounts are received by the contingent payment rights trust (and as making any payments to third parties when those amounts are paid by the contingent payment rights trust).

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Accordingly, a holder may (depending upon such holder's basis in its interest in the assets of the contingent payment rights trust) realize income attributable to its pro rata share of the payments received by the contingent payment rights trust without regard to whether those payments have been distributed to the holder. Following the effective time of the Washington Mutual merger, the assets of the contingent payment rights trust will consist of the commitment agreement, rights to apply amounts in the expense fund to forbearance litigation and trust related expenses and any other amounts raised by the trust to fund expenses. For federal income tax purposes, the contingent payment rights trust intends to treat the expense fund as an asset of Washington Mutual, and to treat any amounts paid out of the expense fund as expenditures of Washington Mutual that do not affect the contingent payment rights trust, except to the extent they result in reduction in the commitment amount. In the absence of a change in law, the contingent payment rights trust will file returns and report to holders of CPR Certificates in a manner consistent with this intention.

    Income of the contingent payment rights trust, which will be taxable to holders whether or not distributed, will include income attributable to the commitment as well as income from the temporary investment of proceeds of the commitment by the contingent payment rights trust (including proceeds that are retained by the contingent payment rights trust for a period of [ONE] year or more as part of the retained amount).

    CHARACTERIZATION OF THE COMMITMENT; SECTION 483

    As described above, for federal income tax purposes, the CPR Certificates are equivalent to an ownership interest in the commitment. The contingent payment rights trust intends, under current law, that the payments made under the commitment, to the extent attributable to CPR Certificates issued to Bank United Corp. stockholders in the Bank United Corp. reorganization, will be treated as payments under a contract for the sale or exchange of Bank United Corp. common stock that are subject to Section 483 of the Internal Revenue Code. Given the wholly contingent nature of the commitment, it is not anticipated that the commitment will be treated as a debt instrument for purposes of the original issue discount provisions of the Internal Revenue Code.

    Under Section 483 of the Internal Revenue Code, a holder of a CPR Certificate will not be required to include any amount in income with respect to the certificate until payments on the commitment are received by the contingent payment rights trust (or in some circumstances described below, until the right to those payments becomes fixed), or the CPR Certificate is sold. When a payment is received on the commitment or the certificate is sold, a portion of the amount received will be treated under Section 483 as interest income that is ordinary income to the holder. The interest amount will equal the excess of the amount received over its present value as of the effective date of the Washington Mutual merger, calculated using as the discount rate the applicable federal rate. The applicable federal rate is a rate reflecting an average of market yields on Treasury debt obligations for different ranges of maturities that is published monthly by the Internal Revenue Service. The relevant applicable federal rate will be the lower of (1) the lowest applicable federal rate in effect during the 3-month period ending with the month which includes the date on which the agreement was signed or (2) the lowest applicable federal rate in effect during the 3-month period ending with the month which includes the effective date of the Washington Mutual merger; in each case, the maturity range of the relevant applicable federal rate will correspond to the period from the effective date of the Washington Mutual merger to the date the amount is received or deemed received. Where a payment is due more than six months after it is fixed, (1) the payment will be discounted back to the date when it became fixed, using a discount rate equal to the applicable federal rate that would apply under Section 483 to a payment on the initial commitment that is made when the fixed payment is due, (2) the discount on the deferred payment is treated as interest accruing over the period of deferral and (3) the discounted amount is divided between interest and principal under Section 483 as if it were paid in cash on the

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date it became fixed. The Section 483 interest must be included in income by a holder under its regular method of accounting (e.g., the accrual method or the cash method).

    The calculation of interest income realized by a holder under Section 483 does not depend on the period for which the holder has held its CPR Certificates. Accordingly, a holder who bought certificates after the effective date of the Washington Mutual merger may be treated as receiving interest under
Section 483 that includes interest for the period from the effective date of the Washington Mutual merger to the date of the holder's purchase of the CPR Certificates. Although there are no specific rules addressing the issue under current law, it is reasonable to assume that a purchaser of CPR Certificates would be permitted to treat the portion of the purchase price that is treated as interest to the seller under Section 483 as a payment of accrued interest that may be offset against the portion of any amount received by the purchaser that is treated as interest under Section 483.

    SALE OF CERTIFICATES

    Upon a sale of a CPR Certificate, a holder will recognize gain or loss equal to the difference between the amount realized on the sale, net of imputed interest under Section 483, and the holder's adjusted tax basis in the certificate. Any such gain or loss will be treated as capital gain or loss (which will be long-term if the holder has held the certificates for more than one year). Long-term capital gain of a non-corporate holder is generally subject to a maximum tax rate of 20%.

    RECEIPT OF PAYMENTS ON THE COMMITMENT

    When a payment is received on the commitment by the contingent payment rights trust, a holder of CPR Certificates will recognize gain equal to the difference between the amount of the payment allocated to the CPR Certificates, net of imputed interest under Section 483, and the portion of the holder's basis in the certificates that is allocable to such payment. If multiple payments may be received on the commitment, the holder may be required to allocate its basis among those payments. The method for making such allocation is unclear. If a holder receives a payment that is less than its basis in the commitment, the holder may not be allowed a loss until it is determined that no further payments will be made. Where the receipt of a payment terminates all rights of the contingent payment rights trust under the commitment, any gain or loss attributable to the payment generally would be capital gain or loss under
Section 1234A of the Internal Revenue Code. It is not clear whether the same treatment would apply to a partial payment.

    LACK OF A CASH RECOVERY

    If identifiable events occur which establish the worthlessness of the CPR Certificates, a certificate holder would be entitled to deduct as a capital loss, in the year of such identifiable event, such holder's adjusted tax basis in its certificates.

    OTHER CHARACTERIZATIONS

    Although unlikely, the Internal Revenue Service could take the position that amounts drawn from the expense fund to pay expenses should be treated as a payment by Bank United Corp. or its successor to the contingent payment rights trust that is applied to pay expenses of the contingent payment rights trust. Such a payment could potentially be treated as current income to the contingent payment rights trust or as a deemed loan. Such a deemed loan would be repayable, with interest, solely out of future payments on the commitment. Under this characterization, reductions in the commitment amount paid to the contingent payment rights trust that are attributable to the reimbursement of such expenses or a related interest factor would be treated as additional amounts on the commitment that are paid to the contingent payment rights trust and applied by it to make payments of principal and interest on the deemed loan. Deductions would be allowed for interest deemed paid only to the extent

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permitted under the general rules of the Internal Revenue Code. Further, if the deemed loan is not repaid, the contingent payment rights trust could have discharge of indebtedness income when the loan is deemed to be discharged. In addition, any holders of CPR Certificates that are pension plans or other tax-exempt organizations subject to the tax on unrelated business taxable income may be required to treat income attributable to the portion of the commitment that is considered debt financed as unrelated business taxable income.

    FUNDING OF ADDITIONAL EXPENSES

    The declaration of trust of the contingent payment rights trust permits the issuance of additional CPR Certificates that represent pro rata interests in the contingent payment rights trust and permits borrowings to pay expenses so long as the indebtedness represents debt of the contingent payment rights trust (and not an ownership interest) for federal income tax purposes. Any such issuance of additional certificates will be treated as a sale by holders of existing certificates of a pro rata interest in the commitment corresponding to the interest in the commitment allocated to the newly issued certificates. Any borrowing will have the consequences described in "--Other Characterizations" above.

    BACKUP WITHHOLDING AND INFORMATION REPORTING

    A CPR Certificate holder may be subject to a backup withholding tax of 31% on the receipt of proceeds of a sale, exchange, redemption or satisfaction of the CPR Certificates. In general, backup withholding will only apply if a holder fails to comply with certain identification requirements. Backup withholding is not an additional tax and may be claimed as a credit against the U.S. federal income tax liability of a holder, provided that the required information is furnished to the Internal Revenue Service. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining any applicable exemption. Payments of amounts treated as interest under Section 483 will also be subject to information reporting unless an exemption applies.

            VALIDITY OF THE WASHINGTON MUTUAL COMMON STOCK AND PIES


    The validity of the shares of Washington Mutual common stock and PIES which will be issued in connection with the Washington Mutual merger and certain legal matters in connection with that merger will be passed upon for Washington Mutual by Heller Ehrman White & McAuliffe, LLP, Seattle, Washington. As of
November 10, 2000, individual attorneys at the firm who participated in the transaction owned an aggregate of 7,829 shares of Washington Mutual common stock.


                                    EXPERTS


    The consolidated financial statements of Washington Mutual incorporated by reference in this proxy statement/prospectus from its Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Insofar as the report of Deloitte & Touche LLP relates to the amounts included for H.F. Ahmanson & Company and its subsidiaries for 1997, it is based solely on the report of KPMG LLP, independent auditors; such report being incorporated by reference herein and has been incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



    The consolidated financial statements of Bank United Corp. as of September 30, 1999, and for the year then ended have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP includes an explanatory paragraph which states that such firm has also audited the combination of the consolidated financial statements for the years ended September 1998 and 1997, after restatement for the 1999 pooling of interests of Bank United Corp. and subsidiaries and Texas Central Bancshares, Inc. and subsidiaries. Insofar as the report of KPMG LLP relates to the amounts included for: (a) Bank United Corp. and subsidiaries as of September 30, 1998 and 1997, and for the years then ended, prior to the restatement for the pooling-of-interests with Texas Central Bancshares, Inc. and subsidiaries, it is based solely on the report of Deloitte & Touche LLP, independent auditors; and
(b) Texas Central Bancshares, Inc. and subsidiaries for December 31, 1998 and 1997 and for the years then ended, it is based solely on the report of Payne Falkner Smith & Jones, P.C., independent certified public accountants; such reports being incorporated by reference herein and have been incorporated in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    Both Washington Mutual and Bank United Corp. file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports and other information at the public reference facilities maintained by the SEC at:

Judiciary Plaza                Citicorp Center                Seven World Trade Center
Room 1024                      500 West Madison Street        13th Floor
450 Fifth Street, N.W.         Suite 1400                     New York, New York 10048
Washington, D.C. 20549         Chicago, Illinois 60661-2511

    You may also obtain copies of these documents by mail from the public reference room of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. In addition, Washington Mutual and Bank United Corp. file reports and other information with the SEC electronically, and the SEC maintains a web site located at http://www.sec.gov containing this information. Washington Mutual's common stock is listed on the New York Stock Exchange and Washington Mutual's reports and other information may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. Bank United Corp.'s common stock is quoted on the Nasdaq National Market and Bank United Corp.'s reports and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

    Washington Mutual has filed a registration statement on Form S-4 to register with the SEC up to 46,972,900 shares of Washington Mutual common stock and 2,000,000 Washington Mutual PIES (including the related shares of Series H preferred stock, stock purchase contracts and up to 3,472,400 shares of common stock underlying the PIES) that may be issued in the merger. This proxy statement/ prospectus is a part of that registration statement. As permitted by the SEC rules, this proxy statement/ prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits at the addresses set forth above. Statements contained in this proxy statement/prospectus as to the contents of any contract or other document referred to in this document include all material terms of the contracts or other documents but are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an Exhibit to the registration statement,

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The SEC allows Washington Mutual and Bank United Corp. to incorporate certain information into this proxy statement/prospectus by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/ prospectus, except for any information that is superseded by information in this proxy statement/ prospectus. The documents that are incorporated by reference contain important information about the companies and you should read this proxy statement/prospectus together with any documents incorporated by reference.

    This proxy statement/prospectus incorporates by reference the following documents that have previously been filed with the SEC by Washington Mutual (File No. 001-14667):

    - Annual Report on Form 10-K for the year ended December 31, 1999;

    - Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

    - Quarterly Report on Form 10-Q for the quarter ended June 30, 2000;

    - Current Report on Form 8-K dated April 4, 2000;

    - Current Report on Form 8-K dated April 21, 2000;

    - Current Report on Form 8-K dated July 21, 2000;

    - Current Report on Form 8-K dated August 21, 2000; and

    - the description of Washington Mutual capital stock contained in Item 5 of Current Report on Form 8-K dated November 29, 1994, and any amendment or report filed for the purpose of updating this description.

    This proxy statement/prospectus also incorporates by reference the following documents that have previously been filed with the SEC by Bank United Corp. (File No. 001-15227):

    - Annual Report on Form 10-K for the year ended September 30, 1999;

    - Quarterly Report on Form 10-Q for the quarter ended December 31, 1999;

    - Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

    - Quarterly Report on Form 10-Q for the quarter ended June 30, 2000;

    - Current Report on Form 8-K dated August 28, 2000;

    - the description of Bank United Corp. PIES set forth in Bank United Corp.'s registration statement on Form 8-A filed on August 9, 1999, and any amendment or report filed for the purpose of updating this description; and

    - the description of Bank United Corp. common stock set forth in Bank United Corp.'s registration statement on Form 8-A filed on July 12, 1996, and any amendment or report filed for the purpose of updating this description.

    In addition, Washington Mutual and Bank United Corp. are incorporating by reference any documents they may file under the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the special meeting of Bank United Corp. stockholders.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN
                            WASHINGTON MUTUAL, INC.
                                      AND
                               BANK UNITED CORP.

                          DATED AS OF AUGUST 18, 2000

                               TABLE OF CONTENTS

                                                                          PAGE NO.
                                                                          --------
 1.  DEFINITIONS........................................................     A-1

     1.1    Defined Terms...............................................     A-1
     1.2    Other Definitional Provisions...............................     A-3

 2.  THE MERGER.........................................................     A-3

     2.1    The Merger..................................................     A-3
     2.2    Effective Time..............................................     A-3
     2.3    Effects of the Merger.......................................     A-3
     2.4    Closing of the Merger.......................................     A-3
     2.5    Conversion of Bank United Corp. Capital Stock...............     A-4
     2.6    Dissenting Shares...........................................     A-5
     2.7    Washington Mutual Common Stock; Washington Mutual Preferred
            Stock.......................................................     A-5
     2.8    Options.....................................................     A-5
     2.9    Articles of Incorporation...................................     A-6
     2.10   Bylaws......................................................     A-6
     2.11   Board of Directors..........................................     A-6
     2.12   Tax Consequences............................................     A-6
     2.13   Stock Option Agreement......................................     A-6
     2.14   Reservation of Right to Revise Structure....................     A-6

 3.  EXCHANGE OF SHARES.................................................     A-7

     3.1    Washington Mutual to Make Shares Available..................     A-7
     3.2    Exchange of Shares..........................................     A-7

 4.  REPRESENTATIONS AND WARRANTIES OF BANK UNITED CORP.................     A-9

     4.1    Corporate Organization......................................     A-9
     4.2    Capitalization..............................................    A-10
     4.3    Authority; No Violation.....................................    A-11
     4.4    Consents and Approvals......................................    A-12
     4.5    Reports.....................................................    A-12
     4.6    Financial Statements........................................    A-13
     4.7    Broker's Fees...............................................    A-13
     4.8    Absence of Certain Changes or Events........................    A-13
     4.9    Legal Proceedings...........................................    A-14
     4.10   Taxes.......................................................    A-14
     4.11   Employees; Employee Benefit Plans...........................    A-15
     4.12   SEC Reports.................................................    A-16
     4.13   Compliance with Applicable Law..............................    A-17
     4.14   Certain Contracts...........................................    A-17
     4.15   Agreements with Regulatory Agencies.........................    A-17
     4.16   Undisclosed Liabilities.....................................    A-18
     4.17   Anti-takeover Provisions....................................    A-18
     4.18   Bank United Corp. Information...............................    A-18
     4.19   Title to Property...........................................    A-18
     4.20   Insurance...................................................    A-19
     4.21   Environmental Liability.....................................    A-19
     4.22   Opinion of Financial Advisor................................    A-20
     4.23   Patents, Trademarks, Etc....................................    A-20

                                                                          PAGE NO.
                                                                          --------
     4.24   Loan Matters................................................    A-20
     4.25   Community Reinvestment Act Compliance.......................    A-21
     4.26   Labor Matters...............................................    A-21

 5.  REPRESENTATIONS AND WARRANTIES OF WASHINGTON MUTUAL................    A-21

     5.1    Corporate Organization......................................    A-21
     5.2    Capitalization..............................................    A-21
     5.3    Authority; No Violation.....................................    A-22
     5.4    Consents and Approvals......................................    A-23
     5.5    Reports.....................................................    A-23
     5.6    Financial Statements........................................    A-23
     5.7    Broker's Fees...............................................    A-24
     5.8    Absence of Certain Changes or Events........................    A-24
     5.9    Legal Proceedings...........................................    A-24
     5.10   Taxes.......................................................    A-24
     5.11   SEC Reports.................................................    A-24
     5.12   Compliance with Applicable Law..............................    A-25
     5.13   Agreements with Regulatory Agencies.........................    A-25
     5.14   Undisclosed Liabilities.....................................    A-25
     5.15   Rights Agreement; Anti-takeover Provisions..................    A-25
     5.16   Washington Mutual Information...............................    A-25
     5.17   Environmental Liability.....................................    A-26
     5.18   Opinion of Financial Advisor................................    A-26
     5.19   Community Reinvestment Act Compliance.......................    A-26

 6.  COVENANTS RELATING TO CONDUCT OF BUSINESS..........................    A-26

     6.1    Conduct of Business Prior to the Effective Time.............    A-26
     6.2    Bank United Corp. Forbearances..............................    A-27
     6.3    No Fundamental Washington Mutual Changes....................    A-29

 7.  ADDITIONAL AGREEMENTS..............................................    A-30

     7.1    Regulatory Matters..........................................    A-30
     7.2    Access to Information.......................................    A-30
     7.3    Stockholder Approval........................................    A-31
     7.4    Legal Conditions to Merger..................................    A-32
     7.5    Affiliates..................................................    A-32
     7.6    Stock Exchange Listing......................................    A-32
     7.7    Employees; Employee Benefit Plans...........................    A-32
     7.8    Indemnification; Directors' and Officers' Insurance.........    A-33
     7.9    Additional Agreements.......................................    A-35
     7.10   Advice of Changes...........................................    A-35
     7.11   Subsequent Interim and Annual Financial Statements..........    A-35
     7.12   CPR Trust...................................................    A-35
     7.13   Reorganization..............................................    A-36
     7.14   Exemption from Liability Under Section 16(b)................    A-36
     7.15   Merger......................................................    A-36

                                                                          PAGE NO.
                                                                          --------
 8.  CONDITIONS PRECEDENT...............................................    A-36

     8.1    Conditions to Each Party's Obligation to Effect the
            Merger......................................................    A-36
     8.2    Conditions to Obligations of Washington Mutual..............    A-37
     8.3    Conditions to Obligations of Bank United Corp...............    A-38

 9.  TERMINATION AND AMENDMENT..........................................    A-39

     9.1    Termination.................................................    A-39
     9.2    Effect of Termination.......................................    A-40
     9.3    Amendment...................................................    A-41
     9.4    Extension; Waiver...........................................    A-42

10.  GENERAL PROVISIONS.................................................    A-42

     10.1   Nonsurvival of Representations, Warranties and Agreements...    A-42
     10.2   Expenses....................................................    A-42
     10.3   Notices.....................................................    A-42
     10.4   Interpretation..............................................    A-43
     10.5   Counterparts................................................    A-43
     10.6   Entire Agreement............................................    A-43
     10.7   Governing Law...............................................    A-43
     10.8   Severability................................................    A-43
     10.9   Publicity...................................................    A-44
     10.10  Assignment; Third Party Beneficiaries.......................    A-44

EXHIBITS

    Exhibit A -- Bank United Corp. Executives

    Exhibit 2.12 -- Stock Option Agreement

    Exhibit 4.4 -- Trust Agreement

    Exhibit 6.2(e) -- Bonuses for Certain Employees

    Exhibit 8.2(f) -- Commitment Agreement

                          AGREEMENT AND PLAN OF MERGER

    This AGREEMENT AND PLAN OF MERGER, dated as of August 18, 2000 (as amended, supplemented or otherwise modified from time to time, this "AGREEMENT"), is entered into by and between WASHINGTON MUTUAL, INC., a Washington corporation ("WASHINGTON MUTUAL") and BANK UNITED CORP., a Delaware corporation ("BANK UNITED CORP.").

    The respective Boards of Directors of each of Washington Mutual and Bank United Corp. have determined that it is in the best interests of their respective companies and stockholders to consummate the business combination transaction provided for herein. It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

    Simultaneously with the execution of this Agreement, Washington Mutual is entering into employment agreements and litigation trustee agreements, as applicable, with each of the Bank United Corp. executives listed on EXHIBIT A hereto.

    Therefore, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

1. DEFINITIONS

    1.1 DEFINED TERMS. The following terms shall have the meanings defined for such terms in the Sections set forth below:

TERM                                           SECTION
----                                           -------
401(k) Plan..................................  7.7(a)
Agreement....................................  Preamble
Articles of Amendment........................  4.4
Articles of Merger...........................  2.2
Association Merger...........................  4.3(a)
Bank United Corp.............................  Preamble
Bank United Corp. Capital Stock..............  2.5(b)
Bank United Corp. Common Stock...............  2.5(a)
Bank United Corp. Contract...................  4.14(a)
Bank United Corp. Disclosure Schedule........  4.2(a)
Bank United Corp. Option.....................  2.8
Bank United Corp. PIES.......................  2.5(b)
Bank United Corp. Preferred Stock............  4.2(a)
Bank United Corp. Reports....................  4.12
Bank United Corp. Stock Option Plans.........  2.8
Business Day.................................  2.4
Certificate of Merger........................  2.2
Certificates.................................  2.5(d)
Claims.......................................  7.8(a)
Class B Common Stock.........................  4.2(a)
Closing......................................  2.4
Closing Date.................................  2.4
Code.........................................  Preamble
Commitment...................................  8.2(h)
Common Certificate...........................  2.5(c)
Confidentiality Agreement(s).................  7.2(c)
Controlled Entity............................  4.2(b)
CPR Certificates.............................  4.4
CPR Trust....................................  4.4
CPR Trust Registration Statement.............  4.4

TERM                                           SECTION
----                                           -------
CRA..........................................  4.25
Delaware Secretary...........................  2.2
DGCL.........................................  2.1
Dissenting Shares............................  2.6
DPC Shares...................................  2.5(e)
Effective Time...............................  2.2
Environmental Laws...........................  4.21
ERISA........................................  4.11(a)
ERISA Affiliate..............................  4.11(a)
Exchange Act.................................  4.6
Exchange Agent...............................  3.1
Exchange Fund................................  3.1
Exchange Ratio...............................  2.5(a)
FDIC.........................................  4.1(d)
FHLB.........................................  4.1(d)
Freddie Mac..................................  4.24(d)
GAAP.........................................  4.1(a)
Ginnie Mae...................................  4.24(d)
Governmental Entity..........................  4.4
HOLA.........................................  4.1(a)
Holdings.....................................  4.1(c)
HUD..........................................  4.24(d)
Indemnified Parties..........................  7.8(a)
Initial Termination Fee......................  9.2(b)
Injunction...................................  8.1(f)
Liens........................................  4.2(b)
Litigation...................................  4.4
Loans........................................  4.23(a)
Material Adverse Effect......................  4.1(a)
Merger.......................................  2.1
Merger Consideration.........................  2.13
NYSE.........................................  3.2(e)
OTS..........................................  4.1(d)
PBGC.........................................  4.11(c)
PIES Certificate.............................  2.5(d)
Plans........................................  4.11(a)
Proxy Statement/Prospectus...................  4.4
Regulatory Agreement.........................  4.15
Representatives..............................  6.2(f)
Requisite Regulatory Approvals...............  8.1(c)
S-4..........................................  4.4
SAIF.........................................  4.1(d)
SEC..........................................  4.4
Second Merger................................  4.3(a)
Securities Act...............................  4.12
Stock Option Agreement.......................  2.12
Subsequent Termination Fee...................  9.2(b)
Subsidiary...................................  2.5(a)
Surviving Company............................  2.1
Takeover Proposal............................  6.2(f)

TERM                                           SECTION
----                                           -------
Tax Returns..................................  4.10(c)
Taxes........................................  4.10(b)
Termination Fee..............................  9.2(b)
Trust Account Shares.........................  2.5(e)
Trust Agreement..............................  4.4
Trust Indenture Act..........................  7.1(b)
VA...........................................  4.24(d)
Washington Mutual............................  Preamble
Washington Mutual Capital Stock..............  2.5(b)
Washington Mutual Common Stock...............  2.5(a)
Washington Mutual Disclosure Schedule........  5.2
Washington Mutual PIES.......................  2.5(b)
Washington Mutual Regulatory Agreement.......  5.13
Washington Mutual Reports....................  5.11
Washington Mutual Rights.....................  2.5(a)
Washington Mutual Rights Agreement...........  5.2
Washington Secretary.........................  2.2
WBCA.........................................  2.1

    1.2 OTHER DEFINITIONAL PROVISIONS. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2. THE MERGER

    2.1 THE MERGER. Subject to the terms and conditions of this Agreement, in accordance with the Washington Business Corporation Act (the "WBCA") and the Delaware General Corporation Law (the "DGCL") at the Effective Time (as defined in Section 2.2 hereof), Bank United Corp. shall merge (the "MERGER") with and into Washington Mutual. Washington Mutual shall be the surviving corporation (hereinafter sometimes called the "SURVIVING COMPANY") in the Merger, and shall continue its corporate existence under the laws of the State of Washington. The name of the Surviving Company shall be Washington Mutual, Inc. Upon consummation of the merger, the separate corporate existence of Bank United Corp. shall terminate.

    2.2 EFFECTIVE TIME. The Merger shall become effective as set forth in the articles of merger (the "ARTICLES OF MERGER") which shall be filed with the Secretary of State of the State of Washington (the "WASHINGTON SECRETARY") and in the certificate of merger (the "CERTIFICATE OF MERGER") which shall be filed with the Secretary of State of the State of Delaware (the "DELAWARE SECRETARY"), on the Closing Date (as defined in Section 2.4 hereof). The term "EFFECTIVE TIME" shall mean the time on the Closing Date when the Merger becomes effective, as set forth in the Articles of Merger and the Certificate of Merger.

    2.3 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger shall have the effects set forth in Chapter 11 of the WBCA and Section 259 of the DGCL.

    2.4 CLOSING OF THE MERGER. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "CLOSING") will take place at 9:00 a.m. Pacific time, on a date to be specified by the parties, which shall be the first Business Day which is at least five Business Days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Section 8 hereof, other than conditions which by their terms are to be satisfied at Closing, or such other date or time as the parties may mutually agree (the "CLOSING DATE"). For purposes of this Agreement, a "BUSINESS DAY" shall mean any day that is not a Saturday, a Sunday or other day on which the office of the Washington Secretary or the Delaware Secretary is closed.

    2.5 CONVERSION OF BANK UNITED CORP. CAPITAL STOCK. At the Effective Time, without any action on the part of Washington Mutual, Bank United Corp. or the holder of any of the shares of common stock of Bank United Corp., the Merger shall be effected in accordance with the following terms:

        (a) Each share of the Class A common stock, par value $0.01 per share, of Bank United Corp. (the "BANK UNITED CORP. COMMON STOCK") issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in Section 2.6), if any, and shares of Bank United Corp. Common Stock held (x) in Bank United Corp.'s treasury or (y) directly by Washington Mutual (except for Trust Account Shares and DPC Shares, as such terms are defined below)) shall be converted into the right to receive 1.3 shares (the "EXCHANGE RATIO") of common stock, no par value, of Washington Mutual ("WASHINGTON MUTUAL COMMON STOCK"), together with the number of rights ("WASHINGTON MUTUAL RIGHTS") issued pursuant to the Washington Mutual Rights Agreement (as defined in Section 5.2 hereof) associated therewith. For purposes of this Agreement, "SUBSIDIARY" means, with respect to any person, any corporation, partnership, joint venture, limited liability company or other entity that is consolidated with such person for financial reporting purposes.

        (b) Each share of Bank United Corp.'s 8% Corporate Premium Income Equity Securities (including the shares of Redeemable Preferred Stock Series B of Bank United Corp. issued and outstanding in connection therewith, the "BANK UNITED CORP. PIES") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of Washington Mutual's 8% Corporate Premium Income Equity Securities (including the shares of preferred stock of Washington Mutual to be issued and outstanding in connection therewith, the "WASHINGTON MUTUAL PIES"). The terms of the Washington Mutual PIES shall be substantially the same as the terms of the Bank United Corp. PIES. For purposes of this Agreement,
    (i) the Bank United Corp. Common Stock and Bank United Corp. PIES are sometimes collectively referred to herein as the "BANK UNITED CORP. CAPITAL STOCK" and (ii) the Washington Mutual Common Stock and Washington Mutual PIES and sometimes collectively referred to herein as the "WASHINGTON MUTUAL CAPITAL STOCK."

        (c) All of the shares of Bank United Corp. Common Stock converted into the right to receive the Washington Mutual Common Stock pursuant to this
    Section 2.5 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each a "COMMON CERTIFICATE") previously representing any such shares shall thereafter represent solely the right to receive (i) a certificate representing the number of whole shares of Washington Mutual Common Stock and (ii) the cash in lieu of fractional shares into which the shares of Bank United Corp. Common Stock represented by such Common Certificate have been converted pursuant to this Section 2.5 and
    Section 3.2 hereof. Common Certificates previously representing shares of Bank United Corp. Common Stock shall be exchanged for certificates representing shares of Washington Mutual Common Stock upon the surrender of such Common Certificates in accordance with Section 3.2 hereof, without any interest thereon.

        (d) All of the shares of Bank United Corp. PIES converted into the right to receive Washington Mutual PIES pursuant to this Section 2.5 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each a "PIES CERTIFICATE," and collectively with the Common Certificates, the "CERTIFICATES") previously representing any such shares of Bank United Corp. PIES shall thereafter represent the right to receive a certificate representing the number of shares of corresponding Washington Mutual PIES into which the shares of Bank United Corp. PIES represented by such PIES Certificate have been converted pursuant to this Section 2.5. PIES Certificates previously representing shares of Bank United Corp. PIES shall be exchanged for certificates representing shares of corresponding Washington Mutual PIES issued in consideration therefor upon the surrender of such PIES Certificates in accordance with Section 3.2 hereof, without any interest thereon.

        (e) At the Effective Time, all shares of Bank United Corp. Capital Stock that are owned by Bank United Corp. as treasury stock and all shares of Bank United Corp. Capital Stock that are owned directly or indirectly by Washington Mutual or Bank United Corp. or any of their respective Subsidiaries (other than shares of Bank United Corp. Capital Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary or nominee capacity that are beneficially owned by third parties (any such shares being referred to herein as "TRUST ACCOUNT SHARES") and other than any shares of Bank United Corp. Capital Stock held by Washington Mutual or Bank United Corp. or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Bank United Corp. Capital Stock being referred to herein as "DPC SHARES")) shall be cancelled and shall cease to exist and no capital stock or warrants of Washington Mutual or other consideration shall be delivered in exchange therefor.

        (f) If prior to the Effective Time the outstanding shares of Bank United Corp. Common Stock or the outstanding shares of Washington Mutual Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in Bank United Corp.'s capitalization or Washington Mutual's capitalization, respectively, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

    2.6 DISSENTING SHARES. Notwithstanding anything to the contrary contained in this Agreement, the shares of Bank United Corp. Common Stock issued and outstanding immediately prior to the Effective Time held by holders (if any) who have not voted in favor of the Merger or consented thereto in writing and who are eligible to and who have demanded appraisal rights (if any) with respect thereto in accordance with Section 262 of the DGCL and, as of the Effective Time, shall not have failed to perfect or shall not have effectively withdrawn or lost their rights to appraisal and payment (if any) under Section 262 of the DGCL (the "DISSENTING SHARES") shall not be converted into the right to receive shares of Washington Mutual Common Stock as described in Section 2.5, but holders of such shares shall instead be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of such Section 262, except that any Dissenting Shares held by a holder which shall have failed to perfect or shall have effectively withdrawn or lost its right to appraisal and payment under Section 262 of the DGCL shall thereupon be deemed to have been converted into the right to receive shares of Washington Mutual Common Stock as described in Section 2.5, without interest thereon. In addition, to the extent required under the DGCL, holders of Dissenting Shares which have perfected and have not effectively withdrawn or lost their rights to appraisal and payment under Section 262 of the DGCL shall be required to surrender all CPR Certificates relating to the Dissenting Shares. Bank United Corp. shall give Washington Mutual (i) prompt notice of any written demands for appraisal of any shares, attempted withdrawals of such demands, and any other instruments served pursuant to the DGCL received by Bank United Corp. relating to stockholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Bank United Corp. shall not, except with the prior written consent of Washington Mutual, voluntarily make any payment with respect to any demands for appraisals of capital stock of Bank United Corp., offer to settle or settle any such demands or approve any withdrawal of any such demands.

    2.7 WASHINGTON MUTUAL COMMON STOCK; WASHINGTON MUTUAL PREFERRED STOCK. At and after the Effective Time, each share of Washington Mutual Common Stock and each share of any preferred stock of Washington Mutual issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock or preferred stock, as the case may be, of Washington Mutual and shall not be affected by the Merger.

    2.8 OPTIONS. At the Effective Time, each option granted by Bank United Corp. to purchase shares of Bank United Corp. Common Stock (each a "BANK UNITED CORP. OPTION") which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Bank United Corp. Common Stock and shall be converted automatically into (i) the right to receive, upon exercise of the option, one CPR Certificate for each share of Bank United Corp. Common Stock that would have been issuable upon exercise in full of such Bank United Corp. Option and
(ii) an option to purchase shares of Washington Mutual Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Bank United Corp. 1999 Stock Incentive Plan, as amended to date, the Bank United Corp. 1996 Stock Incentive Plan, as amended to date, the Bank United Corp. 2000 Stock Incentive Plan, as amended to date, the Executive Management Compensation Program, as amended to date or the Bank United Corp. Director Stock Plan, as amended to date, as applicable (collectively, the "BANK UNITED CORP. STOCK OPTION PLANS"), and the agreements evidencing grants thereunder):

        (a) the number of shares of Washington Mutual Common Stock to be subject to the new option shall be equal to the product of the number of shares of Bank United Corp. Common Stock subject to the original option and the Exchange Ratio, provided that any fractional shares of Washington Mutual Common Stock resulting from such multiplication shall be rounded to the nearest share; and

        (b) the exercise price per share of Washington Mutual Common Stock under the new option shall be equal to the exercise price per share of Bank United Corp. Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest cent.

    In the case of any options which are "incentive stock options" (as defined in Section 422 of the Code), the exercise price, the number of shares purchasable pursuant to such options and the terms and conditions of exercise of such options shall be determined in order to comply with Section 424(a) of the Code. The duration and other terms of each new option shall be the same as the applicable original option except that all references to Bank United Corp. shall be deemed to be references to Washington Mutual.

    2.9 ARTICLES OF INCORPORATION. At the Effective Time, the Articles of Incorporation of Washington Mutual, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Company, until thereafter amended in accordance with applicable law.

    2.10 BYLAWS. At the Effective Time, the Bylaws of Washington Mutual, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Company until thereafter amended in accordance with applicable law.

    2.11 BOARD OF DIRECTORS. The directors of Washington Mutual immediately prior to the Effective Time shall continue to be the directors of the Surviving Company, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Company, until their respective successors are duly elected or appointed (as the case may be) and qualified.

    2.12 TAX CONSEQUENCES. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" as that term is used in Sections 354 and 361 of the Code.

    2.13 STOCK OPTION AGREEMENT. As an inducement to Washington Mutual to continue to pursue the transactions contemplated by this Agreement, Bank United Corp. is granting to Washington Mutual an option pursuant to the Stock Option Agreement in the form of Exhibit 2.12 hereto (the "STOCK OPTION AGREEMENT").

    2.14 RESERVATION OF RIGHT TO REVISE STRUCTURE. Washington Mutual may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable, including, without limitation, to provide for a merger of Bank United Corp. with a wholly-owned subsidiary of Washington Mutual; PROVIDED, HOWEVER, that no such change shall (A) alter or change the amount or kind of consideration to be received by holders of Bank United Corp. Capital Stock under this Agreement (the "MERGER CONSIDERATION"), or (B) adversely affect the anticipated tax consequences of the Merger to the holders of Bank United Corp. Capital Stock as a result of receiving the Merger Consideration, or (C) materially impede or delay consummation of the Merger. In the event Washington Mutual elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

3. EXCHANGE OF SHARES

    3.1 WASHINGTON MUTUAL TO MAKE SHARES AVAILABLE. At or prior to the Effective Time, Washington Mutual shall deposit, or shall cause to be deposited, with either a bank or trust company reasonably acceptable to each of Washington Mutual and Bank United Corp. or with Washington Mutual's transfer agent (the "EXCHANGE AGENT"), for the benefit of the holders of Certificates, for exchange in accordance with this Section 3, certificates representing the shares of Washington Mutual Common Stock and Washington Mutual PIES and an estimated amount of cash that may be payable in lieu of any fractional shares (such cash (plus any additional cash necessary if the estimated amount of cash is insufficient to pay in lieu of fractional share interests) and, certificates for shares of Washington Mutual Common Stock and Washington Mutual PIES, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "EXCHANGE FUND") to be issued pursuant to Section 2.5 and paid pursuant to Section 3.2(a) in exchange for outstanding shares of Bank United Corp. Capital Stock.

    3.2  EXCHANGE OF SHARES.

    (a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing, as the case may be, the shares of Washington Mutual Common Stock or Washington Mutual PIES and cash in lieu of fractional shares of Washington Mutual Common Stock, if any, into which the shares of Bank United Corp. Capital Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of shares of Washington Mutual Common Stock to which such former holder of Bank United Corp. Common Stock shall have become entitled pursuant to the provisions of Section 2 hereof, and (ii) a certificate representing that number of shares of Washington Mutual PIES to which such former holder of Bank United Corp. PIES shall have become entitled pursuant to the provisions of Section 2 hereof and
(iii) a check representing the amount of cash (if any) payable in lieu of fractional shares of Washington Mutual Common Stock, which such former holder has the right to receive in respect of the Common Certificate surrendered pursuant to the provisions of this Section 3, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable in lieu of fractional shares.

    (b) No dividends or other distributions with a record date after the Effective Time with respect to Washington Mutual Common Stock or Washington Mutual PIES shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this
Section 3. After the surrender of a Certificate in accordance with this
Section 3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Washington Mutual Common Stock or Washington Mutual PIES represented by such Certificate.

    (c) If any certificate representing shares of Washington Mutual Common Stock or Washington Mutual PIES is to be issued in the name of other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Washington Mutual Common Stock or Washington Mutual PIES in the name of and payment of cash to any person other than the registered holder of the Certificate surrendered, or required for any other reason relating to such holder or requesting person, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

    (d) At or after the Effective Time, there shall be no transfers on the stock transfer books of Bank United Corp. of the shares of Bank United Corp. Capital Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Washington Mutual Capital Stock as provided in this Section 3.

    (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Washington Mutual Common Stock shall be issued upon the surrender for exchange of Common Certificates, no dividend or distribution with respect to Washington Mutual Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Washington Mutual. In lieu of the issuance of any such fractional share, Washington Mutual shall pay to each former holder of Bank United Corp. Common Stock who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the average of the closing prices of Washington Mutual Common Stock on The New York Stock Exchange ("NYSE") as reported by the Wall Street Journal for the five trading days immediately preceding the Closing Date by (ii) the fraction of a share of Washington Mutual Common Stock which such holder would otherwise be entitled to receive pursuant to Section 2.5 hereof. For purposes of determining any such fractional share interests, all shares of Bank United Corp. Common Stock beneficially owned by any Bank United Corp. stockholder shall be combined so as to calculate the maximum number of shares of Washington Mutual Common Stock issuable to such holder of Bank United Corp. Common Stock.

    (f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Bank United Corp. for twelve months after the Effective Time shall be paid, at the request of Washington Mutual, to Washington Mutual. Any stockholders of Bank United Corp. who have not theretofore complied with this
Section 3 shall thereafter look only to Washington Mutual for payment of the shares of Washington Mutual Common Stock, Washington Mutual PIES, cash in lieu of any fractional shares and unpaid dividends and distributions on the Washington Mutual Common Stock or Washington Mutual PIES, as the case may be, deliverable in respect of each share of Bank United Corp. Common Stock or Bank United Corp. PIES, as the case may be, held by such stockholder at the Effective Time as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding anything to the contrary contained herein, none of Washington Mutual, Bank United Corp., the Exchange Agent or any other person shall be liable to any former holder of shares of Bank United Corp. Common Stock or Bank United Corp. PIES, for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Washington Mutual, the posting by such person of a bond in such amount as Washington Mutual may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Washington Mutual Common Stock and cash in lieu of fractional shares or the Washington Mutual PIES, as the case may be, deliverable in respect thereof pursuant to this Agreement.

4. REPRESENTATIONS AND WARRANTIES OF BANK UNITED CORP.

    Bank United Corp. hereby represents and warrants to Washington Mutual as follows:

    4.1  CORPORATE ORGANIZATION.

    (a) Bank United Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Bank United Corp. has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect (as defined below) on Bank United Corp.. As used in this Agreement, the term "MATERIAL ADVERSE EFFECT" means, with respect to Bank United Corp., Washington Mutual or the Surviving Corporation, as the case may be, a material adverse effect on the business, results of operations, financial condition or prospects of such party and its Subsidiaries taken as a whole or a material adverse effect on such party's ability to consummate the transactions contemplated hereby on a timely basis; PROVIDED, HOWEVER, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on the referenced party the cause of which is (i) any change in banking, savings association and similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in generally accepted accounting principles ("GAAP") or regulatory accounting requirements applicable to banks, savings associations, or their holding companies generally, (iii) the announcement of this Agreement or action or omission of Bank United Corp. or Washington Mutual or any Subsidiary of either of them taken in accordance with this Agreement or with the prior written consent of Washington Mutual or Bank United Corp., as applicable, in contemplation of the transactions contemplated by this Agreement and (iv) any changes in general economic conditions affecting banks, savings associations, or their holding companies generally, PROVIDED that the effect of such changes described in this clause (iv) (including, without limitation, changes in the interest rates) shall not be excluded to the extent of the disproportionate impact (if any) they have on such person. Bank United Corp. is duly registered as a savings and loan holding company under the Home Owners' Loan Act, as amended ("HOLA"), and qualifies as a savings and loan holding company of the type described in Section 10(c)(3)(A) of HOLA. The copies of the Certificate of Incorporation and Bylaws of Bank United Corp. which have previously been made available to Washington Mutual are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

    (b) Each Subsidiary of Bank United Corp. (i) is duly organized and validly existing as a corporation or partnership under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and in which the failure to be so qualified would have or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Bank United Corp., and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

    (c) LBW Holdings, Inc. ("HOLDINGS") is duly registered as a savings and loan holding company under HOLA and qualifies as a savings and loan holding company of the type described in Section 10(c)(3)(A) of HOLA.

    (d) Except for its ownership of Bank United of Texas, Bank United Corp. does not own any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)). Bank United of Texas is a qualified thrift lender pursuant to Section 10(m) of HOLA and its deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Savings Association Insurance

Fund ("SAIF") to the fullest extent permitted by law. Bank United of Texas is a member in good standing of the Federal Home Loan Bank ("FHLB") of Dallas. Bank United of Texas has not been advised by the Office of Thrift Supervision ("OTS") that it does not qualify as a savings association described in
Section 10(c)(3)(B)(i) of HOLA.

    4.2  CAPITALIZATION.

    (a) The authorized capital stock of Bank United Corp. consists of 40,000,000 shares of Bank United Corp. Common Stock, 40,000,000 shares of Class B common stock, par value $0.01 per share, of Bank United Corp. (the "CLASS B COMMON STOCK") and 10,000,000 shares of preferred stock, par value $0.01 per share, of Bank United Corp. (the "BANK UNITED CORP. PREFERRED STOCK"). At the close of business on July 31, 2000, there were 32,476,697 shares of Bank United Corp. Common Stock outstanding, 2,000,000 shares of Bank United Corp. Redeemable Preferred Stock Series B (issued in connection with the Bank United Corp. PIES) outstanding and 21,216 shares of Bank United Corp. Common Stock held in Bank United Corp.'s treasury. No other shares of Bank United Corp. Common Stock, Bank United Corp. Preferred Stock or Class B Common Stock were outstanding. As of July 31, 2000, no shares of Bank United Corp. Common Stock or Bank United Corp. Preferred Stock were reserved for issuance, except for 4,636,091 shares of Bank United Corp. Common Stock reserved for issuance upon the exercise of stock options pursuant to the Bank United Corp. Stock Option Plans and 6,462,862 shares of Bank United Corp. Common Stock reserved for issuance upon exercise of the Option (as defined in the Stock Option Agreement). All of the issued and outstanding shares of Bank United Corp. Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except (i) as set forth in Section 4.2(a) of the disclosure schedule of Bank United Corp. delivered to Washington Mutual concurrently herewith (the "BANK UNITED CORP. DISCLOSURE SCHEDULE"),
(ii) pursuant to the Option, (iii) pursuant to the Bank United Corp. PIES and
(iv) as set forth elsewhere in this Section 4.2(a), Bank United Corp. does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Bank United Corp. Common Stock or Bank United Corp. Preferred Stock or any other equity securities of Bank United Corp. or any securities representing the right to purchase or otherwise receive any shares of Bank United Corp. capital stock (including, without limitation, any rights plan or agreement). Except as set forth in Section 4.2(a) of the Bank United Corp. Disclosure Schedule, since July 31, 2000, Bank United Corp. has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than upon the exercise of employee stock options granted prior to such date, as would be permitted under
Section 6.2 or upon the exercise of the Option.

    (b) Section 4.2(b) of the Bank United Corp. Disclosure Schedule lists the name, jurisdiction of incorporation, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each entity in which Bank United Corp. beneficially owns or controls, directly or indirectly, any equity interest (regardless of whether such entity is a Subsidiary) (a "CONTROLLED ENTITY") that is a Significant Subsidiary (as such term is defined in Rule 1-02 of Regulation S-X) of Bank United Corp.. Each Controlled Entity in which Bank United Corp. or any Bank United Corp. Subsidiary beneficially owns or controls, directly or indirectly, more than 9.9% equity interest is a legal investment for a unitary savings and loan holding company and, with respect to those owned by Bank United of Texas, for a federal savings association. Except as set forth in Section 4.2(b) of the Bank United Corp. Disclosure Schedule, Bank United Corp. owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of Bank United Corp.'s Subsidiaries, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever ("LIENS"), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Neither Bank United Corp. nor any Subsidiary thereof has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, sale or issuance of any shares of capital stock or any other equity security of any Subsidiary of Bank United Corp. or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary.

    (c) Except as disclosed in Section 4.2(c) of the Bank United Corp. Disclosure Schedule and for the ownership of Bank United Corp.'s Subsidiaries, neither Bank United Corp. nor any of its Controlled Entities beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)), corporation, firm, partnership, joint venture or other entity.

    4.3  AUTHORITY; NO VIOLATION.

    (a) Bank United Corp. has full corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Bank United Corp.. Subject to the terms and conditions of this Agreement, the Board of Directors of Bank United Corp. has resolved to submit the agreement of merger (within the meaning of Section 252 of the DGCL) contained in this Agreement and the transactions contemplated hereby to Bank United Corp.'s stockholders for approval at a meeting of such stockholders and, except for the adoption of such agreement of merger by the affirmative vote of the holders of a majority of the voting power represented by the outstanding shares of Bank United Corp. Common Stock, no other corporate proceedings on the part of Bank United Corp. are necessary to approve this Agreement or the Stock Option Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by Bank United Corp. and (assuming due authorization, execution and delivery by Washington Mutual) each constitutes a valid and binding obligation of Bank United Corp., enforceable against Bank United Corp. in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. Bank United Corp. acknowledges that Washington Mutual may elect at or promptly after the Effective Time to cause the merger of Holdings and one of Washington Mutual's wholly owned Subsidiaries (the "SECOND MERGER") and the merger of Bank United of Texas and Washington Mutual Bank, FA, a wholly owned depository institution subsidiary of Washington Mutual (the "ASSOCIATION MERGER"); PROVIDED, HOWEVER, that Washington Mutual agrees that the structure of the Second Merger and the Association Merger shall not adversely affect the ability of the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code. Holdings and Bank United of Texas each has full corporate power and authority to consummate the Second Merger and the Association Merger, respectively.

    (b) Except as set forth in Section 4.3(b) of the Bank United Corp. Disclosure Schedule, neither the execution and delivery of this Agreement or the Stock Option Agreement by Bank United Corp. nor the consummation by Bank United Corp. of the transactions contemplated hereby or thereby, nor compliance by Bank United Corp. with any of the terms or provisions hereof or thereof, nor the consummation of the Second Merger or the Association Merger will (i) violate any provision of the Certificate of Incorporation or Bylaws of Bank United Corp. or any of the similar governing documents of any of its Subsidiaries or
(ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Bank United Corp. or any of its Subsidiaries or any of their respective properties or assets, or
(y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Bank United Corp. or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Bank United Corp. or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have and would not reasonably be expected to have a Material Adverse Effect on Bank United Corp..

    4.4 CONSENTS AND APPROVALS. Except for (i) the approval of the Merger, the Second Merger and the Association Merger by the OTS, (ii) approval of the listing of the Washington Mutual Common Stock and Washington Mutual PIES to be issued in the Merger on NYSE, (iii) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in definitive form relating to the meeting of Bank United Corp.'s stockholders to be held to vote on approval of this Agreement and the Merger (the "PROXY STATEMENT/PROSPECTUS") and the filing and declaration of effectiveness of the registration statement on Form S-4 (the "S-4") in which the Proxy Statement/Prospectus will be included as a prospectus and any filings or approvals under applicable state securities laws, (iv) the filing with the SEC by the trust (the "CPR TRUST") to be established and operated by Bank United Corp. pursuant to the declaration of trust substantially in the form of Exhibit 4.4 hereto (the "TRUST AGREEMENT") prior to the Effective Time for the purpose of managing the Litigation (as defined below) and administering the proceeds, if any, received by Bank United of Texas (or any other successor) as a result of the Litigation and declaration of effectiveness of the registration statement on Form S-1 or other applicable form, which may be the S-4 if permitted by applicable law (the "CPR TRUST REGISTRATION STATEMENT") in connection with the distribution of the certificates (the "CPR CERTIFICATES") which represent assignable and beneficial interests in the assets of the CPR Trust, and any filings or approvals under applicable state securities laws,
(v) the filing of the Articles of Merger with the Washington Secretary pursuant to the WBCA and the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (vi) the filing of Articles of Amendment to Washington Mutual's Articles of Incorporation (the "ARTICLES OF AMENDMENT") by Washington Mutual with the Washington Secretary pursuant to the WBCA to provide for the terms of the Washington Mutual Preferred Stock, (vii) the adoption of the agreement of merger (within the meaning of Section 252 of the DGCL) contained in this Agreement by the requisite votes of the stockholders of Bank United Corp.,
(viii) the consents and approvals set forth in Section 4.4 of the Bank United Corp. Disclosure Schedule, and (ix) the consents and approvals of third parties which are not Governmental Entities (as hereinafter defined), the failure of which to obtain will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, no consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization (each a "GOVERNMENTAL ENTITY") or with any third party are necessary in connection with (A) the execution and delivery by Bank United Corp. of this Agreement and (B) the consummation by Bank United Corp. of the Merger and the other transactions contemplated hereby. The "LITIGATION" means the case brought by Bank United Corp., Bank United of Texas and Hyperion Partners L.P. against the United States government relating to the failure to abide by certain forbearances and commitments made by the United States government in 1988, in connection with Bank United Corp.'s acquisition of Bank United of Texas in 1988.

    4.5 REPORTS. Bank United Corp. and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since October 1, 1997 with any Governmental Entity and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Bank United Corp. and its Subsidiaries or as set forth in
Section 4.5 of the Bank United Corp. Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the best knowledge of Bank United Corp., threatened an investigation into the business or operations of Bank United Corp. or any of its

Subsidiaries since October 1, 1997. Except as set forth in Section 4.5 of the Bank United Corp. Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or statement relating to any examinations of Bank United Corp. or any of its Subsidiaries.

    4.6 FINANCIAL STATEMENTS. Bank United Corp. has previously made available to Washington Mutual copies of (a) the consolidated statements of financial conditions of Bank United Corp. and its Subsidiaries, as of September 30, for the fiscal years 1998 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for the fiscal years 1997 through 1999, inclusive, as reported in Bank United Corp.'s Annual Report on Form 10-K for the fiscal year ended September 30, 1999 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), in each case accompanied by the audit report of KPMG LLP, independent auditors with respect to Bank United Corp., and (b) the unaudited consolidated statements of financial condition of Bank United Corp. and its Subsidiaries as of March 31, 1999 and March 31, 2000, and the related unaudited consolidated statements of operations, stockholders, equity and cash flows for the three-month periods then ended, as reported in Bank United Corp.'s Quarterly Report on Form 10-Q for the period ended March 31, 2000, filed with the SEC under the Exchange Act. Each of the financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 7.11(a) hereof (including the related notes, where applicable) will fairly present, (subject, in the case of the unaudited statements, to normal recurring adjustments, none of which are expected to be material in nature or amount), the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of Bank United Corp. and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such financial statements (including the related notes, where applicable) complies, and the financial statements referred to in Section 7.11(a) hereof (including the related notes, where applicable) will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such financial statements (including the related notes, where applicable) has been, and the financial statements referred to in
Section 7.11(a) (including the related notes, where applicable) will be, prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Bank United Corp. and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

    4.7 BROKER'S FEES. Except as set forth in Section 4.7 of the Bank United Corp. Disclosure Schedule, neither Bank United Corp. nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement. Copies of all agreements with each broker or finder listed in Section 4.7 of the Bank United Corp. Disclosure Schedule have previously been furnished to Washington Mutual.

    4.8  ABSENCE OF CERTAIN CHANGES OR EVENTS.

    (a) Except as publicly disclosed in the Bank United Corp. Reports (as defined in Section 4.12) filed prior to the date hereof, or as set forth in
Section 4.8(a) of the Bank United Corp. Disclosure Schedule, since
September 30, 1999, no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Bank United Corp..

    (b) Except as publicly disclosed in the Bank United Corp. Reports filed prior to the date hereof, as set forth in Section 4.8(b) of the Bank United Corp. Disclosure Schedule or as contemplated by this Agreement or permitted under Section 6.2, since September 30, 1999, Bank United Corp. and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business, and neither Bank United Corp. nor any of its Subsidiaries has
(i) except for normal increases in the ordinary course of business consistent with past practice and except as required by applicable law, increased the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any officer or director, other than persons newly hired for or promoted to such position, from the amount thereof in effect as of September 30, 1999 or granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, in each case to any such officer or director, other than pursuant to preexisting agreements, arrangements or bonus plans, or (ii) suffered any strike, work stoppage, slow-down or other labor disturbance.

    4.9  LEGAL PROCEEDINGS.

    (a) Except as set forth in Section 4.9(a) of the Bank United Corp. Disclosure Schedule, neither Bank United Corp. nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Bank United Corp.'s knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Bank United Corp. or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Bank United Corp..

    (b) Except as set forth in Section 4.9(b) of the Bank United Corp. Disclosure Schedule, there is no injunction, order, judgment, decree or regulatory restriction specifically imposed upon Bank United Corp., any of its Subsidiaries or the assets of Bank United Corp. or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect on Bank United Corp. or the Surviving Company.

    4.10  TAXES.

    (a) Except as set forth in Section 4.10(a) of the Bank United Corp. Disclosure Schedule: (x) each of Bank United Corp. and its Subsidiaries has
(i) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns (as hereinafter defined) required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or made adequate provision in the financial statements of Bank United Corp. (in accordance with GAAP) for all Taxes (as hereinafter defined) related to such Tax Returns; (y) no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to Bank United Corp. or any of its Subsidiaries; and
(z) there are no material Liens for Taxes upon the assets of either Bank United Corp. or its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings for which reserves adequate in accordance with GAAP have been provided.

    (b) For purposes of this Agreement, "TAXES" shall mean (x) all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties attributable thereto, and (y) any liability with respect to the foregoing, as a result of being a member of any affiliated, consolidated, combined, unitary or similar group, as a result of any transferee liability in respect of the forgoing, as a result of any agreements, or otherwise by operation of law.

    (c) For purposes of this Agreement, "TAX RETURN" shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including without limitation all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

    (d) Except as set forth in Section 4.10(d) of the Bank United Corp. Disclosure Schedule, neither Bank United Corp. nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement in the payment of any "excess parachute payments" within the meaning of
Section 280G of the Code.

    (e) Neither Bank United Corp. nor any of its Subsidiaries has filed a consent to the application of Section 341(f) of the Code.

    (f) Bank United Corp. is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

    4.11  EMPLOYEES; EMPLOYEE BENEFIT PLANS.

    (a) Section 4.11(a) of the Bank United Corp. Disclosure Schedule sets forth a true and complete list of each employee benefit plan, arrangement or agreement and any amendments or modifications thereof (including, without limitation, all stock purchase, stock option, severance, employment, change-in-control, health/welfare and Section 125 plans, fringe benefit, bonus, incentive, deferred compensation and other agreements, programs, policies and arrangements, whether or not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) that is maintained or contributed to as of the date of this Agreement (the "PLANS") by Bank United Corp. or any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA AFFILIATE"), all of which together with Bank United Corp. would be deemed a "single employer' within the meaning of Section 4001 of ERISA.

    (b) Bank United Corp. has previously made available to Washington Mutual true and complete copies of each of the Plans and all related documents, including but not limited to (i) the actuarial reports for each Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for each Plan.

    (c) Except as set forth in Section 4.11(c) of the Bank United Corp. Disclosure Schedule, (i) each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service or will be submitted for such determination within the applicable remedial amendment period, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, (iv) no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Bank United Corp., its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than
(w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in
Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of Bank United Corp., its Subsidiaries or the ERISA Affiliates or
(z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by Bank United Corp., its Subsidiaries or any ERISA Affiliate that has not been satisfied in full (other than payment of premiums not yet due to the Pension Benefit Guaranty Corporation (the "PBGC")), and no condition exists that presents a material risk to Bank United Corp., its Subsidiaries or any ERISA Affiliate of incurring a material liability thereunder, (vi) no Plan is a "multi-employer pension plan," as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by Bank United Corp. or its Subsidiaries as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) neither Bank United Corp., its Subsidiaries nor any ERISA Affiliate has engaged in a transaction in connection with which Bank United Corp., its Subsidiaries or any ERISA Affiliate could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) there are no pending, or, to the knowledge of Bank United Corp., threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto which would, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect on Bank United Corp..

    (d) Except as set forth in Section 4.11(d) of the Bank United Corp. Disclosure Schedule, no Plan exists which provides for or could result in the payment to any Bank United Corp. employee of any money or other property or rights or accelerate the vesting or payment of such amounts or rights to any Bank United Corp. employee as a result of the transactions contemplated by this Agreement, including the Merger, whether or not such payment or acceleration would constitute a parachute payment within the meaning of Code Section 280G. Except as set forth in Section 4.11(d) of the Bank United Corp. Disclosure Schedule, since September 30, 1999, neither Bank United Corp. nor any of its Subsidiaries has taken any action that would result in the payment of any amounts, or the accelerated vesting of any rights or benefits, under any Plan set forth in Section 4.11(d) of the Bank United Corp. Disclosure Schedule.

    (e) To the best knowledge of Bank United Corp., (i) except as set forth in
Section 4.11(e) of the Bank United Corp. Disclosure Schedule, neither Bank United Corp. nor any of its Subsidiaries is a party to or is bound by any written contract or arrangement with respect to the employment or compensation of any (x) consultants receiving in excess of $100,000 annually and
(y) employees receiving compensation (salary, bonus and commission) in excess of $250,000 annually, and (ii) except as provided under the Plans set forth in Sections 4.11(d) and (e) of the Bank United Corp. Disclosure Schedule and other agreements or arrangements set forth in Sections 4.11(d) and (e) of the Bank United Corp. Disclosure Schedule, consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Bank United Corp. or any Subsidiary to any officer or employee thereof. Bank United Corp. has previously delivered or made available to Washington Mutual true and complete copies of all consulting agreements calling for payments in excess of $150,000 annually, and employment and deferred compensation agreements (or forms thereof) providing for compensation (salary, bonus and commission) in excess of $250,000 annually that are in writing to which Bank United Corp. or any of its Subsidiaries is a party.

    (f) Except as set forth in Section 4.11(f) of the Bank United Corp. Disclosure Schedule, no current employee of Bank United Corp. or any of its Subsidiaries received aggregate remuneration (bonus, salary and commission) in excess of $250,000 for 1999 or would reasonably be expected to receive aggregate remuneration (excluding severance or other payments which, pursuant to an agreement or arrangement set forth in Section 4.11(e) of the Bank United Corp. Disclosure Schedule, are made as a result of consummation of the transactions contemplated by this Agreement, either alone or upon the occurrence of any additional acts or events) in excess of $250,000 in 2000.

    4.12 SEC REPORTS. Bank United Corp. has previously made available to Washington Mutual an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed since October 1, 1997 and prior to the date hereof by Bank United Corp. or any of its Subsidiaries with the SEC pursuant to the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act (the "BANK UNITED CORP. REPORTS"), and no such registration statement, prospectus, report, schedule or proxy statement contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

Bank United Corp. and its Subsidiaries have timely filed all Bank United Corp. Reports and other documents required to be filed by them under the Securities Act and the Exchange Act, and, as of their respective dates, all Bank United Corp. Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

    4.13 COMPLIANCE WITH APPLICABLE LAW. Except as disclosed in Section 4.13 of the Bank United Corp. Disclosure Schedule, Bank United Corp. and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in violation in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Bank United Corp. or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or violation would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Bank United Corp., and neither Bank United Corp. nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above which, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on Bank United Corp..

    4.14  CERTAIN CONTRACTS.

    (a) Except as publicly disclosed in the Bank United Corp. Reports filed prior to the date hereof or as set forth in Section 4.14(a) of the Bank United Corp. Disclosure Schedule, neither Bank United Corp. nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (ii) which limits the freedom of Bank United Corp. or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or (iii) with or to a labor union or guild (including any collective bargaining agreement). Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not publicly disclosed in the Bank United Corp. Reports filed prior to the date hereof or set forth in Section 4.14(a) of the Bank United Corp. Disclosure Schedule, is referred to herein as a "BANK UNITED CORP. CONTRACT," and neither Bank United Corp. nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on Bank United Corp.. Bank United Corp. has made available all contracts which involved payments by Bank United Corp. or any of its Subsidiaries in fiscal year 1999 of more than $500,000 or which could reasonably be expected to involve payments during fiscal year 2000 of more than $500,000, other than any such contract that is terminable at will on 60 days or less notice without payment of a penalty in excess of $50,000 and other than any contract entered into on or after the date hereof that is permitted under the provisions of Section 6.2.

    (b) Except as set forth in Section 4.14(b) of the Bank United Corp. Disclosure Schedule, (i) each Bank United Corp. Contract is valid and binding on Bank United Corp. and in full force and effect, and, to the knowledge of Bank United Corp., is valid and binding on the other parties thereto, (ii) Bank United Corp. and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Bank United Corp. Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material default on the part of Bank United Corp. or any of its Subsidiaries under any such Bank United Corp. Contract, except, in each case, where such invalidity, failure to be binding, failure to so perform or default, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on Bank United Corp..

    4.15  AGREEMENTS WITH REGULATORY AGENCIES.  Except as set forth in
Section 4.15 of the Bank United Corp. Disclosure Schedule, neither Bank United Corp. nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 4.15 of the Bank United Corp. Disclosure Schedule, a "REGULATORY AGREEMENT"), any Governmental Entity that currently restricts or by its terms will in the future restrict the conduct of its business or relates to its capital adequacy, its credit policies, its management or its business, nor has Bank United Corp. or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

    4.16 UNDISCLOSED LIABILITIES. Except (i) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Bank United Corp. included in the Bank United Corp. Form 10-Q for the quarter ended March 31, 2000 or (ii) for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2000, neither Bank United Corp. nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all the liabilities not described in clause (i) or (ii), has had, or would be reasonably expected to have, a Material Adverse Effect on Bank United Corp..

    4.17 ANTI-TAKEOVER PROVISIONS. The Board of Directors of Bank United Corp. has taken all necessary action so that the provisions of Section 203 of the DGCL, any applicable provisions of the takeover laws of the State of Texas, the provisions of Section 2.11 of the Bylaws of Bank United Corp. and the provisions of Article 4, Section 4 of the Certificate of Incorporation of Bank United Corp. do not and will not apply to this Agreement, the Merger or the transactions contemplated hereby, the Stock Option Agreement or the exercise of the Option.

    4.18 BANK UNITED CORP. INFORMATION. The information relating to Bank United Corp. and its Subsidiaries to be provided by Bank United Corp. for inclusion in the Proxy Statement/Prospectus, the S-4 and the CPR Trust Registration Statement, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof as relate only to Washington Mutual or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The CPR Trust Registration Statement (except for such portions thereof as relate only to Washington Mutual or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

    4.19  TITLE TO PROPERTY.

    (a) REAL PROPERTY. Except as disclosed on Section 4.19(a) of the Bank United Corp. Disclosure Schedule, Bank United Corp. and its Subsidiaries have good, valid and marketable title to all real property owned by them free and clear of all Liens, except Liens for current taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. All real property and fixtures material to the business, operations or financial condition of Bank United Corp. and its Subsidiaries are in substantially good condition and repair except as would not reasonably be expected to have, in the aggregate, a Material Adverse Effect on Bank United Corp..

    (b) PERSONAL PROPERTY. Bank United Corp. and its Subsidiaries have good, valid and marketable title to all tangible personal property owned by them on the date hereof, free and clear of all Liens except as publicly disclosed in the Bank United Corp. Reports filed prior to the date hereof or as disclosed on
Section 4.19(b) of the Bank United Corp. Disclosure Schedule or as would not reasonably be expected to have, in the aggregate, a Material Adverse Effect on Bank United Corp.. With respect to personal property used in the business of Bank United Corp. and its Subsidiaries which is leased rather than owned, neither Bank United Corp. nor any Subsidiary thereof is in default under the terms of any such lease the loss of which would have a Material Adverse Effect on Bank United Corp..

    (c) LEASED PROPERTY. All leases of real property and all other leases material to Bank United Corp. and its Subsidiaries under which Bank United Corp. or a Subsidiary, as lessee, leases real or personal property are valid and binding in accordance with their respective terms, there is not under such lease any material existing default by Bank United Corp. or such Subsidiary or any event which with notice or lapse of time would constitute such a default, and Bank United Corp. or such Subsidiary quietly enjoys the premises provided for in such lease except as would not reasonably be expected to have, in the aggregate, a Material Adverse Effect on Bank United Corp..

    4.20 INSURANCE. Bank United Corp. and is Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Bank United Corp. reasonably has determined to be prudent in accordance with industry parties. Section 4.20 of the Bank United Corp. Disclosure Schedule contains a true and complete list and a brief description (including name of insurer, agent, coverage and expiration date) of all insurance policies in force on the date hereof with respect to the business and assets of the Bank United Corp. and its Subsidiaries (other than insurance policies under which Bank United Corp. or any Subsidiary thereof is named as a loss payee, insured or additional insured as a result of its position as a secured lender on specific loans and mortgage insurance policies on specific loans). Bank United Corp. and its Subsidiaries are in material compliance with their insurance policies and are not in default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except as set forth on
Section 4.20 of the Bank United Corp. Disclosure Schedule and except for policies insuring against potential liabilities of officers, directors and employees of Bank United Corp. and its Subsidiaries, Bank United Corp. or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

    4.21 ENVIRONMENTAL LIABILITY. Except as set forth in Section 4.21 of the Bank United Corp. Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on Bank United Corp. or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protection, human health or safety, or under any local, state or federal environmental statute, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, the "ENVIRONMENTAL LAWS"), pending or, to the knowledge of Bank United Corp., threatened against Bank United Corp. or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on Bank United Corp.. To the knowledge of Bank United Corp., there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on Bank United Corp.. To the knowledge of Bank United Corp., during or prior to the period of (i) its or any of its Subsidiaries, ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries, participation in the management of any property, or (iii) its or any of its Subsidiaries' holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on Bank United Corp.. Neither Bank United Corp. nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on Bank United Corp..

    4.22 OPINION OF FINANCIAL ADVISOR. Bank United Corp. has received the opinion of Goldman, Sachs & Co., dated August 18, 2000, to the effect that, as of such date, the Exchange Ratio is fair from a financial point of view to the holders of Bank United Corp. Common Stock.

    4.23 PATENTS, TRADEMARKS, ETC. Bank United Corp. and each of its Subsidiaries owns or possesses all legal rights, or is licensed or otherwise has the right to use, all proprietary rights, including without limitation all trademarks, trade names, service marks and copyrights, that are material to the conduct of their existing businesses. Except for the agreements listed on
Section 4.23 of the Bank United Corp. Disclosure Schedule, neither Bank United Corp. nor any of its Subsidiaries is bound by or a party to any options, licenses or agreements of any kind with respect to any trademarks, service marks or trade names which it claims to own. Neither Bank United Corp. nor any of its Subsidiaries has received any communications alleging that any of them has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.

    4.24  LOAN MATTERS.

    (a) (i) Section 4.24(a) of the Bank United Corp. Disclosure Schedule sets forth all evidences of indebtedness reflected as assets on the books and records of Bank United Corp. and its Subsidiaries ("LOANS") by Bank United Corp. and its Subsidiaries to executive officers (as such term is defined in Part 215 of Title 12 of the Code of Federal Regulations) of Bank United Corp. or any of its Subsidiaries; (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the Loan was made; and (iii) except as listed on Section 4.24(a) of the Bank United Corp. Disclosure Schedule, all such Loans are and were made in compliance in all material respects with all applicable federal laws and regulations.

    (b) Each outstanding Loan and each commitment to extend credit has been solicited and originated and is administered and serviced in all material respects in accordance with the relevant loan documents, Bank United Corp.'s underwriting standards and with all applicable requirements of federal, state and local laws, regulations and rules.

    (c) Except as set forth on Section 4.24(c) of the Bank United Corp. Disclosure Schedule, none of the agreements pursuant to which Bank United Corp. or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

    (d) Each of Bank United Corp. and its Subsidiaries is approved by and is in good standing: (i) as a supervised mortgagee by the Department of Housing and Urban Development ("HUD") to originate and service Title I and Title I FHA mortgage loans; (ii) as a GNMA I and II Issuer by the Government National Mortgage Association ("GINNIE MAE"); (iii) by the Veteran's Administration ("VA") to originate and service VA loans; and (iv) as a seller/servicer by Fannie Mae and the Federal Home Loan Mortgage Corporation ("FREDDIE MAC") to originate and service conventional residential and multi-family mortgage loans.

    (e) Except for indemnity agreements with any of such persons (a true and complete list of all current such agreements having been previously provided to Washington Mutual), none of Bank United Corp. or any of its Subsidiaries is now nor has it ever been subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any obligation to indemnify, HUD, Ginnie Mae, VA, Fannie Mae, Freddie Mac or other investor, or any federal or state agency relating to the origination, sale or servicing of mortgage or consumer loans.

    (f) Each of Bank United Corp. and its Subsidiaries is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations, including, without limitation, the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices At and all HUD, Ginnie Mae, Fannie Mae, Freddie Mac, other investor and mortgage insurance company requirements relating o the origination, sale and servicing of mortgage and consumer loans.

    4.25 COMMUNITY REINVESTMENT ACT COMPLIANCE. Bank United of Texas is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder (collectively, "CRA") and has received a CRA rating of "outstanding" from the OTS in its most recent exam, and Bank United Corp. has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could be reasonably expected to result in Bank United of Texas failing to be in compliance in all material respects with such provisions or having its current rating lowered.

    4.26 LABOR MATTERS. Neither Bank United Corp. nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Bank United Corp. or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Bank United Corp. or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other material labor dispute or disputes involving it or any of its Subsidiaries pending, or to Bank United Corp.'s knowledge, threatened, nor is Bank United Corp. aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

5. REPRESENTATIONS AND WARRANTIES OF WASHINGTON MUTUAL

    Washington Mutual hereby represents and warrants to Bank United Corp. as follows:

    5.1 CORPORATE ORGANIZATION. Washington Mutual is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Washington Mutual has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have or reasonably be expected to have a Material Adverse Effect on Washington Mutual. Washington Mutual is duly registered as a savings and loan holding company under HOLA. The copies of the Articles of Incorporation and Bylaws of Washington Mutual which have previously been made available to Bank United Corp. are true, complete and correct copies of such documents as in effect as of the date of this Agreement. Washington Mutual Bank, FA is a qualified thrift lender pursuant to Section 10(m) of HOLA and its deposits and insured by the FDIC primarily through the SAIF, to the fullest extent permitted by law. Washington Mutual Bank, FA is a member in good standing of the FHLB of San Francisco.

    5.2 CAPITALIZATION. The authorized capital stock of Washington Mutual consists of 1,600,000,000 shares of Washington Mutual Common Stock and 10,000,000 shares of preferred stock, no par value. At the close of business on July 31, 2000, there were 538,875,901 shares of Washington Mutual Common Stock outstanding and no shares of Washington Mutual preferred stock outstanding. As of July 31, 2000, no shares of Washington Mutual Common Stock or Washington Mutual preferred stock were reserved for issuance. All of the issued and outstanding shares of Washington Mutual Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except (i) as set forth in Section 5.2 of the disclosure schedule of Washington Mutual delivered to Bank United Corp. concurrently herewith (the "WASHINGTON MUTUAL DISCLOSURE SCHEDULE"), (ii) as provided in the Rights Agreement, dated as of October 16, 1990, between Washington Mutual and First Interstate Bank of Washington (as amended and supplemented, the "WASHINGTON MUTUAL RIGHTS AGREEMENT"), and (iii) as set forth elsewhere in this
Section 5.2, Washington Mutual does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Washington Mutual Common Stock or Washington Mutual preferred stock or any other equity securities of Washington Mutual or any securities representing the right to purchase or otherwise receive any shares of Washington Mutual Common Stock or Washington Mutual preferred stock. The shares of Washington Mutual Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

    5.3  AUTHORITY; NO VIOLATION.

    (a) Washington Mutual has full corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby (including the issuance of Washington Mutual Common Stock hereunder) and thereby have been duly and validly approved by the Board of Directors of Washington Mutual and no other corporate proceedings on the part of Washington Mutual are necessary to approve this Agreement or the Stock Option Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by Washington Mutual and (assuming due authorization, execution and delivery by Bank United Corp.) each constitutes a valid and binding obligation of Washington Mutual, enforceable against Washington Mutual in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

    (b) Except as set forth in Section 5.3(b) of the Washington Mutual Disclosure Schedule, neither the execution and delivery of this Agreement or the Stock Option Agreement by Washington Mutual, nor the consummation by Washington Mutual of the transactions contemplated hereby or thereby, nor compliance by Washington Mutual with any of the terms or provisions hereof or thereof, will
(i) violate any provision of the Articles of Incorporation or Bylaws of Washington Mutual or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in
Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Washington Mutual or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Washington Mutual or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Washington Mutual or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have and would not reasonably be expected to have a Material Adverse Effect on Washington Mutual.

    5.4 CONSENTS AND APPROVALS. Except for (i) the approval of the Merger, the Second Merger and the Association Merger by the OTS, (ii) approval of the listing of the Washington Mutual Common Stock and Washington Mutual PIES to be issued in the Merger on the NYSE, (iii) the filing with the SEC of the Proxy Statement/Prospectus and the filing and declaration of effectiveness of the S-4,
(iv) the filing of the Articles of Merger with the Washington Secretary pursuant to the WBCA and the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (v) the adoption of the agreement of merger (within the meaning of Section 252 of the DGCL) contained in this Agreement by the requisite votes of the stockholders of Bank United Corp., (vi) the filing of the Articles of Amendment by Washington Mutual with the Washington Secretary to provide for the terms of the Washington Mutual Preferred Stock, (vii) the consents and approvals set forth in Section 5.4 of the Washington Mutual Disclosure Schedule, and
(viii) the consents and approvals of third parties which are not Governmental Entities, the failure of which to obtain will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are necessary in connection with
(A) the execution and delivery by Washington Mutual of this Agreement and
(B) the consummation by Washington Mutual of the Merger and the other transactions contemplated hereby.

    5.5 REPORTS. Washington Mutual and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1998 with any Governmental Entities, and have paid all fees and assessments due and payable in connection therewith. Except as set forth in Section 5.5 of the Washington Mutual Disclosure Schedule and except for normal examinations conducted by a Governmental Entity in the regular course of the business of Washington Mutual and its Subsidiaries, no Governmental Entity has initiated any proceeding or, to the best knowledge of Washington Mutual, investigation into the business or operations of Washington Mutual or any of its Subsidiaries since January 1, 1997. There is no material unresolved violation, criticism, or exception by any Government Entity with respect to any report or statement relating to any examinations of Washington Mutual or any of its Subsidiaries.

    5.6 FINANCIAL STATEMENTS. Washington Mutual has previously made available to Bank United Corp. copies of (a) the consolidated balance sheets of Washington Mutual and its Subsidiaries, as of December 31, for the fiscal years 1998 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1997 through 1999, inclusive, as reported in Washington Mutual's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Deloitte & Touche, LLP, independent public accountants with respect to Washington Mutual, and (b) the unaudited consolidated balance sheets of Washington Mutual and its Subsidiaries as of March 31, 1999, and March 31, 2000, and the related unaudited consolidated statements of income, cash flows and changes in stockholders' equity for the three-month periods then ended, as reported in Washington Mutual's Quarterly Report on Form 10-Q for the period ended March 31, 2000 filed with the SEC under the Exchange Act. Each of the financial statements referred to in this
Section 5.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 7.11 hereof (including the related notes, where applicable) will fairly present (subject, in the case of the unaudited statements, to normal recurring adjustments, none of which are expected to be material in nature and amount), the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of Washington Mutual and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such financial statements (including the related notes, where applicable) complies, and the financial statements referred to in Section 7.11 hereof (including the related notes, where applicable) will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such financial statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 7.11 (including the related notes, where applicable) will be, prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Washington Mutual and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

    5.7 BROKER'S FEES. Except as set forth in Section 5.7 of the Washington Mutual Disclosure Schedule, neither Washington Mutual nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

    5.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as publicly disclosed in Washington Mutual Reports (as defined in Section 5.10) filed prior to the date hereof or as set forth in Section 5.8 of the Washington Mutual Disclosure Schedule, since December 31, 1999, no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Washington Mutual.

    5.9  LEGAL PROCEEDINGS.

    (a) Neither Washington Mutual nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Washington Mutual's knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Washington Mutual or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Washington Mutual.

    (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Washington Mutual, any of its Subsidiaries or the assets of Washington Mutual or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect on Washington Mutual.

    5.10 TAXES. Except as set forth in Section 5.10 of the Washington Mutual Disclosure Schedule, each of Washington Mutual and its Subsidiaries has
(i) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns required to be filed by it, and such Tax Returns are to the best knowledge of Washington Mutual true, correct and complete in all material respects, and (ii) paid in full or made adequate provision in the financial statements of Washington Mutual (in accordance with GAAP) for all Taxes related to such Tax Returns. Except as set forth in
Section 5.10 of the Washington Mutual Disclosure Schedule, no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to Washington Mutual or any of its Subsidiaries, and, to the best knowledge of Washington Mutual, there are no material Liens for Taxes upon the assets of either Washington Mutual or its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings for which reserves adequate in accordance with GAAP have been provided. Washington Mutual is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

    5.11 SEC REPORTS. Washington Mutual has previously made available to Bank United Corp. an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed since
January 1, 1999 and prior to the date hereof by Washington Mutual with the SEC pursuant to the Securities Act or the Exchange Act (the "WASHINGTON MUTUAL REPORTS"), and no such registration statement, prospectus, report, schedule or proxy statement contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Washington Mutual and its Subsidiaries have timely filed all Washington Mutual Reports and other documents required to be filed by them under the Securities Act and the Exchange Act, and, as of their respective dates, all Washington Mutual Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

    5.12 COMPLIANCE WITH APPLICABLE LAW. Except as disclosed in Section 5.12 of the Washington Mutual Disclosure Schedule, Washington Mutual and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Washington Mutual or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Washington Mutual, and neither Washington Mutual nor any of its Subsidiaries knows of, or has received notice of, any material violations of any of the above which, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect on Washington Mutual.

    5.13  AGREEMENTS WITH REGULATORY AGENCIES.  Except as set forth in
Section 5.13 of the Washington Mutual Disclosure Schedule, neither Washington Mutual nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 5.12 of the Washington Mutual Disclosure Schedule, a "WASHINGTON MUTUAL REGULATORY AGREEMENT"), any Governmental Entity that restricts the conduct of its business or relates to its capital adequacy, its credit policies, its management or its business, nor has Washington Mutual or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

    5.14 UNDISCLOSED LIABILITIES. Except for those liabilities that are fully reflected on reserved against on the consolidated balance sheet of Washington Mutual included in the Washington Mutual Form 10-Q for the quarter ended
March 31, 2000 or for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2000, neither Washington Mutual nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would reasonably be expected to have, a Material Adverse Effect on Washington Mutual.

    5.15 RIGHTS AGREEMENT; ANTI-TAKEOVER PROVISIONS. Washington Mutual has taken all action (including, if required, redeeming all of the outstanding Rights issued pursuant to the Washington Mutual Rights Agreement or amending or terminating the Washington Mutual Rights Agreement) so that the entering into of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Washington Mutual Rights Agreement or enable or require the Washington Mutual to be exercised, distributed or triggered. The Board of Directors of Washington Mutual has taken all necessary action so that the takeover laws of the Washington Business Corporation Act and any comparable provisions of Washington Mutual's Articles of Incorporation do not and will not apply to this Agreement, the Merger or the transactions contemplated hereby.

    5.16 WASHINGTON MUTUAL INFORMATION. The information relating to Washington Mutual and its Subsidiaries to be provided by Washington Mutual to be contained in the Proxy Statement/Prospectus, the S-4 and the CPR Trust Registration Statement, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof that relate only to Bank United Corp. or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

    5.17 ENVIRONMENTAL LIABILITY. Except as set forth in Section 5.17 of the Washington Mutual Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably would be expected to result in the imposition, on Washington Mutual or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or, to the knowledge of Washington Mutual, threatened, against Washington Mutual or any of its Subsidiaries, which liability or obligation that would reasonably be expected to have a Material Adverse Effect on Washington Mutual. To the knowledge of Washington Mutual, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on Washington Mutual. To the knowledge of Washington Mutual, during or prior to the period of (i) its or any of its Subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries' participation in the management of any property, or (iii) its or any of its Subsidiaries' holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property, which would reasonably be expected to have a Material Adverse Effect on Washington Mutual. Neither Washington Mutual nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would reasonably be expected to have a Material Adverse Effect on Washington Mutual.

    5.18 OPINION OF FINANCIAL ADVISOR. Washington Mutual has received the opinion of Lehman Brothers, Inc., dated August 18, 2000, to the effect that, as of such date, the Exchange Ratio is fair from a financial point of view to Washington Mutual.

    5.19 COMMUNITY REINVESTMENT ACT COMPLIANCE. Each of Washington Mutual subsidiary depository institutions is in compliance in all material respects with the applicable provisions of the CRA and has received a CRA rating of "outstanding" from the OTS in its most recent exam, and Washington Mutual has no knowledge of the existence of any fact or circumstances or set of facts or circumstances which could be reasonably expected to result in any of such institutions failing to be in compliance in all material respects with such provisions or having its current rating lowered.

6. COVENANTS RELATING TO CONDUCT OF BUSINESS

    6.1 CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME. Except as set forth in Section 6.1 or 6.2 of the Bank United Corp. Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, Bank United Corp. shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees and (iii) take no action which would reasonably be expected to adversely affect or delay its ability to obtain any approvals of any Governmental Entity required to consummate the transactions contemplated hereby or to consummate the transactions contemplated hereby.

    6.2 BANK UNITED CORP. FORBEARANCES. Except as set forth in Section 6.2 of the Bank United Corp. Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, Bank United Corp. shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Washington Mutual (which consent shall not be unreasonably withheld):

    (a) adjust, split, combine or reclassify any capital stock; set any record or payment dates for the payment of any dividends or distributions on its capital stock except in the ordinary and usual course of business consistent with past practice; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or except as otherwise permitted by this paragraph (a) or by paragraph (e) grant any stock appreciation rights or grant any individual, corporation, joint venture or other entity any right to acquire any shares of its capital stock, other than
(i) regular quarterly cash dividends on Bank United Corp. Common Stock equal to the rate paid during the fiscal quarter immediately preceding the date hereof, PROVIDED, HOWEVER, that no dividend shall be paid by Bank United Corp. on Bank United Corp. Common Stock if Bank United Corp. shall be required to borrow to do so; (ii) in the case of Bank United Corp. and Bank United of Texas series of preferred stock outstanding on the date hereof, cash dividends thereon at the rates set forth in the applicable certificate of incorporation, certificate of designation or supplemental charter for such securities; (iii) dividends paid by any of the Subsidiaries of Bank United Corp. so long as such dividends are only paid to Bank United Corp. or any of its wholly owned Subsidiaries; provided that no such dividend shall cause Bank United of Texas to cease to qualify as a "well capitalized" institution under 12 CFR 565); or issue any additional shares of capital stock except pursuant to the exercise of stock options outstanding as of the date hereof or permitted to be issued under this Section 6.2;

    (b) sell, transfer, mortgage, encumber or otherwise dispose of any of its assets or properties to any individual, corporation or other entity (other than a direct wholly owned Subsidiary), or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case that is material to such party, except (i) in the ordinary course of business consistent with past practice or (ii) as expressly required by the terms of any contracts or agreements in force at the date of this Agreement and set out in Section 6.2 of the Bank United Corp. Disclosure Schedule;

    (c) make any acquisition or investment, by purchase or other acquisition of stock or other equity interests (other than in a fiduciary or agent capacity or pursuant to written contracts or agreements entered into prior to the date hereof (true and correct copies of which have been previously delivered to Washington Mutual)), by merger, consolidation or other business combination, or by contributions to capital; or make any material property transfers or material purchases of any property or assets, in or from any other individual, corporation, joint venture or other entity other than a wholly owned Subsidiary of Bank United Corp., except as expressly required by the terms of any contracts or agreements in force at the date of this Agreement and set out in Section 6.2 of the Bank United Corp. Disclosure Schedule;

    (d) enter into, renew or terminate any contract or agreement, other than Loans made in the ordinary course of business, that calls for aggregate annual payments of $500,000 and which is not either (i) terminable at will on 60 days or less notice without payment of a penalty in excess of $50,000 or (ii) has a term of less than one year; or make any material change in any of its leases or such contracts, other than renewals of such contracts or leases for a term of one year or less without material adverse changes to the terms thereof;

    (e) other than general salary increases consistent with past practices for employees or as required by contractual commitments outstanding on the date hereof (PROVIDED that any new salary increases resulting from the salary scale adopted prior to the date hereof may be phased in by Bank United

Corp. only in accordance with such salary scale increase program), increase in any material respect the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend (other than amendments required by law) or commit itself to any pension, retirement, profit-sharing, severance or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or accelerate the vesting of any stock options or other stock-based compensation; PROVIDED, that Bank United Corp. may pay a bonus to one or more of the Bank United Corp. employees set forth on EXHIBIT 6.2 hereto so long as such bonus, in the aggregate, does not exceed the amount set forth across from the applicable employee's name therein;

    (f) authorize or permit any of its officers, directors, employees, representatives or agents (collectively, "REPRESENTATIVES") to directly or indirectly solicit, initiate or encourage any inquiries relating to, or that may reasonably be expected to lead to, or the making of any proposal which constitutes, a Takeover Proposal (as defined below), or recommend or endorse any Takeover Proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such Takeover Proposal or otherwise facilitate any effort or attempt to make or implement a Takeover Proposal; PROVIDED, HOWEVER, that, at any time prior to the time its stockholders shall have approved this Agreement and the Merger, Bank United Corp. may, and may authorize and permit its Representatives to, (i) provide third parties with nonpublic information and participate in discussions and negotiations with any third party in response to a Takeover Proposal which was not solicited subsequent to the date hereof if Bank United Corp.'s Board of Directors, after consulting with its financial advisers and outside counsel, has determined in its reasonable good faith judgment that such action is necessary to comply with its fiduciary duties under applicable law and (ii) the Bank United Corp. Board of Directors may take the actions described in the proviso in the second sentence of Section 7.3(b) as permitted thereby; PROVIDED, FURTHER, HOWEVER, that nothing contained in this Agreement shall prevent Bank United Corp. or the Bank United Corp. Board of Directors from (A) complying with
Rule 14e-3 promulgated under the Exchange Act or (B) making any disclosure to the holders of the Bank United Corp. Capital Stock required by applicable law. Bank United Corp. shall (i) advise Washington Mutual orally (within one day) and in writing (as promptly as practicable thereafter) of the receipt after the date hereof of any Takeover Proposal by it or by any of its Subsidiaries or any of its Representatives and (ii) unless its Board of Directors, after consulting with its financial advisers and outside counsel, has determined in its reasonable good faith judgment that it cannot take such action if it is to comply with its fiduciary duties under applicable law, inform Washington Mutual orally and in writing, as promptly as practicable after the receipt thereof, of the material terms and conditions of any such Takeover Proposal (including the identity of the party making such inquiry or proposal) and shall keep Washington Mutual informed of the status (including any changes in the material terms and conditions) thereof. Bank United Corp. shall not furnish any nonpublic information to any other party pursuant to this Section 6.2(f) except pursuant to the terms of a confidentiality agreement on customary terms as advised by its outside legal counsel. Bank United Corp. will immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Washington Mutual with respect to any Takeover Proposal and require the return (or if permitted by the terms of the applicable confidentiality agreement, the destruction) of all confidential information previously provided to such parties. As used in this Agreement, "TAKEOVER PROPOSAL" shall mean any inquiry, proposal or offer relating to any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Bank United Corp. or any of its Subsidiaries or the acquisition in any manner of 25% or more of the voting stock or equity, or 25% or more of the consolidated assets, of Bank United Corp. or any of its Subsidiaries, other than the transactions contemplated by this Agreement;

    (g) make any capital expenditures in excess of (A) $300,000 per project or related series of projects or (B) $1,800,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair;

    (h) except in the ordinary course of business, make application for the opening, relocation or closing of any, or open, relocate or close any, branch office or loan production or servicing facility;

    (i) except for Loans or commitments for Loans that have previously been approved by Bank United Corp. prior to the date of this Agreement, (A) make or acquire any Loan or issue a commitment for any Loan (1) except for Loans and commitments that are made in the ordinary course of business consistent with past practice or (2) with a principal balance above $10,000,000, other than with the prior consent of Washington Mutual, which consent will not be unreasonably withheld (the parties hereby agreeing to work in a cooperative manner to establish procedures by which such consent will be provided in order to ensure that this consent process does not materially interfere with the continued operations of Bank United Corp. in the ordinary course of business consistent with past practice); (B) take any action that would result in any discretionary releases of collateral or guarantees or otherwise restructure any Loan or commitment for any Loan with a principal balance in excess of $1,000,000; or
(C) agree to guarantee the obligations of any person other than any wholly owned Subsidiary of Bank United Corp.;

    (j) except as otherwise expressly permitted elsewhere in this Section 6.2, engage or participate in any material transaction or incur or sustain any material obligation, in each case other than in the ordinary course of business;

    (k) settle any claim, action or proceeding involving monetary damages, except in the ordinary course of business consistent with past practice, or agree or consent to the issuance of any injunction, decree, order or judgment restricting its business or operations;

    (l) amend its certificate of incorporation, bylaws or similar governing documents;

    (m) except in the ordinary course of business consistent with past practice, materially change its investment securities portfolio policy, or the manner in which the portfolio is classified or reported;

    (n) make any material changes in its policies and practices with respect to
(i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans or (ii) hedging its loan positions or commitments;

    (o) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Section 8.1 or 8.2 not being satisfied or in a material violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

    (p) make any changes in its accounting methods, practices or policies, except as may be required under law, rule, regulation or GAAP, in each case as concurred in by Bank United Corp.'s independent public accountants;

    (q) enter into any securitizations of any loans or create any special purpose funding entity;

    (r) settle or compromise any material Tax liability of Bank United Corp. or any of its Subsidiaries or, except in the ordinary course of business consistent with past practice, agree to an extension of the statute of limitations with respect to the assessment or determination of Taxes of Bank United Corp. or any of its Subsidiaries; or

    (s) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.2.

    6.3 NO FUNDAMENTAL WASHINGTON MUTUAL CHANGES. Except as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, Washington Mutual shall not, without the prior written consent of Bank United Corp. (which consent shall not be unreasonably withheld),
(i) amend its articles of incorporation or bylaws in a manner that would adversely affect the economic benefits of the

Merger to the holders of Bank United Corp. Capital Stock, (ii) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Section 8.1 or 8.3 not being satisfied or in a material violation of any provision of this Agreement, except, in every case, as may be required by applicable law, or (iii) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.3.

7. ADDITIONAL AGREEMENTS

    7.1  REGULATORY MATTERS.

    (a) Washington Mutual and Bank United Corp. shall promptly prepare and file with the SEC the Proxy Statement/Prospectus and the S-4. Each of Washington Mutual and Bank United Corp. shall use reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Bank United Corp. shall thereafter mail the Proxy Statement/ Prospectus to its stockholders.

    (b) Bank United Corp. shall promptly prepare and cause the CPR Trust to file with the SEC the CPR Trust Registration Statement (except to the extent the CPR Certificates can be registered under applicable law, and are registered, on the S-4). Bank United Corp. shall use reasonable best efforts to have the CPR Trust Registration Statement declared effective under the Securities Act as promptly as practicable after such filing (except to the extent the CPR Certificates can be registered under applicable law, and are registered, on the S-4), and to cause the Trust Agreement to be qualified under the Trust Indenture Act of 1939, as amended, including the rules and regulations thereunder (the "TRUST INDENTURE ACT"), if required by applicable law.

    (c) Subject to the other provisions of this Agreement, the parties hereto shall cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.

    (d) Washington Mutual and Bank United Corp. shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/ Prospectus, the S-4 or any other statement, filing, notice or application made by or on behalf of Washington Mutual, Bank United Corp. or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

    (e) Washington Mutual and Bank United Corp. shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined in Section 8.1(c) below) will not be obtained or that the receipt of any such approval will be materially delayed or conditioned.

    7.2  ACCESS TO INFORMATION.

    (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Bank United Corp. shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other Representatives of Washington Mutual access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives, in each case in a manner not unreasonably disruptive to the operation of the business of Bank United Corp. and its Subsidiaries, and, during such period, Bank United Corp. shall, and shall cause its Subsidiaries to, make available to Washington Mutual
(i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking, mortgage lending, real estate or consumer finance or protection laws (other than reports or documents which Bank United Corp. is not permitted to disclose under applicable law) and
(ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Neither Bank United Corp. nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or in the ordinary course of business consistent with past practice. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

    (b) During the 30-day period prior to the Closing and from time to time after the date of this Agreement upon Bank United Corp.'s reasonable request, Bank United Corp. and its Representatives shall have a reasonable opportunity to conduct an update of their due diligence review of Washington Mutual and its Subsidiaries. In order to permit such due diligence update, upon reasonable notice and subject to applicable laws relating to the exchange of information, and in a manner not unreasonably disruptive to the operation of the business of Washington Mutual and its Subsidiaries, Washington Mutual shall afford Bank United Corp. and its Representatives reasonable access, during normal business hours during such 30-day period or upon such reasonable request, to all its properties, books, contracts and records relating to the assets, stock ownership, properties, obligations, operations and liabilities of Washington Mutual and its Subsidiaries, and to its officers, employees, accountants, counsel and other representatives, in all cases in which Bank United Corp. may have a reasonable interest. Washington Mutual and its Subsidiaries shall not be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of Washington Mutual or any of its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or in the ordinary course of business consistent with past practice. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

    (c) Washington Mutual and Bank United Corp. shall hold all information furnished by the other party or any of its Subsidiaries or representatives pursuant to Section 7.2(a) or (b) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement(s), dated March 23, 2000, between Washington Mutual and Bank United Corp. (the "CONFIDENTIALITY AGREEMENT(S)").

    (d) No investigation by either of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

    7.3 STOCKHOLDER APPROVAL. Bank United Corp. shall duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as practicable following the date hereof for the purpose of obtaining the requisite stockholder approval required in connection with this Agreement and the Merger; PROVIDED, HOWEVER, that Bank United Corp. shall not be required to convene and hold such meeting at any time substantially earlier than the time when Washington Mutual anticipates receiving all requisite regulatory approvals for the Merger. Bank United Corp. shall, through its Board of Directors, recommend to its stockholders approval of the Merger; PROVIDED, HOWEVER, that this
Section 7.3 shall not prohibit accurate disclosure by Bank United Corp. of information that is required in the Proxy Statement/Prospectus or any other document required to be filed with the SEC (including without limitation a disclosure statement on Schedule 14D-9) or otherwise required by applicable law or regulation or the rules of The Nasdaq Stock Market to be publicly disclosed; PROVIDED, FURTHER, HOWEVER, that Bank United Corp. may withdraw or modify such recommendation to the extent that its Board of Directors, after consulting with its financial advisers and outside counsel, has determined in its reasonable good faith judgment that such action is necessary to comply with its fiduciary duties under applicable law. In the event that the Board of Directors of Bank United Corp. withdraws or modifies its recommendation in accordance with the preceding sentence, the Board shall nevertheless submit this Agreement and the Merger to its stockholders for approval.

    7.4  LEGAL CONDITIONS TO MERGER.

    (a) Subject to the terms and conditions of this Agreement, each of Washington Mutual and Bank United Corp. shall, and shall cause its Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Section 8 hereof, to consummate the transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Bank United Corp. or Washington Mutual or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

    (b) Subject to the terms and conditions of this Agreement, each of Washington Mutual and Bank United Corp. agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using reasonable best efforts to
(i) modify or amend any contracts, plans or arrangements to which Washington Mutual or Bank United Corp. is a party (to the extent permitted by the terms thereof) if necessary in order to satisfy the conditions to closing set forth in
Section 8 hereof, (ii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (iii) defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

    7.5 AFFILIATES. Bank United Corp. shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of Bank United Corp. to deliver to Washington Mutual, as soon as practicable after the date of this Agreement, and in any event prior to the date of the stockholders meeting called by Bank United Corp. pursuant to Section 7.3 hereof, a written agreement, in the form and substance reasonably satisfactory to Washington Mutual, relating to required transfer restrictions on the Washington Mutual Common Stock received by them in the Merger pursuant to Rule 145.

    7.6 STOCK EXCHANGE LISTING. Washington Mutual shall use its best efforts to cause the shares of Washington Mutual Common Stock and the Washington Mutual PIES to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

    7.7  EMPLOYEES; EMPLOYEE BENEFIT PLANS.

    (a) From and after the Effective Time, the benefits to be provided to employees of Bank United Corp. and its Subsidiaries as of the Effective Time ("Covered Employees") shall be the benefit plans and programs provided to similarly situated employees of Washington Mutual. Washington Mutual shall, from and after the Effective Time, (i) comply with the Plans and other contractual commitments of Bank United Corp. to its current and former employees in accordance with their terms and honor all employee benefit obligations to current and former employees of Bank United Corp. and its Subsidiaries under the Plans or the applicable contractual commitment, (ii) provide Covered Employees credit for the most recent period of uninterrupted service (including any bridging or prior service credit, without regard to whether there has been an interruption in service, solely to the extent provided by Bank United Corp. and its Subsidiaries as of the date hereof) with Bank United Corp. or any of its Subsidiaries (and their predecessors) prior to the Effective Time for all purposes under employee benefit plans of Washington Mutual or its Subsidiaries (other than Washington Mutual's noncontributory cash balance defined benefit pension plan), (iii) permit each Covered Employee which was a participant in the Bank United Corp. 401(k) plan (the "401(K) PLAN") immediately prior to the Closing Date to commence participation in the Washington Mutual, Inc. 401(k) plan on the Closing Date, (iv) cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under comparable Plans) and eligibility waiting periods under group health plans of Washington Mutual to be waived with respect to Covered Employees (and their eligible dependents) who become participants in such group health plans and (v) use reasonable efforts to give credit for or otherwise take into account the out-of-pocket expenses and annual expense limitations paid by each Covered Employee under the comparable Plans for the year in which the Effective Time occurs. From and after the Effective Time, Washington Mutual shall honor all vacation and paid time off of the Covered Employees accrued as of the Effective Time, in accordance with the Bank United Corp. policy as in effect on the date hereof. From and after the Effective Time, a Covered Employee who is terminated (as defined in the applicable Bank United Corp. severance plan or policy as in effect immediately prior to the Effective Time) during the period commencing at the Effective Time and ending on the 12-month anniversary thereof shall be entitled to receive the severance payments and benefits under the applicable Bank United Corp. severance plan or policy as in effect on the date hereof (without amendment on or after the Effective Time). Except as otherwise prohibited under this Section 7.7, nothing in this Section 7.7 shall be interpreted as preventing Washington Mutual or its Subsidiaries from amending, modifying or terminating any Plans or other contracts, arrangements, commitments or understandings, in a manner consistent with their terms and applicable law.

    (b) Subject to applicable law and the amendment provisions of the 401(k) Plan, Bank United Corp. agrees to amend the 401(k) Plan prior to the Effective Time so that (i) participant loans are no longer available as of the Effective Time, (ii) discretionary matching contributions on participant contributions made after the Effective Time shall not exceed 100% of such participant's contributions not in excess of three percent of each participant's considered compensation, (iii) on and after the Effective Time, employees shall first become participants in the 401(k) Plan only after completing one year of active service with the plan sponsor and its related entities, and (iv) effective as of the Effective Time, the vesting schedule shall be revised to conform to the following: (A) less than two years vesting service = 0% vested; (B) two years vesting service = 25% vested; (C) three years vesting service = 50% vested;
(D) four years vesting service = 75% vested; and (E) five or more years vesting service = 100% vested. Bank United Corp. agrees that the plan does not currently provide, and will not be amended to provide, benefit distribution options other than lump sum distributions with respect to any portion of a participant's account attributable to service with Bank United Corp..

    7.8  INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

    (a) From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of Bank United Corp. or any of its Subsidiaries (the "INDEMNIFIED PARTIES") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Bank United Corp., any of its Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, fiduciary or agent of another corporation, partnership, trust or other enterprise (a list of which with respect to the directors, officers or employees of Bank United Corp. or any of its Subsidiaries as of the date of this Agreement is set forth in Section 7.8(a) of the Bank United Corp. Disclosure Schedule) or
(ii) this Agreement, or any of the transactions contemplated hereby and all actions taken by an Indemnified Party in connection herewith, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate in connection with defending against and responding to such proceedings. It is understood and agreed that after the Effective Time, Washington Mutual shall indemnify and hold harmless, as and to the fullest extent permitted by the corporate governance documents of Bank United Corp. or its Subsidiaries as of the date hereof and by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Parry to the fullest extent permitted by law upon receipt of an undertaking, to the extent required by the DGCL, from such Indemnified Party to repay such advanced expenses if it is finally and unappealably determined that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time) (collectively, "CLAIMS"), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Washington Mutual; PROVIDED, HOWEVER, that
(1) Washington Mutual shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and
(2) Washington Mutual shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by the corporate governance documents of Bank United Corp. or its Subsidiaries or applicable law. Any Indemnified Party wishing to claim indemnification under this Section 7.8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Washington Mutual thereof, provided that the failure to so notify shall not affect the obligations of Washington Mutual under this Section 7.8 except (and only) to the extent such failure to notify materially prejudices Washington Mutual.

    (b) Without limiting any of the obligations under paragraph (a) of this
Section 7.8, Washington Mutual agrees that all rights to indemnification and all limitations of liability existing in favor of the Indemnified Parties as provided in Bank United Corp.'s Certificate of Incorporation or Bylaws or in the similar governing documents of any of Bank United Corp.'s Subsidiaries as in effect as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect thereafter, without any amendment thereto; PROVIDED, HOWEVER, that nothing contained in this Section 7.8(b) shall be deemed to preclude the liquidation, consolidation or merger of Bank United Corp. or any Subsidiary thereof, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger and shall constitute rights which may be asserted against Washington Mutual. Nothing contained in this Section 7.8(b) shall be deemed to preclude any rights to indemnification or limitations on liability provided in Washington Mutual's Articles of Incorporation or Bylaws or the similar governing documents of any of Washington Mutual's Subsidiaries with respect to matters occurring subsequent to the Effective Time to the extent that the provisions establishing such rights or limitations are not otherwise amended to the contrary.

    (c) Washington Mutual shall use its best efforts to cause the persons serving as officers and directors of Bank United Corp. immediately prior to the Effective Time to be covered for a period of six (6) years from the Closing Date by the directors' and officers' liability insurance policy or policies maintained by Washington Mutual (provided that Washington Mutual's policy or policies provide at least the same coverage and amounts containing terms and conditions which are not less advantageous to such directors and officers of Bank United Corp. than the terms and conditions of the existing directors' and officers' liability insurance policy of Bank United Corp., and PROVIDED FURTHER that in no event will Washington Mutual be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Bank United Corp. for such insurance (the "INSURANCE AMOUNT"), and further provided, that if Washington Mutual is unable to maintain or obtain the insurance called for by this Section 7.8(c) as a result of the preceding proviso, Washington Mutual shall use its reasonable best efforts to obtain as much comparable insurance as available for the Insurance Amount) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such. The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

    7.9 ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Washington Mutual and a Subsidiary of Bank United Corp.) or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Washington Mutual.

    7.10 ADVICE OF CHANGES. Washington Mutual and Bank United Corp. shall promptly advise the other party of any change or event which, individually or in the aggregate with other such changes or events, has a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

    7.11  SUBSEQUENT INTERIM AND ANNUAL FINANCIAL STATEMENTS.

    (a) As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the fourth quarter of a fiscal year) or 90 days after the end of each fiscal year ending after the date of this Agreement, each party will deliver to the other party its Quarterly Report on Form 10-Q or its Annual Report on Form 10-K, as the case may be, as filed with the SEC under the Exchange Act.

    (b) As soon as reasonably practicable and as soon as they are available, but in no event more than 30 days, after the end of each calendar month ending after the date of this Agreement, Bank United Corp. shall furnish to Washington Mutual
(i) consolidated and consolidating financial statements (including balance sheet, statement of operations and stockholders' equity) of Bank United Corp. and each of its Subsidiaries as of and for such month then ended,
(ii) servicing reports regarding cash flows, delinquencies and foreclosures on asset pools serviced or master serviced by Bank United Corp. or any of its Subsidiaries, and (iii) any internal management reports relating to the foregoing. All information furnished by Bank United Corp. to Washington Mutual pursuant to this Section 7.11(b) shall be held in confidence by Washington Mutual to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement(s).

    7.12 CPR TRUST. Bank United Corp. agrees to (i) take all actions necessary to cause the CPR Trust to be formed prior to the Effective Time and to be operated in accordance with the Trust Agreement and (ii) execute the Commitment (as defined in Section 8.2) and perform its obligations thereunder. In addition, Bank United Corp. agrees to take all actions necessary to cause the issuance of the CPR Certificates by the CPR Trust to Bank United Corp. and the distribution of such CPR Certificates to the holders of Bank United Corp. Common Stock prior to the Effective Time pursuant to the merger described in Section 7.15. Except as set forth in this Section 7.12, the terms of the CPR Trust and the CPR Certificates shall be as set forth in the Trust Agreement. Bank United Corp. agrees to cause the CPR Trust immediately prior to the Effective Time to deliver to Washington Mutual a number of CPR Certificates sufficient for the delivery of CPR Certificates required by Section 2.8. Washington Mutual hereby agrees to honor and perform the obligations of Bank United Corp. under both the Trust Agreement and the Commitment on and after the Effective Time.

    7.13 REORGANIZATION. Neither Washington Mutual nor Bank United Corp. shall take, or cause or permit any of its Subsidiaries to take, any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

    7.14 EXEMPTION FROM LIABILITY UNDER SECTION 16(b). Assuming that Bank United Corp. delivers to Washington Mutual the Section 16 Information (as defined below) reasonably in advance of the Effective Time, the Board of Directors of Washington Mutual, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Bank United Corp. Insiders (as defined below) of Washington Mutual Common Stock in exchange for shares of Bank United Corp. Common Stock, and of options to purchase Washington Mutual Common Stock upon conversion of Bank United Corp. Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by Bank United Corp. to Washington Mutual prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. "SECTION 16 INFORMATION" shall mean information accurate in all respects regarding the Bank United Corp. Insiders, the number of shares of Bank United Corp. Common Stock held by each such Bank United Corp. Insider and expected to be exchanged for Washington Mutual Common Stock in the Merger, and the number and description of the Bank United Corp. Options held by each such Bank United Corp. Insider and expected to be converted into options to purchase shares of Washington Mutual Common Stock in connection with the Merger. "BANK UNITED CORP. INSIDERS" shall mean those officers and directors of Bank United Corp. who are subject to the reporting requirements of
Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

    7.15 MERGER. Prior to the Effective Time, Bank United Corp. shall form a new wholly owned Subsidiary and shall merge such Subsidiary with and into Bank United Corp., with the surviving corporation being Bank United Corp.. In connection with such merger and prior to the Effective Time, Bank United Corp. shall cause the CPR Trust to issue the CPR Certificates to Bank United Corp. as provided in Section 7.12. In such merger, (i) each share of Bank United Corp. Common Stock shall be converted into the right to receive (A) one share of Bank United Corp. Common Stock and (B) one CPR Certificate, and each share of stock of such wholly owned Subsidiary shall be cancelled without consideration and
(ii) each of the Bank United Corp. PIES shall be adjusted in accordance with the terms thereof to provide for the purchase of shares of Bank United Corp. Common Stock and associated CPR Certificates reflecting the terms specified in clause (i) above.

8. CONDITIONS PRECEDENT

    8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

           (a) STOCKHOLDER APPROVAL. The agreement of merger contained in this Agreement shall have been approved and adopted by the requisite affirmative vote of the stockholders of Bank United Corp. entitled to vote thereon.

           (b) NYSE LISTING. The shares of Washington Mutual Common Stock and the Washington Mutual PIES which shall be issued to the holders of Bank United Corp. Capital Stock upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

           (c) OTHER APPROVALS. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration or termination of all such waiting periods being referred to herein as the "REQUISITE REGULATORY APPROVALS").

           (d) S-4 EFFECTIVENESS. The S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

           (e) CPR TRUST REGISTRATION STATEMENT EFFECTIVENESS; TRUST INDENTURE ACT. The CPR Trust Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the CPR Trust Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC (except to the extent the CPR Certificates can be registered under applicable law, and are registered, on the S-4). If required by applicable law, the Trust Agreement shall have been duly qualified under the Trust Indenture Act.

           (f) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "INJUNCTION") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger.

    8.2 CONDITIONS TO OBLIGATIONS OF WASHINGTON MUTUAL. The obligations of Washington Mutual to effect the Merger are also subject to the satisfaction or waiver by Washington Mutual at or prior to the Effective Time of the following conditions:

           (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Bank United Corp. set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; PROVIDED, HOWEVER, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and PROVIDED, FURTHER, that, for purposes of this condition, such representations and warranties (other than the representations and warranties contained in Section 4.2(a), which shall be true and correct in all material respects) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Bank United Corp.. Washington Mutual shall have received a certificate signed on behalf of Bank United Corp. by the Chief Executive Officer and Chief Financial Officer of Bank United Corp. to the foregoing effect.

           (b) PERFORMANCE OF OBLIGATIONS OF BANK UNITED CORP.. Bank United Corp. shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Washington Mutual shall have received a certificate signed on behalf of Bank United Corp. by the Chief Executive Officer and the Chief Financial Officer of Bank United Corp. to such effect.

           (c) BURDENSOME CONDITION. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any restriction or condition which would be reasonably likely to have or result in a Material Adverse Effect on Bank United Corp., the Surviving Company or Washington Mutual.

           (d) DIRECTOR RESIGNATIONS. Washington Mutual shall have received resignations from each director of Bank United Corp. and each of its Subsidiaries.

           (e) CPR TRUST. Prior to the Effective Time, Bank United Corp. shall have established the CPR Trust and shall have caused the issuance of the CPR Certificates by the CPR Trust to Bank United Corp. and the distribution of the CPR Certificates to the holders of Bank United Corp. Common Stock pursuant to the merger described in Section 7.15 as required by Section 7.12.

           (f) COMMITMENT. Prior to the Effective Time, Bank United Corp. shall have executed and delivered a Commitment Agreement substantially in the form of EXHIBIT 8.2(F) hereto (the "COMMITMENT").

           (g) MERGER. Prior to the Effective Time, Bank United Corp. shall have formed a new wholly owned Subsidiary and shall have merged such Subsidiary with and into Bank United Corp. as required by Section 7.15.

           (h) DISSENTING SHARES. The aggregate number of Dissenting Shares shall not constitute more than 10% of all outstanding Bank United Corp. Common Stock.

           (i) FEDERAL TAX OPINION. Washington Mutual shall have received an opinion of Gibson, Dunn & Crutcher LLP, special counsel to Washington Mutual, dated the Closing Date, to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion,
       (i) the Merger constitutes a "reorganization" within the meaning of
       Section 368(a) of the Code and (ii) Washington Mutual and Bank United Corp. will each be a party to that reorganization within the meaning of
       Section 368(b) of the Code. In rendering its opinion, Gibson, Dunn & Crutcher LLP may require and rely upon written representations from Bank United Corp., Washington Mutual and stockholders of Bank United Corp..

    8.3 CONDITIONS TO OBLIGATIONS OF BANK UNITED CORP.. The obligation of Bank United Corp. to effect the Merger is also subject to the satisfaction or waiver by Bank United Corp. at or prior to the Effective Time of the following conditions:

           (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Washington Mutual set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; PROVIDED, HOWEVER, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and PROVIDED, FURTHER, that, for purposes of this condition, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Washington Mutual. Bank United Corp. shall have received a certificate signed on behalf of Washington Mutual by the chief Executive Officer and the Chief Financial Officer of Washington Mutual to the foregoing effect.

           (b) PERFORMANCE OF OBLIGATIONS OF WASHINGTON MUTUAL. Washington Mutual shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Bank United Corp. shall have received a certificate signed on behalf of Washington Mutual by the Chief Executive Officer and the Chief Financial Officer of Washington Mutual to such effect.

           (c) COMMITMENT. Washington Mutual shall have executed and delivered an agreement providing for the assignment by Bank United Corp. and the assumption by Washington

       Mutual of the Commitment as of the Effective Time, which agreement shall be in form and substance satisfactory to Washington Mutual and Bank United Corp..

           (d) FEDERAL TAX OPINION. Bank United Corp. shall have received an opinion of Wachtell, Lipton, Rosen & Katz, special counsel to Bank United Corp., dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes a "reorganization" within the meaning of Section 368(a) of the Code and that, accordingly, (A) no gain or loss will be recognized by Bank United Corp. as a result of the Merger and (B) no gain or loss will be recognized by a stockholder of Bank United Corp. who receives shares of Washington Mutual Common Stock in exchange for shares of Bank United Corp. Common Stock, except (x) with respect to cash received in lieu of any fractional share interest in Washington Mutual Common Stock and
       (y) for gain that may be recognized in an amount not exceeding the fair market value at the Effective Time of such stockholder's CPR Certificates (which represent such stockholder's share of the Commitment Amount (as defined in the Commitment)), and (ii) the CPR Trust will not itself be subject to any material federal income taxes. In rendering its opinion, such counsel may require and rely upon representations contained in letters from Bank United Corp., Washington Mutual and stockholders of Bank United Corp.. The foregoing opinion will not apply to stock holders or persons receiving Washington Mutual Common Stock or CPR Certificates as compensation.

9. TERMINATION AND AMENDMENT

    9.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

           (a) by mutual consent of Washington Mutual and Bank United Corp. in a written instrument, if the Board of Directors of each so determines;

           (b) by either Washington Mutual or Bank United Corp. if (i) any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

           (c) by either Washington Mutual or Bank United Corp. if the Effective Time shall not have occurred on or before March 31, 2001, unless the failure of the Effective Time to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; PROVIDED, HOWEVER, if the failure of the Effective Time to occur by March 31, 2001 is solely due to the failure to satisfy the condition set forth in Section 8.1(c), then the termination right set forth in this
       Section 9.1(c) shall not be exercisable until June 30, 2001;

           (d) by either Washington Mutual or Bank United Corp. (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the other party shall have breached (i) any of the covenants or agreements made by such other party herein or (ii) any of the representations or warranties made by such other party herein, and in either case, such breach (x) is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing and (y) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Section 8 hereof;

           (e) by either Washington Mutual or Bank United Corp. if any approval of the stockholders of Bank United Corp. contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof;

           (f) by the Board of Directors of Washington Mutual, if the Board of Directors of Bank United Corp. shall have failed to recommend the Merger, or shall have withdrawn, modified or changed in a manner adverse to Washington Mutual its approval;

           (g) by the Board of Directors of Washington Mutual if a tender offer or exchange offer for 25% or more of the outstanding shares of Bank United Corp. Common Stock is commenced (other than by Washington Mutual or a Subsidiary thereof), and the Board of Directors of Bank United Corp. recommends that the stockholders of Bank United Corp. tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within 10 Business Days after the commencement thereof (which, in the case of an exchange offer, shall be the effective date of the registration statement relating to such exchange offer);

           (h) by Washington Mutual if a Subsequent Triggering Event (as defined in the Stock Option Agreement) has occurred;

           (i) by Washington Mutual if a Material Adverse Change (as defined below) has occurred with respect to Bank United Corp.; or

           (j) by Bank United Corp. if a Material Adverse Change has occurred with respect to Washington Mutual.

    As used in this Agreement, the term "MATERIAL ADVERSE CHANGE" means, with respect to Bank United Corp. or Washington Mutual, as the case may be, a material adverse change since June 30, 2000, in the business, results of operations, financial condition or prospects of such party and its Subsidiaries taken as a whole; PROVIDED, HOWEVER, that in determining whether a Material Adverse Change has occurred, there shall be excluded any change in the referenced party the cause of which is (i) any change in banking, savings association and similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in GAAP or regulatory accounting requirements applicable to banks, savings associations, or their holding companies generally, (iii) announcement of this Agreement or any action or omission of Bank United Corp. or Washington Mutual or any Subsidiary of either of them taken in accordance with this Agreement or with the prior written consent of Washington Mutual or Bank United Corp., as applicable, in contemplation of the transactions contemplated by this Agreement and (iv) any changes in general economic conditions affecting banks, savings associations, or their holding companies generally, PROVIDED that the effect of such changes described in this clause (iv) (including, without limitation, changes in the interest rates) shall not be excluded to the extent of the disproportionate impact (if any) they have on such person.

    9.2  EFFECT OF TERMINATION.

    (a) In the event of termination of this Agreement by either Washington Mutual or Bank United Corp. as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of Washington Mutual, Bank United Corp., any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 7.2(b), 9.2, and 10.2 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Washington Mutual nor Bank United Corp. shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

    (b) If this Agreement is terminated (A) by Washington Mutual pursuant to
Section 9.1(f) if the failure to recommend or the withdrawal, modification or change of recommendation forming the basis for such termination occurs after a bona fide Takeover Proposal shall have been made known to the Board of Directors of Bank United Corp. or shall have been publicly disclosed to Bank United Corp.'s stockholders, or any person or entity shall have made known to the Board of Directors of Bank United Corp., or otherwise publicly disclosed, a bona fide intention (whether or not conditional) to make a Takeover Proposal or pursuant to Section 9.1(g), (B) by Washington Mutual pursuant to Section 9.1(h), or (C) by Washington Mutual pursuant to
Section 9.1(d) if the breach giving rise to such termination was willful and, at or prior to such willful violation forming the basis for such termination, a bona fide Takeover Proposal shall have been made known to the Board of Directors of Bank United Corp. or shall have been publicly disclosed to Bank United Corp.'s stockholders, or any person or entity shall have made known to the Board of Directors of Bank United Corp., or otherwise publicly disclosed, a bona fide intention (whether or not conditional) to make a Takeover Proposal, and regardless of whether such Takeover Proposal shall have been rejected by Bank United Corp. or withdrawn prior to the time of such termination, then in any such case Bank United Corp. shall pay to Washington Mutual, upon Washington Mutual's written request, a termination fee of $15 million (the "INITIAL TERMINATION FEE"). In addition, if (x) within 15 months of any such termination described in the preceding sentence that gave rise to an obligation to pay the Initial Termination Fee or (y) within 15 months after this Agreement is terminated by Washington Mutual or Bank United Corp. pursuant to Section 9.1(e) because of a failure to obtain the required approval of the stockholders of Bank United Corp. after a bona fide Takeover Proposal for Bank United Corp. shall have been publicly disclosed, or any person or entity shall have publicly disclosed a bona fide intention (whether or not conditional) to make a Takeover Proposal, (1) Bank United Corp. shall have entered into a definitive agreement with respect to, or consummated a transaction contemplated in, a Takeover Proposal or (2) a Repurchase Event (as defined in the Option Agreement) shall have occurred, then (a) in the case of clause (x) above, Bank United Corp. shall pay to Washington Mutual, upon Washington Mutual's written request, an additional termination fee equal to $37 million (the "SUBSEQUENT TERMINATION FEE" and together with the Initial Termination Fee, the "TERMINATION FEE") or
(b) in the case of clause (y) above, Bank United Corp. shall pay to Washington Mutual, upon Washington Mutual's written request, the entire Termination Fee equal to $52 million. Washington Mutual shall not be entitled to either the Initial Termination Fee or the Subsequent Termination Fee or the Termination Fee if Washington Mutual has exercised all or any part of the Option.

    (c) Any Termination Fee that becomes payable pursuant to Section 9.2(b) shall be paid by wire transfer of immediately available funds to an account designated by Washington Mutual within one Business Day following the receipt by Bank United Corp. of a written request from Washington Mutual for payment of such Termination Fee. Notwithstanding the foregoing, in no event shall Bank United Corp. be obligated to pay any such fees to Washington Mutual if immediately prior to the termination hereof Bank United Corp. was entitled to terminate this Agreement pursuant to Section 9.1(d).

    (d) Bank United Corp. and Washington Mutual agree that the agreements contained in paragraphs (b) and (c) above are an integral part of the transactions contemplated by this Agreement, that without such agreements Washington Mutual would not have entered into this Agreement, and that such amounts do not constitute a penalty. If Bank United Corp. fails to pay Washington Mutual the amounts due under paragraph (b) above within the time periods specified in paragraph (c) above, Bank United Corp. shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Washington Mutual in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the publicly announced prime rate of The Chase Manhattan Bank from the date such amounts were required to be paid.

    9.3 AMENDMENT. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of

Bank United Corp.; PROVIDED, HOWEVER, that after any approval of the transactions contemplated by this Agreement by Bank United Corp.'s stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Bank United Corp. stockholders hereunder other than as contemplated by this Agreement or which negatively impacts the intended tax treatment of the holders of Bank United Corp. Common Stock. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    9.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10. GENERAL PROVISIONS

    10.1 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

    10.2 EXPENSES. Except as provided in Section 9.2 hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; PROVIDED, HOWEVER, that notwithstanding anything to the contrary contained in this Agreement, neither Washington Mutual nor Bank United Corp. shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

    10.3 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to Washington Mutual, to:

       Washington Mutual
       1201 Third Avenue, 15th Floor
       Seattle, WA 98101
       Fax: (206) 461-5739
       Attn: James Fitzgerald

    and:

       Washington Mutual
       1201 Third Avenue, 15th Floor
       Seattle, WA 98101
       Fax: (206) 461-5739
       Attn: Fay Chapman

    with a copy to:

       Heller Ehrman White & McAuliffe
       701 Fifth Avenue, Suite 6100

       Seattle, WA 98104
       Fax: (206) 447-0849
       Attn: Bernard L. Russell

    (b) if to Bank United Corp., to:

       Bank United Corp.
       3200 Southwest Freeway, Suite 2600
       Houston, TX 77027
       Fax: (713) 543-7744
       Attn: Jonathon K. Heffron

    with a copy to:

       Wachtell, Lipton, Rosen & Katz
       51 West 52nd Street
       New York, New York 10019
       Fax: (212) 403-2000
       Attn: Craig M. Wasserman, Esq.

    10.4 INTERPRETATION. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement shall be construed to require Bank United Corp., Washington Mutual or any of their respective Subsidiaries or affiliates to take any action which would violate or conflict with any applicable law (whether statutory or common), rule or regulation.

    10.5 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    10.6 ENTIRE AGREEMENT. This Agreement (together with the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement(s).

    10.7 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Washington, without regard to any applicable conflicts of law provisions (except to the extent that mandatory provisions of federal law or the DGCL are applicable).

    10.8 SEVERABILITY. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

    10.9 PUBLICITY. Washington Mutual and Bank United Corp. shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; PROVIDED, HOWEVER, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by law or the rules and regulations of the NYSE (in the case of Washington Mutual) or The Nasdaq Stock Market (in the case of Bank United Corp.). Without limiting the reach of the preceding sentence, Washington Mutual and Bank United Corp. shall cooperate to develop all public announcement materials and (b) make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party. In addition, Bank United Corp. and its Subsidiaries shall (a) consult with Washington Mutual regarding communications with customers, stockholders, prospective investors and employees related to the transactions contemplated hereby, (b) provide Washington Mutual with stockholder lists of Bank United Corp. and (c) allow and facilitate Washington Mutual contact with stockholders of Bank United Corp. and other prospective investors.

    10.10 ASSIGNMENT; THIRD PARTY BENEFICIARIES. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except as otherwise specifically provided in Section 7.8 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    IN WITNESS WHEREOF, Washington Mutual and Bank United Corp. have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

                                                       WASHINGTON MUTUAL, INC.

                                                       By:             /s/ JAMES FITZGERALD
                                                            -----------------------------------------
                                                                         James Fitzgerald
                                                                      SENIOR VICE PRESIDENT

                                                       BANK UNITED CORP.

                                                       By:           /s/ JONATHON K. HEFFRON
                                                            -----------------------------------------
                                                                       Jonathon K. Heffron
                                                                     EXECUTIVE VICE PRESIDENT

                                   EXHIBIT A
          EXECUTIVES WITH LITIGATION TRUSTEE AND EMPLOYMENT AGREEMENTS

LITIGATION TRUSTEE AGREEMENTS:

Salvatore A. Ranieri
Jonathon K. Heffron

EMPLOYMENT AGREEMENTS:

Barry Burkholder
Anthony J. Nocella
Ronald D. Coben

                                                                      APPENDIX B

                               AGREEMENT AND PLAN
                                       OF
                                   MERGER OF
                             CPR MERGER CORPORATION
                                 WITH AND INTO
                               BANK UNITED CORP.
                                   ARTICLE I
                              TERMS OF THE MERGER

    1.1  THE MERGER

    Subject to the terms and conditions herein, CPR Merger Corporation, a Delaware corporation ("Merger Corp."), will merge (the "Reorganization Merger") with and into Bank United Corp., a Delaware Corporation ("Parent"). Parent shall be the surviving corporation (the "Surviving Corporation") in the Reorganization Merger and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Reorganization Merger, the separate corporate existence of Merger Corp. shall end.

    1.2  CERTIFICATE OF INCORPORATION

    The Certificate of Incorporation of Parent shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

    1.3  BYLAWS

    The Bylaws of Parent shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

                                   ARTICLE II
                          MANNER OF CONVERTING SHARES

    2.1  CONVERSION OF SHARES

    (a) The Reorganization Merger shall become effective (the "Effective Time") as set forth in the certificate of merger to be filed with the Secretary of State of the State of Delaware on the closing date specified by the parties.

    (b) At the Effective Time, by virtue of the Reorganization Merger and without any action on the part of Merger Corp., Parent, any holder of Class A common stock, par value $0.01 per share, of Parent ("Old Common Stock"), or any holder of common stock, par value $0.01 per share, of Merger Corp. ("Merger Corp. Common Stock"), other than shares of Old Common Stock held by persons who properly demand and perfect rights to appraisal under Section 262 of the General Corporation Law of the State of Delaware (and who have not withdrawn such demand or lost such rights), (i) each issued and outstanding share of Merger Corp. Common Stock shall automatically be cancelled and cease to exist and (ii) each issued and outstanding share of Old Common Stock shall automatically be converted into (x) one new share of Class A common stock, par value $0.01 per share, of Parent ("New Common Stock") and (y) the right to receive one certificate (a "CPR") evidencing the right to receive a portion of the assets of a trust to be established to receive the proceeds of any final judgment or settlement in the litigation between Parent and Bank United, a federally chartered savings bank, among other persons, on the one hand, and the United States, on the other hand, arising in connection with Parent's acquisition of the assets and liabilities of United Saving Association of Texas in 1988, as provided for in the Agreement and Plan of Merger, by and between Parent and Washington Mutual, Inc., a Washington corporation, dated as of August 18, 2000 ("Washington Mutual Merger Agreement").

    (c) All shares of Old Common Stock converted pursuant to Section 2.1(b) shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares (each, a "Certificate") shall thereafter represent, without the requirement of any exchange thereof, that number of shares of New Common Stock and that number of CPRs into which such shares of Old Common Stock represented by such Certificate have been converted pursuant to Section 2.1(b).

    (d) Parent shall take all requisite action such that, at the Effective Time, each option granted by Parent to purchase shares of Old Common Stock that is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Old Common Stock and shall be converted automatically into a right to purchase a number of shares of New Common Stock and CPRs equal to the number of shares of Old Common Stock subject to such option immediately prior to the Effective Time at an exercise price per share of New Common Stock equal to the exercise price per share of Old Common Stock in effect immediately prior to the Effective Time and otherwise subject to the terms of, as the case may be, the Bank United Corp. 1996 Stock Incentive Plan, as amended, Bank United Corp. 1999 Stock Incentive Plan, as amended, the Bank United Corp. 2000 Stock Incentive Plan, as amended, the Executive Management Compensation Program, as amended, or the Bank United Corp. Director Stock Plan. The adjustment provided herein with respect to any options that are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Internal Revenue Code. The duration and other terms of the new option shall be the same as the original option.

    (e) Each share of Bank United Corp. 8% Corporate Premium Income Equity Securities (including the Redeemable Preferred Stock Series B of Bank United Corp. issued and outstanding in connection therewith, "PIES") issued and outstanding immediately prior to the Effective Time shall be adjusted so that upon settlement of the stock purchase contract underlying the PIES, the holder thereof will receive (i) one share of New Common Stock and (ii) one CPR Certificate, in each case for each share of Old Common Stock that would have been purchasable under such stock purchase contract. All other terms and conditions of the PIES will remain unchanged.

                                  ARTICLE III
                             CONDITIONS TO CLOSING

    Unless waived by the parties hereto, the obligations of the parties to consummate the Reorganization Merger shall be conditioned upon (i) the approval of this Agreement and Plan of Merger by the requisite affirmative vote of the stockholders of Bank United Corp. entitled to vote hereon and (ii) the satisfaction or waiver of the conditions to the consummation of the transactions contemplated by the Washington Mutual Merger Agreement (other than those conditions that by their terms are to be performed after the Effective Time).

                                   ARTICLE IV
                           MODIFICATIONS--TERMINATION

    This Agreement and Plan of Merger may be amended, modified or terminated at any time prior to the Effective Time by mutual agreement of the parties hereto. This Agreement and Plan of Merger will terminate automatically upon a termination of the Washington Mutual Merger Agreement and may otherwise be terminated by mutual agreement of the parties hereto.

    IN WITNESS WHEREOF, Bank United Corp. and CPR Merger Corporation have caused this Agreement and Plan of Merger to be executed by their respective officers hereunto duly authorized as of the date first above written.

                                                       BANK UNITED CORP.

                                                       By:            /s/ JONATHON K. HEFFRON
                                                              --------------------------------------
                                                       Name:            Jonathon K. Heffron
                                                                     EXECUTIVE VICE PRESIDENT

                                                       CPR MERGER CORPORATION

                                                       By:            /s/ RANDOLPH C. HENSON
                                                              --------------------------------------
                                                       Name:            Randolph C. Henson
                                                       Title:      VICE PRESIDENT AND SECRETARY

                                                                    APPENDIX C-1



                              DECLARATION OF TRUST



                                       OF



                             BANK UNITED LITIGATION
                        CONTINGENT PAYMENT RIGHTS TRUST



                                     [DATE]

                               TABLE OF CONTENTS



                                                                             PAGE NO.
                                                                             --------
                                        ARTICLE I.
                              INTERPRETATION AND DEFINITIONS
Section 1.01   Definitions.................................................    C-1-2

                                       ARTICLE II.
                                       ORGANIZATION
Section 2.01   Name........................................................    C-1-6
Section 2.02   Office......................................................    C-1-6
Section 2.03   Purposes and Powers of the Litigation Trust.................    C-1-6
Section 2.04   Title to Property of the Litigation Trust...................    C-1-7
Section 2.05   Mergers.....................................................    C-1-7

                                       ARTICLE III.
                                         TRUSTEES
Section 3.01   Authority...................................................    C-1-8
Section 3.02   Number of Trustees..........................................    C-1-9
Section 3.03   Delaware Trustee............................................    C-1-9
Section 3.04   Institutional Trustee; Eligibility..........................    C-1-9
Section 3.05   Appointment, Removal and Resignation of the Institutional
                 and Delaware Trustees.....................................   C-1-10
Section 3.06   Vacancies Among Relevant Trustees; Effect of Vacancies......   C-1-11
Section 3.07   The Litigation Trustees.....................................   C-1-11
Section 3.08   Limitation on Liability of Litigation Trustees..............   C-1-12
Section 3.09   Resignation of a Litigation Trustee.........................   C-1-12
Section 3.10   Appointment of Successor Litigation Trustees................   C-1-12
Section 3.11   Meetings of the Trustees....................................   C-1-12
Section 3.12   Powers and Duties of Sponsor, Litigation Trustees and
                 Institutional Trustee.....................................   C-1-13
Section 3.13   Certain Duties and Responsibilities of the Trustees.........   C-1-17
Section 3.14   Certain Rights of the Institutional Trustee.................   C-1-18
Section 3.15   Lists of Holders of CPR Certificates........................   C-1-20
Section 3.16   Execution of Documents......................................   C-1-20
Section 3.17   Not Responsible for Recitals or Issuance of CPR
                 Certificates..............................................   C-1-20
Section 3.18   Filings with the Commission.................................   C-1-20
Section 3.19   Default; Notice.............................................   C-1-21

                                       ARTICLE IV.
                                   PAYMENTS TO HOLDERS
Section 4.01   Payment to Holders..........................................   C-1-21
Section 4.02   Timing of Payments..........................................   C-1-21
Section 4.03   Default; Waiver.............................................   C-1-21

                                        ARTICLE V.
                             EXPENSES AND THE RETAINED AMOUNT
Section 5.01   Expenses....................................................   C-1-21
Section 5.02   Return of Funds.............................................   C-1-21
Section 5.03   Retained Amount.............................................   C-1-22

                                                                             PAGE NO.
                                                                             --------
                                       ARTICLE VI.
                               MANAGEMENT OF THE LITIGATION
Section 6.01   Authority of the Litigation Trustees........................   C-1-22
Section 6.02   Retention of Attorneys, Accountants and Other
                 Professionals.............................................   C-1-23
Section 6.03   Cooperation by the Sponsor..................................   C-1-24

                                       ARTICLE VII.
                      ISSUANCE AND DISTRIBUTION OF CPR CERTIFICATES
Section 7.01   General Provisions Regarding CPR Certificates...............   C-1-24
Section 7.02   Paying Agent, Transfer Agent and Registrar..................   C-1-25
Section 7.03   Form and Dating.............................................   C-1-25
Section 7.04   Mutilated, Destroyed, Lost or Stolen Certificates...........   C-1-26
Section 7.05   Temporary CPR Certificates..................................   C-1-26
Section 7.06   Issuance of CPR Certificates on the Effective Date..........   C-1-27
Section 7.07   Redemption and Cancellation.................................   C-1-27
Section 7.08   Issuance of CPR Certificates after the Effective Time.......   C-1-27

                                      ARTICLE VIII.
                     DISSOLUTION AND TERMINATION OF LITIGATION TRUST
Section 8.01   Dissolution and Termination of Litigation Trust.............   C-1-28

                                       ARTICLE IX.
                                  TRANSFER OF INTERESTS
Section 9.01   General.....................................................   C-1-28
Section 9.02   Transfer Procedures.........................................   C-1-29
Section 9.03   Deemed CPR Certificate Holders..............................   C-1-30
Section 9.04   Notices to Clearing Agency..................................   C-1-31
Section 9.05   Appointment of Successor Clearing Agency....................   C-1-31

                                        ARTICLE X.
                               HOLDERS OF CPR CERTIFICATES
Section 10.01  Limitations on Rights of Holders............................   C-1-31
Section 10.02  Limitations on Suits by Holders.............................   C-1-32

                                       ARTICLE XI.
                    LIMITATION OF LIABILITY OF HOLDERS OF SECURITIES,
                                   TRUSTEES OR OTHERS
Section 11.01  Liability...................................................   C-1-33
Section 11.02  Exculpation.................................................   C-1-34
Section 11.03  Fiduciary Duty..............................................   C-1-34
Section 11.04  Indemnification.............................................   C-1-35
Section 11.05  Outside Businesses..........................................   C-1-36
Section 11.06  Compensation; Fee...........................................   C-1-36

                                       ARTICLE XII.
                                        ACCOUNTING
Section 12.01  Fiscal Year.................................................   C-1-36
Section 12.02  Certain Accounting Matters..................................   C-1-36
Section 12.03  Banking.....................................................   C-1-37
Section 12.04  Withholding.................................................   C-1-37

                                                                             PAGE NO.
                                                                             --------
                                      ARTICLE XIII.
                                 AMENDMENTS AND MEETINGS
Section 13.01  Amendments..................................................   C-1-37
Section 13.02  Meetings of Holders of CPR Certificates; Action by Written
                 Consent...................................................   C-1-39

                                       ARTICLE XIV.
                         REPRESENTATIONS OF INSTITUTIONAL TRUSTEE
                                   AND DELAWARE TRUSTEE
Section 14.01  Representations and Warranties of the Institutional
                 Trustee...................................................   C-1-40
Section 14.02  Representations and Warranties of the Delaware Trustee......   C-1-40

                                       ARTICLE XV.
                                      MISCELLANEOUS
Section 15.01  Notices.....................................................   C-1-41
Section 15.02  Governing Law...............................................   C-1-42
Section 15.03  Intention of Parties........................................   C-1-42
Section 15.04  Headings....................................................   C-1-43
Section 15.05  Successors and Assigns......................................   C-1-43
Section 15.06  Partial Enforceability......................................   C-1-43
Section 15.07  Specific Performance........................................   C-1-43
Section 15.08  Counterparts................................................   C-1-43

                              DECLARATION OF TRUST
                                       OF
                             BANK UNITED LITIGATION
                        CONTINGENT PAYMENT RIGHTS TRUST
                                     [DATE]



    This Declaration of Trust (the "Declaration") dated and effective as of [date], by the Trustees (as defined herein), Bank United Corp. (along with its successors, the "Sponsor") and by the holders, from time to time, of undivided beneficial interests in the assets of the Bank United Litigation Contingent Payment Rights Trust (the "Litigation Trust") to be issued pursuant to this Declaration;



    WHEREAS, the Institutional Trustee (as defined herein), the Delaware Trustee (as defined herein) and the Sponsor by this Declaration and by a Certificate of Trust filed with the Secretary of State of the State of Delaware on
            , hereby establish the Litigation Trust, a statutory business Trust under the Delaware Business Trust Act for the sole purposes of holding the Commitment Amount (as defined herein) and of filing a registration statement under the Securities Act (as defined herein) with the Securities and Exchange Commission for the issuance of Contingent Payment Right Certificates;



    WHEREAS,             have established, or simultaneously herewith will
establish, the Bank United Litigation Payment Trust (the "Payment Trust"), a statutory business Trust under the Delaware Business Trust Act for the sole purpose of holding and distributing the Proceeds Amount (as defined herein) to the Litigation Trust or its successor;



    WHEREAS, the Litigation Trust holds all of the beneficial interests in the Payment Trust;



    WHEREAS, the Sponsor and Washington Mutual, Inc. ("Washington Mutual") have entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as
of August   , 2000, which contemplates that (i) a wholly-owned subsidiary of the
Sponsor will merge (the "Merger") with and into the Sponsor, (ii) immediately prior to the effective time (the "Effective Time") of the Merger, the Litigation Trust will issue to the Sponsor CPR Certificates (as defined herein), representing assignable and transferable undivided beneficial interests in the assets of the Litigation Trust, (iii) pursuant to the Merger, at the Effective Time (and provided that all other conditions to consummation of the Merger have been satisfied or waived), substantially all of the CPR Certificates will be distributed to the stockholders of Sponsor, and (iv) at the Effective Time, and effective at the Effective Time, the Sponsor will enter into a Commitment Agreement (the "Commitment"), in the form attached hereto as EXHIBIT A, pursuant to which the Sponsor will be obligated to pay to the Payment Trust from time to time an aggregate amount equal to the Commitment Amount (as defined herein), and the Payment Trust will distribute to the Litigation Trust the Proceeds Amounts (as defined herein).



    WHEREAS, the Litigation Trust will hold the Commitment and the Litigation Trustees (as defined herein) will, upon the effectiveness of the Commitment, instruct the Sponsor and Bank United, a wholly-owned subsidiary of the Sponsor (along with its successors, "Bank United") pursuant to the terms of this Declaration as to the administration of the litigation claims of the Sponsor and Bank United, and any of their successors, in [reference the litigation] or any substitute or ancillary action, litigation or arbitration with respect to the claims made in such action (the "Litigation");



    WHEREAS, nothing in this Declaration shall be deemed to be or to effect an assignment (within the meaning of 31 U.S.C. sec. 3727) of the Litigation; and



    WHEREAS, as of the date hereof, no interests in the Litigation Trust have been issued;



    NOW, THEREFORE, it being the intention of the parties hereto to establish the Litigation Trust as a statutory Business Trust under the Business Trust Act (as defined herein) and that this Declaration constitute the governing instrument of such statutory Business Trust, the Trustees declare that all assets


                                     C-1-1
contributed to the Litigation Trust will be held in Litigation Trust for the benefit of the holders of the beneficial interests in the assets of the Litigation Trust, subject to the provisions of this Declaration.



                                   ARTICLE I.
                         INTERPRETATION AND DEFINITIONS



    Section 1.01  DEFINITIONS.



    Unless the context otherwise requires:



    (a) capitalized terms used in this Declaration but not defined in the preamble above have the respective meanings assigned to them in this
Section 1.01;



    (b) a term defined anywhere in this Declaration has the same meaning throughout;



    (c) all references to "the Declaration" or "this Declaration" are to this Declaration, in its entirety, as modified, supplemented or amended from time to time, and not to any particular Article, Section or subsection;



    (d) all references to "herein" or "hereunder" refer to this Declaration in its entirety, as modified, supplemented or amended from time to time, and not to any particular Article, Section or subsection;



    (e) all references in this Declaration to Articles and Sections and Exhibits are to Articles and Sections of and Exhibits to this Declaration unless otherwise specified;



    (f) a reference to the singular includes the plural and vice versa; and



    (g) a reference to the masculine includes the feminine and vice versa.



    "Affiliate" has the same meaning as given to that term in Rule 405 of the Securities Act or any successor Rule thereunder.



    "Authorized Officer" of a Person means any Person that is authorized to bind such Person.



    "Bank United" has the meaning set forth in the recitals hereof.



    "Bank United Group" means the Sponsor, Bank United and any of their respective successors, their subsidiaries and Affiliates and the subsidiaries and Affiliates of their respective successors, including without limitation Washington Mutual, Inc. and its Affiliates and subsidiaries after the Washington Mutual Merger, PROVIDED that Hyperion shall not be deemed to be a member of the Bank United Group.



    "Bank United Litigation Committee" has the meaning set forth in
Section 3.11(b).



    "Bank United Performance Share Awards" has the meaning set forth in
Section 7.7(c).



    "Bank United SARs" has the meaning set forth in Section 7.07(c).



    "Book Entry Interest" means a beneficial interest in one or more Global CPR Certificates, ownership and transfers of which shall be maintained and made through book entries by a Clearing Agency as described in Section 9.02.



    "Business Day" means any day other than Saturday, Sunday or any other day on which banking institutions in Seattle (in the State of Washington), Houston (in the State of Texas), or Wilmington (in the State of Delaware) are permitted or required by any applicable law to close.



    "Business Trust Act" means Chapter 38 of Title 12 of the Delaware Code,
12 Del. Code sec. 3801 et seq., as it may be amended from time to time, or any successor legislation.


                                     C-1-2

    "Clearing Agency" means an organization registered as a "Clearing Agency" pursuant to Section 17A of the Exchange Act that is acting as depositary for the CPR Certificates and in whose name (or in the name of a nominee of that organization) shall be registered a Global CPR Certificate and which shall undertake to effect book entry transfers and pledges of the CPR Certificates.



    "Clearing Agency Participant" means a broker, dealer, bank, other financial institution or other Person for whom from time to time the Clearing Agency effects book entry transfers and pledges of securities deposited with the Clearing Agency.



    "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor legislation.



    "Commission" means the Securities and Exchange Commission.



    "Commitment" has the meaning set forth in the recitals hereof.



    "Commitment Amount" has the meaning set forth in the Commitment.



    "Contract Year" has the meaning set forth in Section 3.08(a).



    "Corporate Litigation Trust Office" means the office of the Institutional Trustee at which the corporate Litigation Trust business of the Institutional Trustee shall, at any particular time, be principally administered, which office
at the date of execution of this Declaration is located at             ,
Attention:             ; facsimile number             .



    "CPR Certificates" means the Contingent Payment Right Certificates, including the Contingent Payment Right Certificates issued immediately prior to the Effective Time and any other Contingent Payment Right Certificates issued by the Litigation Trust.



    "Damages" has the meaning set forth in Section 11.04(a).



    "Declaration" has the meaning set forth in the preamble hereto.



    "Deferral Amount" has the meaning set forth in Section 3.08(b).



    "Definitive CPR Certificate" has the meaning set forth in Section 7.03(a).



    "Delaware Trustee" has the meaning set forth in Section 3.03(a).



    "Depositary" means, with respect to the CPR Certificates, [DTC] or another Clearing Agency.



    "DTC" means [The Depository Litigation Trust Company, New York, New York,] the initial Clearing Agency.



    "Effective Date" has the meaning set forth in the recitals hereof.



    "Effective Time" has the meaning set forth in the recitals hereof.



    "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor legislation.



    "Fiscal Year" has the meaning set forth in Section 12.01.



    "Global CPR Certificate" has the meaning set forth in Section 7.03(a).



    "Holder" means a Person in whose name a CPR Certificate is registered on the register maintained by the Registrar pursuant to Section 7.02, such Person being a beneficial owner within the meaning of the Business Trust Act.



    "Hyperion" means Hyperion Partners L.P., a Delaware limited partnership.


                                     C-1-3

    "Indemnified Person" means (a) the Institutional Trustee, the Delaware Trustee, any Affiliate of the Institutional Trustee or the Delaware Trustee, and any officers, directors, stockholders, members, partners, employees, representatives, custodians, nominees or agents of the Institutional Trustee and the Delaware Trustee; (b) any Litigation Trustee; (c) any Affiliate of any Litigation Trustee; (d) any partners, employees, representatives, agents, counsel and other advisors of any Litigation Trustee; (e) any member of the Bank United Litigation Committee; (f) any officer, employee, representative, agent, counsel or other advisors of the Litigation Trust or its Affiliates.



    "Institutional Trustee" means the Trustee meeting the eligibility requirements set forth in Section 3.04 and duly appointed pursuant to this Declaration.



    "Investment Company" means an investment company as defined in the Investment Company Act.



    "Investment Company Act" means the Investment Company Act of 1940, as amended from time to time, or any successor legislation.



    "List of Holders" has the meaning set forth in Section 3.16.



    "Litigation" has the meaning set forth in the recitals hereof.



    "Litigation Proceeds" has the meaning set forth in the Commitment.



    "Litigation Trust" has the meaning set forth in the first paragraph of this Declaration.



    "Litigation Trustee" has the meaning set forth in Section 3.07.



    "Litigation Trustee Agreements" means the Litigation Trustee Agreements, dated as of [date], entered into by each of the initial Litigation Trustees and the Sponsor.



    "Litigation Trust Property" means (a) the Commitment and all proceeds and rights in respect of the Commitment and (b) any other assets that may be held from time to time by the Litigation Trust.



    "Litigation Trust Purpose" shall have the meaning set forth in
Section 2.03.



    "Merger" has the meaning set forth in the recitals hereof.



    "Merger Agreement" has the meaning set forth in the recitals hereof.



    "Non-Cash Proceeds" has the meaning set forth in the Commitment.



    "Officers' Certificates" means, (i) with respect to any Person other than Litigation Trustees, a certificate signed by two Authorized Officers of such Person, and (ii) with respect to the Litigation Trustees, a certificate signed by a majority of the Litigation Trustees then in office. Any Officers' Certificate delivered with respect to compliance with a condition or covenant provided for in the Declaration shall include:



        (i) a brief statement of the nature and scope of the examination or investigation undertaken by each Authorized Officer or Litigation Trustee in rendering the Certificate; and



        (ii) a statement as to whether, in the opinion of each such Authorized Officer or Litigation Trustee, such condition or covenant has been complied with.



    "Paying Agent" has the meaning specified in Section 7.02.



    "Payment Amount" shall mean, with respect to each distribution of the Proceeds Amount received by the Litigation Trust pursuant to the Commitment, such payment of the Proceeds Amount received by the Litigation Trust (including the amount of cash resulting from the monetization by the Sponsor of any Non-Cash Proceeds) less the amount of any accrued but unpaid expenses payable by the Litigation Trust, plus interest or income, if any, received by the Litigation Trust on such payment of the Proceeds Amount, less amounts retained by the Litigation Trust as the Retained Amount.


                                     C-1-4

    "Payment Trust" has the meaning set forth in the recitals hereof.



    ["Payment Trust Agreement" means the [Declaration of Trust], dated [      ],
2000 relating to the Payment Trust.]



    "Payment Trust Trustees" means the trustees of the Payment Trust.



    "Permitted Investment" means [THE MERRILL LYNCH GOVERNMENT FUND MONEY MARKET FUND (INCLUDING ANY SUCCESSOR)] or, if at the time of the receipt of the applicable payment of the Commitment Amount by the Litigation Trust (i) such fund is not in existence, (ii) such fund is no longer limited to investing in short-term obligations of or guaranteed by the United States government,
(iii) such fund is not accepting new investors or new investments or will not accept the investment of the Commitment Amount or the Retained Amount, as the case may be, or (iv) such fund is not AAA rated by Standard and Poor's, the [AAA RATED MONEY MARKET FUND REPORTED IN THE IBC RATED MONEY FUND REPORT TO HAVE THE LARGEST AMOUNT OF ASSETS UNDER MANAGEMENT AS OF THE END OF THE MOST RECENT YEAR FOR WHICH INFORMATION IS PUBLICLY AVAILABLE AND WHICH WILL ACCEPT SUCH INVESTMENT].



    "Person" means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, Litigation Trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.



    "Proceeds Amount" has the meaning set forth in the Commitment.



    "Recovery Agreement" has the meaning set forth in Section 6.01(e).



    "Reference Rate" means the reference rate or an equivalent rate publicly
announced from time to time of             or any successor (or, if no successor
remains in existence or publicly announces a rate, the commercial bank with the largest amount of deposits in the State of New York as of the most recent year end prior to the applicable date for which information is publicly available and which publicly announces such a rate, as determined in good faith by the Sponsor), as in effect from time to time.



    "Registrar" has the meaning set forth in Section 7.02.



    "Reimbursements" has the meaning set forth in the Commitment.



    "Relevant Trustee" has the meaning set forth in Section 3.05.



    "Replacement Options" has the meaning set forth in the Merger Agreement.



    "Responsible Officer" means, with respect to the Institutional Trustee, any officer within the Corporate Litigation Trust Office of the Institutional Trustee, including any managing director, vice-president, any assistant vice-president, any assistant secretary, the treasurer, any assistant treasurer or other officer of the Corporate Litigation Trust Office of the Institutional Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate Litigation Trust matter, any other officer to whom such matter is referred because of that officer's knowledge of and familiarity with the particular subject.



    "Retained Amount" has the meaning set forth in Section 5.03(a).



    "Retained Amount Period" has the meaning set forth in Section 5.03(a).



    "Securities Act" means the Securities Act of 1933, as amended from time to time, or any successor legislation.



    "Sponsor" has the meaning set forth in the first paragraph of this Agreement.



    "Successor Certificates" has the meaning set forth in
Section 2.05(b)(i)(B).


                                     C-1-5

    "Successor Delaware Trustee" has the meaning set forth in Section 3.05(a).



    "Successor Entity" has the meaning set forth in Section 2.05(b)(i).



    "Successor Institutional Trustee" has the meaning set forth in
Section 3.05(a).



    "Transfer Agent" has the meaning set forth in Section 7.02.



    "Trustee" or "Trustees" means each Person who has signed this Declaration as a Trustee, so long as such Person shall continue in office in accordance with the terms hereof, and all other Persons who may from time to time be duly appointed, qualified and serving as Institutional Trustee, Delaware Trustee or Litigation Trustee in accordance with the provisions hereof, and references herein to a Trustee or the Trustees shall refer to such Person or Persons solely in their capacity as Trustees hereunder.



    "Washington Mutual" has the meaning set forth in the recitals hereof.



    "Washington Mutual Merger" means the merger of the Sponsor with and into Washington Mutual pursuant to the terms, and subject to the conditions, set forth in the Merger Agreement.



                                  ARTICLE II.
                                  ORGANIZATION



    Section 2.01 NAME. The Litigation Trust is named "Bank United Litigation Contingent Payment Rights Trust", as such name may be modified from time to time by the Litigation Trustees following written notice to the Holders. The Litigation Trust's activities may be conducted under the name of the Litigation Trust or any other name deemed advisable by the Litigation Trustees.



    Section 2.02 OFFICE. The address of the principal office of the Litigation Trust on the date of execution of this Declaration is:


------------------------------------

------------------------------------


    Attention:



    Facsimile:



    On ten Business Days written notice to the Holders, the Institutional Trustee may designate another principal office at the instruction of the Litigation Trustees.



    Section 2.03  PURPOSES AND POWERS OF THE LITIGATION TRUST.



    (a) The exclusive purposes and functions of the Litigation Trust (each, a "Litigation Trust Purpose") are (i) to hold and enforce the Commitment,
(ii) for the purpose of, and in a manner consistent with, achieving the realization and distribution of amounts payable pursuant to the Commitment, upon the effectiveness of the Commitment, to instruct the Sponsor, Bank United and their successors to prosecute, appeal, resolve, settle, compromise or otherwise pursue the Litigation and (iii) upon receipt of payments of the Proceeds Amount pursuant to the Commitment, to distribute the Payment Amount as provided herein, and thereafter as provided herein, any portion of the Retained Amount remaining at the end of the Retained Amount Period, to the Holders in as prompt and orderly a fashion as possible consistent with this Declaration. Anything to the contrary herein or in the Business Trust Act notwithstanding, the Trustees shall not at any time, on behalf of the Litigation Trust or the Holders, enter into or engage in any profit-making trade or business, and the Trustees shall have no powers to take, and shall not take, any actions hereunder other than such as are reasonably necessary and incidental to the achievement of the foregoing sole Litigation Trust Purposes.


                                     C-1-6

    (b) Notwithstanding anything in this Declaration or in the Business Trust Act to the contrary, none of the Trustees or any other Person in carrying out the Litigation Trust Purposes to hold and liquidate Litigation Trust Property as described in Section 2.03(a) shall have any power to (i) modify the terms of the Commitment unless a breach of the Sponsor has occurred thereunder or is reasonably foreseeable, (ii) invest money held by the Litigation Trust except amounts held, pursuant to Sections 3.13(b)(ii)(d) and 5.03 hereof, pending their use to pay expenses or make distributions, or (iii) after the Effective Time, issue any CPR Certificates except as contemplated by this Agreement or pursuant to the Litigation Trustee Agreements.



    (c) In order to raise funds for, or meet its obligation to pay, expenses reasonably necessary to preserve or protect assets of the Litigation Trust or to administer the Litigation Trust (including, without limitation, expenses related to the Litigation and expenses related to the liability and indemnification obligations of the Litigation Trust), and solely in furtherance of Litigation Trust Purposes, the Litigation Trust (pursuant to a determination by the Litigation Trustees on behalf of the Litigation Trust) may undertake the following:



        (i) enter into, subject to the limitations set forth in
    Section 6.02(a), customary fee arrangements (including fees contingent on receipt by the Litigation Trust of, and determined by reference to, all or any portion of the Commitment Amount) with counsel for the Litigation, to the Litigation Trust or to the Litigation Trustees, experts or consultants, which arrangements either (x) provide for such counsel, experts or consultants to receive amounts that represent for federal income tax purposes arms-length compensation for services when paid in cash by the Litigation Trust or (y) otherwise do not create ownership interests in the Litigation Trust for federal income tax purposes other than CPR Certificates of the same class as the CPR Certificates issued immediately prior to the Merger representing pro rata interests in the Litigation Trust;



        (ii) incur indebtedness that represents debt of the Litigation Trust (and not an ownership interest) for federal income tax purposes; and



        (iii) issue additional CPR Certificates of the same class as the CPR Certificates issued immediately prior to the Merger representing pro rata interests in the Litigation Trust.



    Section 2.04 TITLE TO PROPERTY OF THE LITIGATION TRUST. Legal title to all assets of the Litigation Trust shall be vested in the Litigation Trust. The Holders shall not have legal title to any part of the assets of the Litigation Trust, but shall have an undivided beneficial interest in the assets of the Litigation Trust.



    Section 2.05  MERGERS.



    (a) The Litigation Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other body, except (i) as described in paragraph (b) of this Section 2.05, (ii) in a liquidation of the Litigation Trust in accordance with this Declaration, or (iii) as contemplated in Section 4.01 or Section 5.03 hereof.



    (b) The Litigation Trust may, with the consent of the Institutional Trustee (acting in reliance on the opinions delivered hereunder) and a majority of the Litigation Trustees and without the consent of the Delaware Trustee or the Holders of the CPR Certificates, consolidate, amalgamate, merge with or into, or be replaced by a Litigation Trust organized as such under the laws of any state of the United States; PROVIDED that:



        (i) if the Litigation Trust is not the survivor, such successor entity (the "Successor Entity") either:



           (A) expressly assumes all of the obligations of the Litigation Trust under the CPR Certificates; or


                                     C-1-7

           (B) substitutes for the CPR Certificates other securities having substantially the same terms as the CPR Certificates (the "Successor Certificates");



        (ii) the Successor Certificates remain listed, or any Successor Certificates will be listed or quoted upon notification of issuance, on any national securities exchange or automated quotation system on which the CPR Certificates are then listed or quoted, if any;



        (iii) such merger, consolidation, amalgamation or replacement does not result in any material alteration of the Litigation Trust Property or adversely affect the rights, preferences and privileges of the Holders (including any Successor Certificates) in any material respect (other than with respect to any dilution of such Holders' interests in the Successor Entity);



        (iv) such Successor Entity solely has purposes that are substantially identical to that of the Litigation Trust;



        (v) prior to such merger, consolidation, amalgamation or replacement, the Litigation Trust has received an opinion of nationally recognized outside counsel to the Litigation Trust experienced in such matters to the effect that:



           (a) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the Holders (including any Successor Certificates) in any material respect (other than with respect to any dilution of the Holders' interest in the Successor Entity);



           (b) such merger, consolidation, amalgamation or replacement, will not cause the Litigation Trust (or the Successor Entity) to fail to be classified as a grantor trust for United States federal income tax purposes; PROVIDED, HOWEVER, that the Litigation Trust shall not be required to receive the opinion set forth in clause (b) if a majority of the Holders of CPR Certificates outstanding shall have approved such merger, consolidation, amalgamation or replacement;



        (vi) without the unanimous consent of the Litigation Trustees, such merger, consolidation, amalgamation or replacement shall not result in any material change to the rights of the Litigation Trustees, including, without limitation, their rights to indemnification, exculpation and compensation set forth in this Declaration and under Delaware law; and



        (vii) prior to such merger, consolidation, amalgamation or replacement the Institutional Trustee shall have received an opinion of counsel to the effect that all conditions precedent of this paragraph (b) to such transaction have been satisfied.



    (c) Pursuant to Section 3815(f) of the Business Trust Act, in the case of a consolidation, amalgamation, or merger of the Litigation Trust with or into, or the replacement by, a Litigation Trust organized as such under the laws of any state of the United States, subject to the requirements described in
Section 2.5(b) above, the agreement of merger or consolidation may effect any amendment to this Declaration, or effect the adoption of a new governing instrument of the Litigation Trust if it is the surviving or resulting Business Trust in the merger or consolidation. Such amendment or new governing instrument shall be effective at the effective time or date of the merger or consolidation.



                                  ARTICLE III.
                                    TRUSTEES



    Section 3.01 AUTHORITY. Except as specifically provided in this Declaration, the Institutional Trustee and the Litigation Trustees shall have exclusive and complete authority to carry out the Litigation Trust Purposes. An action taken by a Trustee in accordance with its powers shall constitute the act of and serve to bind the Litigation Trust, it being understood that except as provided expressly


                                     C-1-8
herein the Litigation Trustees may act only upon the vote or consent (such consent to be evidenced by a writing executed contemporaneously with or promptly following any oral consent) of a majority of the Litigation Trustees. In dealing with the Trustees acting on behalf of the Litigation Trust, no Person shall be required to inquire into the authority of the Trustees to bind the Litigation Trust. Persons dealing with the Litigation Trust are entitled to rely conclusively on the power and authority of the Trustees as set forth in this Declaration.



    Section 3.02 NUMBER OF TRUSTEES. There shall be one Delaware Trustee if required by Section 3.03; the Institutional Trustee may also serve as Delaware Trustee if it meets the applicable requirements, in which case Section 3.03 shall have no application to such entity in its capacity as Institutional Trustee. There shall be one Institutional Trustee as required by Section 3.04. There shall be two initial Litigation Trustees, subject to change as provided in
Section 3.07.



    Section 3.03  DELAWARE TRUSTEE.



    (a) If required by the Business Trust Act, one Trustee (the "Delaware Trustee") shall be:



        (i) a natural person who is a resident of the State of Delaware; or



        (ii) if not a natural person, an entity which has its principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, including sec. 3807 of the Business Trust Act.



    (b) The Delaware Trustee shall be either a natural person who is at least 21 years of age or a legal entity that shall act through one or more Authorized Officers.



    (c) The initial Delaware Trustee shall be             .



    (d) Notwithstanding any other provision of this Declaration, the Delaware Trustee shall not be entitled to exercise any powers, nor shall the Delaware Trustee have any of the duties and responsibilities of any of the Trustees described in this Declaration. Except as set forth in this Section 3.03, the Delaware Trustee shall be a Trustee for the sole and limited purpose of fulfilling the requirements of sec. 3807 of the Business Trust Act.



    Section 3.04  INSTITUTIONAL TRUSTEE; ELIGIBILITY.



    (a) There shall at all times be one Trustee which shall act as Institutional Trustee, which Trustee shall:



        (i) not be an Affiliate of the Sponsor or of the Sponsor;



        (ii) not offer or provide credit or credit enhancement to the Litigation Trust; and



        (iii) be a corporation or banking association organized and doing business under the laws of the United States of America or any State or Territory thereof or of the District of Columbia, authorized under such laws to exercise corporate Litigation Trust powers, having a combined capital and surplus of at least 50 million U.S. dollars ($50,000,000), and subject to supervision or examination by federal, state, territorial or District of Columbia authority. If such corporation or banking association publishes reports of condition at least annually, pursuant to law or to the requirements of the supervising or examining authority referred to above, then for the purposes of this Section 3.04(a)(iii), the combined capital and surplus of such corporation or banking association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.


                                     C-1-9

    (b) If at any time the Institutional Trustee shall cease to be eligible to so act under Section 3.4(a), the Institutional Trustee shall immediately resign in the manner and with the effect set forth in Section 3.05(a).



    (c) The initial Institutional Trustee shall be             .



    (d) The Institutional Trustee shall continue to serve as a Trustee until either:



        (i) the Litigation Trust has been completely liquidated and all amounts received or receivable or potentially receivable pursuant to the Commitment (including the final payment of the Commitment Amount and any portion remaining in the Retained Amount upon the expiration of the Retained Amount Period) and not otherwise applied as provided herein and any other amounts shall have been distributed to the Holders pursuant to the terms hereof and of the CPR Certificates; or



        (ii) a Successor Institutional Trustee has been appointed and has accepted that appointment in accordance with Section 3.05.



    Section 3.05 APPOINTMENT, REMOVAL AND RESIGNATION OF THE INSTITUTIONAL AND DELAWARE TRUSTEES.



    (a) No resignation or removal of the Institutional or Delaware Trustee (the "Relevant Trustee") and no appointment of a successor Trustee pursuant to this Article shall become effective until the acceptance of appointment by the successor Trustee in accordance with the applicable requirements of this
Section 3.05.



    (b) Subject to the immediately preceding paragraph, a Relevant Trustee may resign at any time by giving written notice thereof to the Litigation Trustees and the Holders. Upon the resignation of the Relevant Trustee, the Litigation Trustees shall appoint a successor (the "Successor Institutional Trustee" or the "Successor Delaware Trustee," as applicable) who shall execute an instrument of acceptance as described in Section 3.05(e) below. If the instrument of acceptance by the successor Relevant Trustee required by this Section 3.5 shall not have been delivered to the Relevant Trustee within 60 days after the giving of such notice of resignation, the Relevant Trustee may petition, at the expense of the Litigation Trust, any court of competent jurisdiction for the appointment of a successor Relevant Trustee. Such court may thereupon, after prescribing such notice, if any, as it may deem proper, appoint a Relevant Trustee. The resigning Relevant Trustee shall have no liability for the selection of such successor pursuant to this Section 3.05.



    (c) The Institutional Trustee or the Delaware Trustee, or both of them, may be removed by (i) the Litigation Trustees or (ii) Holders of a majority of the CPR Certificates outstanding, in each case by delivery of notification of removal to the Relevant Trustee (in its individual capacity and on behalf of the Litigation Trust), and in each case for cause, or, if a default by the Litigation Trust with respect to its payment obligations under Article IV shall have occurred and be continuing, with or without cause. A Delaware Trustee who is a natural person may also be removed by the Litigation Trustees if such Delaware Trustee becomes incompetent or incapacitated, and shall be deemed removed if such Delaware Trustee dies. If a Relevant Trustee shall be so removed, the Litigation Trustees shall promptly appoint a successor Relevant Trustee or Trustees, and such successor Trustee or Trustees shall comply with the applicable requirements of Section 3.03 or Section 3.04, as the case may be. If no successor Relevant Trustee shall have been so appointed by the Litigation Trustees and accepted appointment in the manner required by this Section 3.05, within 30 days after delivery of notification of removal or after the Litigation Trust receives notice of the Delaware Trustee's death, incompetence or incapacity, any Holder who has been a Holder of CPR Certificates for at least six months may, on behalf of himself and all others similarly situated, or the Relevant Trustee being removed may, petition any court of competent jurisdiction for the appointment of a successor Relevant Trustee. Such court may thereupon, after prescribing such notice, if any, as it may deem proper, appoint a successor Relevant Trustee or Trustees.


                                     C-1-10

    (d) The Institutional Trustee shall give notice of each appointment of a successor Relevant Trustee to all Holders. Each notice shall include the name of the successor Relevant Trustee and the address of its Corporate Litigation Trust Office if it is the Institutional Trustee.



    (e) In the case of the appointment hereunder of a successor Relevant Trustee, the retiring Relevant Trustee (except in the case of the death, incompetence or incapacity of a Delaware Trustee who is a natural person) and each successor Relevant Trustee shall execute and deliver an amendment hereto wherein each successor Relevant Trustee shall accept such appointment and which shall contain such provisions as shall be necessary or desirable to transfer and confirm to, and to vest in, each successor Relevant Trustee all the rights, powers, Litigation Trusts and duties of the retiring Relevant Trustee with respect to the CPR Certificates and the Litigation Trust; it being understood that nothing herein or in such amendment shall designate such Relevant Trustees as co-Trustees and upon the execution and delivery of such amendment the resignation or removal of the retiring Relevant Trustee shall become effective to the extent provided therein and each such successor Relevant Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, Litigation Trusts and duties of the retiring Relevant Trustee; but, on request of the Litigation Trust or any successor Relevant Trustee, such retiring Relevant Trustee shall duly assign, transfer and deliver to such successor Relevant Trustee all Litigation Trust Property, all proceeds thereof and money held by such retiring Relevant Trustee hereunder with respect to the CPR Certificates and the Litigation Trust.



    (f) No Institutional Trustee or Delaware Trustee shall be liable for the acts or omissions to act of any Successor Institutional Trustee or Successor Delaware Trustee, as the case may be.



    (g) Any Person into which the Institutional Trustee or the Delaware Trustee, as the case may be, may be merged or converted or with which either may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Institutional Trustee or the Delaware Trustee, as the case may be, shall be a party, or any Person succeeding to all or substantially all the corporate Trust business of the Institutional Trustee or the Delaware Trustee, as the case may be, shall be the successor of the Institutional Trustee or the Delaware Trustee, as the case may be, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto; PROVIDED that such Person shall be otherwise qualified and eligible under this Article.



    Section 3.06  VACANCIES AMONG RELEVANT TRUSTEES; EFFECT OF VACANCIES.



    (a) If the Institutional Trustee or the Delaware Trustee ceases to hold office for any reason, a vacancy shall occur. A resolution by the remaining Relevant Trustee certifying the existence of such vacancy by the Institutional Trustee and the Delaware Trustee shall be conclusive evidence of the existence of such vacancy. The vacancy shall be filled with a Trustee appointed in accordance with Section 3.05.



    (b) The death, resignation, retirement, removal, bankruptcy, dissolution, liquidation, incompetence or incapacity to perform the duties of a Trustee shall not operate to dissolve, terminate or annul the Litigation Trust. Whenever a vacancy in the Institutional Trustee or the Delaware Trustee shall occur, until such vacancy is filled by the appointment of a Trustee in accordance with
Section 3.05, the Institutional Trustee or the Delaware Trustee (as the case may be) remaining in office shall have all the powers granted to both the Institutional Trustee and the Delaware Trustee and shall discharge all the duties imposed upon both the Institutional Trustee and the Delaware Trustee by this Declaration.



    Section 3.07  THE LITIGATION TRUSTEES.



    (a) There shall be at all times no fewer than two Trustees (the "Litigation Trustees") who shall be natural persons over the age of 21 years and who shall have the powers, duties and responsibilities of the Litigation Trustees
hereunder. The initial Litigation Trustees will be             .



    (b) In compensation for his services as Litigation Trustee, each Litigation Trustee shall be entitled to the payments and rights set forth in the Litigation Trustee Agreements. Upon appointment of a successor Litigation Trustee by the remaining Litigation Trustees pursuant to Section 3.10, such


                                     C-1-11
successor Litigation Trustee shall receive fees as determined by the other Litigation Trustees (but in no event more than the fees payable to an initial Litigation Trustee).



    Section 3.08 LIMITATION ON LIABILITY OF LITIGATION TRUSTEES. As set forth in Section 11.02(a), the Litigation Trustees will have no liability to any Indemnified Person or any member of the Bank United Group unless it shall be established in a final and nonappealable judicial determination by clear and convincing evidence that any decision or action of the Litigation Trustees was undertaken with deliberate intent to injure the Holders or with reckless disregard for the best interests of such Holders, and, in any event, any liability will be limited to actual, proximate, and quantifiable damages.



    Section 3.09 RESIGNATION OF A LITIGATION TRUSTEE. Any Litigation Trustee may resign as such by executing an instrument in writing and delivering that instrument to the remaining Litigation Trustee or Trustees, if any, and to the Institutional Trustee. In the event of the resignation of a Litigation Trustee, such Litigation Trustee shall promptly: (a) execute and deliver such documents, instruments and other writings as may be reasonably requested by the remaining Litigation Trustees or Litigation Trustee, or if there is no Litigation Trustee, the Institutional Trustee, to effect the termination of such Litigation Trustee's capacity under this Declaration; (b) deliver to the remaining Litigation Trustees or Litigation Trustee all assets, documents, instruments, records and other writings related to the Litigation Trust as may be in the possession of such Trustee; and (c) otherwise assist and cooperate in effecting the assumption of such Litigation Trustee's obligations and functions by his successor Litigation Trustee.



    Section 3.10  APPOINTMENT OF SUCCESSOR LITIGATION TRUSTEES.



    (a) Upon the death, resignation or incompetency (determined by a court of competent jurisdiction) of a Litigation Trustee, the remaining Litigation Trustee or Litigation Trustees, and no other Person, shall have the power to appoint a successor Litigation Trustee or Trustees, as applicable. In the event of the death, resignation or incompetency (as determined by a court of competent jurisdiction) of all of the Litigation Trustees so that there are no remaining Litigation Trustees, two Litigation Trustees shall be appointed by the written decision of a majority of the members of the Bank United Litigation Committee, or, if such committee is not in existence, a majority of the Persons still living who constituted the Board of Directors of the Sponsor immediately prior to the Effective Time.



    Such appointment shall specify the date on which such appointment shall be effective. Every successor Litigation Trustee appointed hereunder shall execute, acknowledge and deliver to the remaining Litigation Trustees (or, in the event there are no remaining Litigation Trustees, the Bank United Litigation Committee or, if such committee is not in existence, the persons who were members of the Board of Directors of the Sponsor immediately prior to the Effective Time) and to the Institutional Trustee an instrument accepting such appointment, and thereupon such successor Litigation Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, Litigation Trusts and duties of a Litigation Trustee. No successor Litigation Trustee shall have any duty to investigate the administration of the Litigation Trust or the management of the Litigation for any period prior to the effective date of such successor Litigation Trustee's appointment, and no resigning Litigation Trustee shall be required or permitted, prior to final termination of the Litigation (including any proceedings to collect any recovery due the Litigation Trustees), to file any accounting proceeding.



    (b) The Holders will have no right to vote to appoint, remove or replace the Litigation Trustees, which rights are vested exclusively in the Litigation Trustees.



    Section 3.11  MEETINGS OF THE TRUSTEES.



    (a) Meetings of the Delaware Trustee, the Institutional Trustee and the Litigation Trustees together may be held from time to time upon the call of the Delaware Trustee, Institutional Trustee or any Litigation Trustee. Notice of any in-person meetings of the Trustees shall be hand delivered or otherwise delivered in writing (including by facsimile, with a hard copy by overnight mail) not less than five Business Days before such meeting. Notice of any telephonic meetings of such Trustees shall be


                                     C-1-12
hand delivered or otherwise delivered in writing (including by facsimile, with a hard copy by overnight mail) not less than two Business Days before a meeting. Notices shall contain a brief statement of the time, place and anticipated purposes of the meeting. The presence (whether in person or by telephone) of a Trustee at a meeting shall constitute a waiver of notice of such meeting except where such Trustee attends a meeting for the express purpose of objecting to the transaction of any activity on the ground that the meeting has not been lawfully called or convened. Any Trustee may also waive such notice of in-person or telephonic meetings in writing by hand delivering or otherwise delivering (including by facsimile, with a hard copy by overnight mail) such written waiver to all other Trustees. Unless provided otherwise in this Declaration, any action to be taken by the Institutional Trustee together with the Litigation Trustees shall be taken with the approval of the Institutional Trustee and each Litigation Trustee (provided, that if there shall be more than two Litigation Trustees, a majority of the Litigation Trustees voting in favor of an action shall constitute approval by the Litigation Trustees unless otherwise provided in this Declaration).



    (b) The Litigation Trustees may adopt their own rules and procedures but, unless otherwise provided by this Declaration, may act only with the unanimous agreement of the two Litigation Trustees or the agreement of the sole remaining Litigation Trustee prior to the appointment of a successor Litigation Trustee pursuant to Section 3.10. The Litigation Trustees may, in their discretion, delegate to one or more of the Litigation Trustees the authority to act on behalf of the Litigation Trustees as the Litigation Trustees may determine appropriate (other than with respect to the retention or dismissal of counsel for the Sponsor or Bank United (or any successor thereto) or the Litigation Trustees, or the approval of a settlement or dismissal of the Litigation). Following the date hereof and prior to the effective time of the Washington Mutual Merger, the initial Litigation Trustees and the Board of Directors of Bank United Corp., in their sole discretion, may establish a committee comprised of present or former members of the Board of Directors of Bank United Corp., or such other persons as may be appointed by such Board, to assist and advise the Litigation Trustees in connection with the Litigation (the "Bank United Litigation Committee").



    Section 3.12 POWERS AND DUTIES OF SPONSOR, LITIGATION TRUSTEES AND INSTITUTIONAL TRUSTEE.



    (a) The Sponsor prior to the Effective Time, and the Institutional Trustee and the Litigation Trustees, shall have the authority, subject to any limitations set forth in Section 2.03, to conduct the affairs of the Litigation Trust in accordance with the terms of this Declaration. In addition, prior to the Effective Time, the Sponsor shall have the authority to take the actions enumerated in (i) below on behalf of the Litigation Trust and, in connection therewith, to enter into all transactions and agreements determined by the Sponsor to be appropriate in exercising such authority and to perform all acts in furtherance thereof:



        (i) The Sponsor shall have the power and authority prior to the Effective Time and is hereby authorized to act on behalf of the Litigation Trust prior to the Effective Time with respect to the following matters:



           (A) the issuance of the CPR Certificates issued immediately prior to the Effective Time;



           (B) the execution of the CPR Certificates issued immediately prior to the Effective Time in accordance with this Declaration;



           (C) compliance with (or obtaining or qualifying for exceptions from) the Securities Act, the Exchange Act or applicable state securities or blue sky laws;



           (D) the execution and filing of the registration statement under the Securities Act to register the CPR Certificates to be issued to the Sponsor immediately prior to the Effective Time and prospectuses (including any amendments or supplements thereto) and the preparation and filing of all documents filed therewith;



           (E) the use of its best efforts to permit trading of the CPR Certificates pursuant to the NASDAQ National Market System (or if, despite such best efforts, trading on the NASDAQ


                                     C-1-13

       National Market System is not possible, on such other NASDAQ market or other market as shall, in the good faith judgment of the Sponsor, provide maximum available liquidity), commencing on the Effective Date and continuing until such time as there are fewer than 400 Holders;



           (F) the notification of the Institutional Trustee and the Litigation Trustees in writing when the CPR Certificates are listed on any stock exchange or quoted on any automated quotation system, if prior to the Effective Time; and



           (G) the taking of any other actions necessary or desirable to carry out any of the foregoing activities.



        (ii) The Trustees on behalf of the Litigation Trust hereby (a) ratify and approve all actions taken by the Sponsor on behalf of the Litigation Trust or for its benefit prior to the Effective Time and all transactions and agreements entered into in connection therewith; and (b) agree and acknowledge that the Sponsor shall have no liability to the Litigation Trust, the Trustees or the Holders for any such actions, transactions or agreements and that the Litigation Trust, the Trustees and the Holders shall no right to enforce, institute or maintain a suit, action or proceeding against the Sponsor, its successors or their respective affiliates, officers, directors, employees or agents relating to such actions, transactions or agreements; it being understood that this
    Section 3.12(a)(ii) does not constitute a waiver by the Litigation Trustees of their rights under Section 7.8 of the Merger Agreement or a waiver by the Trustees or the Litigation Trust of their rights under the Commitment.



    (b) in accordance with subparagraphs (i) and (ii) of this Section 3.12(b), the Institutional Trustee and the Litigation Trustees shall have the authority to enter into all transactions and agreements determined by such Trustees to be appropriate in exercising the authority, express or implied, otherwise granted to such Trustees under this Declaration, and to perform all acts in furtherance thereof (and all such transactions or agreements entered into or acts performed prior to the date hereof are hereby ratified and approved), including, without limitation, the following:



        (i) The Litigation Trustees shall have the power and authority and are authorized to act on behalf of the Litigation Trust with respect to the following matters and such other powers and authority as provided in the Litigation Trustee Agreements:



           (A) the issuance and determination of the terms (including the quantity and price) of any CPR Certificates issued after the Effective Time in accordance with this Declaration;



           (B) the execution of any CPR Certificates issued after the Effective Time in accordance with this Declaration;



           (C) after the Effective Time, the execution and delivery on behalf of the Litigation Trust, subject to Section 2.03(b), of any agreement with the Sponsor, and such other agreements as may, in the opinion of a majority of the Litigation Trustees, be necessary or desirable in connection with the Litigation Trust Purposes, including agreements with the Depositary and the Paying Agent;



           (D) after the Effective Time, compliance with (or obtaining or qualifying for exceptions from) the Securities Act, the Exchange Act or applicable state securities or blue sky laws or other applicable laws;



           (E) after the Effective Time, the execution and filing of one or more registration statements and prospectuses (including any amendments or supplements thereto) relating to the CPR Certificates and the preparation and filing of all periodic and other reports and other documents pursuant to the foregoing;



           (F) after the Effective Time, the continuation of the designation of the CPR Certificates for trading on any national stock exchange or quotation on the NASDAQ Stock Market's


                                     C-1-14

       National Market System or other automated quotation system until such time as there are fewer than 400 Holders or such time as the CPR Certificates are no longer eligible for such designation on any such exchange or quotation system;



           (G) the carrying out of any of the powers or obligations of the Litigation Trust or of the Litigation Trustees under the Commitment;



           (H) upon the effectiveness of the Commitment and as necessary thereafter, the instruction of the Sponsor and Bank United and their successors as to the prosecution, appeal, resolution, settlement, compromise or other means of pursuing the Litigation and the taking of any action in connection with the prosecution of the Litigation by the Sponsor and Bank United (or any successor to such Persons) or as permitted by Article VI hereof;



           (I) the payment of all expenses of the Litigation Trust (including, without limitation, expenses of the Litigation, compensation and expenses of the Trustees, liability insurance and indemnification obligations) out of the funds of the Litigation Trust, including amounts received pursuant to the Commitment, the Retained Amount and any other source (including, without limitation, funds raised pursuant to Section 2.3(c));



           (J) the sending of notices (other than notice of default), and other information regarding the CPR Certificates to the Holders in accordance with this Declaration;



           (K) the taking of any action to cause the Litigation Trust not to be deemed to be an Investment Company under the Investment Company Act;



           (L) the amendment of the Commitment subject to Section 2.03(b);



           (M) the bringing, defense, payment, collection, compromise, taking of legal action, or other adjustment of claims or demands of or against the Sponsor or its successors which arise out of or in connection with a breach by the Sponsor (or any successor thereto) of any of its obligations under the Commitment, the Payment Trust of any of its obligations under the Commitment or, subject to the limitations set forth in Section 3.12(a)(ii), the Sponsor of any of its obligations hereunder;



           (N) the approval of all applicable tax returns and tax information to be filed by the Institutional Trustee with respect to the Litigation Trust on behalf of the Litigation Trust;



           (O) the compliance by the Litigation Trust with the indemnification obligations of the Litigation Trust; and



           (P) the taking of any other actions necessary or desirable to carry out any of the foregoing activities.



        (ii) The Institutional Trustee shall have the power, duty and authority and is hereby authorized to act on behalf of the Litigation Trust with respect to the following matters:



           (A) the authentication of the CPR Certificates in accordance with this Declaration;



           (B) the application for a taxpayer identification number;



           (C) the maintenance of the funds of the Litigation Trust in a non-interest bearing demand deposit account at Bank United;



           (D) upon receipt of a Proceeds Amount, and at the written direction of the Litigation Trustees, the investment of the Proceeds Amount, until disbursed pursuant to the terms of this Declaration, in a Permitted Investment which is not sold prior to the date the Payment Amount is to be disbursed to the Holders;



           (E) the distribution through the Paying Agent of the Payment Amount and other amounts owed to the Holders in respect of the CPR Certificates in accordance with the terms of this Declaration;


                                     C-1-15

           (F) the sending of notices of a breach by the Sponsor of its obligations under the Commitment or a breach by the Sponsor of its obligations under this Declaration or default by the Litigation Trust of its payment obligations pursuant to Article IV hereof;



           (G) the execution and delivery of letters or documents to, or instruments with, the Depositary relating to the CPR Certificates;



           (H) to the extent provided in this Declaration, the winding up of the affairs of and liquidation of the Litigation Trust and the execution and filing of the certificate of cancellation provided to it with the Secretary of State of the State of Delaware;



           (I) the due preparation and filing, with the approval of the Litigation Trustees, of all applicable tax returns and tax information reports that are required to be filed with respect to the Litigation Trust on behalf of the Litigation Trust, with the approval of the Litigation Trustees;



           (J) the taking of all actions that may be necessary or appropriate for the preservation and the continuation of the Litigation Trust's valid existence, rights, franchises and privileges as a statutory Business Trust under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Holders or to enable the Litigation Trust to effect the Litigation Trust Purposes;



           (K) the bringing, defense, payment, collection, compromise, arbitration, taking of legal action, or other adjustment of claims or demands of or against the Sponsor or its successors or the Litigation Trust which arise out of or in connection with a breach by the Sponsor of any of its obligations under the Commitment, the Payment Trust of any of its obligations under the Commitment, or, subject to the limitations set forth in Section 3.12(a)(ii), by the Sponsor of any of its obligations hereunder;



           (L) the taking of all actions and performance of such duties as may be specifically required of the Institutional Trustee pursuant to the terms of the CPR Certificates; and



           (M) the taking of any action incidental to the foregoing as the Institutional Trustee may from time to time determine to be necessary or advisable to give effect to the terms of this Declaration for the benefit of the Holders (without consideration of the effect of any such action on any particular Holder).



        (iii) The Institutional Trustee shall have the power and authority to act on behalf of the Litigation Trust with respect to any of the duties, liabilities, powers or the authority of the Litigation Trustees set forth in
    Section 3.12(b)(i)(J) herein but shall not have a duty to do any such act unless specifically requested to do so in writing by the Litigation Trustees, and shall then be fully protected in acting pursuant to such written request; and in the event of a conflict between the action of the Litigation Trustees and the action of the Institutional Trustee, the action of the Institutional Trustee shall prevail.



    (c) The Trustees are authorized and directed to conduct the affairs of the Litigation Trust and to operate the Litigation Trust so that the Litigation Trust will not fail to be classified as a grantor trust for United States federal income tax purposes. In this connection, the Trustees are authorized to take any action, not inconsistent with applicable laws, the Certificate of Litigation Trust or this Declaration, as amended from time to time, that the Institutional Trustee or the Litigation Trustees, as the case may be, determines in their discretion to be necessary or desirable for such purpose, even if such action adversely affects the interests of the Holders.



    (d) The Litigation Trustees may consult with counsel (which counsel may be counsel to the Litigation Trust or counsel to any member of the Bank United Group), outside consultants, advisors and other Persons as to matters the Litigation Trustees reasonably believe are within such other Person's professional or expert competence, and the advice of such Persons shall be full and complete


                                     C-1-16
authorization and protection in respect of any action taken, suffered or omitted by them hereunder in good faith reliance on such advise. All oral or written communications between any such counsel on the one hand, and the Sponsor, Bank United, the Litigation Trust, any Trustee, the Payment Trust, the Payment Trust Trustees any of their affiliates, or any successor entity or any affiliate of any successor entity, on the other hand, will be protected by the attorney-client privilege and/or the attorney work product doctrine, and no such communication will result in the waiver of any applicable claim of confidentiality or privilege.



    (e) Any Trustee may also be a Holder or an officer, director, employee or Affiliate of a Holder, and will have all the rights of such a Holder to the same extent as if such Trustee were not a Trustee.



    Section 3.13  CERTAIN DUTIES AND RESPONSIBILITIES OF THE TRUSTEES.



    (a) The Institutional Trustee, before the occurrence of any breach by the Sponsor or the Payment Trust of any of their obligations under the Commitment or a breach by the Sponsor after the Effective Time of any of its obligations under this Declaration, and after the curing of any such breach by the Payment Trust or the Sponsor, shall undertake to perform only such duties as are specifically set forth in this Declaration and no implied covenants shall be read into this Declaration against the Institutional Trustee. In case of a breach by either the Sponsor or the Payment Trust of any of their obligations under the Commitment or a breach by the Sponsor of its obligations hereunder after the Effective Time, the Institutional Trustee shall exercise such of the rights and powers vested in it by this Declaration and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.



    (b) The duties and responsibilities of the Trustees shall be as provided by this Declaration and the Business Trust Act. Notwithstanding the foregoing, no provision of this Declaration shall require any Trustee to expend or risk such Trustee's own funds or otherwise incur any financial liability in the performance of any of such Trustee's duties hereunder, or in the exercise of any of such Trustee's rights or powers. Whether or not therein expressly so provided, every provision of this Declaration relating to the conduct or affecting the liability of or affording protection to the Trustees shall be subject to the provisions of this Article. To the extent that, at law or in equity, a Trustee has duties and liabilities relating to the Litigation Trust or to the Holders, such Trustee shall not be liable to the Litigation Trust or to any Holder for such Trustee's good faith reliance on the provisions of this Declaration. The provisions of this Declaration, to the extent that they restrict the duties and liabilities of the Trustees otherwise existing at law or in equity, are agreed by the Litigation Trust and the Holders to replace such other duties and liabilities of the Trustees.



    (c) All payments made by the Institutional Trustee or a Paying Agent in respect of the CPR Certificates shall be made only from (i) payments received by the Litigation Trust from the Payment Trust and only to the extent that the Payment Amount is greater than zero or upon the expiration of the Retained Amount Period, any remaining portion of the Retained Amount is greater than zero, in each case so as to enable the Institutional Trustee or a Paying Agent to make payments in accordance with the terms hereof and (ii) proceeds from the liquidation of other assets of the Litigation Trust upon the winding up of the Litigation Trust. Each Holder, by its acceptance of a CPR Certificate, agrees that it will look solely to the Payment Amount and, upon the expiration of the Retained Amount Period, to any remaining portion of the Retained Amount, to the extent legally available for distribution to it as herein provided and that the Trustees are not personally liable to such Holder for any amount distributable in respect of any CPR Certificate or for any other liability in respect of any CPR Certificate.


                                     C-1-17

    (d) No provision of this Declaration shall be construed to relieve the Institutional Trustee from liability with respect to matters that are within the authority of the Institutional Trustee under this Declaration for its own bad faith, its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:



        (i) the Institutional Trustee shall not be liable for any error or judgment made in good faith by an authorized officer of the Institutional Trustee, unless it shall be proved that the Institutional Trustee was negligent in ascertaining the pertinent facts;



        (ii) the Institutional Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of not less than a majority of the CPR Certificates then outstanding, relating to the time, method and place of conducting any proceeding for any remedy available to the Institutional Trustee, or exercising any Litigation Trust or power conferred upon the Institutional Trustee under this Declaration;



        (iii) the Institutional Trustee's sole duty with respect to the custody, safe-keeping and physical preservation of the Payment Amount shall be to deal with such property in a similar manner as the Institutional Trustee deals with similar property for its own account, subject to the protections and limitations on liability afforded to the Institutional Trustee under this Declaration;



        (iv) the Institutional Trustee shall not be liable for any interest on any money received by it except as it may otherwise agree in writing with the Litigation Trustees; and money held by the Institutional Trustee need not be segregated from other funds held by it except in relation to the Proceeds Amount maintained by the Institutional Trustee pursuant to
    Section 3.12(b)(ii)(d) and except to the extent otherwise required by law.



    Section 3.14 CERTAIN RIGHTS OF THE INSTITUTIONAL TRUSTEE. Subject to the provisions of Section 3.13:



    (a) the Institutional Trustee may conclusively rely and shall fully be protected in acting or refraining from acting in good faith upon any resolution, opinion of counsel, certificate, written representation of a Holder, transferee or Litigation Trustee, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, approval, CPR Certificate, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed, sent or presented by the proper party or parties;



    (b) if (i) in performing its duties under this Declaration, the Institutional Trustee is required to decide between alternative courses of action, or (ii) in construing any of the provisions of this Declaration, the Institutional Trustee finds the same ambiguous or inconsistent with any other provisions contained herein, or (iii) the Institutional Trustee is unsure of the application of any provision of this Declaration, then, except as to any matter as to which the Holders are entitled to vote under the terms of this Declaration, the Institutional Trustee shall take such action, or refrain from taking such action, as the Institutional Trustee in its sole discretion shall deem advisable and in the best interests of the Holders, in which event the Institutional Trustee shall have no liability except for its own bad faith, negligence or willful misconduct;



    (c) any direction or act of the Litigation Trustees contemplated by this Declaration shall be sufficiently evidenced by an Officers' Certificate;



    (d) the Institutional Trustee may consult with counsel (which counsel may be counsel to the Litigation Trustees or appointed by the Sponsor or Bank United (or any successor to such Persons) at the direction of the Litigation Trustees to prosecute the Litigation) and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon and in accordance with such advice; the Institutional Trustee shall have the right at any time to seek instructions concerning the administration of this Declaration from any court of competent jurisdiction. All oral or written communications between any such counsel on the one hand, and the Sponsor, Bank United, the Litigation Trust, any Trustee, any of


                                     C-1-18
their affiliates, or any successor entity or any affiliate of any successor entity, on the other hand, will be protected by the attorney-client privilege and/or the attorney work product doctrine, and no such communication will result in the waiver of any applicable claim of confidentiality or privilege.



    (e) the Institutional Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Declaration at the request or direction of any of the Holders pursuant to this Declaration, unless such Holders shall have offered to the Institutional Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction, provided that nothing contained in this Section 3.14(e) shall be taken to relieve the Institutional Trustee, upon breach by the Sponsor of any of its obligations under the Commitment, or by the Sponsor or its successors after the Effective Time of any of the obligations of the Sponsor hereunder, of its obligation to exercise, upon the instructions of the Litigation Trustees, the rights and powers vested in it by this Declaration;



    (f) the Institutional Trustee shall not be required to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, CPR Certificate, bond, debenture, note or other evidence of indebtedness or other paper or document, unless requested in writing to do so by a majority of the Holders of CPR Certificates then outstanding, but the Institutional Trustee may make such further inquiry or investigation into such facts or matters as it may see fit;



    (g) except as otherwise expressly provided in this Declaration, the Institutional Trustee shall not be under any obligation to take any action that is discretionary under the provisions of this Declaration;



    (h) any action taken by the Institutional Trustee or its agents authorized by this Declaration to be taken by the Institutional Trustee shall bind the Litigation Trust and the Holders, and the signature of the Institutional Trustee or its agents alone shall be sufficient and effective to perform any such action and no third party shall be required to inquire as to the authority of the Institutional Trustee to so act or as to its compliance with any of the terms and provisions of this Declaration, both of which shall be conclusively evidenced by the Institutional Trustee's or its agent's taking such action;



    (i) no provision of this Declaration shall be deemed to impose any duty or obligation on the Institutional Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it, in any jurisdiction in which it shall be illegal, or in which the Institutional Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts, or to exercise any such right, power, duty or obligation. No permissive power or authority available to the Institutional Trustee shall be construed to be a duty;



    (j) whenever in the administration of the provisions of this Declaration the Institutional Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering any action to be taken hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of gross negligence or bad faith on the part of the Institutional Trustee, be deemed to be conclusively proved and established by an Officer's Certificate delivered to the Institutional Trustee and such certificate, in the absence of gross negligence or bad faith on the part of the Institutional Trustee, shall be full warrant to the Institutional Trustee for any action taken, suffered or omitted by it under the provisions of this Declaration upon the faith thereof;



    (k) in no event shall the Institutional Trustee be liable for the selection of investments for funds permitted to be invested hereunder or for investment losses thereon, and the Institutional Trustee shall have no liability in respect of losses incurred as a result of the liquidation of any investment prior to its stated maturity or the failure of the Litigation Trustees to provide timely written investment direction with respect to funds permitted to be invested hereunder;



    (l) the Institutional Trustee may execute any of the Litigation Trusts of powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, custodians or nominees


                                     C-1-19
appointed with due care, and shall not be responsible for any willful misconduct or gross negligence on the part of, or for the supervision of, any agent, attorney, custodian or nominee so appointed; and



    (m) the Institutional Trustee shall not be deemed to have notice of the occurrence of the events described in Section 3.19 unless the Institutional Trustee shall have received written notice of such event or a Responsible Officer of the Institutional Trustee shall have obtained actual knowledge thereof.



    Section 3.15  LISTS OF HOLDERS OF CPR CERTIFICATES.



    (a) At the Effective Time, the Sponsor shall provide to the Institutional Trustee a list (the "List of Holders"), in such form as the Institutional Trustee may reasonably require, of the names and addresses of the Holders as of immediately prior to the Effective Time;



    (b) The Paying Agent, if other than the Institutional Trustee, shall provide to the Institutional Trustee a List of Holders upon the request of the Institutional Trustee; and



    (c) The Institutional Trustee shall preserve, in as current a form as is reasonably practicable, all information contained in any List of Holders given to it or which it receives in its capacity as Paying Agent (if acting in such capacity), PROVIDED that the Institutional Trustee may destroy any List of Holders previously given to it on receipt of a new List of Holders;



    Section 3.16  EXECUTION OF DOCUMENTS.



    (a) Unless otherwise determined in writing by the Institutional Trustee, and except as otherwise required by the Business Trust Act, the Institutional Trustee, or any one or more of the Litigation Trustees, as the case may be, is authorized to execute on behalf of the Litigation Trust any documents that the Institutional Trustee or the Litigation Trustees, as the case may be, have the power and authority to execute pursuant to Section 3.12.



    (b) Any Institutional or Delaware Trustee may, by power of attorney consistent with applicable law, delegate to any other natural person over the age of 21 his or her or its power for the purpose of executing any documents contemplated in Section 3.12.



    Section 3.17  NOT RESPONSIBLE FOR RECITALS OR ISSUANCE OF CPR
CERTIFICATES. The recitals contained in this Declaration and the CPR Certificates shall be taken as the statements of the Litigation Trust, and the Trustees do not assume any responsibility for their correctness. The Sponsor and the Trustees make no representations as to the value or condition of the Litigation Trust Property or any part thereof. Except as otherwise specifically provided in Article XIV, the Sponsor and the Trustees make no representations as to the validity or sufficiency of this Declaration or the CPR Certificates.



    Section 3.18 FILINGS WITH THE COMMISSION. So long as the Litigation Trust is subject to the reporting obligations of the Exchange Act, the Litigation Trustees shall, on behalf of the Litigation Trust, cause to be prepared and filed with the Commission quarterly reports on Form 10-Q and an annual report on Form 10-K. Unless otherwise required by the Commission, such reports will contain only an overview of the status of the Litigation and disclosure of the amounts that have been expended for the relevant period and any contingent or incurred but unpaid expenses (including compensation deferred by the Litigation Trustees) that the Litigation Trust will be obligated to pay in the future. The Litigation Trustees shall also, on behalf of the Litigation Trust, cause to be prepared and filed with the Commission, reports on Form 8-K upon the occurrence of a material judicial decision in the Litigation or in the event of any agreement to settle the Litigation. It is hereby agreed and understood that such reports on Form 10-Q, 10-K or 8-K will not include financial statements or any valuation of the Litigation.



    Section 3.19  DEFAULT; NOTICE.  The Institutional Trustee shall, within
90 days after the occurrence of (i) a breach by the Sponsor of any of its payment obligations under the Commitment, (ii) a breach by the Sponsor after the Effective Time of its obligations hereunder, (iii) a default by the Litigation


                                     C-1-20

Trust in payment of the Payment Amount to the Holders pursuant to Article IV hereof, (iv) a default by the Litigation Trust upon the expiration of the Retained Amount Period in payment of any remaining portion of the Retained Amount pursuant to Article IV hereof, or (v) a breach by the Payment Trust of its obligations under the Commitment, transmit by mail, first class postage prepaid, to the Holders, notice of such default actually known to a Responsible Officer of the Institutional Trustee, unless such default has been cured before the giving of such notice; PROVIDED, HOWEVER, the Institutional Trustee shall be protected in withholding such notice if and so long as a Responsible Officer of the Institutional Trustee in good faith determines that the withholding of such notice is in the best interests of the Holders.



                                  ARTICLE IV.
                              PAYMENTS TO HOLDERS



    Section 4.01  PAYMENT TO HOLDERS.



    (a) The Litigation Trust will make payments from time to time to the Holders of the Payment Amounts upon the receipt of the applicable payments of the Proceeds Amount from the Payment Trust. Each CPR Certificate will entitle the Holder thereof to receive a fraction (equal to 1 divided by the total number of CPR Certificates then outstanding) of any Payment Amount within 60 days after the Litigation Trust receives a Proceeds Amount.



    (b) Within 90 days of the expiration of the Retained Amount Period, the Litigation Trust will pay to the Holders any remaining portion of the Retained Amount. Each CPR Certificate will entitle the Holder thereof to receive a fraction (equal to 1 divided by the total number of CPR Certificates then outstanding) of the remaining portion of the Retained Amount.



    Section 4.02 TIMING OF PAYMENTS. The Litigation Trust will make payments of amounts as contemplated by Section 4.1 to the Holders as of record dates determined by the Litigation Trustees. Payment will be made on payment dates, which will also be set by the Litigation Trustees. The Litigation Trustees shall promptly notify the Institutional Trustee in writing of any such dates.



    Section 4.03 DEFAULT; WAIVER. The Holders of a majority of the CPR Certificates then outstanding may, by vote or consent, on behalf of the Holders of all of the CPR Certificates, waive any breach by the Sponsor of any of its obligations under the Commitment, any failure by the Payment Trust to fulfill its obligations under the Commitment with respect to the Litigation Trust, or any default by the Litigation Trust in payment of the Payment Amount or the funds remaining in the Retained Amount to the Holders pursuant to this
Article IV.



                                   ARTICLE V.
                        EXPENSES AND THE RETAINED AMOUNT



    Section 5.01 EXPENSES. The Litigation Trustees on behalf of the Litigation Trust shall have the right to draw on the funds of the Litigation Trust for the purpose of funding any expenses of the Litigation Trust, including administration expenses, expenses of the Litigation, compensation, fees and expenses of the Trustees, amounts paid as indemnity to any Indemnified Person, premiums for insurance for the Litigation Trustees, and fees and expenses of attorneys, consultants and other experts retained by, or at the direction of, the Litigation Trustees, pursuant to Section 6.02.



    Section 5.02 RETURN OF FUNDS. Pursuant to Section 2.08 of the Commitment, if (x) the amount of the Litigation Proceeds is such that there would be no Commitment Amount payable under the Commitment to the Payment Trust and
(y) immediately prior to the termination of the Litigation Trust as provided by this Declaration and the Commitment the Litigation Trust retains any funds provided to the Litigation Trust pursuant to Section 2.04 of the Commitment but not used, the Litigation Trust shall refund to the Sponsor such amounts less expenses necessary, in the reasonable judgment of the


                                     C-1-21

Litigation Trustees, to terminate the Litigation Trust pursuant to the terms of this Declaration and the Commitment.



    Section 5.03  RETAINED AMOUNT.



    (a) The Litigation Trustees' obligation to make payments to the Holders shall be subject to the requirement that the Litigation Trust retain the Retained Amount for a period (the "Retained Amount Period") of [one] year (or such longer period as the Litigation Trustees shall reasonably determine (initially or at any time prior to the then scheduled termination of the Retained Amount Period) may be reasonably likely to be required) to satisfy all expenses, costs and claims and indemnification obligations of the Litigation Trust which may be incurred or which may arise after the Proceeds Amount is paid in full. The "Retained Amount" shall mean $ million (or such greater amount as the Litigation Trustees shall reasonably determine may be reasonably likely to be required to pay additional expenses or to satisfy the Litigation Trust's indemnification obligations). Any portion of the Retained Amount in excess of $ million or retained longer than two years shall promptly be distributed to the Holders after the Litigation Trustees reasonably determine that such funds are no longer needed for such purposes.



    (b) The Litigation Trust shall invest the Retained Amount in a Permitted Investment, to the extent that portions of the Retained Amount are not required to be disbursed for expenses of the Litigation Trust, until the expiration of the Retained Amount Period.



                                  ARTICLE VI.
                          MANAGEMENT OF THE LITIGATION



    Section 6.01  AUTHORITY OF THE LITIGATION TRUSTEES.



    (a) The Sponsor hereby agrees to, and agrees to cause Bank United and its successors to, upon the effectiveness of the Commitment and as requested by the Litigation Trustees thereafter, to follow and comply with all instructions of the Litigation Trustees in connection with all aspects of the prosecution of the Litigation, including, at the expense of the Litigation Trust, the retention of attorneys, experts, consultants and others and the making of all decisions and the taking of all actions necessary or appropriate to prosecute or otherwise pursue the Litigation by litigation in trial or appellate courts, arbitration, alternative dispute resolution, negotiation, settlement or compromise, or the dismissal, settlement or cessation of prosecution of the Litigation, withdrawal or abandonment of the Litigation; PROVIDED, that no settlement agreement or other ruling or agreement entered into at the direction of the Litigation Trustees as part of the resolution of the Litigation or a related Internal Revenue Service ruling issued to a member of the Bank United Group in connection with such agreement may impose any liability or obligation whatsoever (other than a standard settlement release relating only to the Litigation or other related claims that the Sponsor or Bank United's stockholders may have been able to bring as of immediately prior to the Merger) on any member or members of the Bank United Group or adversely affect or restrict the conduct of its business or adversely affect its tax posture with respect to other matters. The Sponsor hereby agrees not to, and to cause Bank United (or any successor thereto) not to, take any action with respect to the Litigation except in accordance with the instructions of the Litigation Trustees.



    (b) Prior to the Effective Time, the Sponsor shall certify by an Officers' Certificate that it has taken the necessary corporate action evidenced by resolutions substantially in the form set forth in EXHIBIT C hereto, to follow and comply, and to cause to cause Bank United to follow and comply, with all instructions of the Litigation Trustees as required by Section 6.1(a). Prior to the Effective Time, Bank United shall certify by an Officer's Certificate that it has taken the necessary action evidenced by resolutions to follow and comply with instructions of the Litigation Trustees.


                                     C-1-22

    (c) Nothing in this Declaration shall constitute a grant by the Sponsor, Bank United or their successors of a power of attorney to the Litigation Trustees to appear on behalf of the Sponsor, Bank United or their successors in connection with the Litigation.



    (d) Nothing in this Declaration shall be deemed to require the Sponsor to advance or risk any funds or otherwise incur any financial liability in connection with the Litigation or the Litigation Trust other than as provided by the Commitment or as contemplated by paragraph (a) above.



    (e) Each of the Sponsor and Bank United shall abide by the Recovery Agreement dated July 24, 1996, by and among the Sponsor, Bank United and Hyperion (as it may be hereafter amended from time to time, the "Recovery Agreement"). Each of the Litigation Trustees acknowledges the obligations of the Sponsor and Bank United under the Recovery Agreement.



    Section 6.02  RETENTION OF ATTORNEYS, ACCOUNTANTS AND OTHER PROFESSIONALS.



    (a) The Litigation Trustees shall retain, at the expense of the Litigation Trust, such attorneys as counsel to the Litigation Trust (including, without limitation, counsel to the Sponsor, Bank United or any successor to such Persons in connection with the Litigation) as the Litigation Trustees in their sole discretion may select, and the Litigation Trustees may dismiss such attorneys in their sole discretion. The Litigation Trustees shall instruct the Sponsor and Bank United (or any successor to such Persons), at the expense of the Litigation Trust, to retain such attorneys as the Litigation Trustees may select to aid in the prosecution of the Litigation and to perform such other functions as may be appropriate in the Litigation Trustees' sole and absolute discretion, and the Sponsor shall, and shall cause Bank United (or any successor thereto), in each case at the expense of the Litigation Trust, to follow and comply with such instructions in the manner set forth in Section 6.01(a). The Litigation Trustees may commit the Litigation Trust to and shall pay such attorneys compensation from the funds of the Litigation Trust for services rendered and expenses incurred and may enter into arrangements on such terms as may be approved by the Litigation Trustees with such counsel, including terms providing that all or a portion of such counsel's compensation may be contingent and may be based on a percentage of any recovery, subject to Section 2.03(c)(ii), PROVIDED, HOWEVER, that no such arrangement shall provide for recourse against Bank United or its successors. The Litigation Trustees shall have full authority to instruct the Sponsor or Bank United (or any successor to such Persons) to dismiss any such attorneys retained by the Sponsor or Bank United (or any successor to such Persons) and the Sponsor shall, and shall cause Bank United (or any successor thereto), to comply with such instructions.



    Unless and until instructed to the contrary by the Litigation Trustees, the attorneys currently retained to aid in the prosecution of the Litigation shall continue in such role for the Sponsor and Bank United (or any successor to such Persons), and all parties hereto, having been fully advised, waive any conflict of interest, if any, which the attorneys currently retained may have with respect to any party to this Declaration. In addition, any attorneys, experts, advisors, consultants and investigators retained by or at the direction of the Litigation Trustees and any experts, advisors, consultants and investigators retained by attorneys to aid in the prosecution of the Litigation shall be authorized by this Declaration to accept directions from the Litigation Trustees with respect to the Litigation, notwithstanding any conflict of interest that may arise by reason of such directions with the interests of any party to this Declaration. The Litigation Trustees shall have no duty to the Sponsor or Bank United (or any affiliate, successor entity, or affiliate of any successor entity) to consider any interest the Sponsor, Bank United or any such entity may have with respect to the Litigation. All oral and written communications between any attorneys retained by or at the direction of the Litigation Trustees on one hand, and the Sponsor, Bank United, the Litigation Trust, any Trustee, their affiliates, or any successor entity or any affiliate of any successor entity, on the other hand, relating to the Litigation and/or to the actions of the Litigation Trustees, will be protected by the attorney-client privilege and/or the attorney work product doctrine, and no such communication will result in the waiver of any applicable claim of confidentiality or privilege.


                                     C-1-23

    (b) The Litigation Trustees may retain an independent public accounting firm to audit the financial books and records of the Litigation Trust and to perform such other reviews and/or audits as may be appropriate in the Litigation Trustees' sole and absolute discretion. The Litigation Trustees may commit the Litigation Trust, and shall cause the Litigation Trust, to pay such accounting firm compensation from the funds of the Litigation Trust for services rendered and expenses incurred. The Litigation Trustees shall have full authority to dismiss such accounting firm.



    (c) The Litigation Trustees may retain on behalf of the Litigation Trust or instruct the Sponsor or Bank United (or any successor to such Persons) to retain such other experts, advisors, consultants, investigators or other support staff, assistants or employees as the Litigation Trustees, in their sole and absolute discretion, may deem necessary or appropriate to assist the Litigation Trustees to carry out their powers and duties under this Declaration. The Litigation Trustees may commit the Litigation Trust to and shall cause the Litigation Trust to pay all such persons or entities compensation from the funds of the Litigation Trust for services rendered and expenses incurred. The Litigation Trustees shall have full authority to dismiss such persons retained by the Litigation Trust or to instruct the Sponsor or Bank United (or any successor to such Persons) to dismiss such persons retained by the Sponsor or Bank United (or any successor to such Persons).



    Section 6.03  COOPERATION BY THE SPONSOR.



    (a) The Sponsor shall provide, and shall cause Bank United to provide the Litigation Trustees with such access to the books, records, offices, other facilities, employees, agents, representatives and independent accountants of the Sponsor and Bank United as the Litigation Trustees shall reasonably require for the purpose of performing their duties and exercising their powers under this Declaration. The Litigation Trustees shall have full authority on behalf of the Sponsor and Bank United to consult with and instruct the attorneys for the Sponsor and Bank United and their successors in connection with the Litigation.



    (b) The Sponsor shall use its best efforts to cause the relevant officers of the Sponsor and its successors and the agents and representatives of the Sponsor and its successors, and to cause the relevant officers of Bank United and its successors and the agents and representatives of Bank United and its successors, to be available to provide testimony and to execute documents, in each case as required, in the reasonable judgment of the Litigation Trustees, for the purpose of prosecuting the Litigation, including execution of any complaints, motions, answers and other pleadings, affidavits, requests and notices.



                                  ARTICLE VII.
                 ISSUANCE AND DISTRIBUTION OF CPR CERTIFICATES



    Section 7.01  GENERAL PROVISIONS REGARDING CPR CERTIFICATES.



    (a) The Litigation Trust shall issue CPR Certificates substantially in the form of Exhibit B representing undivided beneficial interests in the assets of the Litigation Trust.



    (b) The CPR Certificates issued immediately prior to the Effective Time shall be signed on behalf of the Litigation Trust by an Authorized Officer of the Sponsor. Any CPR Certificates issued by the Litigation Trust following the Merger shall be signed on behalf of the Litigation Trust by a majority of the Litigation Trustees. Such signature shall be the facsimile or manual signature of such Authorized Officer or Litigation Trustees, as applicable. In case any Authorized Officer or Litigation Trustee, as applicable, who shall have signed any of the CPR Certificates shall cease to be an Authorized Officer or Litigation Trustee, as applicable, before the CPR Certificates so signed shall be delivered by the Litigation Trust, such CPR Certificates nevertheless may be delivered as though the person who signed such CPR Certificates had not ceased to be an Authorized Officer or Litigation Trustee, as applicable; and any CPR Certificate may be signed on behalf of the Litigation Trust by such persons who, at the actual date of execution of such CPR Certificate, shall be an Authorized Officer or Litigation Trustee,


                                     C-1-24
as applicable, of the Litigation Trust, although at the date of the execution and delivery of the Declaration any such person was not an Authorized Officer or Litigation Trustee, as applicable. A CPR Certificate shall not be valid until authenticated by the manual signature of a Responsible Officer of the Institutional Trustee. Such signature shall be conclusive evidence that the CPR Certificate has been authenticated under this Declaration. Upon written order of the Litigation Trust signed by one Litigation Trustee, the Institutional Trustee shall authenticate the CPR Certificates for original issue. The Institutional Trustee may appoint an authenticating agent acceptable to the Litigation Trustees to authenticate the CPR Certificates.



    (c) Upon issuance of the CPR Certificates as provided in this Declaration, the CPR Certificates so issued shall be deemed to be validly issued, fully paid and non-assessable.



    (d) Every Person, by virtue of having become a Holder in accordance with the terms of this Declaration, shall be deemed to have expressly assented and agreed to the terms of, and shall be bound by, this Declaration.



    Section 7.02  PAYING AGENT, TRANSFER AGENT AND REGISTRAR.  The Litigation
Trust shall maintain in [            ], an office or agency where the CPR
Certificates may be presented for payment (the "Paying Agent"), and an office or agency where CPR Certificates may be presented for registration of transfer (the "Transfer Agent"). The Litigation Trust shall keep or cause to be kept at such office or agency a register for the purpose of registering CPR Certificates and transfers and exchanges of CPR Certificates, such register to be held by a registrar (the "Registrar"). The Litigation Trustees may appoint the Paying Agent, the Registrar, and the Transfer Agent and may appoint one or more additional Paying Agents or one or more co-Registrars, or one or more co-Transfer Agents in such other locations as they shall determine. The term "Paying Agent" includes any additional paying agent, the term "Registrar" includes any additional registrar or co-Registrar and the term "Transfer Agent" includes any additional or co-Transfer Agent. The Litigation Trustees may change any Paying Agent without prior notice to any Holder. The Litigation Trustees shall notify the Institutional Trustee of the name and address of any Paying Agent, Transfer Agent and Registrar not a party to this Declaration. The Litigation Trustees hereby appoint the Institutional Trustee to act as Paying Agent, Transfer Agent and Registrar for the CPR Certificates. The Institutional Trustee or any of its Affiliates may act as Paying Agent, Transfer Agent or Registrar.



    Section 7.03  FORM AND DATING.



    (a) The CPR Certificates and the Institutional Trustee's certificate of authentication thereon shall be substantially in the form of Exhibit B, which is hereby incorporated in and expressly made a part of this Declaration. CPR Certificates may be typed, printed, lithographed or engraved or may be produced in any other manner as is reasonably acceptable to the Sponsor prior to the Effective Time, and the Litigation Trustees after the Effective Time, as conclusively evidenced by the execution thereof. The CPR Certificates may have letters, numbers, notations or other marks of identification or designation and such legends or endorsements required by law, stock exchange rule, agreements to which the Litigation Trust is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Sponsor prior to the Effective Time, and the Litigation Trustees after the Effective Time). The Litigation Trustees shall furnish any such legend not contained in EXHIBIT B to the Institutional Trustee in writing. Each CPR Certificate shall be dated the date of its authentication. The form of CPR Certificate set forth in EXHIBIT B is part of the terms of this Declaration and to the extent applicable, the Institutional Trustee, the Delaware Trustee, the Litigation Trustees and the Sponsor, by their execution and delivery of this Declaration, expressly agree to such terms and provisions and to be bound thereby. The Litigation Trust, in issuing the CPR Certificates may use "CUSIP" numbers (if then generally in use), and, if so, the Institutional Trustee shall indicate the "CUSIP" numbers of the CPR Certificates in notices of redemption and related materials as a convenience to Holders; PROVIDED that any such notice may state that no representation is made as to the correctness of such numbers


                                     C-1-25
either as printed on the CPR Certificates or as contained in any notice of redemption and related materials.



    (b) Definitive and Global CPR Certificates. CPR Certificates shall be issued, at the option of the Holder, in the form of individual certificates in definitive, fully registered form without distribution coupons (each, a "Definitive CPR Certificate"), or in the form of one or more permanent global CPR Certificates in definitive, fully registered form without distribution coupons with the appropriate global legends (each, a "Global CPR Certificate"). The number of CPR Certificates represented by the Global CPR Certificate may from time to time be increased or decreased by adjustments made on the records of the Institutional Trustee and the Depositary or its nominee as hereinafter provided.



    (c) Book-Entry Provisions. This Section 7.03(b) shall apply only to the Global CPR Certificates. The Litigation Trust shall execute and the Institutional Trustee shall, in accordance with this Section 7.03, authenticate and deliver initially one or more Global CPR Certificates that (a) shall be registered in the name of Cede & Co. or other nominee of such Depositary and
(b) shall be delivered by the Institutional Trustee to such Depositary or pursuant to such Depositary's instructions or held by the Institutional Trustee as custodian for the Depositary. Clearing Agency Participants shall have no rights under this Declaration with respect to any Global CPR Certificates held on their behalf by the Depositary or by the Institutional Trustee as the custodian of the Depositary or under such Global CPR Certificates, and the Depositary may be treated by the Litigation Trust, the Institutional Trustee and any officer, director, employee, or agent of the Litigation Trust or the Institutional Trustee as the absolute owner of such Global CPR Certificates for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Litigation Trust, the Institutional Trustee or any agent of the Litigation Trust or the Institutional Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and the Clearing Agency Participants, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global CPR Certificates.



    (d) Definitive CPR Certificates. Any Person with a beneficial interest in a Global CPR Certificate may exchange such interest for Definitive CPR Certificates.



    Section 7.04  MUTILATED, DESTROYED, LOST OR STOLEN CERTIFICATES. If:
(a) any mutilated CPR Certificates should be surrendered to the Registrar, or if the Registrar shall receive evidence to its satisfaction of the destruction, loss or theft of any CPR Certificate; and (b) there shall be delivered to the Institutional Trustee, the Registrar and the Litigation Trustees such security or indemnity as may be required by them to keep each of them harmless; then, in the absence of notice that such CPR Certificate shall have been acquired by a protected purchaser, a majority of the Litigation Trustee on behalf of the Litigation Trust shall execute and the Institutional Trustee shall authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen CPR Certificate, a new CPR Certificate of like denomination. In connection with the issuance of any new CPR Certificate under this
Section 7.04, the Registrar or the Institutional Trustee may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith. Any duplicate CPR Certificate issued pursuant to this Section shall constitute conclusive evidence of an ownership interest in the relevant CPR Certificates, as if originally issued, whether or not the lost, stolen or destroyed CPR Certificate shall be found at any time.



    Section 7.05 TEMPORARY CPR CERTIFICATES. Until definitive CPR Certificates are ready for delivery, the Litigation Trustees may prepare and the Institutional Trustee shall authenticate temporary CPR Certificates. Temporary CPR Certificates shall be substantially in the form of definitive CPR Certificates but may have variations that the Litigation Trustees consider appropriate for temporary CPR Certificates. Without unreasonable delay, the Litigation Trustee shall prepare and the Institutional Trustee shall authenticate definitive CPR Certificates in exchange for temporary CPR Certificates.


                                     C-1-26

    Section 7.06  ISSUANCE OF CPR CERTIFICATES ON THE EFFECTIVE
DATE. Immediately prior to the Effective Time, the Litigation Trust shall issue to the Sponsor (i) one CPR Certificate for each share of the Sponsor's common stock outstanding as of immediately prior to the Effective Time, (ii) such number of CPR Certificates required to satisfy the Sponsor's obligations under the Litigation Trustee Agreements, (iii) one CPR Certificate for each share of the Sponsor's stock underlying Bank United Corp. stock appreciation rights ("Bank United SARs") and Bank United Corp. performance share awards ("Bank United Performance Share Awards") that are exercised for cash prior to the Merger or which are surrendered solely for cash in the Merger, (iv) one CPR Certificate for each share of stock of the Sponsor underlying the stock options of the Sponsor outstanding immediately prior to the Merger, for delivery by the Sponsor to the holders of Replacement Options upon exercise of Replacement Options following the Merger, and (v) one CPR Certificate for each share of the Sponsor's common stock with respect to which the Sponsor stockholders have provided a notice of intent to exercise appraisal rights in the Merger.



    Section 7.07  REDEMPTION AND CANCELLATION.



    (a) The Sponsor and the Litigation Trustees at any time may deliver CPR Certificates to the Institutional Trustee for cancellation. The Registrar shall forward to the Institutional Trustee any CPR Certificates surrendered to it for registration of transfer, redemption or payment. The Institutional Trustee shall promptly cancel all CPR Certificates surrendered for registration of transfer, payment, replacement or cancellation and shall destroy such canceled CPR Certificates in accordance with its customary practices and procedures. The Institutional Trustee may not issue new CPR Certificates to replace CPR Certificates that have been paid in full or that have been delivered to the Institutional Trustee for cancellation.



    (b) The Litigation Trust shall mandatorily redeem for [$0.01] in cash each CPR Certificate issued to a stockholder of the Sponsor who provides a notice of intent to exercise appraisal rights in the Merger with respect to shares of the common stock of the Sponsor. If any such stockholder of the Sponsor subsequently withdraws, or fails to perfect, such appraisal demand, Washington Mutual, in its capacity as successor to the Sponsor, shall deliver to such stockholder one CPR Certificate for each share of the common stock of the Sponsor as to which such appraisal demand was withdrawn and not perfected.



    (c) Except as contemplated by Section 7.08 below, the Sponsor shall only retain CPR Certificates in an amount equal to, and shall return to the Litigation Trust for cancellation any CPR Certificates held by it in excess of,
(i) the number of shares of the Sponsor's stock as to which former stockholders of the Sponsor exercised and perfected and did not withdraw their appraisal rights plus (ii) the number of CPR Certificates required to satisfy the Sponsor's obligations under the Litigation Trustee Agreements, plus (iii) the number of shares of the stock of underlying Bank United SARs and Bank United Performance Share Awards that are exercised for cash prior to the Merger or which are surrendered solely for cash in the Merger, plus (iv) that number of CPR Certificates as is equal to the number of shares of stock of the Sponsor underlying the stock options of the Sponsor outstanding immediately prior to the Merger, for delivery by the Sponsor to the holders of Replacement Options upon exercise of Replacement Options following the Merger. If any Replacement Options are canceled or expire unexercised, the Sponsor shall return the related number of CPR Certificates to the Litigation Trust and the Institutional Trustee shall cancel such CPR Certificates.



    Section 7.08 ISSUANCE OF CPR CERTIFICATES AFTER THE EFFECTIVE TIME. The Trust may issue additional CPR Certificates to the Sponsor in such amounts and at such times as determined in accordance with the adjustment provisions of the 8% Corporate Premium Income Equity Securities of the Sponsor (or, after the Effective Time, the 8% Corporate Premium Income Equity Securities of Washington Mutual into which such securities of the Sponsor were converted pursuant to the Merger Agreement). In addition, the Trust may issue additional CPR Certificates in accordance with Section 2.03(c).


                                     C-1-27

                                 ARTICLE VIII.
                DISSOLUTION AND TERMINATION OF LITIGATION TRUST



    Section 8.01  DISSOLUTION AND TERMINATION OF LITIGATION TRUST.



    (a) The Litigation Trust shall dissolve:



        (i) 30 days after the date on which the Institutional Trustee has distributed any portion of the Retained Amount remaining upon the expiration of the Retained Amount Period;



        (ii) if the Litigation Trustees determine in writing that the final Payment Amount is less than zero (whether because the Proceeds Amount is less than or equal to zero or because the expenses of the Litigation Trust exceed the Proceeds Amount) and there is no Retained Amount, thirty days after such determination by the Litigation Trustees;



        (iii) 30 days after the date of a final dismissal of the Litigation or a determination by the Sponsor or Bank United (or any successor to such Persons) not to continue to prosecute the Litigation, in either case upon the instruction of the Litigation Trustees; or



        (iv) if, prior to the Effective Time, the Sponsor so resolves in writing; provided that such dissolution is consummated before the issuance of any CPR Certificates.



    (b) As soon as is practicable after the occurrence of an event referred to in Section 8.1(a), and after completion of winding up of the Litigation Trust and satisfaction of liabilities of the Litigation Trust in accordance with the Business Trust Act, the Trustees shall terminate the Litigation Trust by filing a certificate of cancellation with the Secretary of State of the State of Delaware.



    (c) The provisions of Sections 3.08, 3.13, 11.04 and 11.06 shall survive the termination of the Litigation Trust.



                                  ARTICLE IX.
                             TRANSFER OF INTERESTS



    Section 9.01  GENERAL.



    (a) Where CPR Certificates are presented to the Registrar or a co-registrar with a request to register a transfer or to exchange them for an equal number of CPR Certificates represented by different certificates, the Registrar shall register the transfer or make the exchange if its requirements for such transactions are met. To permit registrations of transfer and exchanges, a majority of the Litigation Trustees shall execute and the Institutional Trustee shall authenticate CPR Certificates at the Registrar's request.



    (b) CPR Certificates may only be transferred, in whole or in part, in accordance with the terms and conditions set forth in this Declaration and in the terms of the CPR Certificates. Any transfer or purported transfer of any CPR Certificate not made in accordance with this Declaration shall be null and void and will be deemed to be of no legal effect whatsoever and any such transferee shall be deemed not to be the holder of such CPR Certificates for any purpose, including but not limited to the receipt of the Payment Amount, and such transferee shall be deemed to have no interest whatsoever in such CPR Certificates.



    (c) The Registrar shall provide for the registration of CPR Certificates and of transfers of CPR Certificates, which will be effected without charge but only upon payment (with such indemnity as the Registrar may require) in respect of any tax or other governmental charges that may be imposed in relation to it. Upon surrender for registration of transfer of any CPR Certificates, the Registrar shall cause one or more new CPR Certificates to be issued in the name of the designated transferee or transferees. Every CPR Certificate surrendered for registration of transfer shall be accompanied by a written instrument of transfer in form satisfactory to the Registrar duly executed by the Holder or such


                                     C-1-28

Holder's attorney duly authorized in writing. Each CPR Certificate surrendered for registration of transfer shall be canceled by the Institutional Trustee pursuant to Section 7.07. A transferee of a CPR Certificate shall be entitled to the rights and subject to the obligations of a Holder hereunder upon the receipt by such transferee of a CPR Certificate. By acceptance of a CPR Certificate, each transferee shall be deemed to have agreed to be bound by this Declaration.



    Section 9.02  TRANSFER PROCEDURES.



    (a) Transfer and Exchange of Definitive CPR Certificates. When Definitive CPR Certificates are presented to the Registrar (x) to register the transfer of such Definitive CPR Certificates, or (y) to exchange such Definitive CPR Certificates for an equal number of Definitive CPR Certificates of another number, the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; PROVIDED, HOWEVER, that the Definitive CPR Certificates surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Litigation Trust and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.



    (b) Restrictions on Transfer of a Definitive CPR Certificate for a Beneficial Interest in a Global CPR Certificate. A Definitive CPR Certificate may not be exchanged for a beneficial interest in a Global CPR Certificate except upon satisfaction of the requirements set forth below. Upon receipt by the Institutional Trustee of a Definitive CPR Certificate, duly endorsed or accompanied by appropriate instruments of transfer, together with written instructions directing the Institutional Trustee to make, or to direct the Depositary to make, an adjustment on its books and records with respect to a Global CPR Certificate to reflect an increase in the number of the CPR Certificates represented by the Global CPR Certificate, then the Institutional Trustee shall cancel such Definitive CPR Certificate and cause, or direct the Depositary to cause, the aggregate number of CPR Certificates represented by the Global CPR Certificate to be increased accordingly. If no Global CPR Certificates are then outstanding, a majority of Litigation Trustees shall execute and the Institutional Trustee or the Authenticating Agent shall authenticate, an appropriate number of CPR Certificates in global form.



    (c) Transfer and Exchange of Global CPR Certificates. The transfer and exchange of Global CPR Certificates or beneficial interests therein shall be effected through the Depositary, in accordance with this Declaration and the procedures of the Depositary therefor. Notwithstanding any other provisions of this Declaration, a Global CPR Certificate may not be transferred as a whole except by the Depositary to a nominee of the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.



    (d) Transfer of a Beneficial Interest in a Global CPR Certificate for a Definitive CPR Certificate.



        (i) Any Person having a beneficial interest in a Global CPR Certificate may upon request, and if accompanied by the information specified below, exchange such beneficial interest for a Definitive CPR Certificate, representing the same number of CPR Certificates. Upon receipt by the Institutional Trustee from the Depositary or its nominee on behalf of any Person having a beneficial interest in a Global CPR Certificate of written instructions or such other form of instructions as is customary for the Depositary or the Person designated by the Depositary as having such a beneficial interest in such Global CPR Certificate, then the Institutional Trustee shall cause, in accordance with the standing instructions and procedures of the Depositary, the aggregate liquidation amount of the Global CPR Certificate to be reduced on its books and records and, following such reduction, a majority of the Litigation Trustees shall execute and the Institutional Trustee or the Authenticating Agent shall authenticate, an appropriate number of Definitive CPR Certificates.



        (ii) Definitive CPR Certificate issued in exchange for a beneficial interest in a Global CPR Certificate pursuant to this Section 9.02(d) shall be registered in such names and in such authorized denominations as the Depositary, pursuant to instructions from Clearing Agency


                                     C-1-29

    Participants or indirect participants or otherwise, shall instruct the Institutional Trustee. The Institutional Trustee shall deliver such CPR Certificates to the Persons in whose names such CPR Certificates are so registered in accordance with the instructions of the Depositary.



    (e) Definitive CPR Certificates If No Depositary.



    If at any time:



        (i) the Depositary notifies the Institutional Trustee and the Litigation Trustees that the Depositary is unwilling or unable to continue as Depositary for the Global CPR Certificates and a successor Depositary for the Global CPR Certificates is not appointed by the Litigation Trust at the direction of the Litigation Trustees within 90 days after delivery of such notice; or



        (ii) the Litigation Trustees notify the Institutional Trustee in writing to issue Definitive CPR Certificates under this Declaration, then a majority of the Litigation Trustee shall execute, and the Institutional Trustee or Authenticating Agent, upon receipt of a written order of the Litigation Trust signed by a Litigation Trustee requesting the authentication and delivery of Definitive CPR Certificates to the Persons designated by the Litigation Trustees, shall authenticate and deliver Definitive CPR Certificates, in an aggregate amount equal to the amount of Global CPR Certificates, in exchange for such Global CPR Certificates.



    (f) Cancellation or Adjustment of a Global CPR Certificate. At such time as all beneficial interests in a Global CPR Certificate have either been exchanged for Definitive CPR Certificates to the extent permitted by this Declaration or redeemed, repurchased or canceled in accordance with the terms of this Declaration, such Global CPR Certificate shall be returned to the Depositary for cancellation or retained and canceled by the Institutional Trustee. At any time prior to such cancellation, if any beneficial interest in a Global CPR Certificate is exchanged for Definitive CPR Certificates, CPR Certificates represented by such Global CPR Certificate shall be reduced and an adjustment shall be made on the books and records of the Institutional Trustee (if it is then the custodian for such Global CPR Certificate) with respect to such Global CPR Certificate, by the Institutional Trustee to reflect such reduction.



    (g) Obligations with Respect to Transfers and Exchanges of CPR Certificates.



        (i) To permit registrations of transfers and exchanges, a majority of the Litigation Trustees shall execute and the Institutional Trustee or Authenticating Agent shall authenticate Definitive CPR Certificates and Global CPR Certificates at the Registrar's request.



        (ii) Registrations of transfers or exchanges will be effected without charge, but only upon payment (with such indemnity as the Institutional Trustee or the Registrar may require) in respect of any tax or other governmental charge that may be imposed in relation to it.



        (iii) All CPR Certificates issued upon any registration of transfer or exchange pursuant to the terms of this Declaration shall evidence the same security and shall be entitled to the same benefits under this Declaration as the CPR Certificates surrendered upon such registration of transfer or exchange.



    Section 9.03 DEEMED CPR CERTIFICATE HOLDERS. The Litigation Trust, the Litigation Trustees, the Trustees, the Paying Agent, the Transfer Agent or the Registrar may treat the Person in whose name any CPR Certificate shall be registered on the books and records of the Litigation Trust as the sole holder of such CPR Certificate (and of the undivided beneficial interest in the assets of the Litigation Trust represented by such CPR Certificate) for purposes of receiving payment of the Payment Amount and for all other purposes whatsoever and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such CPR Certificate or in the rights represented by such Certificate on the part of any other Person, whether or not the Litigation Trust, the Litigation Trustees, the Trustees, the Paying Agent, the Transfer Agent or the Registrar shall have actual or other notice thereof.


                                     C-1-30

    With respect to Global CPR Certificates issued by the Litigation Trust:
(i) the Trustees may deal with the Depositary as the authorized representative of the Holders; (ii) the rights of the holders of beneficial interests in the Litigation Trust shall be exercised only through the Depositary and shall be limited to those established by law and agreement between such holders of beneficial interests and the Depositary and/or direct participants of the Depositary; (iii) the Depositary will make book-entry transfers among the direct participants of the Depositary and will receive and transmit distributions on the CPR Certificates to such direct participants; and (iv) the direct participants of the Depositary shall have no rights under this Declaration under or with respect to any of the CPR Certificates held on their behalf by the Depositary, and the Depositary may be treated by the Trustees and their respective agents, employees, officers and directors as the absolute owner of the CPR Certificates for all purposes whatsoever.



    Section 9.04 NOTICES TO CLEARING AGENCY. Whenever a notice or other communication to the Holders is required under this Declaration, unless and until Definitive CPR Certificates shall have been issued to the beneficial owners of CPR Certificates pursuant to Section 9.02(d) or Section 9.02(e), the Trustees shall give all such notices and communications specified herein to be given to the Holders to the Clearing Agency, and shall have no notice obligations to the beneficial owners of CPR Certificates.



    Section 9.05 APPOINTMENT OF SUCCESSOR CLEARING AGENCY. If any Clearing Agency elects to discontinue its services as securities depositary with respect to the CPR Certificates, the Litigation Trustees, in their sole discretion, shall appoint a successor Clearing Agency with respect to such CPR Certificates.



                                   ARTICLE X.
                          HOLDERS OF CPR CERTIFICATES



    Section 10.01 LIMITATIONS ON RIGHTS OF HOLDERS. The Holders of the CPR Certificates acknowledge that:



    (a) the Holders, in their capacities as Holders, are not stockholders of the Sponsor, Bank United or any successor of either of them and will have no rights to dividends, liquidation preferences or other distributions other than the payments described in Article IV, and will have no voting rights except as expressly described herein. The Commitment is solely a contractual obligation between the Sponsor, the Litigation Trust and the Payment Trust, and the Holders have no rights under the Commitment with respect to the Sponsor by reason of their ownership of CPR Certificates and the Sponsor has no liability under the Commitment to the Holders;



    (b) the CPR Certificates are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation;



    (c) the Holders have no rights with respect to, or interest in, (i) the Litigation, (ii) the Sponsor (or any successor thereto), (iii) Bank United (or any successor thereto), or (iv) any amount received by the Sponsor or Bank United or any other member of the Bank United Group with respect to the Litigation, including any judgment or settlement proceeds;



    (d) nothing in this Declaration shall be construed to create any partnership or joint venture between the Sponsor, Bank United, Washington Mutual or any member of the Bank United Group, and the Holders;



    (e) (i) the Litigation is solely an asset of the Sponsor, Bank United, Hyperion and their successors, (ii) the Litigation shall be conducted by and on behalf of the Sponsor, Bank United and their successors solely in accordance with the instructions of the Litigation Trustees pursuant to this Declaration and the Recovery Agreement, (iii) the Litigation Trustees shall have the sole and exclusive right to direct the Sponsor, Bank United and their successors to take (or not take) actions relating to the Litigation as contemplated by this Declaration and the Recovery Agreement and may, among other


                                     C-1-31
things, instruct the Sponsor, Bank United and their successors to dismiss, settle or cease prosecuting the Litigation at any time without obtaining any cash or other recovery, or upon obtaining any such cash or other recovery as the Litigation Trustees may determine, (iv) the Litigation Trustees have the sole and exclusive right to take or not take other actions contemplated by this Declaration on behalf of the Sponsor, Bank United and their successors relating to the Litigation (including, without limitation, any decision with respect to the incurrence of expenses);



    (f) the liability of the Trustees and members of the Bank United Group is limited to the extent set forth in Article XI.



    Section 10.02  LIMITATIONS ON SUITS BY HOLDERS.



    (a) To the fullest extent permitted by law, no Holder of CPR Certificates shall have any right by virtue or by availing itself of any provision of this Declaration to institute any action or proceeding other than a suit by such Holder for nonpayment of amounts due and owing with respect to such Holder's CPR Certificates following a payment of the Proceeds Amount to the Litigation Trust and payment of the Payment Amount by the Litigation Trust to other Holders, at law or in equity or in bankruptcy or otherwise upon or under or with respect to this Declaration, or for the appointment of a Trustee, receiver, liquidator, custodian or other similar official or for any other remedy hereunder, unless such Holder previously shall have given to the Institutional Trustee written notice of default and of the continuance thereof as herein before provided, and unless also the Holders of not less than 50% of the CPR Certificates outstanding shall have made written request upon the Institutional Trustee to institute such action or proceeding in its own name as Trustee hereunder and shall have offered to the Institutional Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby and the Institutional Trustee for 60 days after its receipt of such notice, request and offer of indemnity shall have failed to institute any such action or proceeding; it being understood and intended, and being expressly covenanted by the Holder of every CPR Certificate with every other Holder of CPR Certificates and the Institutional Trustee, that no one or more Holders shall have any right in any manner whatever by virtue or by availing itself or themselves of any provision of this Declaration to effect, disturb or prejudice the rights of any other such Holder, or to obtain or seek to obtain priority over or preference to any other such Holder or to enforce any right under this Declaration, except in the manner herein provided and for the equal, ratable and common benefit of all Holders. For the protection and enforcement of the provisions of this Section, each and every Holder and the Institutional Trustee shall be entitled to such relief as can be given either at law or in equity.



    (b) Any proceeding by Holders shall be instituted only in accordance with the following procedures:



        (i) The prospective plaintiff(s) shall deliver to the Institutional Trustee (which shall promptly deliver a copy thereof to the Litigation Trustees) a printed or typewritten statement not more than 10 pages in length containing (i) the name(s) and address(es) of the prospective plaintiff(s), (ii) a statement of the nature and amount of each plaintiff's interest in the CPR Certificates, and (iii) a description of the nature and grounds of the claims to be asserted and the relief or remedy sought.



        (ii) The Institutional Trustee shall promptly notify the prospective plaintiff(s) of the number of copies needed for distribution to Holders and the postage, printing and administrative costs for preparing and mailing the statement of the prospective plaintiff(s), a response by the Institutional Trustee or the Litigation Trustees, as applicable, which shall not exceed 10 pages in length, a consent form described below and a return envelope. Upon receipt of a certified check for such postage, printing and administrative costs, the Institutional Trustee shall promptly mail these materials to the Holders. Sixty days after mailing, the responses received shall be open to inspection by the prospective plaintiff(s) or any Holder at reasonable times during business hours at the office of the Litigation Trust designated for such purposes.


                                     C-1-32

        (iii) The mailing to Holders shall include a consent form reading substantially as follows:



    "In response to the Bank United Litigation Contingent Payment Rights
Litigation Trust mailing dated             ,



    ______ I HEREBY CONSENT TO SUCH SUIT.



    ______ I DO NOT CONSENT TO SUCH SUIT.



    Signature


------------------------------------


    Printed or Typed Name of Holder



    Date:


------------------------------------


    "If this response is not returned by____________, you will be considered as not consenting to such suit."



                                  ARTICLE XI.
               LIMITATION OF LIABILITY OF HOLDERS OF SECURITIES,
                               TRUSTEES OR OTHERS



    Section 11.01  LIABILITY.



    (a) Except as expressly set forth in this Declaration, the Trustees shall not be:



        (i) personally liable for the payment of any amounts, including, without limitation, the Payment Amount or any portion of the Retained Amount remaining upon the expiration of the Retained Amount Period, to the Holders, which payment shall be made solely from the Proceeds Amount, if any, and the Retained Amount, if any, respectively, and other assets of the Litigation Trust, if any; or



        (ii) required to pay to the Litigation Trust or to any Holder any deficit upon dissolution of the Litigation Trust or otherwise.



    (b) Pursuant to sec. 3803(a) of the Business Trust Act, the Holders of the CPR Certificates shall be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware.



    Section 11.02  EXCULPATION.



    (a) To the fullest extent permitted by law, no Indemnified Person shall be liable, responsible or accountable in damages or otherwise to the Litigation Trust or any Indemnified Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Person, except that (i) the Litigation Trustees shall be liable for any such loss, damage or claim incurred by reason of any act or omission performed or omitted by them if it shall be established in a final and nonappealable judicial determination by clear and convincing evidence that any such act or omission of the Litigation Trustees was undertaken with deliberate intent to injure the Holders or with reckless disregard for the best interests of such Holders and, in any event, any liability will be limited to actual, proximate, quantifiable damages, and
(ii) the Institutional Trustee or the Delaware Trustee shall be liable for any such loss, damage or claim incurred by reason of the Institutional Trustee's or Delaware Trustee's (as the case may be) gross negligence or willful misconduct with respect to such acts or omissions and, in any event, any liability will be limited to actual, proximate, quantifiable damages;


                                     C-1-33

PROVIDED, that nothing in this Section 11.2(a) is intended to limit the Litigation Trustees' right to insurance obtained by the Litigation Trust and the proceeds of such insurance.



    (b) To the fullest extent permitted by law, no Indemnified Person shall have any liability to the Litigation Trust, the Trustees or the Holders. Without limiting the generality of the foregoing, to the fullest extent permitted by law, none of the Holders (in their capacity as Holders), the Trustees or the Litigation Trust shall have the right to enforce, institute or maintain a suit, action or proceeding against a Indemnified Person relating to the formation of the Litigation Trust, the entering into of the Commitment, the distribution of the CPR Certificates, the maintenance of the Litigation at the direction of,or the actions of the Litigation Trustees in their capacity (or purportedly in their capacity) as, Litigation Trustees. Notwithstanding the preceding two sentences of this Section 11.02(b), the Litigation Trust (or the Litigation Trustees on behalf of the Litigation Trust) may enforce, institute or maintain a suit, action or proceeding against (i), except as set forth in
Section 3.12(a)(ii), the Sponsor for breach of its obligations hereunder,
(ii) the Sponsor for breach of any of its obligations under the Commitment[or the Payment Trust Agreement] or its failure to deliver any CPR Certificate when due or to return to the Litigation Trust for cancellation any CPR Certificate required to be returned pursuant to the Merger Agreement when so required,
(iii) the Sponsor for failure to make payments to the Litigation Trust under the Commitment Agreement, (iv) Bank United for breach of any depository relationship obligations it may have with respect to payments made by the Sponsor to the Litigation Trust., and in each case, the Sponsor and Bank United or their successors, as the case may be, may be liable to the Litigation Trust in connection with such suit, action or proceeding, or (v) Bank United for breach of its obligations under the Commitment[or the Payment Trust Agreement]. Notwithstanding the preceding two sentences, fees and expenses incurred by the Bank United Group in such a suit, action or proceeding described in the preceding two sentences shall not be set off against the Litigation Proceeds (in order to calculate the Commitment Amount) if the Litigation Trust or the Litigation Trustees prevail in such a suit, and, if in connection with suits brought pursuant to clauses (i) through (iv) inclusive, shall be deemed expenses of the Litigation Trust payable by the Litigation Trust out of the Commitment Amount, including any Retained Amount, if the Litigation Trustees do not prevail.



    (c) An Indemnified Person shall be fully protected in relying in good faith upon the records of the Litigation Trust and upon such information, opinions, reports or statements presented to the Litigation Trust by any Person as to matters the Indemnified Person reasonably believes are within such other Person's professional or expert competence and, if selected by such Indemnified Person, has been selected by such Indemnified Person with reasonable care by or on behalf of the Litigation Trust, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which payment to Holders might properly be paid.



    Section 11.03  FIDUCIARY DUTY.



    (a) To the extent that, at law or in equity, an Indemnified Person has duties (including fiduciary duties) and liabilities relating thereto to the Litigation Trust or to any other Indemnified Person, an Indemnified Person acting under this Declaration shall not be liable to the Litigation Trust or to any other Indemnified Person for its good faith reliance on the provisions of this Declaration. The provisions of this Declaration, to the extent that they restrict the duties and liabilities of an Indemnified Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of the Indemnified Person.



    (b) Whenever in this Declaration an Indemnified Person is permitted or required to make a decision:



        (i) in its "discretion" or under a grant of similar authority, the Indemnified Person shall be entitled to consider such interests and factors as it desires, including its own interests, and shall


                                     C-1-34
    have no duty or obligation to give any consideration to any interest of or factors affecting the Litigation Trust or any other Person; or



        (ii) in its "good faith" or under another express standard, the Indemnified Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Declaration or by applicable law.



    Section 11.04  INDEMNIFICATION.



    (a) The Litigation Trust shall indemnify, to the fullest extent permitted by law, any Indemnified Person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, arising out of or relating to the Litigation Trust, the CPR Certificates, the distribution of the CPR Certificates, the Litigation or any acts or omissions of the Trustees in their capacity or purportedly in their capacity as Trustees, or actions taken by the Litigation Trustees (including actions taken by the Litigation Trustees in their capacity as officers, directors or agents of the Sponsor or Washington Mutual so long as such actions relate to the Litigation Trust including, without limitation, the negotiation of the terms of the Litigation Trust and the CPR Certificates and the approval of the establishment of the Litigation Trust and the distribution of the CPR Certificates and related transactions, but otherwise excluding actions taken by the Litigation Trustees in such capacities), against any and all losses, liabilities, damages, judgments, demands, suits, claims, assessments, charges, fines, penalties and other costs and expenses, including attorneys' fees and expenses and other fees and expenses associated with the defense of a claim or incurred by such Indemnified Person in obtaining indemnification under this Declaration, whether or not in a formal proceeding (collectively, "Damages").



    (b) Notwithstanding the preceding paragraphs (a), no indemnification shall apply (i) in the case of the indemnification of the Litigation Trustees, if Holders establish in a final and nonappealable judicial determination by clear and convincing evidence that such Damages arose as the result of acts or omissions of the Litigation Trustees with deliberate intent to injure the CPR Certificate Holders or with reckless disregard for the best interests of such Holders, or (ii) in the case of the indemnification of the Delaware Trustee or the Institutional Trustee, if Holders establish in a final and nonappealable judicial determination by clear and convincing evidence that such damages arose because such Trustee was grossly negligent or engaged in willful misconduct. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that (i) the Litigation Trustees acted or decided with deliberate intent to injure the Holders or with reckless disregard for the best interests of such Holders or (ii) the Delaware Trustee or Institutional Trustee was grossly negligent or engaged in willful misconduct.



    (c) To the fullest extent permitted by law, expenses (including attorneys' fees and expenses) incurred by an Indemnified Person in defending a civil, criminal, administrative or investigative action, suit or proceeding referred to in Sections 11.04(a) shall be paid by the Litigation Trust in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking (without bond or security) by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Litigation Trust as authorized in this
Section 11.04.



    (d) All rights to indemnification under this Section 11.04 shall be deemed to be provided by a contract between the Litigation Trust and each Indemnified Person who serves in such capacity at any time while this Section 11.04 is in effect. Any repeal or modification of this Section 11.04 shall not affect any rights or obligations then existing.



    (e) The Litigation Trust shall purchase and maintain insurance to cover its indemnification obligations and any other liabilities of the Litigation Trustees.


                                     C-1-35

    (f) For purposes of this Section 11.04, references to "the Litigation Trust" shall include, in addition to the resulting or surviving entity, any constituent entity (including any constituent of a constituent) absorbed in a consolidation or merger involving the Litigation Trust, so that any Person who is or was a director, Trustee, officer or employee of such constituent entity, or is or was serving at the request of such constituent entity as a director, Trustee, officer, employee or agent of another entity, shall stand in the same position under the provisions of this Section 11.04 with respect to the resulting or surviving entity as he would have with respect to such constituent entity if its separate existence had continued.



    (g) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 11.04 shall continue as to a Person who has ceased to be an Indemnified Person and shall inure to the benefit of the heirs, executors and administrators of such a Person.



    Section 11.05 OUTSIDE BUSINESSES. Any Indemnified Person or member of the Bank United Group may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Litigation Trust, and the Litigation Trust and the Holders shall have no rights by virtue of this Declaration in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Litigation Trust, shall not be deemed wrongful or improper. No Indemnified Person or member of the Bank United Group shall be obligated to present any particular investment or other opportunity to the Litigation Trust even if such opportunity is of a character that, if presented to the Litigation Trust, could be taken by the Litigation Trust, and any Indemnified Person or member of the Bank United Group shall have the right to take for its own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment or other opportunity. Any Indemnified Person or member of the Bank United Group may engage or be interested in any financial or other transaction with the Sponsor or any Affiliate of the Sponsor, or may act as depositary for, Trustee or agent for, or act on any committee or body of holders of, securities or other obligations of the Sponsor or its Affiliates.



    Section 11.06  COMPENSATION; FEE.  The Litigation Trust agrees:



    (a) to pay to the Institutional Trustee and the Delaware Trustee from time to time, upon the approval of the Litigation Trustees, reasonable compensation for all services rendered by them hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a Trustee of an express Litigation Trust); and



    (b) except as otherwise expressly provided herein, to reimburse the Trustees upon request for all expenses, disbursements and advances incurred or made by the Trustees in accordance with any provision of this Declaration (including the compensation and the expenses and disbursements of their respective agents and counsel).



    The provisions of Section 11.04 and this Section 11.06 shall survive the dissolution of the Litigation Trust and the termination of this Declaration and the removal or resignation of any Trustee.



                                  ARTICLE XII.
                                   ACCOUNTING



    Section 12.01 FISCAL YEAR. The fiscal year ("Fiscal Year") of the Litigation Trust shall be the calendar year, or such other year as is required by the Code.



    Section 12.02  CERTAIN ACCOUNTING MATTERS.



    (a) At all times during the existence of the Litigation Trust, the Litigation Trustees shall keep, or cause to be kept, full books of account, records and supporting documents, which shall reflect in reasonable detail each transaction of the Litigation Trust. The books of account shall be maintained on


                                     C-1-36
the accrual method of accounting, in accordance with generally accepted accounting principles, consistently applied. The books of account and the records of the Litigation Trust shall be examined by and reported upon as of the end of each Fiscal Year of the Litigation Trust by a firm of independent certified public accountants selected by the Litigation Trustees.



    (b) The Litigation Trustees shall cause to be duly prepared and delivered to each of the Holders any annual United States federal income tax information statement required by the Code, containing such information with regard to the CPR Certificates held by each Holder as is required by the Code and the regulations promulgated thereunder. Notwithstanding any right under the Code to deliver any such statement at a later date, the Litigation Trustees shall endeavor to deliver all such statements within 30 days after the end of each Fiscal Year of the Litigation Trust.



    (c) The Litigation Trustees shall cause to be duly prepared and filed an annual United States federal income tax return on a Form 1041 or such other form required by United States federal income tax law, and any other annual income tax returns required to be filed by the Litigation Trustees on behalf of the Litigation Trust with any state or local taxing authority.



    Section 12.03 BANKING. The Litigation Trust may maintain one or more bank accounts in the name and for the sole benefit of the Litigation Trust; PROVIDED, HOWEVER, that all payments received by the Litigation Trust pursuant to the Commitment shall be maintained separately from other funds as provided by
Section 3.12(b)(ii)(D).



    Section 12.04 WITHHOLDING. The Institutional Trustee or any Paying Agent shall comply with all withholding requirements under United States federal, state and local law. The Institutional Trustee or any Paying Agent shall request, and the Holders shall provide to the Institutional Trustee or any Paying Agent, such forms or certificates as are necessary to establish an exemption from withholding with respect to each Holder, and any representations and forms as shall reasonably be requested by the Institutional Trustee or any Paying Agent to assist it in determining the extent of, and in fulfilling, its withholding obligations. The Litigation Trustees shall file required forms with applicable jurisdictions and, unless an exemption from withholding is properly established by a Holder, shall remit amounts withheld with respect to the Holder to applicable jurisdictions. To the extent that the Institutional Trustee or any Paying Agent is required to withhold and pay over any amounts to any authority with respect to distributions or allocations to any Holder, the amount withheld shall be deemed to be a Distribution in the amount of the withholding to the Holder. In the event of any claimed overwithholding, Holders shall be limited to an action against the applicable jurisdiction. If the amount required to be withheld was not withheld from actual Distributions made, the Institutional Trustee or any Paying Agent may reduce subsequent Distributions by the amount of such withholding.



                                 ARTICLE XIII.
                            AMENDMENTS AND MEETINGS



    Section 13.01  AMENDMENTS.



    (a) Except as otherwise provided in this Declaration, this Declaration may only be amended by a written instrument approved and executed by



        (i) the Institutional Trustee;



        (ii) the Litigation Trustees in accordance with the last sentence of
    Section 3.11(a); and



        (iii) if the amendment affects the rights, powers, duties, obligations or immunities of the Delaware Trustee, the Delaware Trustee.


                                     C-1-37

    (b) Notwithstanding any other provision of this Article XIII, no amendment shall be made, and any such purported amendment shall be void and ineffective unless the Institutional Trustee shall have first received:



        (A) an Officers' Certificate from the Litigation Trust that such amendment is permitted by, and conforms to, the terms of this Declaration (including the terms of the CPR Certificates); and



        (B) an opinion of counsel (who may be counsel to the Litigation Trust or the Litigation Trustees) that such amendment is permitted by, and conforms to, the terms of this Declaration (including the terms of the CPR Certificates).



        (C) Except as provided in Section 13.01(d), (e), (f) or (g), no amendment shall be made, and any such purported amendment shall be void and ineffective unless the Holders of a majority of the CPR Certificates then outstanding shall have consented to such amendment.



        (D) In addition to and notwithstanding any other provision in this Declaration, without the consent of each affected Holder, this Declaration may not, except as permitted by Section 13.01(g)(i) or (ii), be amended to
    (i) discriminate among Holders, (ii) restrict the right of a Holder to institute suit for the enforcement of any such payment on or after such occurrence, or (iii) modify the definition of Payment Amount or Retained Amount.



        (E) Section 2.03(a) and this Section 13.01 shall not be amended without the consent of all of the Holders of the CPR Certificates then outstanding.



        (F) Sections 11.02(b) and 11.04(b), (c)(iii), (d), (e), (f), (g) and
    (h) shall not be amended without the consent of the Sponsor.



        (G) Subject to Section 13.01(b), this Declaration may be amended by the Institutional Trustee and the Litigation Trustees without the consent of the Holders of the CPR Certificates:



           (i) to cure any ambiguity;



           (ii) to correct or supplement any provision in this Declaration that may be defective or inconsistent with any other provision of this Declaration;



           (iii) to add to the covenants, restrictions or obligations of the Litigation Trustees or to alter the allocation of duties between the Litigation Trustees and the Institutional Trustee;



           (iv) to modify, eliminate or add to any provision of this Declaration to such extent as may be necessary to ensure that the Litigation Trust
       (a) will be classified for United States federal income tax purposes at all times as a grantor trust, (b) will not be required to register as an Investment Company under the Investment Company Act (including without limitation to conform to any change in any applicable Rule under the Investment Company Act or written change in interpretation or application thereof by any legislative body, court, government agency or regulatory authority) or (c) is able to issue additional CPR Certificates;



PROVIDED, HOWEVER, that no such modification, elimination or addition referred to in clauses (i), (ii), (iii) or (iv) shall adversely affect the powers, preferences or special rights of Holders or cause the Litigation Trust to fail to continue to be classified as a grantor trust for purposes of United States federal income taxation.



        (H) The Institutional Trustee may, but shall have no obligation to, execute any amendment which materially adversely affects its rights, powers, immunities or indemnities.


                                     C-1-38

    Section 13.02 MEETINGS OF HOLDERS OF CPR CERTIFICATES; ACTION BY WRITTEN CONSENT.



    (a) Meetings of the Holders may be called at any time by the Litigation Trustees to consider and act on any matter on which Holders are entitled to act under the terms of this Declaration, the terms of the CPR Certificates or the rules of any stock exchange or automated quotation system on which the CPR Certificates are listed or admitted for trading, if any. The Litigation Trustees shall call a meeting of the Holders if directed to do so by the Holders of at least 25% of CPR Certificates. Such direction shall be given by delivering to the Litigation Trustees one or more calls in a writing stating that the signing Holders wish to call a meeting and indicating the general or specific purpose for which the meeting is to be called.



    (b) Except to the extent otherwise provided in the terms of the CPR Certificates, the following provisions shall apply to meetings of Holders:



           (i) notice of any such meeting (with a copy to the Institutional Trustee) shall be given to all the Holders having a right to vote thereat at least 20 days and not more than 60 days before the date of such meeting.



    Whenever a vote, consent or approval of the Holders is permitted or required under this Declaration or the rules of any stock exchange or automated quotation system on which the CPR Certificates are listed or admitted for trading, if any, such vote, consent or approval may be given at a meeting of the Holders. Any action that may be taken at a meeting of the Holders may be taken without a meeting if a consent in writing setting forth the action so taken is signed by the Holders owning not less than the minimum amount of CPR Certificates that would be necessary to authorize or take such action at a meeting at which all Holders having a right to vote thereon were present and voting. Prompt notice of the taking of action without a meeting shall be given to the Holders entitled to vote who have not consented in writing. The Litigation Trustees may specify that any written ballot submitted to the Holders for the purpose of taking any action without a meeting shall be returned to the Litigation Trust within the time specified by the Litigation Trustees;



           (ii) each Holder may authorize any Person to act for it by proxy on all matters in which a Holder is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Holder executing it. Except as otherwise provided herein, all matters relating to the giving, voting or validity of proxies shall be governed by the General Corporation Law of the State of Delaware relating to proxies, and judicial interpretations thereunder, as if the Litigation Trust were a Delaware corporation and the Holders were stockholders of a Delaware corporation; each meeting of the Holders shall be conducted by the Litigation Trustees or by such other Person that the Litigation Trustees may designate; and



           (iii) unless the Business Trust Act, this Declaration or the terms of the CPR Certificates or the listing rules of any stock exchange on which the CPR Certificates are then listed for trading, if any, otherwise provides, the Litigation Trustees, in their sole discretion, shall establish all other provisions relating to meetings of Holders, including notice of the time, place or purpose of any meeting at which any matter is to be voted on by any Holders, waiver of any such notice, action by consent without a meeting, the establishment of a record date, quorum requirements, voting in person or by proxy or any other matter with respect to the exercise of any such right to vote.


                                     C-1-39

                                  ARTICLE XIV.
         REPRESENTATIONS OF INSTITUTIONAL TRUSTEE AND DELAWARE TRUSTEE



    Section 14.01  REPRESENTATIONS AND WARRANTIES OF THE INSTITUTIONAL
TRUSTEE. The Trustee that acts as initial Institutional Trustee represents and warrants to the Litigation Trust and to the Sponsor at the date of this Declaration, and each Successor Institutional Trustee represents and warrants to the Litigation Trust at the time of the Successor Institutional Trustee's acceptance of its appointment as Institutional Trustee, that:



    (a) the Institutional Trustee is a corporation or banking association with Litigation Trust powers, duly organized, validly existing and in good standing under the laws of the United States or a State thereof with power and authority to execute and deliver, and to carry out and perform its obligations under the terms of, this Declaration;



    (b) the execution, delivery and performance by the Institutional Trustee of this Declaration has been duly authorized by all necessary corporate action on the part of the Institutional Trustee. This Declaration has been duly executed and delivered by the Institutional Trustee, and it constitutes a legal, valid and binding obligation of the Institutional Trustee, enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, moratorium, insolvency, and other similar laws affecting creditors' rights generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law); and



    (c) the execution, delivery and performance of this Declaration by the Institutional Trustee does not conflict with or constitute a breach of the charter or by-laws of the Institutional Trustee.



    Section 14.02 REPRESENTATIONS AND WARRANTIES OF THE DELAWARE TRUSTEE. The Trustee that acts as initial Delaware Trustee represents and warrants to the Litigation Trust and to the Sponsor at the date of this Declaration, and each Successor Delaware Trustee represents and warrants to the Litigation Trust at the time of the Successor Delaware Trustee's acceptance of its appointment as Delaware Trustee, that:



    (a) the Delaware Trustee, if other than an individual, is duly organized, validly existing and in good standing under the laws of the State of Delaware, with power and authority to execute and deliver, and to carry out and perform its obligations under the terms of, this Declaration;



    (b) the Delaware Trustee has been authorized to perform its obligations under the Certificate of Litigation Trust and this Declaration. This Declaration under Delaware law constitutes a legal, valid and binding obligation of the Delaware Trustee, enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, moratorium, insolvency, and other similar laws affecting creditors' rights generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law); and



    (c) the Delaware Trustee is a natural person who is a resident of the State of Delaware or, if not a natural person, an entity which has its principal place of business in the State of Delaware and, in either case, a Person that satisfies for the Litigation Trust the requirements of Section 3807 of the Business Trust Act.


                                     C-1-40

                                  ARTICLE XV.
                                 MISCELLANEOUS



    Section 15.01 NOTICES. All notices provided for in this Declaration shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by first class mail, as follows:



    (a) if given to the Litigation Trust, in care of the Institutional Trustee at the Litigation Trust's mailing address set forth below (or such other address as the Litigation Trust may give notice of to the Holders of the CPR Certificates):


                                          --------------------------------------

                                          --------------------------------------


                                          Attention:
                                          Facsimile:



                                          with a copy to:


                                          --------------------------------------

                                          --------------------------------------


                                          Attention:
                                          Facsimile:



    (b) if given to the Delaware Trustee, at the mailing address set forth below (or such other address as the Delaware Trustee may give notice of to the Holders of the CPR Certificates):


                                          --------------------------------------

                                          --------------------------------------


                                          Attention:
                                          Facsimile:



    (c) if given to the Institutional Trustee, at the mailing address set forth below (or such other address as the Institutional Trustee may give notice of to the Holders of the CPR Certificates).


                                          --------------------------------------

                                          --------------------------------------


                                          Attention:
                                          Facsimile:


                                     C-1-41

    (d) if given to the Litigation Trustees, at each mailing address set forth below (or such other address as the Litigation Trust may give notice of to the Holders of the CPR Certificates):


                                          --------------------------------------

                                          --------------------------------------


                                          Attention:
                                          Facsimile:


                                          --------------------------------------

                                          --------------------------------------


                                          Attention:
                                          Facsimile:



    (e) if given to any Holder, at the address set forth on the books and records of the Litigation Trust.



    All such notices shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid, except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver the same.



    Section 15.02 GOVERNING LAW. This Declaration and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware and all rights and remedies shall be governed by such laws without regard to the principles of conflict of laws of the State of Delaware or any other jurisdiction that would call for the application of the law of any jurisdiction other than the State of Delaware; PROVIDED, HOWEVER, that, to the fullest extent permitted by law, there shall not be applicable to the Litigation Trust, the Trustees or this Declaration any provision of the laws (statutory or common) of the State of Delaware pertaining to Litigation Trusts that relate to or regulate, in a manner inconsistent with the terms hereof
(a) the filing with any court or governmental body or agency of Trustee accounts or schedules of Trustee fees and charges, (b) affirmative requirements to post bonds for Trustees, officers, agents or employees of a Litigation Trust,
(c) the necessity for obtaining court or other governmental approval concerning the acquisition, holding or disposition of real or personal property, (d) fees or other sums payable to Trustees, officers, agents or employees of a Litigation Trust, (e) the allocation of receipts and expenditures to income or principal,
(f) restrictions or limitations on the permissible nature, amount or concentration of Litigation Trust investments or requirements relating to the titling, storage or other manner of holding or investing Litigation Trust assets or (g) the establishment of fiduciary or other standards of responsibility or limitations on the acts or powers of Trustees that are inconsistent with the limitations or liabilities or authorities and powers of the Trustees as set forth or referenced in this Declaration. [Section 3540 and Section 3561 of Title 12 of the Delaware Code shall not apply to the Litigation Trust.]



    Section 15.03 INTENTION OF PARTIES. It is the intention of the parties hereto that the Litigation Trust be classified for United States federal income tax purposes as a grantor trust that is formed to hold the Commitment and liquidate the Commitment, as provided for herein. The provisions of this Declaration shall be interpreted to further this intention of the parties.


                                     C-1-42

    Section 15.04 HEADINGS. Headings contained in this Declaration are inserted for convenience of reference only and do not affect the interpretation of this Declaration or any provision hereof.



    Section 15.05 SUCCESSORS AND ASSIGNS. Whenever in this Declaration any of the parties hereto is named or referred to, the successors and assigns of such party shall be deemed to be included, and all covenants and agreements in this Declaration by the Sponsor and the Trustees shall bind and inure to the benefit of their respective successors and assigns, whether or not so expressed.



    Section 15.06 PARTIAL ENFORCEABILITY. If any provision of this Declaration, or the application of such provision to any Person or circumstance, shall be held invalid, the remainder of this Declaration, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.



    Section 15.07 SPECIFIC PERFORMANCE. The Sponsor hereby agrees that the obligations imposed on it in this Declaration are special, unique and of an extraordinary character, and that, in the event of breach by the Sponsor, damages would not be an adequate remedy and the Sponsor shall be entitled to specific performance and injunctive and other equitable relief, including declaratory relief, in addition to any other remedy to which it may be entitled, at law or in equity; and the Sponsor hereby further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.



    Section 15.08 COUNTERPARTS. This Declaration may contain more than one counterpart of the signature page and this Declaration may be executed by the affixing of the signature of each of the Trustees and the Sponsor to any of such counterpart signature pages. All of such counterpart signature pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.


                                     C-1-43

    IN WITNESS WHEREOF, the undersigned have caused these presents to be executed as of the day and year first above written.



                                         [_____________________________________]
                                          as Delaware Trustee
                                          By:___________________________________
                                          Name:
                                          Title:



                                         [_____________________________________]
                                          as Institutional Trustee
                                          By:___________________________________
                                          Name:
                                          Title:



                                          BANK UNITED CORP.,
                                          as Sponsor
                                          By:___________________________________
                                          Name:
                                          Title:



                                          BANK UNITED LITIGATION
                                          CONTINGENT PAYMENT RIGHTS LITIGATION
                                          TRUST
                                          By:___________________________________
                                          ______________, as Litigation Trustee
                                          By:___________________________________
                                          ______________, as Litigation Trustee


                                     C-1-44

                   [TO BE UPDATED TO REFLECT FINAL AGREEMENT]



                       EXHIBIT B TO DECLARATION OF TRUST
                  FORM OF CONTINGENT PAYMENT RIGHT CERTIFICATE
                         [FORM OF FACE OF CERTIFICATE]



[The following two paragraphs apply only to Certificates in global form.] [UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY LITIGATION TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), NEW YORK, NEW YORK, TO THE LITIGATION TRUST OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUIRED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]



[TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR'S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE DECLARATION REFERRED TO BELOW.]



--------------------------------------------   --------------------------------------------
CERTIFICATE NUMBER                             NUMBER OF CONTINGENT PAYMENT RIGHT
                                               CERTIFICATES

                  CUSIP NO


                                     C-1-45

      CERTIFICATE EVIDENCING UNDIVIDED BENEFICIAL INTERESTS IN THE ASSETS
                                       OF
         BANK L&C LITIGATION CONTINGENT PAYMENT RIGHTS LITIGATION TRUST
                     CONTINGENT PAYMENT RIGHT CERTIFICATES



    BANK L&C LITIGATION CONTINGENT PAYMENT RIGHTS LITIGATION TRUST, a statutory Business Trust created under the laws of the State of Delaware (the "Litigation
Trust"), hereby certifies that             (the "Holder") is the registered
owner of certificates of the Litigation Trust representing undivided beneficial interests in the assets of the Litigation Trust, designated the Contingent Payment Right Certificates (the "CPR Certificates"). Subject to the Declaration (as defined below), the CPR Certificates are transferable on the books and records of the Litigation Trust, in person or by a duly authorized attorney, upon surrender of this Certificate duly endorsed and in proper form for transfer. The CPR Certificates represented hereby are issued pursuant to the designation, rights, privileges, restrictions, preferences and other terms and provisions of, and shall in all respects be subject to, the provisions of the
Declaration of Trust of the Litigation Trust dated as of             ,       ,
among [insert Litigation Trustees] as Litigation Trustees (the "Litigation
Trustees"), [insert DE Trustee], as Delaware Trustee, [            ], as
Institutional Trustee, Bank United Corp., as Sponsor, and the holders from time to time of undivided beneficial interests in the assets of the Litigation Trust, including the designation of the terms of the CPR Certificates, as the same may be amended from time to time (the "Declaration"). Capitalized terms used herein but not defined shall have the meaning given them in the Declaration. The [Institutional Trustee] will provide a copy of the Declaration to the Holder without charge upon written request to the Litigation Trust at its principal place of business.



    Upon receipt of this CPR Certificate, the Holder is bound by the Declaration and is entitled to the benefits thereunder.



    This CPR Certificate is governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflict of laws.



    IN WITNESS WHEREOF, the Litigation Trust has duly executed this CPR Certificate.



                              BANK L&C LITIGATION
                   CONTINGENT PAYMENT RIGHTS LITIGATION TRUST
                       [By: Bank United Corp.] as Sponsor
                                      By:



                                         _______________________________________
                                          Name
                                          Title:  [Authorized Officer]]
                                          [By: _________________________________



                                         _______________________________________
                                          Name:
                                          Title:  Litigation Trustee
                                          By: __________________________________


                                     C-1-46

                                         _______________________________________
                                          Name:
                                          Title:  Litigation Trustee]
                                          By: __________________________________



                                         _______________________________________
                                          Name:
                                          Title:  Litigation Trustee]
                                          By: __________________________________



                                         _______________________________________
                                          Name:
                                          Title:  Litigation Trustee]]
                                          Dated:


                                     C-1-47

                   [TO BE UPDATED TO REFLECT FINAL AGREEMENT]
                         CERTIFICATE OF AUTHENTICATION



    This is one of the CPR Certificates referred to in the within-mentioned Declaration.



                        [Institutional Trustee], as the
                             Institutional Trustee
                                      By:


                            ------------------------


                              [Authorized Officer]



                        [FORM OF REVERSE OF CERTIFICATE]



    Distributions payable on each CPR Certificate will be payable from time to time upon the receipt by the Bank United Litigation Contingent Payment Rights Trust (The "Litigation Trust") of payments of the Proceeds Amount (as defined herein) from the Bank United Litigation Payment Trust, a Delaware Business Trust (the ("Payment Trust") pursuant to the Commitment (as defined herein). The Payment Trust shall pay the Proceeds Amount to the Litigation Trust upon its receipt of the Commitment Amount (as defined herein) from Bank United Corp.
Corp., a       corporation (together with its successors, "Bank United Corp."), pursuant to the Commitment. The Commitment means the Commitment Agreement (the
"Commitment") dated as of             ,       , between Bank United Corp., the
Payment Trust and the Litigation Trust, entered into by Bank United Corp. in connection with the merger (the "Merger") of Bank United Corp. with and into
Washington Mutual, a             corporation (together with its successors,
"Washington Mutual"). The Proceeds Amount means the Commitment Amount plus any interest earned thereon. The Commitment Amount means an amount equal to the Litigation Proceeds (as defined herein) minus the Reimbursements (as defined herein) plus the Assumed Tax Benefit (as defined herein). Litigation Proceeds means an amount equal to any and all cash payments (the "Cash Proceeds") and non-cash payments (the "Non-Cash Proceeds") actually received by Bank United Corp., Bank United (as defined herein) or any of their affiliates other than Hyperion Partners L.P. (the "Bank United Group") pursuant to a final, non-appealable judgment or a final settlement of the litigation claims of Bank United Corp. and Bank United, a wholly-owned subsidiary of Bank United Corp. (together with its successors, "Bank United"), in [reference the litigation] (the "Litigation"). [Reimbursements means an amount equal to (a) the amounts paid by Bank United Corp. to the Litigation Trust and the Payment Trust to pay such trusts' expenses pursuant to the Commitment, plus (b) interest on the amounts paid by Bank United Corp. to the Litigation Trust and the Payment Trust to pay such trusts' expenses pursuant to the Commitment calculated from the time of any such withdrawal at an annual interest rate equal to fifteen percent (15%) compounded annually, plus (c) the Assumed Tax Liability (as defined herein), plus (d) in the event the Litigation Proceeds are required to be included in income for federal income tax purposes in a taxable year prior to the year such proceeds are received in cash (because of either the accrual of Cash Proceeds before the payment thereof or the time required to liquidate Non-Cash Proceeds),
interest at the [REFERENCE RATE OF             (THE "REFERENCE RATE") PLUS 250
BASIS POINTS] from the date of such payment of taxes to the date of receipt of cash. Assumed Tax Benefit means an amount equal to the tax benefit that would be allowed to the Bank United Group under Section 483(a) of the Internal Revenue Code, computed based on certain assumptions, from payments on the Commitment. The Assumed Tax Liability means an amount equal to the income (including franchise) tax liability of the Bank United Group (not giving effect to any deductions attributable to payments of the Proceeds Amount) attributable to the receipt of the Litigation Proceeds computed on certain assumptions. The Payment Amount means, with respect to each payment of the Proceeds Amount received by the


                                     C-1-48

Litigation Trust pursuant to the Commitment, such payment of the Proceeds Amount received by the Litigation Trust less the amount of any accrued but unpaid expenses payable by the Litigation Trust, plus interest or income, if any, received by the Litigation Trust on such payment of the Proceeds Amount, less amounts retained by the Litigation Trust as the Retained Amount (as defined herein). The Retained Amount means $ million (or such greater amount as the Litigation Trustees shall reasonably determine may be reasonably likely to be required to pay additional expenses or to satisfy the Litigation Trust's indemnification obligations). The Litigation Trustees' obligation to make payments to the Holders shall be subject to the requirement that the Litigation Trust retain, from payments of the Proceeds Amount, the Retained Amount for a period (the "Retained Amount Period") of two years (or such longer period as the Litigation Trustees shall reasonably determine (initially or at any time prior to the then scheduled termination of the Retained Amount Period) may be reasonably likely to be required) to satisfy all expenses, costs and claims and indemnification obligations of the Litigation Trust which may be incurred or which may arise after the Proceeds Amount is paid in full.



    The Payment Trust will promptly make payments from time to time, but in no event prior to the expiration of the 366 day period commencing with the distribution of the CPR Certificates to the Holders, to the Litigation Trust of the Proceeds Amount upon the receipt of the applicable payment of the Commitment Amount from the Sponsor.



    The Litigation Trust will make payments from time to time to the Holders of the Payment Amounts upon the receipt of the applicable payments of the Proceeds Amount from the Payment Trust. Each CPR Certificate will entitle the Holder thereof to receive a fraction (equal to 1 divided by the total number of CPR Certificates outstanding) of any Payment Amount within 60 days after the Litigation Trust receives a Proceeds Amount.



    Within 90 days of the expiration of the Retained Amount Period, the Litigation Trust will pay to the Holders any remaining portion of the Retained Amount. Each CPR Certificate will entitle the Holder thereof to receive a fraction (equal to 1 divided by the total number of CPR Certificates then outstanding) of the remaining portion of the Retained Amount.



    The Litigation Trust shall mandatorily redeem for $[0.01] in cash each CPR Certificate issued to a Bank United Corp. stockholder who provides a notice of intent to exercise appraisal rights in the Merger with respect to shares of Bank United Corp. common stock. If any such Bank United Corp. stockholder subsequently withdraws, or fails to perfect, such appraisal demand, Washington Mutual in its capacity as successor to Bank United Corp., shall deliver to such stockholder one CPR Certificate for each share of Bank United Corp. common stock as to which such appraisal demand was withdrawn and not perfected.



    To the fullest extent permitted by law, no Indemnified Person (as defined in the Declaration) shall be liable, responsible or accountable in damages or otherwise to the Litigation Trust or any other Indemnified Person or member of the Bank United Group for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Person, except that
(i) the Litigation Trustees shall be liable for any such loss, damage or claim incurred by reason of any act or omission performed or omitted by them if it shall be established in a final and nonappealable judicial determination by clear and convincing evidence that any such act or omission of the Litigation Trustees was undertaken with deliberate intent to injure the Holders or with reckless disregard for the best interests of such Holders and, in any event, any liability will be limited to actual, proximate, quantifiable damages, and
(ii) the Institutional Trustee or the Delaware Trustee shall be liable for any such loss, damage or claim incurred by reason of the Institutional Trustee's or Delaware Trustee's (as the case may be) gross negligence or willful misconduct with respect to such acts or omissions.



    To the fullest extent permitted by law, no Indemnified Person (as defined in the Declaration), shall have any liability to the Litigation Trust, the Payment Trust, the Trustees of either Trust (the "Trustees") or the Holders. Without limiting the generality of the foregoing, to the fullest extent


                                     C-1-49
permitted by law, none of the Holders (in their capacity as Holders), the Trustees, the Payment Trust, or the Litigation Trust shall have the right to enforce, institute or maintain a suit, action or proceeding against an Indemnified Person relating to the formation of the Litigation Trust, the entering into of the Commitment, the distribution of the CPR Certificates, the Litigation or actions of the Trustees in their capacity (or purportedly in their capacity) as Trustees. The Litigation Trust (or the Litigation Trustees on behalf of the Litigation Trust) may enforce, institute or maintain a suit, action or proceeding against (i) Bank United Corp. for breach of its obligations under the Declaration, (ii) Bank United Corp. for its breach of any of its obligations under the Commitment or its failure to deliver any CPR Certificate when due or to return to the Litigation Trust for cancellation any CPR Certificate required to be returned pursuant to the Merger Agreement when so required, (iii) Bank United Corp. for failure to make payments to the Litigation Trust pursuant to the Commitment, (iv) Bank United for breach of any depository relationship obligations it may have with respect to payments made by Bank United Corp. to the Litigation Trust or the Payment Trust, or (v) the Payment Trust for breach of the Commitment and in each case, Bank United Corp., the Payment Trust, Bank United or their successors, as the case may be, may be liable to the Litigation Trust in connection with such suit, action or proceeding; PROVIDED, that fees and expenses incurred by the Bank United Group in such a suit, action or proceeding shall not be set off against the Litigation Proceeds (in order to calculate the Commitment Amount) if the Litigation Trust or the Litigation Trustees prevail in such a suit, and, if in connection with suits brought pursuant to clauses (i) through (v) inclusive, shall be deemed expenses of the Litigation Trust payable by the Litigation Trust out of the Proceeds Amount, including any Retained Amount, if the Litigation Trustees do not prevail.



    The Holders will have no voting rights (except in connection with certain amendments to the Declaration described in Article XIII of the Declaration and except in connection with the removal of the Institutional Trustee and the Delaware Trustee for cause, or, if a default by the Litigation Trust with respect to its payment obligations under Article IV of the Declaration shall have occurred and be continuing, with or without cause), no liquidation preference and no rights to dividends or distributions other than their pro rata share of the Payment Amount and any portion of the Retained Amount remaining at the expiration of the Retained Amount Period, plus any other Litigation Trust assets.



    THE CPR CERTIFICATES ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.



    The Holders have no rights with respect to, or interest in, (i) the Litigation, (ii) Bank United Corp., (iii) Bank United, or (iv) any amount received by Bank United Corp., Bank United or any other member of the Bank United Group with respect to the Litigation, including any judgment or settlement proceeds.



    Each Holder acknowledges that: (i) the Litigation is solely an asset of Bank United Corp., Bank United and their successors, (ii) the Litigation shall be conducted by and on behalf of Bank United Corp., Bank United and their successors solely in accordance with the instructions of the Litigation Trustees pursuant to the Declaration, (iii) the Litigation Trustees shall have the sole and exclusive right to direct Bank United Corp., Bank United and their successors to take (or not take) actions relating to the Litigation as contemplated by the Declaration and may, among other things, instruct Bank United and its successors to dismiss, settle or cease prosecuting the Litigation at any time without obtaining any cash or other recovery, or upon obtaining any such cash or other recovery as the Litigation Trustees may determine, and
(iv) the Litigation Trustees have the sole and exclusive right to take or not take other actions contemplated by the Declaration relating to the Litigation (including, without limitation, any decision with respect to the incurrence of expenses).



    Nothing in the Declaration or this CPR Certificate shall be construed to create any partnership or joint venture between Bank United Corp., Bank United, Washington Mutual or any member of the Bank United Group, and the Holders.


                                     C-1-50

                                                                    APPENDIX C-2



                              DECLARATION OF TRUST



                                       OF



                             BANK UNITED LITIGATION
                                 PAYMENT TRUST



                                     [DATE]

                               TABLE OF CONTENTS



                                                                             PAGE NO.
                                                                             --------
                                        ARTICLE I.
                              INTERPRETATION AND DEFINITIONS

Section 1.01   Definitions.................................................    C-2-2

                                       ARTICLE II.
                                       ORGANIZATION

Section 2.01   Name........................................................    C-2-6
Section 2.02   Office......................................................    C-2-6
Section 2.03   Purposes and Powers of the Litigation Trust.................    C-2-6
Section 2.04   Title to Property of the Litigation Trust...................    C-2-6
Section 2.05   Mergers.....................................................    C-2-7

                                       ARTICLE III.
                                         TRUSTEES

Section 3.01   Authority...................................................    C-2-8
Section 3.02   Number of Trustees..........................................    C-2-8
Section 3.03   Delaware Trustee............................................    C-2-8
Section 3.04   Institutional Trustee; Eligibility..........................    C-2-8
Section 3.05   Appointment, Removal and Resignation of the Institutional
                 and Delaware Trustees.....................................    C-2-9
Section 3.06   Vacancies Among Relevant Trustees; Effect of Vacancies......   C-2-10
Section 3.07   The Litigation Trustees.....................................   C-2-10
Section 3.08   Limitation on Liability of Litigation Trustees..............   C-2-10
Section 3.09   Resignation of a Litigation Trustee.........................   C-2-11
Section 3.10   Appointment of Successor Litigation Trustees................   C-2-11
Section 3.11   Meetings of the Trustees....................................   C-2-11
Section 3.12   Powers and Duties of Sponsor, Litigation Trustees and
                 Institutional Trustee.....................................   C-2-12
Section 3.13   Certain Duties and Responsibilities of the Trustees.........   C-2-15
Section 3.14   Certain Rights of the Institutional Trustee.................   C-2-16
Section 3.15   Lists of Holders of CPR Certificates........................   C-2-17
Section 3.16   Execution of Documents......................................   C-2-17
Section 3.17   Not Responsible for Recitals or Issuance of CPR
                 Certificates..............................................   C-2-18
Section 3.18   Filings with the Commission.................................   C-2-18
Section 3.19   Default; Notice.............................................   C-2-18

                                       ARTICLE IV.
                                   PAYMENTS TO HOLDERS

Section 4.01   Payment to Holders..........................................   C-2-18
Section 4.02   Timing of Payments..........................................   C-2-18
Section 4.03   Default; Waiver.............................................   C-2-18

                                        ARTICLE V.
                             EXPENSES AND THE RETAINED AMOUNT

Section 5.01   Expenses....................................................   C-2-18
Section 5.02   Return of Funds.............................................   C-2-18

                                                                             PAGE NO.
                                                                             --------
                                       ARTICLE VI.
                                        [RESERVED]

                                       ARTICLE VII.
                      ISSUANCE AND DISTRIBUTION OF CPR CERTIFICATES
Section 7.01   The Beneficial Interest.....................................   C-2-19

                                      ARTICLE VIII.
                       DISSOLUTION AND TERMINATION OF PAYMENT TRUST

Section 8.01   Dissolution and Termination of Payment Trust................   C-2-19

                                       ARTICLE IX.
                                  TRANSFER OF INTERESTS

Section 9.01   General.....................................................   C-2-19

                                        ARTICLE X.
                               HOLDERS OF CPR CERTIFICATES

Section 10.01  Limitations on Rights of Holders............................   C-2-20
Section 10.02  Limitations on Suits by Holders.............................   C-2-20

                                       ARTICLE XI.
                    LIMITATION OF LIABILITY OF HOLDERS OF SECURITIES,
                                   TRUSTEES OR OTHERS

Section 11.01  Liability...................................................   C-2-21
Section 11.02  Exculpation.................................................   C-2-21
Section 11.03  Fiduciary Duty..............................................   C-2-22
Section 11.04  Indemnification.............................................   C-2-22
Section 11.05  Outside Businesses..........................................   C-2-23
Section 11.06  Compensation; Fee...........................................   C-2-24

                                       ARTICLE XII.
                                        ACCOUNTING

Section 12.01  Fiscal Year.................................................   C-2-24
Section 12.02  Certain Accounting Matters..................................   C-2-24
Section 12.03  Banking.....................................................   C-2-24
Section 12.04  Withholding.................................................   C-2-24

                                      ARTICLE XIII.
                                 AMENDMENTS AND MEETINGS

Section 13.01  Amendments..................................................   C-2-25
Section 13.02  Meetings of Holders of CPR Certificates; Action by Written
                 Consent...................................................   C-2-26

                                                                             PAGE NO.
                                                                             --------
                                       ARTICLE XIV.
                         REPRESENTATIONS OF INSTITUTIONAL TRUSTEE
                                   AND DELAWARE TRUSTEE

Section 14.01  Representations and Warranties of the Institutional
                 Trustee...................................................   C-2-26
Section 14.02  Representations and Warranties of the Delaware Trustee......   C-2-27

                                       ARTICLE XV.
                                      MISCELLANEOUS

Section 15.01  Notices.....................................................   C-2-27
Section 15.02  Governing Law...............................................   C-2-29
Section 15.03  Intention of Parties........................................   C-2-29
Section 15.04  Headings....................................................   C-2-29
Section 15.05  Successors and Assigns......................................   C-2-29
Section 15.06  Partial Enforceability......................................   C-2-29
Section 15.07  Specific Performance........................................   C-2-29
Section 15.08  Counterparts................................................   C-2-29
Section 15.09  Consent to Jurisdiction and Service of Process..............   C-2-29
Section 15.10  Default Rules...............................................   C-2-30

                              DECLARATION OF TRUST
                                       OF
                             BANK UNITED LITIGATION
                                 PAYMENT TRUST
                                     [DATE]



    This Declaration of Trust (the "Declaration" or, this "Agreement") dated and effective as of [date], by the Trustees (as defined herein), Bank United Corp. (along with its successors, the "Sponsor") and by Bank United Contingent Payment Rights Trust, a Delaware business trust (the "Litigation Trust"), being the sole holder of the beneficial interest in the assets of the Bank United Litigation Payment Trust (the "Payment Trust") to be issued pursuant to this Declaration;



    WHEREAS, the Institutional Trustee (as defined herein), the Delaware Trustee (as defined herein) and the Sponsor by this Declaration and by a Certificate of Trust filed with the Secretary of State of the State of Delaware on even date herewith, hereby establish the Payment Trust, a statutory business trust under the Business Trust Act (as defined herein) for the sole purposes of holding and distributing the Proceeds Amount (as defined herein) to the Litigation Trust or its successor;



    WHEREAS, the Litigation Trust has been established as a statutory business trust under the Business Trust Act for the sole purpose of holding the Commitment Amount (as defined herein) and of filing a registration statement under the Securities Act (as defined herein) with the Securities and Exchange Commission for the issuance of CPR Certificates (as defined herein);



    WHEREAS, pursuant to this Declaration, the sole beneficial interests in the Payment Trust is being issued to the Litigation Trust;



    WHEREAS, the Sponsor and Washington Mutual, Inc. ("Washington Mutual") have entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 18, 2000, which contemplates that (i) a wholly-owned subsidiary of the Sponsor will merge (the "Merger") with and into the Sponsor, (ii) immediately prior to the effective time (the "Effective Time") of the Merger, the Litigation Trust will issue to the Sponsor CPR Certificates, representing assignable and transferable undivided beneficial interests in the assets of the Litigation Trust, (iii) pursuant to the Merger, at the Effective Time (and provided that all other conditions to consummation of the Merger have been satisfied or waived), substantially all of the CPR Certificates will be distributed to the stockholders of Sponsor, and (iv) at the Effective Time, and effective at the Effective Time, the Sponsor will enter into a Commitment Agreement (the "Commitment"), in the form attached hereto as EXHIBIT A, pursuant to which the Sponsor will be obligated to pay to the Payment Trust from time to time an aggregate amount equal to the Commitment Amount, and the Payment Trust will distribute to the Litigation Trust the Proceeds Amounts (as defined herein).



    WHEREAS, the Litigation Trust will hold the Commitment and the Litigation Trustees of the Litigation Trust will, upon the effectiveness of the Commitment, instruct the Sponsor and Bank United, a wholly-owned subsidiary of the Sponsor (along with its successors, "Bank United") pursuant to the terms of the Litigation Trust Declaration (as defined herein) as to the administration of the litigation claims of the Sponsor and Bank United, and any of their successors, in [reference the litigation] or any substitute or ancillary action, litigation or arbitration with respect to the claims made in such action (the "Litigation");



    WHEREAS, nothing in this Declaration shall be deemed to be or to effect an assignment (within the meaning of 31 U.S.C. sec. 3727) of the Litigation; and



    NOW, THEREFORE, it being the intention of the parties hereto to establish the Payment Trust as a statutory business trust under the Business Trust Act and that this Declaration constitute the governing instrument of such statutory business trust, the Trustees declare that all assets contributed to


                                     C-2-1
the Payment Trust will be held in Payment Trust for the benefit of the Litigation Trust as the sole holder of the beneficial interest in the assets of the Payment Trust, subject to the provisions of this Declaration.



                                   ARTICLE I.
                         INTERPRETATION AND DEFINITIONS



    Section 1.01  DEFINITIONS.



    Unless the context otherwise requires:



    (a) capitalized terms used in this Declaration but not defined in the preamble above have the respective meanings assigned to them in this
Section 1.01;



    (b) a term defined anywhere in this Declaration has the same meaning throughout;



    (c) all references to "the Declaration" or "this Declaration" are to this Declaration, in its entirety, as modified, supplemented or amended from time to time, and not to any particular Article, Section or subsection;



    (d) all references to "herein" or "hereunder" refer to this Declaration in its entirety, as modified, supplemented or amended from time to time, and not to any particular Article, Section or subsection;



    (e) all references in this Declaration to Articles and Sections and Exhibits are to Articles and Sections of and Exhibits to this Declaration unless otherwise specified;



    (f) a reference to the singular includes the plural and vice versa; and



    (g) a reference to the masculine includes the feminine and vice versa.



    "Affiliate" has the same meaning as given to that term in Rule 405 of the Securities Act or any successor Rule thereunder.



    "Agreement" has the meaning set forth in the recitals hereof.



    "Authorized Officer" of a Person means any Person that is authorized to bind such Person.



    "Bank United" has the meaning set forth in the recitals hereof.



    "Bank United Group" means the Sponsor, Bank United and any of their respective successors, their subsidiaries and Affiliates and the subsidiaries and Affiliates of their respective successors, including without limitation Washington Mutual, Inc. and its Affiliates and subsidiaries after the Merger, PROVIDED that Hyperion shall not be deemed to be a member of the Bank United Group.



    "Bank United Litigation Committee" has the meaning set forth in
Section 3.11(b).



    "Beneficial Interest" has the meaning set forth in Section 7.01(a).



    "Business Day" means any day other than Saturday, Sunday or any other day on which banking institutions in Seattle (in the State of Washington), Houston (in the State of Texas), or Wilmington (in the State of Delaware) are permitted or required by any applicable law to close.



    "Business Trust Act" means Chapter 38 of Title 12 of the Delaware Code, 12 Del. Code sec. 3801 et seq., as it may be amended from time to time, or any successor legislation.



    "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor legislation.



    "Commission" means the Securities and Exchange Commission.



    "Commitment" has the meaning set forth in the recitals hereof.


                                     C-2-2

    "Commitment Amount" has the meaning set forth in the Commitment.



    "Corporate Trust Office" means the office of the Institutional Trustee at which the corporate trust business of the Institutional Trustee shall, at any particular time, be principally administered, which office at the date of execution of this Declaration is located at ____________, Attention:____________; facsimile number____________.



    "CPR Certificates" means the Contingent Payment Right Certificates, including the Contingent Payment Right Certificates issued immediately prior to the Effective Time and any other Contingent Payment Right Certificates issued by the Litigation Trust.



    "Damages" has the meaning set forth in Section 11.04(a).



    "Declaration" has the meaning set forth in the preamble hereto.



    "Default Rule" means a rule stated in the Business Trust Act (i) which structures, defines, or regulates the finances, governance, operations or other aspects of a Delaware business trust organized under the Business Trust Act, and
(ii) which applies except to the extent it is negated or modified through the provisions of a governing instrument.



    "Delaware Trustee" has the meaning set forth in Section 3.03(a).



    "Effective Date" has the meaning set forth in the recitals hereof.



    "Effective Time" has the meaning set forth in the recitals hereof.



    "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor legislation.



    "Fiscal Year" has the meaning set forth in Section 12.01.



    "Holder" means the Litigation Trust as the sole holder of the Beneficial Interest of the Payment Trust issued pursuant to this Declaration, such Person being a beneficial owner within the meaning of the Business Trust Act.



    "Hyperion" means Hyperion Partners L.P., a Delaware limited partnership.



    "Indemnified Person" means (a) the Institutional Trustee, the Delaware Trustee, any Affiliate of the Institutional Trustee or the Delaware Trustee, and any officers, directors, stockholders, members, partners, employees, representatives, custodians, nominees or agents of the Institutional Trustee and the Delaware Trustee; (b) any Litigation Trustee; (c) any Affiliate of any Litigation Trustee; (d) any partners, employees, representatives, agents, counsel and other advisors of any Litigation Trustee; (e) any member of the Bank United Litigation Committee; (f) any officer, employee, representative, agent, counsel or other advisors of the Payment Trust or its Affiliates.



    "Institutional Trustee" means the Trustee meeting the eligibility requirements set forth in Section 3.04 and duly appointed pursuant to this Declaration.



    "Investment Company" means an investment company as defined in the Investment Company Act.



    "Investment Company Act" means the Investment Company Act of 1940, as amended from time to time, or any successor legislation.



    "Litigation" has the meaning set forth in the recitals hereof.



    "Litigation Proceeds" has the meaning set forth in the Commitment.



    "Litigation Trust" has the meaning set forth in the first paragraph of this Declaration.


                                     C-2-3

    "Litigation Trust Declaration" means the Amended and Restated Declaration of Trust entered into on even date herewith by the Trustees (as defined therein), the Sponsor, and by the holders, from time to time, of CPR Certificates.



    "Litigation Trustees" has the meaning set forth in Section 3.07.



    "Litigation Trustee Agreements" means the Litigation Trustee Agreements, dated as of [date], entered into by each of the initial Litigation Trustees and the Sponsor.



    "Litigation Trust Holder" means a Person in whose name a CPR Certificate is registered on the register maintained by the Registrar pursuant to the Litigation Trust Declaration, such Person being a beneficial owner of the Litigation Trust within the meaning of the Business Trust Act.



    "Litigation Trust Property" means (a) the Commitment and all proceeds and rights in respect of the Commitment and (b) any other assets that may be held from time to time by the Litigation Trust.



    "Merger" has the meaning set forth in the recitals hereof.



    "Merger Agreement" has the meaning set forth in the recitals hereof.



    "Non-Cash Proceeds" has the meaning set forth in the Commitment.



    "Officers' Certificates" means, (i) with respect to any Person other than Litigation Trustees, a certificate signed by two Authorized Officers of such Person, and (ii) with respect to the Litigation Trustees, a certificate signed by a majority of the Litigation Trustees then in office. Any Officers' Certificate delivered with respect to compliance with a condition or covenant provided for in the Declaration shall include:



        (i) a brief statement of the nature and scope of the examination or investigation undertaken by each Authorized Officer or Litigation Trustee in rendering the Certificate; and



        (ii) a statement as to whether, in the opinion of each such Authorized Officer or Litigation Trustee, such condition or covenant has been complied with.



    "Payment Amount" shall mean, with respect to each distribution of the Proceeds Amount received by the Litigation Trust pursuant to the Commitment, such payment of the Proceeds Amount received by the Litigation Trust (including the amount of cash resulting from the monetization by the Sponsor of any Non-Cash Proceeds) less the amount of any accrued but unpaid expenses payable by the Litigation Trust, plus interest or income, if any, received by the Litigation Trust on such payment of the Proceeds Amount, less amounts retained by the Litigation Trust as the Retained Amount.



    "Payment Trust" has the meaning set forth in the recitals hereof.



    "Payment Trust Declaration" means this Declaration of Trust, dated [      ],
2000 relating to the Payment Trust.



    "Payment Trust Purpose" shall have the meaning set forth in Section 2.03.



    "Payment Trust Trustees" means the trustees of the Payment Trust.



    "Permitted Investment" means [________] or, if at the time of the receipt of the applicable payment of the Commitment Amount by the Litigation Trust
(i) such fund is not in existence, (ii) such fund is no longer limited to investing in short-term obligations of or guaranteed by the United States government, (iii) such fund is not accepting new investors or new investments or will not accept the investment of the Commitment Amount or the Retained Amount, as the case may be, or (iv) such fund is not AAA rated by Standard and Poor's, the [________].


                                     C-2-4

    "Person" means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.



    "Proceeds Amount" has the meaning set forth in the Commitment.



    "Recovery Agreement" has the meaning set forth in Section 6.01(e).



    "Reference Rate" means the reference rate or an equivalent rate publicly announced from time to time of____________or any successor (or, if no successor remains in existence or publicly announces a rate, the commercial bank with the largest amount of deposits in the State of New York as of the most recent year end prior to the applicable date for which information is publicly available and which publicly announces such a rate, as determined in good faith by the Sponsor), as in effect from time to time.



    "Reimbursements" has the meaning set forth in the Commitment.



    "Relevant Trustee" has the meaning set forth in Section 3.05.



    "Replacement Options" has the meaning set forth in the Merger Agreement.



    "Responsible Officer" means, with respect to the Institutional Trustee, any officer within the Corporate Trust Office of the Institutional Trustee, including any managing director, vice-president, any assistant vice-president, any assistant secretary, the treasurer, any assistant treasurer or other officer of the Corporate Trust Office of the Institutional Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of that officer's knowledge of and familiarity with the particular subject.



    "Retained Amount" has the meaning set forth in Section 5.03(a) of the Litigation Trust Declaration.



    "Retained Amount Period" has the meaning set forth in Section 5.03(a) of the Litigation Trust Declaration.



    "Securities Act" means the Securities Act of 1933, as amended from time to time, or any successor legislation.



    "Sponsor" has the meaning set forth in the first paragraph of this Agreement.



    "Successor Delaware Trustee" has the meaning set forth in Section 3.05(b).



    "Successor Entity" has the meaning set forth in Section 2.05(b)(i).



    "Successor Institutional Trustee" has the meaning set forth in
Section 3.05(b).



    "Trustee" or "Trustees" means each Person who has signed this Declaration as a Trustee, so long as such Person shall continue in office in accordance with the terms hereof, and all other Persons who may from time to time be duly appointed, qualified and serving as Institutional Trustee, Delaware Trustee or Litigation Trustee in accordance with the provisions hereof, and references herein to a Trustee or the Trustees shall refer to such Person or Persons solely in their capacity as Trustees hereunder.



    "Washington Mutual" has the meaning set forth in the recitals hereof.


                                     C-2-5

                                  ARTICLE II.
                                  ORGANIZATION



    Section 2.01 NAME. The trust formed hereby is named "Bank United Litigation Payment Trust", as such name may be modified from time to time by the Litigation Trustees following written notice to the Holder. The Payment Trust's activities may be conducted under the name of the Payment Trust or any other name deemed advisable by the Litigation Trustees.



    Section 2.02 OFFICE. The address of the principal office of the Payment Trust on the date of execution of this Declaration is:


------------------------------------

------------------------------------


    Attention:



    Facsimile:



    On ten Business Days written notice to the Holder, the Litigation Trustees may designate another principal office.



    Section 2.03  PURPOSES AND POWERS OF THE PAYMENT TRUST.



    (a) The exclusive purposes and functions of the Payment Trust (each, a "Payment Trust Purpose") are holding and distributing the Proceeds Amount to the Litigation Trust or its successor. Anything to the contrary herein or in the Business Trust Act notwithstanding, the Trustees shall not at any time, on behalf of the Payment Trust or the Holder, enter into or engage in any profit-making trade or business, and the Trustees shall have no powers to take, and shall not take, any actions hereunder other than such as are reasonably necessary and incidental to the achievement of the foregoing exclusive Payment Trust Purposes.



    (b) Notwithstanding anything in this Declaration or in any Default Rule of the Business Trust Act to the contrary, no Trustee shall have any power to
(i) modify the terms of the Commitment unless a breach of the Sponsor has
occurred thereunder or is reasonably foreseeable [IN WHICH EVENT       ],
(ii) invest money held by the Payment Trust except amounts held, pursuant to Sections 3.12(a)(ii)(B), pending their use to pay expenses or make distributions, or (iii) admit as a beneficial owner any Person other than the Holder.



    (c) In order to raise funds for, or meet its obligation to pay, expenses reasonably necessary to preserve or protect assets of the Payment Trust or to administer the Payment Trust (including, without limitation, expenses related to the Litigation and expenses related to the liability and indemnification obligations of the Payment Trust), and solely in furtherance of Payment Trust Purposes, the Litigation Trustees on behalf of the Payment Trust may undertake the following:



        (i) enter into, subject to the limitations set forth in
    Section 6.02(a), customary fee arrangements (including fees contingent on receipt by the Payment Trust of, and determined by reference to, all or any portion of the Commitment Amount) with counsel for the Litigation, to the Payment Trust or to the Litigation Trustees, experts or consultants, which arrangements provide for such counsel, experts or consultants to receive amounts that represent for federal income tax purposes arms-length compensation for services when paid in cash by the Payment Trust; and



        (ii)[ incur indebtedness that represents debt of the Payment Trust (and not an ownership interest) for federal income tax purposes.]



    Section 2.04 TITLE TO PROPERTY OF THE PAYMENT TRUST. Legal title to all assets of the Payment Trust shall be vested in the Payment Trust. The Holder shall not have legal title to any part of the assets of


                                     C-2-6
the Payment Trust, but shall have the sole undivided beneficial interest in the assets of the Payment Trust.



    Section 2.05  MERGERS.



    (a) The Payment Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other body, except (i) as described in paragraph (b) of this Section 2.05, or (ii) in a liquidation of the Payment Trust in accordance with this Declaration.



    (b) The Payment Trust may, with the consent of the Institutional Trustee (acting in reliance on the opinions delivered pursuant to this Section 2.05) and a majority of the Litigation Trustees and without the consent of the Delaware Trustee or the Litigation Trust Holders, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any state of the United States; provided that:



        (i) if the Payment Trust is not the survivor, such successor entity (the "Successor Entity") expressly assumes all of the obligations of the Payment Trust hereunder;



        (ii) such merger, consolidation, amalgamation or replacement does not result in any material alteration of the property of the Payment Trust or the Litigation Trust Property or adversely affect the rights, preferences and privileges of the Holder or the Litigation Trust Holders in any material respect (other than with respect to any dilution of the Holder's interests in the Successor Entity);



        (iii) such Successor Entity has purposes that are substantially identical to the Payment Trust Purposes;



        (iv) prior to such merger, consolidation, amalgamation or replacement, the Payment Trust has received an opinion of nationally recognized outside counsel to the Payment Trust experienced in such matters to the effect that:



           (a) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the Holder or the Litigation Trust Holders in any material respect;



        (b) such merger, consolidation, amalgamation or replacement, will not cause the Payment Trust or the Litigation Trust (or the Successor Entity) to fail to be classified as a grantor trust for United States federal income tax purposes; PROVIDED, HOWEVER, that the Payment Trust shall not be required to receive the opinion set forth in clause (b) if the Holder and a majority of the Litigation Trust Holders outstanding shall have approved such merger, consolidation, amalgamation or replacement;



        (v) without the unanimous consent of the Litigation Trustees, such merger, consolidation, amalgamation or replacement shall not result in any material change to the rights of the Litigation Trustees, including, without limitation, their rights to indemnification, exculpation and compensation set forth in this Declaration and under Delaware law; and



        (vi) prior to such merger, consolidation, amalgamation or replacement the Institutional Trustee shall have received an opinion of counsel to the effect that all conditions precedent of this paragraph (b) to such transaction have been satisfied.



    (c) Pursuant to Section 3815(f) of the Business Trust Act, in the case of a consolidation, amalgamation, or merger of the Payment Trust with or into, or the replacement by, a trust organized as such under the laws of any state of the United States, subject to the requirements described in Section 2.5(b) above, the agreement of merger or consolidation may effect any amendment to this Declaration, or effect the adoption of a new governing instrument of the Payment Trust if it is the


                                     C-2-7
surviving or resulting business trust in the merger or consolidation. Such amendment or new governing instrument shall be effective at the effective time or date of the merger or consolidation.



                                  ARTICLE III.
                                    TRUSTEES



    Section 3.01 AUTHORITY. Except as specifically provided in this Declaration, the Institutional Trustee and the Litigation Trustees shall have exclusive and complete authority to carry out the Payment Trust Purposes. An action taken by a Trustee in accordance with its powers shall constitute the act of and serve to bind the Payment Trust, it being understood that except as provided expressly herein the Litigation Trustees may act only upon the vote or consent (such consent to be evidenced by a writing executed contemporaneously with or promptly following any oral consent) of a majority of the Litigation Trustees. In dealing with the Trustees acting on behalf of the Payment Trust, no Person shall be required to inquire into the authority of the Trustees to bind the Payment Trust. Persons dealing with the Payment Trust are entitled to rely conclusively on the power and authority of the Trustees as set forth in this Declaration.



    Section 3.02 NUMBER OF TRUSTEES. There shall be one Delaware Trustee if required by Section 3.03; the Institutional Trustee may also serve as Delaware Trustee if it meets the applicable requirements, in which case Section 3.03 shall have no application to such entity in its capacity as Institutional Trustee. There shall be one Institutional Trustee as required by Section 3.04. There shall be two initial Litigation Trustees, subject to change as provided in
Section 3.07.



    Section 3.03  DELAWARE TRUSTEE.



    (a) If required by the Business Trust Act, one Trustee (the "Delaware Trustee") shall be:



        (i) a natural person who is a resident of the State of Delaware; or



        (ii) if not a natural person, an entity which has its principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, including Section 3807 of the Business Trust Act.



    (b) The Delaware Trustee shall be either a natural person who is at least 21 years of age or a legal entity that shall act through one or more Authorized Officers.



    (c) The initial Delaware Trustee shall be____________.



    (d) Notwithstanding any other provision of this Declaration, the Delaware Trustee shall not be entitled to exercise any powers, nor shall the Delaware Trustee have any of the duties and responsibilities of any of the Trustees described in this Declaration. Except as set forth in this Section 3.03, the Delaware Trustee shall be a Trustee for the sole and limited purpose of fulfilling the requirements of Section 3807 of the Business Trust Act.



    Section 3.04  INSTITUTIONAL TRUSTEE; ELIGIBILITY.



    (a) There shall at all times be one Trustee which shall act as Institutional Trustee, which Trustee shall:



        (i) not be an Affiliate of the Sponsor;



        (ii) not offer or provide credit or credit enhancement to the Payment Trust; and



        (iii) be a corporation or banking association organized and doing business under the laws of the United States of America or any State or Territory thereof or of the District of Columbia, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least 50 million U.S. dollars ($50,000,000), and subject to supervision or examination


                                     C-2-8
    by federal, state, territorial or District of Columbia authority. If such corporation or banking association publishes reports of condition at least annually, pursuant to law or to the requirements of the supervising or examining authority referred to above, then for the purposes of this
    Section 3.04(a)(iii), the combined capital and surplus of such corporation or banking association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.



    (b) If at any time the Institutional Trustee shall cease to be eligible to so act under Section 3.04(a), the Institutional Trustee shall immediately resign in the manner and with the effect set forth in Section 3.05(a).



    (c) The initial Institutional Trustee shall be____________.



    (d) The Institutional Trustee shall continue to serve as a Trustee until either:



        (i) the Payment Trust has been completely liquidated and all amounts received or receivable or potentially receivable pursuant to the Commitment and not otherwise applied as provided herein and any other amounts shall have been distributed to the Holder; or



        (ii) a Successor Institutional Trustee has been appointed and has accepted that appointment in accordance with Section 3.05.



    Section 3.05 APPOINTMENT, REMOVAL AND RESIGNATION OF THE INSTITUTIONAL AND DELAWARE TRUSTEES.



    (a) No resignation or removal of the Institutional or Delaware Trustee (each a "Relevant Trustee") and no appointment of a successor Trustee pursuant to this Article shall become effective until the acceptance of appointment by the successor Trustee in accordance with the applicable requirements of this
Section 3.05.



    (b) Subject to the immediately preceding paragraph, a Relevant Trustee may resign at any time by giving written notice thereof to the Litigation Trustees and the Holder. Upon the resignation of the Relevant Trustee, the Litigation Trustees shall appoint a successor (the "Successor Institutional Trustee" or the "Successor Delaware Trustee," as applicable) who shall execute an instrument of acceptance as described in Section 3.05(e) below. If the instrument of acceptance by the successor Relevant Trustee required by this Section 3.05 shall not have been delivered to the Relevant Trustee within 60 days after the giving of such notice of resignation, the Relevant Trustee may petition, at the expense of the Payment Trust, any court of competent jurisdiction for the appointment of a successor Relevant Trustee. Such court may thereupon, after prescribing such notice, if any, as it may deem proper, appoint a Relevant Trustee. The resigning Relevant Trustee shall have no liability for the selection of such successor pursuant to this Section 3.05.



    (c) The Institutional Trustee or the Delaware Trustee, or both of them, may be removed with or without cause by (i) the Litigation Trustees or (ii) the Holder, in each case by delivery of notification of removal to the Relevant Trustee. A Delaware Trustee who is a natural person may also be removed by the Litigation Trustees if such Delaware Trustee becomes incompetent or incapacitated, and shall be deemed removed if such Delaware Trustee dies. If a Relevant Trustee shall be so removed, the Litigation Trustees shall promptly appoint a successor Relevant Trustee or Trustees, and such successor Trustee or Trustees shall comply with the applicable requirements of Section 3.03 or
Section 3.04, as the case may be. If no successor Relevant Trustee shall have been so appointed by the Litigation Trustees and accepted appointment in the manner required by this Section 3.05, within 30 days after delivery of notification of removal or after the Payment Trust receives notice of the Delaware Trustee's death, incompetence or incapacity, the Holder may appoint a successor Relevant Trustee, and such successor Trustee or Trustees shall comply with the applicable requirements of Section 3.03 or Section 3.04, as the case may be.


                                     C-2-9

    (d) The Institutional Trustee shall give notice of each appointment of a successor Relevant Trustee to the Holder. Each notice shall include the name of the successor Relevant Trustee and the address of its Corporate Trust Office if it is the Institutional Trustee.



    (e) In the case of the appointment hereunder of a successor Relevant Trustee, the retiring Relevant Trustee (except in the case of the death, incompetence or incapacity of a Delaware Trustee who is a natural person) and each successor Relevant Trustee shall execute and deliver an amendment hereto wherein each successor Relevant Trustee shall accept such appointment and which shall contain such provisions as shall be necessary or desirable to transfer and confirm to, and to vest in, each successor Relevant Trustee all the rights, powers, and duties of the retiring Relevant Trustee with respect to the Payment Trust; it being understood that nothing herein or in such amendment shall designate such Relevant Trustees as co-Trustees and upon the execution and delivery of such amendment the resignation or removal of the retiring Relevant Trustee shall become effective to the extent provided therein and each such successor Relevant Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, and duties of the retiring Relevant Trustee; but, on request of the Payment Trust or any successor Relevant Trustee, such retiring Relevant Trustee shall duly assign, transfer and deliver to such successor Relevant Trustee all property of the Payment Trust, all proceeds thereof and money held by such retiring Relevant Trustee hereunder with respect to the Payment Trust.



    (f) No Institutional Trustee or Delaware Trustee shall be liable for the acts or omissions to act of any Successor Institutional Trustee or Successor Delaware Trustee, as the case may be.



    (g) Any Person into which the Institutional Trustee or the Delaware Trustee, as the case may be, may be merged or converted or with which either may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Institutional Trustee or the Delaware Trustee, as the case may be, shall be a party, or any Person succeeding to all or substantially all the corporate trust business of the Institutional Trustee or the Delaware Trustee, as the case may be, shall be the successor of the Institutional Trustee or the Delaware Trustee, as the case may be, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto; PROVIDED that such Person shall be otherwise qualified and eligible under this Article.



    Section 3.06  VACANCIES AMONG RELEVANT TRUSTEES; EFFECT OF VACANCIES.



    (a) The death, resignation, retirement, removal, bankruptcy, dissolution, liquidation, incompetence or incapacity to perform the duties of a Trustee shall not operate to dissolve, terminate or annul the Payment Trust. Whenever a vacancy in the Institutional Trustee or the Delaware Trustee shall occur, until such vacancy is filled by the appointment of a Trustee in accordance with
Section 3.05, the Institutional Trustee or the Delaware Trustee (as the case may be) remaining in office shall have all the powers granted to both the Institutional Trustee and the Delaware Trustee and shall discharge all the duties imposed upon both the Institutional Trustee and the Delaware Trustee by this Declaration.



    Section 3.07  THE LITIGATION TRUSTEES.



    (a) There shall be at all times no fewer than two Trustees (the "Litigation Trustees") who shall be natural persons over the age of 21 years and who shall have the powers, duties and responsibilities of the Litigation Trustees hereunder. The initial Litigation Trustees shall be____________.



    (b) Upon appointment of a successor Litigation Trustee by the remaining Litigation Trustees pursuant to Section 3.10, such successor Litigation Trustee shall receive fees as determined by the other Litigation Trustees (but in no event more than the fees payable to an initial Litigation Trustee).



    Section 3.08 LIMITATION ON LIABILITY OF LITIGATION TRUSTEES. As set forth in Section 11.02(a), the Litigation Trustees will have no liability to any Indemnified Person or any member of the Bank United Group unless it shall be established in a final and nonappealable judicial determination by clear and


                                     C-2-10
convincing evidence that any decision or action of the Litigation Trustees was
(x) grossly negligent, (y) an act of willful misconduct, or (z) undertaken with deliberate intent to injure the Holder or with reckless disregard for the best interests of the Holder, and, in each such event, any liability will be limited to actual, proximate, and quantifiable damages.



    Section 3.09 RESIGNATION OF A LITIGATION TRUSTEE. Any Litigation Trustee may resign as such by executing an instrument in writing and delivering that instrument to the remaining Litigation Trustee or Trustees, if any, and to the Institutional Trustee. In the event of the resignation of a Litigation Trustee, such Litigation Trustee shall promptly: (a) execute and deliver such documents, instruments and other writings as may be reasonably requested by the remaining Litigation Trustees or Litigation Trustee, or if there is no Litigation Trustee, the Institutional Trustee, to effect the termination of such Litigation Trustee's capacity under this Declaration; (b) deliver to the remaining Litigation Trustees or Litigation Trustee all assets, documents, instruments, records and other writings related to the Payment Trust as may be in the possession of such Trustee; and (c) otherwise assist and cooperate in effecting the assumption of such Litigation Trustee's obligations and functions by his successor Litigation Trustee.



    Section 3.10  APPOINTMENT OF SUCCESSOR LITIGATION TRUSTEES.



    (a) Upon the death, resignation or incompetency (determined by a court of competent jurisdiction) of a Litigation Trustee, the remaining Litigation Trustee or Litigation Trustees, and no other Person, shall have the power to appoint a successor Litigation Trustee or Trustees, as applicable. In the event of the death, resignation or incompetency (as determined by a court of competent jurisdiction) of all of the Litigation Trustees so that there are no remaining Litigation Trustees, two Litigation Trustees shall be appointed by the written decision of a majority of the members of the Bank United Litigation Committee, or, if such committee is not in existence, a majority of the Persons still living who constituted the Board of Directors of the Sponsor immediately prior to the Effective Time.



    Such appointment shall specify the date on which such appointment shall be effective. Every successor Litigation Trustee appointed hereunder shall execute, acknowledge and deliver to the remaining Litigation Trustees (or, in the event there are no remaining Litigation Trustees, the Bank United Litigation Committee or, if such committee is not in existence, the persons who were members of the Board of Directors of the Sponsor immediately prior to the Effective Time) and to the Institutional Trustee an instrument accepting such appointment, and thereupon such successor Litigation Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, and duties of a Litigation Trustee. No successor Litigation Trustee shall have any duty to investigate the administration of the Payment Trust or the management of the Litigation for any period prior to the effective date of such successor Litigation Trustee's appointment, and no resigning Litigation Trustee shall be required or permitted, prior to final termination of the Litigation (including any proceedings to collect any recovery due the Litigation Trustees), to file any accounting proceeding.



    (b) The Holder will have no right to vote to appoint, remove or replace the Litigation Trustees, which rights are vested exclusively in the Litigation Trustees, the Bank United Litigation Committee or, if such committee is not in existence, the persons who were members of the Board of Directors of the Sponsor immediately prior to the Effective Time), as applicable.



    Section 3.11  MEETINGS OF THE TRUSTEES.



    (a) Meetings of the Delaware Trustee, the Institutional Trustee and the Litigation Trustees together may be held from time to time upon the call of the Delaware Trustee, Institutional Trustee or any Litigation Trustee. Notice of any in-person meetings of the Trustees shall be hand delivered or otherwise delivered in writing (including by facsimile, with a hard copy by overnight mail) not less than five Business Days before such meeting. Notice of any telephonic meetings of such Trustees shall be hand delivered or otherwise delivered in writing (including by facsimile, with a hard copy by overnight mail) not less than two Business Days before a meeting. Notices shall contain a brief statement of the


                                     C-2-11
time, place and anticipated purposes of the meeting. The presence (whether in person or by telephone) of a Trustee at a meeting shall constitute a waiver of notice of such meeting except where such Trustee attends a meeting for the express purpose of objecting to the transaction of any activity on the ground that the meeting has not been lawfully called or convened. Any Trustee may also waive such notice of in-person or telephonic meetings in writing by hand delivering or otherwise delivering (including by facsimile, with a hard copy by overnight mail) such written waiver to all other Trustees. Unless provided otherwise in this Declaration, any action to be taken by the Institutional Trustee together with the Litigation Trustees shall be taken with the approval of the Institutional Trustee and each Litigation Trustee (PROVIDED, that if there shall be more than two Litigation Trustees, a majority of the Litigation Trustees voting in favor of an action shall constitute approval by the Litigation Trustees unless otherwise provided in this Declaration).



    (b) The Litigation Trustees may adopt their own rules and procedures but, unless otherwise provided by this Declaration, may act only with the unanimous agreement of the two Litigation Trustees or the agreement of the sole remaining Litigation Trustee prior to the appointment of a successor Litigation Trustee pursuant to Section 3.10. The Litigation Trustees may, in their discretion, delegate to one or more of the Litigation Trustees the authority to act on behalf of the Litigation Trustees as the Litigation Trustees may determine appropriate (other than with respect to the retention or dismissal of counsel for the Sponsor or Bank United (or any successor thereto) or the Litigation Trustees, or the approval of a settlement or dismissal of the Litigation). Following the date hereof and prior to the effective time of the Merger, the initial Litigation Trustees and the Board of Directors of Bank United Corp., in their sole discretion, may establish a committee comprised of present or former members of the Board of Directors of Bank United Corp., or such other persons as may be appointed by such Board, to assist and advise the Litigation Trustees in connection with the Litigation (the "Bank United Litigation Committee").



    Section 3.12 POWERS AND DUTIES OF SPONSOR, LITIGATION TRUSTEES AND INSTITUTIONAL TRUSTEE.



    (a) The Sponsor prior to the Effective Time, and the Institutional Trustee and the Litigation Trustees, shall have the authority, subject to any limitations set forth in Section 2.03, to conduct the affairs of the Payment Trust in accordance with the terms of this Declaration. In addition, prior to the Effective Time, the Sponsor shall have the authority to take the actions enumerated in (i) below on behalf of the Payment Trust and, in connection therewith, to enter into all transactions and agreements determined by the Sponsor to be appropriate in exercising such authority and to perform all acts in furtherance thereof:



        (i) The Sponsor shall have the power and authority prior to the Effective Time and is hereby authorized to act on behalf of the Payment Trust prior to the Effective Time with respect to the execution and filing of a registration statement under the Securities Act describing, among other things, the Payment Trust and prospectuses (including any amendments or supplements thereto) and the preparation and filing of all documents filed therewith.



        (ii) The Trustees on behalf of the Payment Trust hereby (a) ratify and approve all actions taken by the Sponsor on behalf of the Payment Trust or for its benefit prior to the Effective Time and all transactions and agreements entered into in connection therewith; and (b) agree and acknowledge that the Sponsor shall have no liability to the Payment Trust, the Trustees or the Holder for any such actions, transactions or agreements and that the Payment Trust, the Trustees and the Holder shall no right to enforce, institute or maintain a suit, action or proceeding against the Sponsor, its successors or their respective affiliates, officers, directors, employees or agents relating to such actions, transactions or agreements; it being understood that this Section 3.12(a)(ii) does not constitute a waiver by the Litigation Trustees of their rights under Section 7.8 of the Merger Agreement or a waiver by the Trustees or the Payment Trust of their rights under the Commitment.


                                     C-2-12

    (b) in accordance with subparagraphs (i) and (ii) of this Section 3.12(b), the Institutional Trustee and the Litigation Trustees shall have the authority to enter into all transactions and agreements determined by such Trustees to be appropriate in exercising the authority, express or implied, otherwise granted to such Trustees under this Declaration, and to perform all acts in furtherance thereof (and all such transactions or agreements entered into or acts performed prior to the date hereof are hereby ratified and approved), including, without limitation, the following:



        (i) The Litigation Trustees shall have the power and authority and are authorized to act on behalf of the Payment Trust with respect to the following matters and such other powers and authority as provided in the Litigation Trustee Agreements:



           (A) after the Effective Time, the execution and delivery on behalf of the Payment Trust, subject to Section 2.03(b), of any agreement with the Sponsor, and such other agreements as may, in the opinion of a majority of the Litigation Trustees, be necessary or desirable in connection with the Payment Trust Purposes;



           (B) after the Effective Time, the execution and filing of one or more registration statements and prospectuses (including any amendments or supplements thereto) relating to, among other things, the Payment Trust, and filing of all periodic and other reports and other documents pursuant to the foregoing;



           (C) the carrying out of any of the powers or obligations of the Payment Trust or of the Litigation Trustees under the Commitment;



           (D) the payment of all expenses of the Payment Trust (including, without limitation, expenses of the Litigation, compensation and expenses of the Trustees, liability insurance and indemnification obligations) out of the funds of the Payment Trust, including amounts received pursuant to the Commitment, and any other source (including, without limitation, funds raised pursuant to Section 2.03(c));



           (E) the sending of notices (other than notice of default), and other information to the Holder in accordance with this Declaration;



           (F) the taking of any action to cause the Payment Trust not to be deemed to be an Investment Company under the Investment Company Act;



           (G) the amendment of the Commitment subject to Section 2.03(b);



           (H) the bringing, defense, payment, collection, compromise, taking of legal action, or other adjustment of claims or demands of or against the Sponsor or its successors which arise out of or in connection with a breach by the Sponsor (or any successor thereto) of any of its obligations under the Commitment or, subject to the limitations set forth in Section 3.12(a)(ii), the Sponsor of any of its obligations hereunder;



           (I) the approval of all applicable tax returns and tax information to be filed by the Institutional Trustee with respect to the Payment Trust on behalf of the Payment Trust;



           (J) the compliance by the Payment Trust with the indemnification obligations of the Payment Trust; and


                                     C-2-13

           (K) the taking of any other actions necessary or desirable to carry out any of the foregoing activities.



        (ii) The Institutional Trustee shall have the power, duty and authority and is hereby authorized to act on behalf of the Payment Trust with respect to the following matters:



           (A) the application for a taxpayer identification number;



           (B) the maintenance of the funds of the Payment Trust in a non-interest bearing demand deposit account at Bank United;



           (C) upon receipt of a Proceeds Amount, and at the written direction of the Litigation Trustees, the investment of the Proceeds Amount, until disbursed to the Holder pursuant to the terms of this Declaration, in a Permitted Investment which is not sold prior to the date the Payment Amount is to be disbursed to the Holder;



           (D) the distribution of any amounts owed to the Holder in accordance with the terms of this Declaration;



           (E) the sending of notices of a breach by the Sponsor of its obligations under the Commitment or a breach by the Sponsor of its obligations under this Declaration or default by the Payment Trust of its payment obligations pursuant to Article IV hereof;



           (F) to the extent provided in this Declaration, the winding up of the affairs of and liquidation of the Payment Trust and the execution and filing of the certificate of cancellation with the Secretary of State of the State of Delaware;



           (G) the due preparation and filing of all applicable tax returns and tax information reports that are required to be filed with respect to the Payment Trust on behalf of the Payment Trust, with the approval of the Litigation Trustees;



           (H) the taking of all actions that may be necessary or appropriate for the preservation and the continuation of the Payment Trust's valid existence, rights, franchises and privileges as a statutory business trust under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Holder or to enable the Payment Trust to effect the Payment Trust Purposes;



           (I) the bringing, defense, payment, collection, compromise, arbitration, taking of legal action, or other adjustment of claims or demands of or against the Sponsor or its successors or the Payment Trust which arise out of or in connection with a breach by the Sponsor of any of its obligations under the Commitment, the Payment Trust of any of its obligations under the Commitment, or, subject to the limitations set forth in Section 3.12(a)(ii), by the Sponsor of any of its obligations hereunder;



           (J) the taking of any action incidental to the foregoing as the Institutional Trustee may from time to time determine to be necessary or advisable to give effect to the terms of this Declaration for the benefit of the Holder (without consideration of the effect of any such action on any particular Holder).



        (iii) The Institutional Trustee shall have the power and authority to act on behalf of the Payment Trust with respect to any of the duties, liabilities, powers or the authority of the Litigation Trustees set forth in
    Section 3.12(b)(i) herein but shall not have a duty to do any such act unless specifically requested to do so in writing by the Litigation Trustees, and shall then be fully protected in acting pursuant to such written request; and in the event of a conflict between the action of the Litigation Trustees and the action of the Institutional Trustee, the action of the Institutional Trustee shall prevail.



    (c) The Trustees are authorized and directed to conduct the affairs of the Payment Trust and to operate the Payment Trust so that the Payment Trust will not fail to be classified as a grantor trust for United States federal income tax purposes. In this connection, the Trustees are authorized to take any


                                     C-2-14
action, not inconsistent with applicable laws, the Certificate of Trust or this Declaration, as amended from time to time, that the Institutional Trustee or the Litigation Trustees, as the case may be, determines in their discretion to be necessary or desirable for such purpose, even if such action adversely affects the interests of the Holder.



    (d) The Litigation Trustees may consult with counsel (which counsel may be counsel to the Payment Trust or counsel to any member of the Bank United Group), outside consultants, advisors and other Persons as to matters the Litigation Trustees reasonably believe are within such other Person's professional or expert competence, and the advice of such Persons shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by them hereunder in good faith reliance on such advise. All oral or written communications between any such counsel on the one hand, and the Sponsor, Bank United, the Payment Trust, any Trustee, any of their affiliates, or any successor entity or any affiliate of any successor entity, on the other hand, will be protected by the attorney-client privilege and/or the attorney work product doctrine, and no such communication will result in the waiver of any applicable claim of confidentiality or privilege.



    (e) Any Trustee may also be a Holder or an officer, director, employee or Affiliate of a Holder, and will have all the rights of such a Holder to the same extent as if such Trustee were not a Trustee.



    Section 3.13  CERTAIN DUTIES AND RESPONSIBILITIES OF THE TRUSTEES.



    (a) The Institutional Trustee, before the occurrence of any breach by the Sponsor or the Payment Trust of any of their obligations under the Commitment or a breach by the Sponsor after the Effective Time of any of its obligations under this Declaration, and after the curing of any such breach by the Payment Trust or the Sponsor, shall undertake to perform only such duties as are specifically set forth in this Declaration and no implied covenants shall be read into this Declaration against the Institutional Trustee. In case of a breach by either the Sponsor or the Payment Trust of any of their obligations under the Commitment or a breach by the Sponsor of its obligations hereunder after the Effective Time, the Institutional Trustee shall exercise such of the rights and powers vested in it by this Declaration and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.



    (b) The duties and responsibilities of the Trustees shall be as provided by this Declaration and the Business Trust Act. Notwithstanding the foregoing, no provision of this Declaration shall require any Trustee to expend or risk such Trustee's own funds or otherwise incur any financial liability in the performance of any of such Trustee's duties hereunder, or in the exercise of any of such Trustee's rights or powers. Whether or not therein expressly so provided, every provision of this Declaration relating to the conduct or affecting the liability of or affording protection to the Trustees shall be subject to the provisions of this Article. To the extent that, at law or in equity, a Trustee has duties and liabilities relating to the Payment Trust or to the Holder, such Trustee shall not be liable to the Payment Trust or to the Holder for such Trustee's good faith reliance on the provisions of this Declaration. The provisions of this Declaration, to the extent that they restrict the duties and liabilities of the Trustees otherwise existing at law or in equity, are agreed by the Payment Trust and the Holder to replace such other duties and liabilities of the Trustees.



    (c) No provision of this Declaration shall be construed to relieve any Trustee from liability with respect to matters that are within the authority of such Trustee under this Declaration for its own bad faith, its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:



        (i) a Trustee shall not be liable for any error or judgment made in good faith by, in the case of any entity, an authorized officer of such Trustee, unless it shall be proved that such Trustee was negligent in ascertaining the pertinent facts;



        (ii) a Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holder relating to the time, method and


                                     C-2-15
    place of conducting any proceeding for any remedy available to the Institutional Trustee, or exercising any trust or power conferred upon the Institutional Trustee under this Declaration;



        (iii) the Institutional Trustee's sole duty with respect to the custody, safe-keeping and physical preservation of any amounts paid pursuant to the Commitment Agreement shall be to deal with such property in a similar manner as the Institutional Trustee deals with similar property for its own account, subject to the protections and limitations on liability afforded to the Institutional Trustee under this Declaration;



        (iv) the Institutional Trustee shall not be liable for any interest on any money received by it except as it may otherwise agree in writing with the Litigation Trustees; and money held by the Institutional Trustee need not be segregated from other funds held by it except in relation to the Proceeds Amount maintained by the Institutional Trustee pursuant to
    Section 3.12(b)(ii)(d) and except to the extent otherwise required by law.



    Section 3.14 CERTAIN RIGHTS OF THE INSTITUTIONAL TRUSTEE. Subject to the provisions of Section 3.13:



    (a) the Institutional Trustee may conclusively rely and shall fully be protected in acting or refraining from acting in good faith upon any resolution, opinion of counsel, certificate, written representation of the Holder, transferee or Litigation Trustee, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, approval, CPR Certificate, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed, sent or presented by the proper party or parties;



    (b) if (i) in performing its duties under this Declaration, the Institutional Trustee is required to decide between alternative courses of action, or (ii) in construing any of the provisions of this Declaration, the Institutional Trustee finds the same ambiguous or inconsistent with any other provisions contained herein, or (iii) the Institutional Trustee is unsure of the application of any provision of this Declaration, then, except as to any matter as to which the Holder is entitled to vote under the terms of this Declaration, the Institutional Trustee shall take such action, or refrain from taking such action, as the Institutional Trustee in its sole discretion shall deem advisable and in the best interests of the Holder, in which event the Institutional Trustee shall have no liability except for its own bad faith, negligence or willful misconduct;



    (c) any direction or act of the Litigation Trustees contemplated by this Declaration shall be sufficiently evidenced by an Officers' Certificate;



    (d) the Institutional Trustee may consult with counsel (which counsel may be counsel to the Litigation Trustees or appointed by the Sponsor or Bank United (or any successor to such Persons) at the direction of the Litigation Trustees to prosecute the Litigation) and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon and in accordance with such advice; the Institutional Trustee shall have the right at any time to seek instructions concerning the administration of this Declaration from any court of competent jurisdiction. All oral or written communications between any such counsel on the one hand, and the Sponsor, Bank United, the Payment Trust, any Trustee, any of their affiliates, or any successor entity or any affiliate of any successor entity, on the other hand, will be protected by the attorney-client privilege and/or the attorney work product doctrine, and no such communication will result in the waiver of any applicable claim of confidentiality or privilege.



    (e) the Institutional Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Declaration at the request or direction of the Holder pursuant to this Declaration, unless the Holder shall have offered to the Institutional Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction, provided that nothing contained in this Section 3.14(e) shall be taken to relieve the Institutional Trustee, upon breach by the Sponsor of any of its obligations under the Commitment, or by the Sponsor or its successors after the Effective Time of any of the obligations of


                                     C-2-16
the Sponsor hereunder, of its obligation to exercise, upon the instructions of the Litigation Trustees, the rights and powers vested in it by this Declaration;



    (f) the Institutional Trustee shall not be required to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, CPR Certificate, bond, debenture, note or other evidence of indebtedness or other paper or document, unless requested in writing to do so by the Holder, but the Institutional Trustee may make such further inquiry or investigation into such facts or matters as it may see fit;



    (g) except as otherwise expressly provided in this Declaration, the Institutional Trustee shall not be under any obligation to take any action that is discretionary under the provisions of this Declaration;



    (h) any action taken by the Institutional Trustee or its agents authorized by this Declaration to be taken by the Institutional Trustee shall bind the Payment Trust and the Holder, and the signature of the Institutional Trustee or its agents alone shall be sufficient and effective to perform any such action and no third party shall be required to inquire as to the authority of the Institutional Trustee to so act or as to its compliance with any of the terms and provisions of this Declaration, both of which shall be conclusively evidenced by the Institutional Trustee's or its agent's taking such action;



    (i) no provision of this Declaration shall be deemed to impose any duty or obligation on the Institutional Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it, in any jurisdiction in which it shall be illegal, or in which the Institutional Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts, or to exercise any such right, power, duty or obligation. No permissive power or authority available to the Institutional Trustee shall be construed to be a duty;



    (j) whenever in the administration of the provisions of this Declaration the Institutional Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering any action to be taken hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of gross negligence or bad faith on the part of the Institutional Trustee, be deemed to be conclusively proved and established by an Officer's Certificate delivered to the Institutional Trustee and such certificate, in the absence of gross negligence or bad faith on the part of the Institutional Trustee, shall be full warrant to the Institutional Trustee for any action taken, suffered or omitted by it under the provisions of this Declaration upon the faith thereof;



    (k) in no event shall the Institutional Trustee be liable for the selection of investments for funds permitted to be invested hereunder or for investment losses thereon, and the Institutional Trustee shall have no liability in respect of losses incurred as a result of the liquidation of any investment prior to its stated maturity or the failure of the Litigation Trustees to provide timely written investment direction with respect to funds permitted to be invested hereunder;



    (l) the Institutional Trustee may execute any of its powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, custodians or nominees appointed with due care, and shall not be responsible for any willful misconduct or gross negligence on the part of, or for the supervision of, any agent, attorney, custodian or nominee so appointed; and



    (m) the Institutional Trustee shall not be deemed to have notice of the occurrence of the events described in Section 3.19 unless the Institutional Trustee shall have received written notice of such event or a Responsible Officer of the Institutional Trustee shall have obtained actual knowledge thereof.



    Section 3.15  [Intentionally Left Blank].



    Section 3.16  EXECUTION OF DOCUMENTS.



    (a) Unless otherwise determined in writing by the Institutional Trustee, and except as otherwise required by the Business Trust Act, the Institutional Trustee, or any one or more of the Litigation Trustees, as the case may be, is authorized to execute on behalf of the Payment Trust any documents


                                     C-2-17
that the Institutional Trustee or the Litigation Trustees, as the case may be, have the power and authority to execute pursuant to Section 3.12.



    (b) Any Institutional or Delaware Trustee may, by power of attorney consistent with applicable law, delegate to any other natural person over the age of 21 his or her or its power for the purpose of executing any documents contemplated in Section 3.12.



    Section 3.17 NOT RESPONSIBLE FOR RECITALS. The recitals contained in this Declaration shall be taken as the statements of the Payment Trust, and the Trustees do not assume any responsibility for their correctness. The Sponsor and the Trustees make no representations as to the value or condition of the property of the Payment Trust or any part thereof. Except as otherwise specifically provided in Article XIV, the Sponsor and the Trustees make no representations as to the validity or sufficiency of this Declaration.



    Section 3.18  [Intentionally Left Blank].



    Section 3.19  DEFAULT; NOTICE.  The Institutional Trustee shall, within
90 days after the occurrence of (i) a breach by the Sponsor of any of its payment obligations under the Commitment, (ii) a breach by the Sponsor after the Effective Time of its obligations hereunder, or (iii) a breach by the Payment Trust of its obligations under the Commitment, transmit by mail, first class postage prepaid, to the Holder, notice of such default actually known to a Responsible Officer of the Institutional Trustee, unless such default has been cured before the giving of such notice; PROVIDED, HOWEVER, the Institutional Trustee shall be protected in withholding such notice if and so long as a Responsible Officer of the Institutional Trustee in good faith determines that the withholding of such notice is in the best interests of the Holder.



                                  ARTICLE IV.
                               PAYMENTS TO HOLDER



    Section 4.01 PAYMENT TO HOLDER. From and after the expiration of the 366 day period starting on the date of distribution of the CPR Certificates to the Bank United Corp. stockholders, the Institutional Trustee shall, in accordance with Section 4.02, pay the Proceeds Amount to the Holder.



    Section 4.02 TIMING OF PAYMENTS. The Institutional Trustee on behalf of the Payment Trust will make payments of amounts as contemplated by Section 4.01 to the Holder as of record dates determined by the Litigation Trustees. Payment will be made on payment dates, which will also be set by the Litigation Trustees. The Litigation Trustees shall promptly notify the Institutional Trustee in writing of any such dates.



    Section 4.03 DEFAULT; WAIVER. The Holders of a majority of the CPR Certificates then outstanding may, by vote or consent, on behalf of the Holder, waive any breach by the Sponsor of any of its obligations under the Commitment, or any failure by the Payment Trust to fulfill its obligations under the Commitment and with respect to the Holder.



                                   ARTICLE V.
                                    EXPENSES



    Section 5.01 EXPENSES. The Litigation Trustees on behalf of the Payment Trust shall have the right to draw on the funds of the Payment Trust for the purpose of funding any expenses of the Payment Trust, including administration expenses, compensation, fees and expenses of the Trustees, amounts paid as indemnity to any Indemnified Person and premiums for insurance for the Litigation Trustees.



    Section 5.02 RETURN OF FUNDS. Pursuant to Section 2.08 of the Commitment, immediately prior to its termination, the Payment Trust shall return to the Sponsor any amounts provided to the Payment


                                     C-2-18

Trust pursuant to Section 2.04 of the Commitment Agreement but not used by the Payment Trust, less a reasonable reserve of funds to pay for termination expenses.



                                  ARTICLE VI.
                          [INTENTIONALLY LEFT BLANK].



                                  ARTICLE VII.
                      ISSUANCE OF THE BENEFICIAL INTEREST



    Section 7.01  THE BENEFICIAL INTEREST



    (a) The Payment Trust shall be authorized to issue one class of undivided beneficial interest in the assets of the Payment Trust (the "Beneficial Interest"), which may not be issued to more than one Person. Simultaneously with the execution hereof, the Beneficial Interest shall be issued to the Litigation Trust.



    (b) Upon issuance of the Beneficial Interest as provided in this Declaration, the Beneficial Interest so issued shall be deemed to be validly issued, fully paid and non-assessable.



    (c) The Litigation Trust, by virtue of having become the Holder in accordance with the terms of this Declaration, shall be deemed to have expressly assented and agreed to the terms of, and shall be bound by, this Declaration.



                                 ARTICLE VIII.
                  DISSOLUTION AND TERMINATION OF PAYMENT TRUST



    Section 8.01  DISSOLUTION AND TERMINATION OF PAYMENT TRUST.



    (a) The Payment Trust shall dissolve:



        (i) 30 days after the date on which the Proceeds Amount has been paid in full to the Litigation Trust;



        (ii) 30 days after the date of a final dismissal of the Litigation or a determination by the Sponsor or Bank United (or any successor to such Persons) not to continue to prosecute the Litigation, in either case upon the instruction of the Litigation Trustees;



        (iii) if, prior to the Effective Time, the Sponsor so resolves in writing; provided that such dissolution is consummated before the issuance of any CPR Certificates pursuant to the Litigation Trust Declaration; or



        (iv) 30 days after the date that the Litigation Trust dissolves



    (b) As soon as is practicable after the occurrence of an event referred to in Section 8.01(a), and after completion of winding up of the Payment Trust and satisfaction of liabilities of the Payment Trust in accordance with the Business Trust Act, the Trustees shall terminate the Payment Trust by filing a certificate of cancellation with the Secretary of State of the State of Delaware.



    (c) The provisions of Sections 3.08, 3.13, 11.04 and 11.06 shall survive the termination of the Payment Trust.



                                  ARTICLE IX.
                             TRANSFER OF INTERESTS



    Section 9.01 GENERAL. The Beneficial Interest shall not be transferable in whole or in part.


                                     C-2-19

                                   ARTICLE X.
                                   THE HOLDER



    Section 10.01 LIMITATIONS ON RIGHTS OF HOLDER. The Holder acknowledges that:



    (a) the Holder, in its capacity as the Holder, is not a stockholder of the Sponsor, Bank United or any successor of either of them and will have no rights to dividends, liquidation preferences or other distributions other than the payments described in Article IV, and will have no voting rights except as expressly described herein. The Commitment is solely a contractual obligation between the Sponsor, the Litigation Trust and the Payment Trust;



    (b) nothing in this Declaration shall be construed to create any partnership or joint venture between or among the Sponsor, Bank United, Washington Mutual or any member of the Bank United Group, and the Holder;



    (c) (i) the Litigation is solely an asset of the Sponsor, Bank United, Hyperion and their successors, (ii) the Litigation shall be conducted by and on behalf of the Sponsor, Bank United and their successors solely in accordance with the instructions of the Litigation Trustees pursuant to this Declaration and the Recovery Agreement, (iii) the Litigation Trustees shall have the sole and exclusive right to direct the Sponsor, Bank United and their successors to take (or not take) actions relating to the Litigation as contemplated by this Declaration and the Recovery Agreement and may, among other things, instruct the Sponsor, Bank United and their successors to dismiss, settle or cease prosecuting the Litigation at any time without obtaining any cash or other recovery, or upon obtaining any such cash or other recovery as the Litigation Trustees may determine, (iv) the Litigation Trustees have the sole and exclusive right to take or not take other actions contemplated by this Declaration on behalf of the Sponsor, Bank United and their successors relating to the Litigation (including, without limitation, any decision with respect to the incurrence of expenses);



    (d) the liability of the Trustees and members of the Bank United Group is limited to the extent set forth in Article XI.



    Section 10.02  LIMITATIONS ON SUITS BY HOLDER.



    (a) To the fullest extent permitted by law, the Holder shall not have any right by virtue or by availing itself of any provision of this Declaration to institute any action or proceeding other than a suit by such Holder for nonpayment of amounts due and owing with respect to the Commitment, at law or in equity or in bankruptcy or otherwise upon or under or with respect to this Declaration, or for the appointment of a Trustee, receiver, liquidator, custodian or other similar official or for any other remedy hereunder, unless the Holder previously shall have given to the Institutional Trustee written notice of default and of the continuance thereof as herein before provided, and the Holder shall have made written request upon the Institutional Trustee to institute such action or proceeding in its own name as Trustee hereunder and shall have offered to the Institutional Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby and the Institutional Trustee for 60 days after its receipt of such notice, request and offer of indemnity shall have failed to institute any such action or proceeding; it being understood and intended, and being expressly covenanted by the Holder with the Institutional Trustee, that the Holder shall not have any right in any manner whatever by virtue of any provision of this Declaration to effect, disturb or prejudice the rights of the Holder, or to enforce any right under this Declaration, except in the manner herein provided. For the protection and enforcement of the provisions of this Section, each of the Holder and the Institutional Trustee shall be entitled to such relief as can be given either at law or in equity.


                                     C-2-20

    (b) Any proceeding by the Holder shall be instituted only in accordance with the following procedure:



        (i) The Holder shall deliver to the Institutional Trustee (which shall promptly deliver a copy thereof to the Litigation Trustees) a printed or typewritten statement not more than 10 pages in length containing a description of the nature and grounds of the claims to be asserted and the relief or remedy sought.



                                  ARTICLE XI.
      LIMITATION OF LIABILITY OF HOLDERS OF SECURITIES, TRUSTEES OR OTHERS



    Section 11.01  LIABILITY.



    (a) Except as expressly set forth in this Declaration, the Trustees shall not be:



        (i) personally liable for the payment of any amounts, which payment shall be made solely from the assets of the Payment Trust, if any; or



        (ii) required to pay to the Payment Trust or to any Holder any deficit upon dissolution of the Payment Trust or otherwise.



    (b) Pursuant to Section 3803(a) of the Business Trust Act, the Holder shall be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware.



    Section 11.02  EXCULPATION.



    (a) To the fullest extent permitted by law, no Indemnified Person shall be liable, responsible or accountable in damages or otherwise to the Payment Trust or any Indemnified Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Person, except that
(i) the Litigation Trustees shall be liable for any such loss, damage or claim incurred by reason of any act or omission performed or omitted by them if it shall be established in a final and nonappealable judicial determination by clear and convincing evidence that any such act or omission of the Litigation Trustees was (x) grossly negligent, (y) the result of willful misconduct, or
(z) undertaken with deliberate intent to injure the Holder or with reckless disregard for the best interests of such Holder and, in any event, any liability will be limited to actual, proximate, quantifiable damages, and (ii) the Institutional Trustee or the Delaware Trustee shall be liable for any such loss, damage or claim incurred by reason of the Institutional Trustee's or Delaware Trustee's (as the case may be) gross negligence or willful misconduct with respect to such acts or omissions and, in any event, any liability will be limited to actual, proximate, quantifiable damages; PROVIDED, that nothing in this Section 11.02(a) is intended to limit the Litigation Trustees' right to insurance obtained by the Payment Trust and the proceeds of such insurance.



    (b) To the fullest extent permitted by law, no Indemnified Person shall have any liability to the Payment Trust, the Trustees or the Holder. Without limiting the generality of the foregoing, to the fullest extent permitted by law, none of the Holder (in its capacity as Holder), the Trustees or the Payment Trust shall have the right to enforce, institute or maintain a suit, action or proceeding against a Indemnified Person relating to the formation of the Payment Trust, the entering into of the Commitment, the maintenance of the Litigation at the direction of, or the actions of the Litigation Trustees in their capacity (or purportedly in their capacity) as, Litigation Trustees. Notwithstanding the preceding two sentences of this Section 11.02(b), the Payment Trust (or the Litigation Trustees on behalf of the Payment Trust) may enforce, institute or maintain a suit, action or proceeding against (i) except as set forth in
Section 3.12(a)(ii), the Sponsor for breach of its obligations hereunder,
(ii) the Sponsor for breach of any of its obligations under the Commitment or this Declaration, or (iii) Bank


                                     C-2-21

United for breach of any depository relationship obligations it may have with respect to payments made by the Sponsor to the Payment Trust, and in each case, the Sponsor and Bank United or their successors, as the case may be, may be liable to the Payment Trust in connection with such suit, action or proceeding, or (iv) Bank United for breach of its obligations under the Commitment or this Declaration. Notwithstanding the preceding two sentences, fees and expenses incurred by the Bank United Group in such a suit, action or proceeding described in the preceding two sentences shall not be set off against the Litigation Proceeds (in order to calculate the Commitment Amount) if the Payment Trust or the Litigation Trustees prevail in such a suit, and, if in connection with suits brought pursuant to clauses (i) through (iv) inclusive, shall be deemed expenses of the Payment Trust payable by the Payment Trust out of the Commitment Amount.



    (c) An Indemnified Person shall be fully protected in relying in good faith upon the records of the Payment Trust and upon such information, opinions, reports or statements presented to the Payment Trust by any Person as to matters the Indemnified Person reasonably believes are within such other Person's professional or expert competence and, if selected by such Indemnified Person, has been selected by such Indemnified Person with reasonable care by or on behalf of the Payment Trust, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which payment to Holder might properly be paid.



    Section 11.03  FIDUCIARY DUTY.



    (a) To the extent that, at law or in equity, an Indemnified Person has duties (including fiduciary duties) and liabilities relating thereto to the Payment Trust or to any other Indemnified Person, an Indemnified Person acting under this Declaration shall not be liable to the Payment Trust or to any other Indemnified Person for its good faith reliance on the provisions of this Declaration. The provisions of this Declaration, to the extent that they restrict the duties and liabilities of an Indemnified Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of the Indemnified Person.



    (b) Whenever in this Declaration an Indemnified Person is permitted or required to make a decision:



        (i) in its "discretion" or under a grant of similar authority, the Indemnified Person shall be entitled to consider such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Payment Trust or any other Person; or



        (ii) in its "good faith" or under another express standard, the Indemnified Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Declaration or by applicable law.



    Section 11.04  INDEMNIFICATION.



    (a) The Payment Trust shall indemnify, to the fullest extent permitted by law, any Indemnified Person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, arising out of or relating to the Payment Trust, the Litigation or any acts or omissions of the Trustees in their capacity or purportedly in their capacity as Trustees, or actions taken by the Litigation Trustees (including actions taken by the Litigation Trustees in their capacity as officers, directors or agents of the Sponsor or Washington Mutual so long as such actions relate to the Payment Trust including, without limitation, the negotiation of the terms of the Payment Trust and the approval of the establishment of the Payment Trust and related transactions, but otherwise excluding actions taken by the Litigation Trustees in such capacities), against any and all losses, liabilities, damages, judgments, demands, suits, claims, assessments, charges, fines, penalties and other costs and expenses, including attorneys' fees and expenses and other fees and expenses associated


                                     C-2-22
with the defense of a claim or incurred by such Indemnified Person in obtaining indemnification under this Declaration, whether or not in a formal proceeding (collectively, "Damages").



    (b) Notwithstanding the preceding paragraphs (a), no indemnification shall apply (i) in the case of the indemnification of the Litigation Trustees, if the Holder establishes in a final and nonappealable judicial determination by clear and convincing evidence that such Damages arose as the result of (x) acts or omissions of the Litigation Trustees with deliberate intent to injure the Holder or with reckless disregard for the best interests of the Holder, or (y) willful misconduct or gross negligence, or (ii) in the case of the indemnification of the Delaware Trustee or the Institutional Trustee, if the Holder establish in a final and nonappealable judicial determination by clear and convincing evidence that such damages arose because such Trustee was grossly negligent or engaged in willful misconduct. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that (i) the Litigation Trustees acted or decided with deliberate intent to injure the Holder or with reckless disregard for the best interests of such Holder or (ii) the Delaware Trustee or Institutional Trustee was grossly negligent or engaged in willful misconduct.



    (c) To the fullest extent permitted by law, expenses (including attorneys' fees and expenses) incurred by an Indemnified Person in defending a civil, criminal, administrative or investigative action, suit or proceeding referred to in Sections 11.04(a) shall be paid by the Payment Trust in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking (without bond or security) by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Payment Trust as authorized in this Section 11.04.



    (d) All rights to indemnification under this Section 11.04 shall be deemed to be provided by a contract between the Payment Trust and each Indemnified Person who serves in such capacity at any time while this Section 11.04 is in effect. Any repeal or modification of this Section 11.04 shall not affect any rights or obligations then existing.



    (e) The Payment Trust shall purchase and maintain insurance to cover its indemnification obligations and any other liabilities of the Litigation Trustees.



    (f) For purposes of this Section 11.04, references to "the Payment Trust" shall include, in addition to the resulting or surviving entity, any constituent entity (including any constituent of a constituent) absorbed in a consolidation or merger involving the Payment Trust, so that any Person who is or was a director, Trustee, officer or employee of such constituent entity, or is or was serving at the request of such constituent entity as a director, Trustee, officer, employee or agent of another entity, shall stand in the same position under the provisions of this Section 11.04 with respect to the resulting or surviving entity as he would have with respect to such constituent entity if its separate existence had continued.



    (g) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 11.04 shall continue as to a Person who has ceased to be an Indemnified Person and shall inure to the benefit of the heirs, executors and administrators of such a Person.



    Section 11.05 OUTSIDE BUSINESSES. Any Indemnified Person or member of the Bank United Group may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Payment Trust, and the Payment Trust and the Holder shall have no rights by virtue of this Declaration in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture shall not be deemed wrongful or improper.


                                     C-2-23

    Section 11.06 COMPENSATION; FEE. The Trustees on behalf of the Payment Trust agree:



    (a) to pay to the Institutional Trustee and the Delaware Trustee from time to time, upon the approval of the Litigation Trustees, reasonable compensation for all services rendered by them hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a Trustee of an express trust); and



    (b) except as otherwise expressly provided herein, to reimburse the Trustees upon request for all expenses, disbursements and advances incurred or made by the Trustees in accordance with any provision of this Declaration (including the compensation and the expenses and disbursements of their respective agents and counsel).



    The provisions of Section 11.04 and this Section 11.06 shall survive the dissolution of the Payment Trust and the termination of this Declaration and the removal or resignation of any Trustee.



                                  ARTICLE XII.
                                   ACCOUNTING



    Section 12.01 FISCAL YEAR. The fiscal year ("Fiscal Year") of the Payment Trust shall be the calendar year, or such other year as is required by the Code.



    Section 12.02  CERTAIN ACCOUNTING MATTERS.



    (a) At all times during the existence of the Payment Trust, the Litigation Trustees shall keep, or cause to be kept, full books of account, records and supporting documents, which shall reflect in reasonable detail each transaction of the Payment Trust. The books of account shall be maintained on the accrual method of accounting, in accordance with generally accepted accounting principles, consistently applied. The books of account and the records of the Payment Trust shall be examined by and reported upon as of the end of each Fiscal Year of the Payment Trust by a firm of independent certified public accountants selected by the Litigation Trustees.



    (b) The Litigation Trustees shall cause to be duly prepared and delivered to each of the Holder any annual United States federal income tax information statement required by the Code, containing such information with regard to the Beneficial Interest held by the Holder as is required by the Code and the regulations promulgated thereunder. Notwithstanding any right under the Code to deliver any such statement at a later date, the Litigation Trustees shall endeavor to deliver all such statements within 30 days after the end of each Fiscal Year of the Payment Trust.



    (c) The Litigation Trustees shall cause to be duly prepared and filed an annual United States federal income tax return on a Form 1041 or such other form required by United States federal income tax law, and any other annual income tax returns required to be filed by the Litigation Trustees on behalf of the Payment Trust with any state or local taxing authority.



    Section 12.03 BANKING. The Payment Trust may maintain one or more bank accounts in the name and for the sole benefit of the Payment Trust; PROVIDED, HOWEVER, that all payments received by the Payment Trust pursuant to the Commitment shall be maintained separately from other funds as provided by
Section 3.12(b)(ii)(D).



    Section 12.04 WITHHOLDING. The Institutional Trustee or any Paying Agent shall comply with all withholding requirements under United States federal, state and local law. The Institutional Trustee or any Paying Agent shall request, and the Holder shall provide to the Institutional Trustee or any Paying Agent, such forms or certificates as are necessary to establish an exemption from withholding with respect to the Holder, and any representations and forms as shall reasonably be requested by the Institutional Trustee to assist it in determining the extent of, and in fulfilling, its withholding obligations. The Litigation Trustees shall file required forms with applicable jurisdictions and, unless an exemption from withholding is properly established by the Holder, shall remit amounts withheld with


                                     C-2-24
respect to the Holder to applicable jurisdictions. To the extent that the Institutional Trustee or any Paying Agent is required to withhold and pay over any amounts to any authority with respect to distributions or allocations to the Holder, the amount withheld shall be deemed to be a distribution in the amount of the withholding to the Holder. In the event of any claimed overwithholding, the Holder shall be limited to an action against the applicable jurisdiction. If the amount required to be withheld was not withheld from actual distributions made, the Institutional Trustee may reduce subsequent distributions by the amount of such withholding.



                                 ARTICLE XIII.
                            AMENDMENTS AND MEETINGS



    Section 13.01  AMENDMENTS.



    (a) Except as otherwise provided in this Declaration, this Declaration may only be amended by a written instrument approved and executed by



        (i) the Institutional Trustee;



        (ii) the Litigation Trustees in accordance with the last sentence of
    Section 3.11(a); and



        (iii) if the amendment affects the rights, powers, duties, obligations or immunities of the Delaware Trustee, the Delaware Trustee.



    (b) Notwithstanding any other provision of this Article XIII, no amendment shall be made, and any such purported amendment shall be void and ineffective unless the Institutional Trustee shall have first received:



        (A) an Officers' Certificate from the Payment Trust that such amendment is permitted by, and conforms to, the terms of this Declaration; and



        (B) an opinion of counsel (who may be counsel to the Payment Trust or the Litigation Trustees) that such amendment is permitted by, and conforms to, the terms of this Declaration.



        (C) Except as provided in Section 13.01(b)(D), any such purported amendment shall be void and ineffective unless the Holder shall have consented to such amendment.



        (D) Subject to Section 13.01(b), this Declaration may be amended by the Institutional Trustee and the Litigation Trustees without the consent of the
    Holder:



           (i) to cure any ambiguity;



           (ii) to correct or supplement any provision in this Declaration that may be defective or inconsistent with any other provision of this Declaration;



           (iii) to add to the covenants, restrictions or obligations of the Litigation Trustees or to alter the allocation of duties between the Litigation Trustees and the Institutional Trustee;



           (iv) to modify, eliminate or add to any provision of this Declaration to such extent as may be necessary to ensure that the Payment Trust
       (a) will be classified for United States federal income tax purposes at all times as a grantor trust, or (b) will not be required to register as an Investment Company under the Investment Company Act (including without limitation to conform to any change in any applicable Rule under the Investment Company Act or written change in interpretation or application thereof by any legislative body, court, government agency or regulatory authority);



PROVIDED, HOWEVER, that no such modification, elimination or addition referred to in clauses (i), (ii), or (iii) shall adversely affect the powers, preferences or special rights of the Holder or cause the Payment


                                     C-2-25

Trust to fail to continue to be classified as a grantor trust for purposes of United States federal income taxation.



    (H) The Institutional Trustee may, but shall have no obligation to, execute any amendment which materially adversely affects its rights, powers, immunities or indemnities.



    Section 13.02  MEETINGS OF THE HOLDER; ACTION BY WRITTEN CONSENT.



    (a) Meetings of the Holder may be called at any time by the Litigation Trustees to consider and act on any matter on which the Holder is entitled to act under the terms of this Declaration. The Litigation Trustees shall call a meeting of the Holder if directed to do so by the Holder. Such direction shall be given by delivering to the Litigation Trustees one or more calls in a writing stating that the signing Holder wishes to call a meeting and indicating the general or specific purpose for which the meeting is to be called.



    (b) The following provisions shall apply to meetings of the Holder:



        (i) notice of any such meeting (with a copy to the Institutional Trustee) shall be given to the Holder at least 20 days and not more than 60 days before the date of such meeting.



    Whenever a vote, consent or approval of the Holder is permitted or required under this Declaration, such vote, consent or approval may be given at a meeting of the Holder. Any action that may be taken at a meeting of the Holder may be taken without a meeting if a consent in writing setting forth the action so taken is signed by the Holder. The Litigation Trustees may specify that any written ballot submitted to the Holder for the purpose of taking any action without a meeting shall be returned to the Payment Trust within the time specified by the Litigation Trustees;



        (ii) the Holder may authorize any Person to act for it by proxy on all matters in which the Holder is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Holder. Except as otherwise provided herein, all matters relating to the giving, voting or validity of proxies shall be governed by the General Corporation Law of the State of Delaware relating to proxies, and judicial interpretations thereunder, as if the Payment Trust were a Delaware corporation and the Holder were stockholders of a Delaware corporation; each meeting of the Holder shall be conducted by the Litigation Trustees or by such other Person that the Litigation Trustees may designate; and



        (iii) unless the Business Trust Act or this Declaration otherwise provides, the Litigation Trustees, in their sole discretion, shall establish all other provisions relating to meetings of the Holder, including notice of the time, place or purpose of any meeting at which any matter is to be voted on by the Holder, waiver of any such notice, action by consent without a meeting, the establishment of a record date, quorum requirements, voting in person or by proxy or any other matter with respect to the exercise of any such right to vote.



                                  ARTICLE XIV.
         REPRESENTATIONS OF INSTITUTIONAL TRUSTEE AND DELAWARE TRUSTEE



    Section 14.01  REPRESENTATIONS AND WARRANTIES OF THE INSTITUTIONAL
TRUSTEE. The Trustee that acts as initial Institutional Trustee represents and warrants to the Payment Trust and to the Sponsor at the date of this Declaration, and each Successor Institutional Trustee represents and warrants to the Payment Trust at the time of the Successor Institutional Trustee's acceptance of its appointment as Institutional Trustee, that:



    (a) the Institutional Trustee is a corporation or banking association with trust powers, duly organized, validly existing and in good standing under the laws of the United States or a State thereof


                                     C-2-26
with power and authority to execute and deliver, and to carry out and perform its obligations under the terms of, this Declaration;



    (b) the execution, delivery and performance by the Institutional Trustee of this Declaration has been duly authorized by all necessary corporate action on the part of the Institutional Trustee. This Declaration has been duly executed and delivered by the Institutional Trustee, and it constitutes a legal, valid and binding obligation of the Institutional Trustee, enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, moratorium, insolvency, and other similar laws affecting creditors' rights generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law); and



    (c) the execution, delivery and performance of this Declaration by the Institutional Trustee does not conflict with or constitute a breach of the charter or by-laws of the Institutional Trustee.



    Section 14.02 REPRESENTATIONS AND WARRANTIES OF THE DELAWARE TRUSTEE. The Trustee that acts as initial Delaware Trustee represents and warrants to the Payment Trust and to the Sponsor at the date of this Declaration, and each Successor Delaware Trustee represents and warrants to the Payment Trust at the time of the Successor Delaware Trustee's acceptance of its appointment as Delaware Trustee, that:



    (a) the Delaware Trustee, if other than an individual, is duly organized, validly existing and in good standing under the laws of the State of Delaware, with power and authority to execute and deliver, and to carry out and perform its obligations under the terms of, this Declaration;



    (b) the Delaware Trustee has been authorized to perform its obligations under the Certificate of Trust and this Declaration. This Declaration under Delaware law constitutes a legal, valid and binding obligation of the Delaware Trustee, enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, moratorium, insolvency, and other similar laws affecting creditors' rights generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law); and



    (c) the Delaware Trustee is a natural person who is a resident of the State of Delaware or, if not a natural person, an entity which has its principal place of business in the State of Delaware and, in either case, a Person that satisfies for the Payment Trust the requirements of Section 3807 of the Business Trust Act.



                                  ARTICLE XV.
                                 MISCELLANEOUS



    Section 15.01 NOTICES. All notices provided for in this Declaration shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by first class mail, as follows:



    (a) if given to the Payment Trust, in care of the Institutional Trustee at the Payment Trust's mailing address set forth below (or such other address as the Payment Trust may give notice of to the Holder):


------------------------------------

------------------------------------


    Attention:



    Facsimile:


                                     C-2-27
    with a copy to:


------------------------------------

------------------------------------


    Attention:



    Facsimile:



    (b) if given to the Delaware Trustee, at the mailing address set forth below (or such other address as the Delaware Trustee may give notice of to the Holder):


------------------------------------

------------------------------------


    Attention:



    Facsimile:



    (c) if given to the Institutional Trustee, at the mailing address set forth below (or such other address as the Institutional Trustee may give notice of to the Holder).


------------------------------------

------------------------------------


    Attention:



    Facsimile:



    (d) if given to the Litigation Trustees, at each mailing address set forth below (or such other address as the Payment Trust may give notice of to the Holder):


------------------------------------

------------------------------------


    Attention:



    Facsimile:


------------------------------------

------------------------------------


    Attention:



    Facsimile:



    (e) if given to any Holder, at the address set forth on the books and records of the Payment Trust.



    All such notices shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid, except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver the same.


                                     C-2-28

    Section 15.02 GOVERNING LAW. This Declaration and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware and all rights and remedies shall be governed by such laws without regard to the principles of conflict of laws of the State of Delaware or any other jurisdiction that would call for the application of the law of any jurisdiction other than the State of Delaware; PROVIDED, HOWEVER, that, to the fullest extent permitted by law, there shall not be applicable to the Payment Trust, the Trustees or this Declaration any provision of the laws (statutory or common) of the State of Delaware pertaining to trusts that relate to or regulate, in a manner inconsistent with the terms hereof (a) the filing with any court or governmental body or agency of Trustee accounts or schedules of Trustee fees and charges, (b) affirmative requirements to post bonds for Trustees, officers, agents or employees of a trust, (c) the necessity for obtaining court or other governmental approval concerning the acquisition, holding or disposition of real or personal property, (d) fees or other sums payable to Trustees, officers, agents or employees of a trust, (e) the allocation of receipts and expenditures to income or principal,
(f) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding or investing trust assets or (g) the establishment of fiduciary or other standards of responsibility or limitations on the acts or powers of Trustees that are inconsistent with the limitations or liabilities or authorities and powers of the Trustees as set forth or referenced in this Declaration. Section 3540 and, to the fullest extent permitted by applicable law, Section 3561, of Title 12 of the Delaware Code shall not apply to the Payment Trust.



    Section 15.03 INTENTION OF PARTIES. It is the intention of the parties hereto that the Payment Trust be classified for United States federal income tax purposes as a grantor trust that is formed to hold the Commitment and liquidate the Commitment, as provided for herein. The provisions of this Declaration shall be interpreted to further this intention of the parties.



    Section 15.04 HEADINGS. Headings contained in this Declaration are inserted for convenience of reference only and do not affect the interpretation of this Declaration or any provision hereof.



    Section 15.05 SUCCESSORS AND ASSIGNS. Whenever in this Declaration any of the parties hereto is named or referred to, the successors and assigns of such party shall be deemed to be included, and all covenants and agreements in this Declaration by the Sponsor and the Trustees shall bind and inure to the benefit of their respective successors and assigns, whether or not so expressed.



    Section 15.06 PARTIAL ENFORCEABILITY. If any provision of this Declaration, or the application of such provision to any Person or circumstance, shall be held invalid, the remainder of this Declaration, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.



    Section 15.07 SPECIFIC PERFORMANCE. The Sponsor hereby agrees that the obligations imposed on it in this Declaration are special, unique and of an extraordinary character, and that, in the event of breach by the Sponsor, damages would not be an adequate remedy and the Sponsor shall be entitled to specific performance and injunctive and other equitable relief, including declaratory relief, in addition to any other remedy to which it may be entitled, at law or in equity; and the Sponsor hereby further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.



    Section 15.08 COUNTERPARTS. This Declaration may contain more than one counterpart of the signature page and this Declaration may be executed by the affixing of the signature of each of the Trustees and the Sponsor to any of such counterpart signature pages. All of such counterpart signature pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.



    Section 15.09 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. The Trustees, the Sponsor, and the Litigation Trust hereby consent to (i) the non-exclusive jurisdiction of the Courts of the State of


                                     C-2-29

Delaware and any Federal Court sitting in Wilmington, Delaware, and
(ii) service of process by mail at their last known address.



    Section 15.10 DEFAULT RULES. Regardless of whether this Declaration specifically refers to particular Default Rules:



    (a) if any provision of this Declaration conflicts with a Default Rule, the provision of this Declaration controls and the Default Rules is modified or negated accordingly,



    (b) if it is necessary to construe a Default Rule as modified or negated in order to effectuate any provision of this Declaration, the Default Rule is modified or negated accordingly, and



    (c) the fact that some Default Rules are referred to herein shall not limit the application of Sections 15.10(a) or (b) in those instances where no Default Rule has been referred to herein.



    IN WITNESS WHEREOF, the undersigned have caused these presents to be executed as of the day and year first above written.



    [                            ]
    as Delaware Trustee
    By:
    -------------------------------------
    Name:
    Title:



    [                            ]
    as Institutional Trustee
    By:
    -------------------------------------
    Name:
    Title:



---------------------------------
          , as Litigation Trustee



---------------------------------
          , as Litigation Trustee



    BANK UNITED CORP.,
    as Sponsor
    By:
    -------------------------------------
    Name:
    Title:


                                     C-2-30

                                                                      APPENDIX D

                                    FORM OF
                              COMMITMENT AGREEMENT

    This Commitment Agreement, dated as of             ,     (this "Agreement"),
by and among Bank United Corp., a Delaware corporation, the Bank United Litigation Contingent Payment Right Trust (the "Litigation Trust"), a Delaware business trust and the Bank United Litigation Payment Trust (the "Payment Trust"), a Delaware business trust.

                                    RECITALS

    WHEREAS, Bank United Corp. has entered into an Agreement and Plan of Merger,
dated as of August       , 2000 (the "Merger Agreement"), with Washington
Mutual, Inc., a Washington corporation pursuant to which Bank United Corp. would merge with and into Washington Mutual, Inc. (the "Merger"); and

    WHEREAS, pursuant to the Merger Agreement, Bank United Corp. has agreed to enter into this Agreement;

    NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein the parties agree as follows:

                         ARTICLE I. CERTAIN DEFINITIONS

    1.01  Certain Definitions.

    (a) The following terms are used in this Agreement with the meanings set forth below:

    "Accountant" has the meaning set forth in Section 2.02 hereof.

    "Assumed Section 483 Tax Benefit" means an amount equal to the tax benefit that would be allowed to the Bank United Group under Section 483(a) by reason of the payment of the Commitment Amount computed as set forth in Section 2.03 hereof.

    "Assumed Tax Benefit" means any Assumed Section 483 Tax Benefit and Assumed Trust Expense Tax Benefit.

    "Assumed Tax Liability" means an amount equal to the income (including franchise) tax liability of the Bank United Group (not giving effect to any deductions attributable to payments of the Commitment Amount) attributable to the receipt of the Litigation Proceeds computed as set forth in Section 2.03 hereof.

    "Assumed Trust Expense Tax Benefit" means an amount equal to the tax benefit that would be allowed to the Bank United Group by reason of deductions for amounts paid to the Trusts pursuant to Section 2.04 (other than any amounts payable under Section 3(b) of the Litigation Trust Agreement of Jonathon K. Heffron) and for the fair market value of the CPR Certificates issued to the Litigation Trustees pursuant to the Litigation Trustee Agreements as of the date of such issuance, computed in each case as set forth in Section 2.03 hereof.

    "Bank United" means Bank United Corp. and its successors (including Washington Mutual, Inc. upon and after the Merger).

    "Bank United Certificate" has the meaning set forth in Section 2.02 hereof.

    "Bank United Group" means Bank United, Bank United, their respective successors, their subsidiaries and affiliates and the subsidiaries and affiliates of their respective successors, including without limitation Washington Mutual, Inc. and its affiliates and subsidiaries after the Merger, provided that Hyperion shall not be deemed to be a member of the Bank United Group.

    "Bank United Litigation Committee" has the meaning set forth in the Litigation Trust Agreement.

    "Bank United Parties" means Bank United, Bank United, and their respective affiliates, officers, directors, employees and agents (such persons and entities, the "Bank United Parties" and, individually, a "Bank United Party").

    "BNKU" means Bank United of Texas, fsb and its successors (including without limitation, after the Merger, Washington Mutual Bank, FA or any other subsidiary of Washington Mutual, Inc. into which BNKU is merged).

    "Cash Proceeds" means an amount equal to any cash payment actually received by the Bank United Group pursuant to a final, nonappealable judgment or a final settlement of the Litigation. "Cash Proceeds" shall not include any amounts paid or payable to Hyperion pursuant to the Recovery Agreement.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Commitment Amount" means an amount equal to (A) the Litigation Proceeds, minus (B) the Reimbursements plus (C) the Assumed Tax Benefit.

    "Controlled Subsidiary" means any person at least 80% of the outstanding shares of Voting Stock (except for directors' qualifying shares) of which is at the time owned directly or indirectly by Bank United Corp.

    "CPR Calculation Certificate" has the meaning set forth in Section 2.02 hereof.

    "Damages" means with respect to Bank United Parties all losses, liabilities, damages, judgments, demands, suits, claims, assessments, charges, fines, penalties, costs and expenses, including reasonable attorney's fees and expenses and other costs and expenses associated with defense of a claim, whether or not in a formal proceeding (other than in connection with claims by stockholders of Bank United against Bank United's directors with respect to actions taken at or prior to the Merger), arising out of or relating to (i) with respect to claims brought by holders of CPR Certificates in their capacity as holders of CPR Certificates, any matter whatsoever and (ii) with respect to claims brought by any other party, any matter relating to either of the Trusts, the CPR Certificates, the CPR Certificate Distribution, the Litigation and any actions taken by the Trustees (including actions taken by the Trustees in their capacity as officers or directors of Bank United or Washington Mutual, Inc. so long as such actions relate to either of the Trusts including, without limitation, the negotiation of the terms of the Trusts and the CPR Certificates and the approval of the establishment of the Trusts and the CPR Certificate Distribution and related transactions, but otherwise excluding actions taken by the Trustees in such capacities), other than with respect to Damages arising from claims against
(i) Bank United for breach of this Agreement, the Litigation Trust Agreement, the Payment Trust Agreement, the Litigation Trustee Agreements or the Merger Agreement, (ii) Bank United for failure to deliver any CPR Certificate when due or to return to the Litigation Trust for cancellation of any CPR Certificate required to be returned when so required, (iii) Bank United for failure to deposit from time to time the amounts required pursuant to Section 2.04, or
(iv) BNKU for breach of any depository relationship obligations it may have with respect to the amounts paid by Bank United pursuant to Section 2.04.

    "Determination" means (a) a determination that Litigation Proceeds are in whole or in part not includible in gross income, (b) a determination that no deduction is allowed (or that any allowed deduction is limited) in respect of payments of the Commitment Amount under Section 483(a) in whole or in part, or
(c) a determination that a deduction is allowed in whole or in part for amounts paid to the Trusts pursuant to Section 2.04 or that a deduction is allowed for the fair market value of the CPR Certificates issued to the Litigation Trustees pursuant to the Litigation Trustee Agreements. With respect to clause (a), no such Determination shall be deemed to be made unless it is made prior to the earlier of (x) thirty days before the date of filing by the Bank United Group of the federal tax return for the taxable year in which the Litigation Proceeds are assumed to be includible in gross income or (y) the receipt by the Bank United Group of the Litigation Proceeds. With respect to clause (b), no such Determination shall be deemed to be made with respect to any payment of the

Commitment Amount unless such Determination is made prior to (a) the end of the 30th day following the delivery to the Litigation Trust of the Bank United Certificate with respect to such payment of the Commitment Amount, if the Litigation Trust does not deliver a Notice of Objection within such 30-day period with respect to such Bank United Certificate, or (b) the Resolution with respect to such payment of the Commitment Amount, if the Litigation Trust delivers a Notice of Objection within the 30-day period referred to in clause (a) above with respect to such Bank United Certificate. With respect to clause (c), no such Determination shall be deemed to be made unless it is made prior to the receipt by the Bank United Group of the Litigation Proceeds.

    "Due Date" has the meaning set forth in Section 2.02 hereof.

    "Expense Accounting" has the meaning set forth in Section 2.04(a) hereof.

    "FHLB" means the Federal Home Loan Bank of which BNKU is a member as of the relevant time.

    "FIRREA" means the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

    "Hyperion" means Hyperion Partners L.P., a Delaware limited partnership.

    "IRS" means the Internal Revenue Service.

    "LIBOR" means, as of a particular date, the 3-month London Inter-Bank Offer Rate as quoted in the Wall Street Journal.

    "Litigation" means [cite litigation].

    "Litigation Proceeds" means any and all Cash Proceeds and Non-Cash Proceeds.

    "Litigation Trust" has the meaning set forth in the preamble to this Agreement.

    "Litigation Trust Agreement" means the Declaration of Trust, dated as of
            , among the trustees named therein and the sponsor of the Litigation Trust.

    "Litigation Trust Expense Amount" has the meaning set forth in Section 2.04 hereof.

    "Litigation Trustee Agreements" means the Litigation Trustee Agreement,
dated as of             , 2000, between [            ] and Bank United and the
Litigation Trustee Agreement, dated as of             , 2000, between
[            ] and Bank United.

    "Litigation Trustees" has the meaning set forth in the Litigation Trust Agreement.

    "Non-Cash Proceeds" means the non-cash payments, if any, actually received by the Bank United Group pursuant to a final, non-appealable judgment or a final settlement of the Litigation. "Non-Cash Proceeds" shall not include any such amounts payable to Hyperion pursuant to the Recovery Agreement.

    "Notice of Agreement" has the meaning set forth in Section 2.02 hereof.

    "Notice of Objection" has the meaning set forth in Section 2.02 hereof.

    "Payment Trust" has the meaning given in the first paragraph of this Agreement.

    "Payment Trust Agreement" means the Declaration of Trust, dated as of
            , 2000, among the trustees named therein and the sponsor of the Payment Trust.

    "Payment Trust Expense Amount" has the meaning set forth in Section 2.04 hereof.

    "Payment Trust Expense Notice" has the meaning set forth in Section 2.04 hereof.

    "Proceeds Amount" means the amount paid to the Payment Trust pursuant to
Section 2.01(a) plus any interest earned thereon pursuant to Section 2.01(c), less any amounts withdrawn by Bank United pursuant to Section 2.01(d).

    "Proceeds Notice" has the meaning set forth in Section 2.02 hereof.

    "Recovery Agreement" means that certain Recovery Agreement dated July 24, 1996, by and among Bank United, BNKU and Hyperion.

    "Reference Rate" means the reference rate or an equivalent rate announced from time to time of Bank of America or any successor (or, if no successor remains in existence or publicly announces a rate, the commercial bank with the largest amount of deposits in the State of New York as of the most recent year end prior to the applicable date for which information is publicly available and which publicly announces such a rate, as determined in good faith by Bank United), as in effect from time to time.

    "Reimbursements" means an amount equal to (i) the sum of the amounts paid to the Trusts pursuant to Section 2.04 (other than any amounts payable under Section 3(b) of the Litigation Trustee Agreement of Jonathon K. Heffron) plus
(ii) interest on the amounts paid to the Trusts pursuant to Section 2.04 calculated from the time of any such payment at an annual interest rate equal to
(A) seven percent (7%) on the amount of such aggregate payments not exceeding $5,000,000, (B) ten percent (10%) on the amount of such aggregate payments greater than $5,000,000 but not exceeding $10,000,000, and (C) fifteen percent (15%) on the amount of such aggregate payments greater than $10,000,000, plus
(iii) the Assumed Tax Liability, plus (iv) in the event Litigation Proceeds are required to be included in income for federal income tax purposes in a taxable year prior to the year such proceeds are received in cash (because of either the accrual of Cash Proceeds before the payment thereof or the time required to liquidate Non-Cash Proceeds), interest on any cash payment of taxes on such income at an annual interest rate equal to seven percent (7%) compounded annually from the date of payment of taxes on such income to the date of receipt of cash, plus (v) the aggregate amount of any Damages actually suffered by any Bank United Party, plus (vi) the aggregate amount any indemnification provided by Bank United pursuant to Section 3(c)(v) of the Litigation Trustee Agreement of Jonathon K. Heffron and Section 3(b)(iv) of the Litigation Trustee Agreement of Salvatore A. Ranieri; plus (vii) any expenses reasonably incurred by Bank United in connection with the liquidation of Non-Cash Proceeds.

    "Resolution" has the meaning set forth in Section 2.02 hereof.

    "Section 483(a)" means Section 483(a) of the Code.

    "Sub Merger" has the meaning set forth in the definition of Tax Assumptions herein.

    "Tax Assumptions" means (i), if there is no Determination, the following assumptions or (ii), if there is a Determination, the following assumptions as modified by such Determination:

    (a) The Litigation Proceeds will be includible in gross income as ordinary income in full.

    (b) Payments of the Commitment Amount will not be deductible except that
Section 483(a) will apply to payments of the Commitment Amount, other than those allocable to CPR Certificates issued on exercise of employee options or otherwise in a transaction that is not a sale or exchange, and payments of the Commitment Amount will be deductible to the extent treated by Section 483(a) as interest expense; it being understood that it is not intended that the distribution of the CPR Certificates pursuant to the merger of a wholly owned subsidiary of Bank United with and into Bank United pursuant to the Merger Agreement (the "Sub Merger") will result in the characterization of such distribution as not constituting "a sale or exchange."

    (c) The Bank United Group will not be entitled to a deduction for amounts paid to the Trusts pursuant to Section 2.04 and for the fair market value of the CPR Certificates issued to the Litigation Trustees pursuant to the Litigation Trustee Agreements.

    (d) The income tax liability attributable to the assumed inclusion of all or a portion of the Litigation Proceeds in gross income as ordinary income and the benefit of any deduction shall be

(i) the product of the amount of such income or deduction and the highest statutory rate of federal income tax applicable to corporations for the year in which the income is assumed to be included or the deduction is assumed to be realized plus (ii) the product of such income or deduction and the net combined marginal rate of state and local income (or franchise) tax of the relevant member or members of the Bank United Group for the year in which the income is assumed to be included and the deduction is assumed to be realized, net of the federal income tax benefit (calculated based on the rate in clause (i) of this paragraph) of such state or local income (or franchise) tax. The relevant member or members of the Bank United Group shall be the member or members that is or are assumed to include the Litigation Proceeds in income or is or are assumed to be allowed the relevant deduction.

    (e) Any benefit from any deduction allowable to the Bank United Group for amounts referred to in paragraphs (b) and (c) of these assumptions shall be assumed to be realized (i) when those payments are made to the extent those payments do not exceed the Litigation Proceeds included in income for the same taxable year, or (ii) otherwise when, taking into account other deductions or losses or credits of the Bank United Group, the deduction would reduce the tax otherwise payable or result in a refund of tax already paid.

    (f) Bank United will be entitled to rely on a written opinion of a nationally recognized law firm with expertise on the matter on which the opinion is sought (with a copy of such opinion to the Litigation Trustees) that is selected by Bank United and (unless such law firm is principal outside tax counsel to Bank United) reasonably acceptable to the Litigation Trustees in determining whether there has been a Determination and in otherwise applying the Tax Assumptions to determine the income (including franchise) tax liability of the Bank United Group attributable to the receipt of the Litigation Proceeds and any Assumed Tax Benefits.

    (g) If the Assumed Tax Liability or the Assumed Tax Benefit cannot be computed at the time of the receipt of the Cash Proceeds or a payment of the Commitment Amount because of the absence of information as to tax rates and other factors described in the definition of Assumed Tax Liability or the definition of Assumed Tax Benefit, as the case may be, the Bank United Group shall compute a tentative Assumed Tax Liability or a tentative Assumed Tax Benefit, as the case may be, based on such reasonable assumptions, which are consistent with respect to the Assumed Tax Liability and the Assumed Tax Benefit, that in the reasonable opinion of the Bank United Group would protect the Bank United Group against any risk of the loss. The payment of the Commitment Amount shall be based on such tentative Assumed Tax Liability or such tentative Assumed Tax Benefit computation, as the case may be. As soon as feasible, but in no event later than 12 months after the end of the taxable year in which the Commitment Amount is paid based on the tentative Assumed Tax Liability and Assumed Tax Benefit, the Bank United Group shall recompute the Assumed Tax Liability or the Assumed Tax Benefit, as the case may be, and pay to the Payment Trust any excess of the re-computed Commitment Amount over the Commitment Amount that was initially calculated plus interest for the period over which the payment was deferred at a rate equal to BNKU's cost of funds as submitted monthly to the FHLB.

    "Trustees" means all of the trustees of the Litigation Trust together with all of the trustees of the Payment Trust.

    "Trusts" means the Litigation Trust and the Payment Trust.

    "Voting Stock" means, with respect to any person, stock of any class or classes, however designated, having ordinary voting power for the election of a majority of the board of such person, other than stock having such power only by reason of the happening of a contingency.

    (b) Any capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

                           ARTICLE II. THE COMMITMENT

    2.01  The Commitment.

    (a) Bank United shall pay to the Payment Trust the Commitment Amount within the time specified under Section 2.02 hereof, (i) increased an amount equal to interest computed on the Commitment Amount at LIBOR from the date of the receipt by Bank United Group of the applicable Litigation Proceeds until the date such Litigation Proceeds are distributed to the Payment Trust, such rate and period to be modified as specifically set forth in Section 2.02(b), 2.02(c) and 2.02(d), and (ii) decreased by the product of the interest computed in clause (i) and the maximum applicable combined corporate federal and state income tax rates in effect for the period of interest computation. In the event that the Bank United Group receives the Litigation Proceeds in staggered payments, the procedures described in this Article II with respect to the calculation and payment of the Commitment Amount will apply in full force to each such staggered payment of the Commitment Amount.

    (b) The Payment Trust shall pay to the Litigation Trust the Proceeds Amount promptly upon its receipt of the Commitment Amount; provided, however, that the Payment Trust shall not pay the Proceeds Amount to the Litigation Trust prior to the expiration of the 366 day period commencing on the date of the distribution of the CPR Certificates to the stockholders of Bank United pursuant to the Sub Merger. To the extent not inconsistent with the prior sentence, in the event that the Payment Trust receives the Commitment Amount in staggered payments, the Payment Trust will make staggered payments of the Proceeds Amount.

    (c) During any period when the Payment Trust holds the Commitment Amount, the Payment Trust may invest the Commitment Amount in any Permitted Investment as such term is defined in the Payment Trust Agreement.

    (d) Bank United shall have the right to withdraw from the Payment Trust, from time to time, an amount equal to any taxes payable by the Bank United Group solely by reason of the ownership of the Payment Trust. Any such taxes that are income taxes shall be determined based the principles set forth in Paragraph (d) of the definition of Tax Assumptions above; provided, however, if any such income is exempt from federal, state or local income taxes, appropriate adjustments shall be made to such principles to reflect such exemption.

    2.02  Payment Procedures.

    (a) Proceeds Notice; Bank United Certificate. Within 10 days of the receipt by the Bank United Group of any Litigation Proceeds, Bank United will deliver to the Trustees a written notice (the "Proceeds Notice") specifying that such Litigation Proceeds have been received and describing the type and amount of any Non-Cash Proceeds received. Within 10 days of the delivery of the Proceeds Notice, the Litigation Trustees shall deliver to Bank United written instructions to liquidate the Non-Cash Proceeds received. If so instructed, Bank United will then liquidate or cause to be liquidated the Non-Cash Proceeds in accordance with the instructions. Bank United shall promptly notify the Litigation Trustees if such instructions cannot be followed and shall request further instructions.

    As promptly as practicable but in no event later than 30 days after the later of the receipt by Bank United of such Litigation Proceeds and of the liquidation by Bank United of Non-Cash Proceeds, Bank United will deliver to the Litigation Trustees a certificate (the "Bank United Certificate") setting forth the calculation of the portion of the Commitment Amount with respect to such Litigation Proceeds. The Bank United Certificate shall set forth each of the items required under this Agreement to calculate the Commitment Amount, including the amount of Litigation Proceeds and the amount of (and calculation of) each component of the Reimbursements and the assumptions underlying the determination of each item and shall be substantially in the form of EXHIBIT A hereto, and Bank United shall attach to the Bank United Certificate financial and other documentation reasonably sufficient to support each item and assumption used to calculate the Commitment Amount. Within 30 days of delivery of the Bank United Certificate, the Litigation Trust will give written notice specifying whether it agrees or objects (a "Notice of Agreement" and a "Notice of Objection", respectively) to the calculation in the Bank United Certificate of the portion of the Commitment Amount with respect to such Litigation Proceeds, and, in the case of a Notice of Objection, will specify in reasonable detail the nature of such objection. If the Litigation Trust delivers a Notice of Agreement, Bank United will then deliver the portion of the Commitment Amount with respect to such Litigation Proceeds to the Payment Trust within 5 business days of such Notice of Agreement. If the Litigation Trust delivers a Notice of Objection within such 30-day period, Bank United will deliver such portion of the Commitment Amount to the Payment Trust only upon a Resolution (as defined herein).

    (b) Dispute Resolution. If the Litigation Trust delivers a Notice of Objection within such 30-day period, the Litigation Trust shall as promptly as practicable following delivery of the Notice of Objection deliver to Bank United a certificate (the "CPR Calculation Certificate") setting forth its calculation of such portion of the Commitment Amount. The CPR Calculation Certificate shall set forth each of the items required under this Agreement to calculate such portion of the Commitment Amount, including the amount of Litigation Proceeds and the amount of (and calculation of) each component of the Reimbursements and the assumptions underlying the determination of each item and shall be substantially in the form of EXHIBIT A hereto, and the Litigation Trust shall attach to the CPR Calculation Certificate financial and other documentation reasonably sufficient to support each item and assumption used to calculate such portion of the Commitment Amount. If Bank United does not agree with the Litigation Trust's calculation of such portion of the Commitment Amount, then within 10 business days of the delivery by the Litigation Trust of the CPR Calculation Certificate, Bank United and the Litigation Trust shall submit the calculation of such portion of the Commitment Amount to a mutually agreed upon independent certified public accountant (the "Accountant"). The Accountant shall be instructed to resolve on an expedited basis in writing any and all matters which remain in dispute and were identified in the Notice of Objection. The Accountant shall be instructed to recompute such portion of the Commitment Amount based upon the formulae and definitions set forth in this Agreement and the Accountant's calculation shall be binding on both parties hereto (a "Resolution"). In the event it is determined that Bank United's calculation was incorrect, in addition to such portion of the Commitment Amount, Bank United shall pay to the Payment Trust interest on such portion of the Commitment Amount calculated from the date that the Litigation Trust delivered its Notice of Objection at an annual interest rate equal to the Reference Rate plus 250 basis points. Bank United and the Litigation Trust shall share equally the expenses of the Accountant in connection with the performance of its duties described herein. If the Litigation Trust delivers a Notice of Objection with respect to the payment of any portion of the Commitment Amount within the applicable 30-day period and prior to the Resolution there is a Determination to the effect that no deduction is allowed (or that any allowed deduction is limited) in respect of payments of the Commitment Amount under Section 483(a) in whole or in part, then Bank United shall have the right to deliver a new Bank United Certificate with a new calculation of that portion of the Commitment Amount, and the previously delivered Bank United Certificate with respect to that portion of the Commitment Amount shall be considered null and void; provided, however, that if Bank United delivers such a new Bank United Certificate, Bank United shall be required to pay interest on that portion of the Commitment Amount from the date of delivery of the first Bank United Certificate relating to such portion of the Commitment Amount to the date of delivery of the new Bank United Certificate relating to such portion of the Commitment Amount at a rate equal to BNKU's cost of funds as submitted monthly to the FHLB. The same procedures described in this
Section 2.02(b) for the resolution of any disputes with respect to the calculation contained in a Bank United Certificate will apply equally to the calculation in the new Bank United Certificate with respect to such portion of the Commitment Amount.

    (c) Timing of Payments. Bank United shall pay to the Payment Trust the portion of the Commitment Amount with respect to the relevant Litigation Proceeds (i) if the Litigation Trust does not deliver a Notice of Objection to the Bank United Certificate with respect to such portion of the Commitment Amount within the 30-day period described above, within 5 business days of the earlier of the delivery of the Notice of Agreement with respect to such Bank United Certificate or the 30th day following the delivery by Bank United of such Bank United Certificate, or (ii) if the Litigation Trust does deliver a Notice of Objection with respect to such Bank United Certificate within the 30-day period described above, within 5 business days of the Resolution with respect to such portion of the Commitment Amount (each, a "Due Date"). Notwithstanding the foregoing, to the extent that BNKU is not permitted due to regulatory restrictions to distribute to either Bank United or BNKU's immediate parent company all or a portion of the Litigation Proceeds, the applicable Due Date with respect to such portion of the Litigation Proceeds that BNKU cannot distribute due to such regulatory restrictions shall be extended until BNKU secures regulatory approval of its distribution of such portion of the Litigation Proceeds to Bank United or BNKU's immediate parent company, provided that in no event shall the Due Date be extended pursuant to this sentence later than the 90th day after the receipt by the Bank United Group of such Litigation Proceeds. If Bank United does not pay such portion of the Commitment Amount by the appropriate Due Date (subject to the adjustment in the previous sentence), Bank United shall be obligated to pay to the Payment Trust such portion of the Commitment Amount except that the interest on such portion of the Commitment Amount shall be the annual interest rate equal to the Reference Rate plus 250 basis points calculated from the Due Date until the date such portion of the Commitment Amount is paid.

    (d) Payment of Reconciliation Amount. As promptly as practicable but in no event later than 30 days after the recomputation of the Assumed Tax Liability and the Assumed Tax Benefit pursuant to paragraph (g) of the definition of "Tax Assumptions" herein, Bank United shall pay to the Payment Trust any excess of the re-computed Commitment Amount or portion thereof over the Commitment Amount or portion thereof that was initially calculated plus interest for the period over which the payment was deferred at a rate of BNKU's cost of funds as submitted monthly to the FHLB. Along with such payment, Bank United shall provide to the Trustees a Bank United Certificate setting forth the re-calculation of the Commitment Amount or portion thereof. The standards and procedures applicable to Bank United Certificates and the calculation of the Commitment Amount and portions thereof set forth in this Section 2.02 shall apply in full force to any Bank United Certificate delivered pursuant to this paragraph (d).

    2.03  Agreements With Respect to Federal Income Tax.

    (a) Regardless of any position taken by the Bank United Group on any tax return or in any claim for refund with respect to the receipt of the Litigation Proceeds or payments of the Commitment Amount (or of the actual payment or actual receipt of any taxes with respect thereto), the Assumed Tax Liability shall, (i) if there is no Determination, be computed based on the Tax Assumptions and (ii) if there is a Determination to the effect that Litigation Proceeds are not includible in gross income in whole or in part, be computed on the basis of the Tax Assumptions as such Tax Assumptions are modified by such Determination.

    (b) Regardless of any position taken by the Bank United Group on any tax return or in any claim for refund with respect to the receipt of the Litigation Proceeds or payments of the Commitment Amount (or of the actual payment or actual receipt of any taxes with respect thereto), the Assumed Section 483 Tax Benefit shall, (i) if there is no Determination, be computed based on the Tax Assumptions and (ii) if there is a Determination that no deduction is allowed (or that any allowed deduction is limited) with respect to payments of the Commitment Amount under Section 483(a), be computed on the basis of the Tax Assumptions as such Tax Assumptions are modified by such Determination.

    (c) Regardless of any position taken by the Bank United Group on any tax return or in any claim for refund with respect to the receipt of Litigation Proceeds, payments of the Commitment Amount or the issuance of CPR Certificates to the Litigation Trustees pursuant to the Litigation Trustee Agreement (or of the actual payment or actual receipt of any taxes with respect thereto), the Assumed Trust Expense Tax Benefit shall (i) if there is no Determination, be computed based on the Tax Assumptions and (ii) if there is a Determination that a deduction is allowed in whole or in part for amounts paid to the Trusts pursuant to Section 2.04 or for the fair market value of the CPR Certificates issued to the Litigation Trustees pursuant to the Litigation Trustee Agreements, be computed based on the Tax Assumptions as modified by such Determination.

    (d) A Determination that Litigation Proceeds are not includible in gross income in whole or in part will be deemed to be made on the earlier of (i) the date of a final judicial determination to such effect, binding upon BNKU (or its successor), is made in the Litigation, (ii) the date a final agreement to which Bank United is a party with the federal government to such effect is entered into at the direction of the Litigation Trustees as part of the resolution of the Litigation or a related IRS ruling to such effect issued to a member of the Bank United Group in connection with such agreement (it being understood that the Bank United Group shall be under no obligation to seek such a ruling or refund or enter into such an agreement; provided that if requested the Bank United Group will enter into such an agreement if such agreement does not impose any liability or obligation whatsoever (other than a standard settlement release relating only to the Litigation or other related claims that Bank United, BNKU or Bank United's stockholders might have been able to bring as of immediately prior to the Merger) on the Bank United Group or adversely affect or restrict the conduct of its business or adversely affect its tax posture with respect to other matters) and (iii) the effective date of a law, regulation or IRS ruling to such effect that applies to Bank United or taxpayers generally, and would be applicable to claims against the federal government arising out of capital credits affected by FIRREA. Notwithstanding the foregoing, no such Determination shall be deemed to be made unless it is made prior to the earlier of (x) thirty days before the date of filing by the Bank United Group of the federal tax return for the taxable year in which the Litigation Proceeds are assumed to be includible in gross income or (y) the receipt by the Bank United Group of the Litigation Proceeds.

    (e) A Determination with respect to the application of Section 483(a) to payments of the Commitment Amount will be deemed to be made on the earlier of
(i) the date a final judicial determination to such effect binding upon Bank United is made in the Litigation, (ii) the date a final agreement to which Bank United is a party with the federal government to such effect is entered into at the direction of the Litigation Trustees as part of the resolution of the Litigation or a related IRS ruling to such effect issued to a member of the Bank United Group in connection with such agreement (it being understood that the Bank United Group shall be under no obligation to seek such a ruling or refund or enter into such an agreement; provided that if requested the Bank United Group will enter into such an agreement if such agreement does not impose any liability or obligation whatsoever (other than a standard settlement release relating only to the Litigation or other related claims that Bank United or BNKU or Bank United's stockholders might have been able to bring as of immediately prior to the Merger) on the Bank United Group or adversely affect or restrict the conduct of its business or adversely affect its tax posture with respect to other matters) and (iii) the effective date of a law, regulation or IRS ruling or a judicial decision to such effect that applies to Bank United or taxpayers generally. For all purposes under this Agreement, a deduction shall be considered allowed under Section 483(a) to the extent that a deduction is allowed, in an amount up to the deduction calculated under Section 483(a), under another provision of the Code treating a portion of the Commitment Amount as interest expense (including original issue discount). Notwithstanding the foregoing, no such Determination shall be deemed to be made with respect to any payment of the Commitment Amount unless such Determination is made prior to
(a) the end of the 30th day following the delivery to the Litigation Trust of the Bank United Certificate with respect to such payment of the Commitment Amount, if the Litigation Trust does not deliver a Notice of Objection within such 30-day period with respect to such Bank United Certificate, or (b) the Resolution with respect to such payment of the Commitment Amount, if the Litigation Trust delivers a Notice of Objection within such 30-day period with respect to such Bank United Certificate. Subject to a Determination, the parties intend to treat a portion of each payment of the Commitment Amount as interest to the extent such payment is treated as interest under
Section 483(a).

    (f) A Determination that a deduction is allowed for amounts paid to the Trusts pursuant to Section 2.04 or for the fair market value of the CPR Certificates issued to the Litigation Trustees pursuant to the Litigation Trustee Agreements will be deemed to be made on the earlier of (i) the date of a final judicial determination to such effect, binding upon BNKU (or its successor), is made in the Litigation, (ii) the date a final agreement to which Bank United is a party with the federal government to such effect is entered into at the direction of the Litigation Trustees as part of the resolution of the Litigation or a related IRS ruling to such effect issued to a member of the Bank United Group in connection with such agreement (it being understood that the Bank United Group shall be under no obligation to seek such a ruling or refund or enter into such an agreement; provided that if requested the Bank United Group will enter into such an agreement if such agreement does not impose any liability or obligation whatsoever (other than a standard settlement release relating only to the Litigation or other related claims that Bank United, BNKU or Bank United's stockholders might have been able to bring as of immediately prior to the Merger) on the Bank United Group or adversely affect or restrict the conduct of its business or adversely affect its tax posture with respect to other matters) and (iii) the effective date of a law, regulation or IRS ruling to such effect that applies to Bank United or taxpayers generally. Notwithstanding the foregoing, no such Determination shall be deemed to be made unless it is made prior to the receipt by the Bank United Group of the Litigation Proceeds.

    2.04  Payment of Expense Amounts.

    (a) The "Litigation Trust Expense Amount" means the estimated unpaid expenses of the Litigation Trust (including without limitation the management fees and expenses of the Litigation Trustees (as defined in the Litigation Trust Agreement), the fees for the other trustees of the Litigation Trust, and expenses relating to the Litigation) minus any amounts previously provided by Bank United pursuant to Section 2.04 in excess of the actual expenses of the Litigation Trust. From time to time, but no more often than quarterly, the Litigation Trust shall submit to Bank United a written notice (the "Litigation Expense Notice") detailing the Litigation Trust Expense Amount. Bank United may object to the Litigation Trust's calculation of the Litigation Trust Expense Amount by delivering a written objection to the Litigation Trust within 10 days of its receipt of the Litigation Expense Notice, which notice shall specify in reasonable detail the nature of such objection. If Bank United so objects, and the parties cannot mutually resolve the dispute, then within 5 days of receipt of Bank United's notice of objection, Bank United and the Litigation Trust shall submit the Litigation Expense Notice, along with any supporting documentation provided by either party, to a mutually agreed upon independent certified public accountant (the "Expense Accountant"). The Expense Accountant shall be instructed to determine as soon as is practicable whether the Litigation Trust Expense Amount as estimated by the Litigation Trust is reasonable. If the Expense Accountant determines (a) that the Litigation Trust Expense Amount as estimated by the Litigation Trust is reasonable then the Litigation Trust's estimate shall be binding on the parties hereto or (b) that the Litigation Trust Expense Amount as estimated by the Litigation Trust is not reasonable then the Expense Accountant shall estimate the Litigation Trust Expense Amount and the Expense Accountant's estimate shall be binding on the parties hereto. Bank United and the Litigation Trust shall bear equally the expenses of the Expense Accountant in connection with the performance of its duties described herein. Bank United shall deposit the Litigation Trust Expense Amount in an interest bearing demand-deposit account as specified by the Litigation Trustees in the name of the Litigation Trust at BNKU promptly upon the resolution of any dispute pursuant to this paragraph, if any.

    (b) The "Payment Trust Expense Amount" means the estimated unpaid expenses of the Payment Trust (including without limitation the fees for the trustees of the Payment Trust) minus any amounts previously provided by Bank United in excess of the actual expenses of the Payment Trust. From time to time but no more often than monthly, the Payment Trust shall submit to Bank United a written notice (the "Payment Trust Expense Notice") detailing the Payment Trust Expense Amount. Bank United may object to the Litigation Trust's calculation of the Payment Trust Expense Amount in the same manner described in Section 2.04(b) and the parties will resolve the dispute and Bank United shall pay the Payment Trust Expense Amount in the manner described in Section 2.04(b).

    (c) Notwithstanding the foregoing, the aggregate amount which Bank United shall be obligated to pay under Section 2.04(a) and 2.04(b) for the life of the Trusts shall not exceed the sum of $10,000,000, PROVIDED that in the event that the Litigation is pursued through additional trial court proceedings and any appeals related thereto, then Bank United shall be obligated to pay additional expenses, PROVIDED FURTHER that in no event shall the aggregate amount which Bank United shall be obligated to pay under Section 2.04(a) and 2.04(b) exceed the sum of $13,000,000. Bank United agrees and acknowledges that any amounts payable under Section 3(b) of the Litigation Trustee Agreement of Jonathon K. Heffron are not subject to the limitation expressed in this Section 2.04(c).

    (d) In order to facilitate the prosecution of the Litigation in an efficient manner and to minimize the likelihood of disputes with respect to determination of the Litigation Trust Expense Amount, the Litigation Trustees agree to consult in good faith with the Bank United Litigation Committee and to keep Bank United reasonably informed with respect to the Litigation Trust Expense Amount.

    2.05 Ranking. This Agreement shall rank pari passu with other senior indebtedness of Bank United.

    2.06  Restrictions on Sale or Pledge of Stock of BNKU.

    (a) Bank United (i) shall not (a) sell, transfer or otherwise dispose of any shares of any series of Voting Stock of BNKU or (b) permit BNKU to issue, sell or otherwise dispose of shares of its Voting Stock unless in either case BNKU remains a Controlled Subsidiary, and (ii) shall not permit BNKU to (a) merge or consolidate unless the surviving entity is BNKU or a Controlled Subsidiary or
(b) convey or transfer its properties and assets substantially as an entirety to any person, except to Bank United or a Controlled Subsidiary.

    (b) Bank United shall not create, assume, incur or suffer to exist, as security for indebtedness for borrowed money, any mortgage, pledge, encumbrance, lien or charge of any kind upon the Voting Stock of BNKU (other than directors' qualifying shares) without effectively providing that the CPR Certificates shall be secured equally and ratably with (or prior to) such indebtedness; provided, however, that Bank United may create, assume, incur or suffer to exist any such mortgage, pledge, encumbrance, lien or charge without regard to the foregoing provisions so long as after giving effect thereto Bank United will own directly or indirectly at least 80% of the Voting Stock of BNKU then issued and outstanding, free and clear of any such mortgage, pledge, encumbrance, lien or charge.

    (c) Notwithstanding the foregoing, Bank United may avoid the restrictions described in the previous two paragraphs if prior to any such transaction BNKU shall have unconditionally guaranteed payment when due of the Commitment Amount, if any, BNKU shall have obtained all regulatory approvals, if any, required to permit the guarantee of the payment of the Commitment Amount, and Bank United shall have delivered to the institutional trustee for the Litigation Trust an opinion of counsel stating that the guarantee of the payment of the Commitment Amount by BNKU has been duly authorized, executed and delivered and constitutes a valid, legally binding and enforceable obligation of BNKU.

    2.07 No Assignment of Claim. Bank United will not, and will not permit BNKU to, "assign" (within the meaning of 31 U.S.C. Sec. 3727) any interest in the Litigation. The parties intend and acknowledge that any merger of Bank United or BNKU with any other party shall not be deemed to be or to effect an assignment (within the meaning of 31 U.S.C. Sec. 3727) of the Litigation.

    2.08 Return of Unused Funds. Each of the Trusts shall, immediately prior to its termination as provided by its governing documents and this Agreement, shall refund to Bank United any amount provided to such Trust pursuant to
Section 2.04 but not used, provided that each of the Trusts may retain a reasonable reserve of funds to pay for termination expenses.

                           ARTICLE III. MISCELLANEOUS

    3.01 Waiver; Amendment. Any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement.

    3.02 Counterparts. This Commitment may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

    3.03 Governing Law. This Commitment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

    3.04 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to Bank United at its address set forth in the Merger Agreement with a copy sent to Washington Mutual, Inc. at its address set forth in the Merger Agreement or to the Trusts their addresses set forth below or such other address as such party may specify by notice to the other parties hereto.

    If to the Litigation Trust to:

       Attention:
       Facsimile:

    With copies to:

       Attention:
       Facsimile:

    If to the Payment Trust to:

       Attention:
       Facsimile:

    With copies to:

       Attention:
       Facsimile:

    3.05 Entire Understanding. This Agreement and the Merger Agreement represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made except for the Merger Agreement.

    3.06 No Third-Party Beneficiaries; Limitation on Liability. Except as provided below, nothing in this Agreement expressed or implied is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement. The holders of the CPR Certificates, the Trusts and Trustees shall have no rights to enforce, institute or maintain any suit, action or proceeding against Bank United, BNKU, its affiliates, officers, directors, employees or agents relating to the entering into of this Agreement, the distribution of the CPR Certificates, the Litigation or the performance by the Trustees of their duties as Trustees. Notwithstanding the foregoing, each of the Trusts (or the Trustees on behalf of the each of the Trusts) may enforce, institute or maintain a suit, action or proceeding against (i) Bank United for breach of this Agreement, Litigation Trust Agreement, the Payment Trust Agreement, or any Litigation Trustee Agreement, (ii) Bank United for failure to deliver any CPR Certificate when due or to return to the Litigation Trust for cancellation of any CPR Certificate required to be returned pursuant to the Merger Agreement when so required, (iii) Bank United for failure to deposit from time to time the amounts required pursuant to Section 2.04, or (v) BNKU for breach of any depository relationship obligations it may have with respect to the amounts paid by Bank United pursuant to Section 2.04.

    3.07 No Other Obligations. Except as set forth in the Litigation Trust Agreement, the Payment Trust Agreement, the Litigation Trustee Agreements, the Merger Agreement or in this Agreement, Bank United shall have no other obligations to the either of the Trusts, the Trustees or the holders of CPR Certificates. Without limiting the generality of the foregoing and except as provided in the Merger Agreement, the Litigation Trust Agreement, the Payment Trust Agreement, the Litigation Trustee Agreements, or this Agreement, Bank United shall have no obligation to advance funds to either of the Trusts, the Trustees or the holders of CPR Certificates. Each of the Trusts hereby acknowledge that it has no interest in any Litigation Proceeds received by the Bank United Group except to the extent of the obligation of Bank United hereunder to pay to the Litigation Trust or the Payment Trust, as the case may be, the amount required to be paid pursuant to Section 2.01(a) or (b).

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                                  BANK UNITED CORP.

                                                  --------------------------------------------------
                                                  Name:
                                                  Title:

                                                  BANK UNITED LITIGATION CONTINGENT PAYMENT RIGHTS
                                                  TRUST

                                                  --------------------------------------------------
                                                  Name:
                                                  Title: Litigation Trustee

                                                  --------------------------------------------------
                                                  Name:
                                                  Title: Litigation Trustee

                                                  --------------------------------------------------
                                                  Name:
                                                  Title: Institutional Trustee

                                                  --------------------------------------------------
                                                  Name:
                                                  Title: Delaware Trustee

                                                  BANK UNITED LITIGATION PAYMENT TRUST

                                                  --------------------------------------------------
                                                  Name:
                                                  Title: Trustee

                                                  --------------------------------------------------
                                                  Name:
                                                  Title: Trustee

PERSONAL AND CONFIDENTIAL

August 18, 2000

Board of Directors
Bank United Corporation
3200 Southeast Freeway
Houston, TX 77027

Gentlemen and Madame:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Class A Common Stock, par value $0.01 per share (the "Shares"), of Bank United Corporation (the "Company") of the Merger Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger dated as of August 18, 2000, between Washington Mutual, Inc. ("WAMU"), and the Company (the "Agreement"). Pursuant to the Agreement, the Company will merge with and into WAMU (the "Merger") and each Share not held in the Company's treasury or directly or indirectly by WAMU, the Company or any of their respective subsidiaries will be exchanged for the right to receive 1.3 shares of Common Stock, no par value per share, of WAMU ("WAMU Common Stock") and one CPR Certificate, as defined in the Agreement (each a "Certificate" and, collectively with such 1.3 shares of WAMU Common Stock, the "Merger Consideration").

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company, having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided certain investment banking services to the WAMU from time to time, including having acted as financial advisor in WAMU's September 1997 divestiture of W.M. Life Insurance Company, as co-manager in WAMU's August 1999 offering of 7.50% Notes, and as lead manager in WAMU's April 2000 offering of 8.25% Subordinated Notes. We may also provide other investment banking services to WAMU in the future. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company or WAMU for its own account and for the accounts of customers.

In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and WAMU for the five fiscal years ended September 30, 1999 and for the five years ended December 31, 1999, respectively; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and WAMU; certain other communications from the Company and WAMU to their respective stockholders; and certain internal financial analyses and forecasts for the Company and WAMU prepared by their respective managements, including certain cost savings and operating synergies projected by the management of WAMU to result from the Merger. We also have held discussions with members of the senior management of the Company and WAMU regarding their assessment of the strategic rationale for, and the potential benefits of, the Merger and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and WAMU Common Stock, compared certain financial and stock market information for the Company and WAMU with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the thrift industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of the Company or WAMU or any of their subsidiaries (including any derivative or off balance sheet assets or liabilities of the Company or WAMU or any of their subsidiaries) and we have not been furnished with any such evaluation or appraisal. We are not experts in the valuation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that these allowances for WAMU are adequate to cover all such losses. We have also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company, WAMU or on the contemplated benefits of the transaction. We are not expressing any opinion herein as to the prices at which the Certificates may trade if and when they are issued. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with the Merger and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to the Merger.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Merger Consideration to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
--------------------------------
 (GOLDMAN, SACHS & CO.)

                                                                      APPENDIX F

THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO CERTAIN PROVISIONS CONTAINED HEREIN
    AND TO RESALE RESTRICTIONS UNDER THE SECURITIES ACT OF 1933, AS AMENDED

    STOCK OPTION AGREEMENT, dated August 18, 2000, between Bank United Corp., a Delaware corporation ("ISSUER"), and Washington Mutual, Inc., a Washington corporation ("GRANTEE").

                                  WITNESSETH:

    WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "MERGER AGREEMENT"), which agreement has been executed by the parties hereto immediately prior to this Stock Option Agreement (this "AGREEMENT"); and

    WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

    1.  GRANT OF OPTION.

    (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "OPTION") to purchase, subject to the terms hereof, up to an aggregate of 6,462,862 fully paid and nonassessable shares of Issuer's Class A Common Stock, par value $0.01 per share ("COMMON STOCK"), at a price of $42.375 per share (the "OPTION PRICE"); provided, however, that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

    (b) In the event that any shares of Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in
Section 5 hereof) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of this Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance or such redemption, repurchase, retirement or other action, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject to or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to issue, redeem, repurchase or retire shares in breach of any provision of the Merger Agreement.

    2.  EXERCISE OF OPTION.

    (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined); provided, that the Holder shall have sent written notice of such exercise (as provided in subsection (e) of this Section 2) within 3 months following such Subsequent Triggering Event (or such longer period as provided in Section 10); provided further, however, that if the Option cannot be exercised on any day because of any injunction, order or similar restraint issued by a court of competent jurisdiction, the period during which the Option may be exercised shall be extended so that the Option shall expire no earlier than on the tenth business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be. Each of the following shall be an "EXERCISE TERMINATION EVENT": (i) the Effective Time (as defined in the Merger Agreement); (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event, except a termination by Grantee pursuant to Section 9.1(d) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional); (iii) the passage of 12 months after termination of the Merger Agreement if such termination follows or is concurrent with the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to
Section 9.1(d) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional); provided, that if the Initial Triggering Event continues or occurs beyond such termination and prior to the passage of such 12-month period, the Exercise Termination Event shall be 12 months from the expiration of the Last Triggering Event (as hereinafter defined) but in no event more than 15 months after such termination; or
(iv) delivery of a written request for payment of termination fee pursuant to
Section 9.2 of the Merger Agreement (provided that no such Exercise Termination Event shall be deemed to have occurred unless the full amount of such termination fee provided for in such Section 9.2 has been paid). For purposes of this Agreement, (A) "HOLDER" shall mean the holder or holders of the Option and
(B) "Last Triggering Event" shall mean the last Initial Triggering Event to expire. Notwithstanding anything to the contrary herein, (i) the Option may not be exercised at any time when Grantee shall be in breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement such that Issuer would be entitled to terminate the Merger Agreement pursuant to Section 9.1(d) thereof and (ii) this Agreement shall automatically terminate upon the termination of the Merger Agreement pursuant to
Section 9.1(d) thereof as a result of the breach by Grantee of its representations, warranties, covenants or agreements contained in the Merger Agreement.

    (b) The term "INITIAL TRIGGERING EVENT" shall mean any of the following events or transactions occurring after the date hereof:

        (i) Issuer or any of its Significant Subsidiaries, as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (each an "ISSUER SUBSIDIARY"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 ACT"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "GRANTEE SUBSIDIARY") or the Board of Directors of Issuer shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction with any person other than Grantee or a Subsidiary of Grantee. For purposes of this Agreement, "ACQUISITION TRANSACTION" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary, (y) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or any Issuer Subsidiary, or
    (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (the term "BENEFICIAL OWNERSHIP" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the rules and regulations thereunder) of securities representing 10% or more of the voting power of Issuer; provided, however, that in no event shall any merger, consolidation, purchase or similar transaction involving only Issuer and one or more of Issuer Subsidiaries or involving only two or more of Issuer Subsidiaries, be deemed to be an Acquisition Transaction, provided that any such transaction is not entered into in violation of the terms of the Merger Agreement;

        (ii) (A) Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or (B) the Board of Directors of Issuer shall have failed to make its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement in anticipation of engaging in an Acquisition Transaction, or (C) the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its interest to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement in anticipation of engaging in an Acquisition Transaction;

       (iii) Any person, other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business, shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock;

        (iv) The stockholders of Issuer shall have voted and failed to approve and adopt the Merger Agreement and the Merger at a meeting that has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

        (v) After a bona fide proposal or intention is made or made known by a third party to Issuer or its stockholders to engage in an Acquisition Transaction (whether such proposal or intention becomes the subject of public disclosure or not), Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement or willfully breached any representation or warranty contained in the Merger Agreement and such breach
    (x) would entitle Grantee to terminate the Merger Agreement and (y) shall not have been cured prior to the Notice Date (as defined below);

        (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Office of Thrift Supervision ("OTS"), the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction; or

       (vii) Any person other than Grantee or any Grantee Subsidiary commences or publicly announces its bona fide intention to commence a tender offer or exchange offer for securities representing 10% or more of the voting power of Issuer.

    (c) The term "SUBSEQUENT TRIGGERING EVENT" shall mean either of the following events or transactions occurring after the date hereof:

        (i) The acquisition by any person of beneficial ownership of 25% or more of the then outstanding shares of Common Stock; or

        (ii) The occurrence of the Initial Triggering Event described in
    Section 2(b)(i) hereof, except that the percentage incorporated by reference to the definition of Significant Subsidiary in subsection (x) and referred to in subsection (z) thereof shall be 25%.

    (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event of which it has notice, it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

    (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "NOTICE DATE") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "CLOSING DATE"); provided that if prior notification to or approval of any regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

    (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

    (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Agreement for an Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

    (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

       "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Bank United Corp. and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Bank United Corp. and will be provided to the holder hereof without charge upon receipt by Bank United Corp. of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 ACT"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the Securities and Exchange Commission (the "SEC"), or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel, in form and substance reasonably satisfactory to Issuer; and
(iii) the legend shall be removed in its entirety if the conditions in the preceding subsections (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

    (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

    3. CERTAIN ISSUER ACTIONS. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under any federal or state law, prior approval of or notice to any regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to such regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

    4. EXCHANGE. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "AGREEMENT" and "OPTION" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

    5. ADJUSTMENT OF SHARES. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock that would be prohibited under the terms of the Merger Agreement, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of Issuer's obligations hereunder.

    6. REGISTRATION RIGHTS. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto) delivered within three months of such Subsequent Triggering Event (or such longer period as provided in Section 10), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option ("OPTION SHARES") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and thereafter to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for Issuer.

    Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

    7.  REPURCHASE RIGHT.

    (a) (i) Following the occurrence of a Repurchase Event (as defined below), and following a request of the Holder delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "OPTION REPURCHASE PRICE") equal to the amount by which
(A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised; and (ii) at the request of the owner of Option Shares from time to time (the "OWNER"), delivered no later than 90 days of such occurrence (or such longer period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "OPTION SHARE REPURCHASE PRICE") equal to the Market/Offer Price multiplied by the number of Option Shares so designated.

    The term "MARKET/OFFER PRICE" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of the Option or the Owner gives notice of the required repurchase of Option Shares, as the case maybe, or (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer.

    (b) The Holder or the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option or any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase the Option and/or the Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

    (c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at anytime after delivery of a notice of repurchase pursuant to subsection (b) of this Section 7 is prohibited under applicable law or regulation or through commencement of regulatory enforcement action from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or the Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and
(ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

    (d) For purposes of this Section 7, a "REPURCHASE EVENT" shall be deemed to have occurred (i) upon the consummation of any merger, consolidation or similar transaction involving Issuer or any purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer, other than any such transaction which would not constitute an Acquisition Transaction pursuant to the provisos to the final sentence of Section 2(b)(i) hereof or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock, provided that no such event shall constitute a Repurchase Event unless a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event.

    8.  SUBSTITUTE OPTION.

    (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "SUBSTITUTE OPTION"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or
(y) any person that controls the Acquiring Corporation.

    (b) The following terms have the meanings indicated:

        (1) "ACQUIRING CORPORATION" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer),
    (ii) Issuer in a merger in which Issuer is the continuing or surviving person, or (iii) the transferee of all or substantially all of Issuer's assets.

        (2) "SUBSTITUTE COMMON STOCK" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

        (3) "ASSIGNED VALUE" shall mean the Market/Offer Price, as defined in
    Section 7.

        (4) "AVERAGE PRICE" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

    (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which shall be applicable to the Substitute Option.

    (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

    (e) In no event, pursuant to any of the foregoing subsections, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option.

    In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this subsection (e), the issuer of the Substitute Option (the "SUBSTITUTE OPTION ISSUER") shall make a cash payment to the Holder equal to the excess of
(i) the value of the Substitute Option without giving effect to the limitation in this subsection (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this subsection (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

    (f) Issuer shall not enter into any transaction described in subsection
(a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

    9.  REPURCHASE OF SUBSTITUTE OPTION.

    (a) At the request of the holder of the Substitute Option (the "SUBSTITUTE OPTION HOLDER") delivered prior to an Exercise Termination Event, the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "SUBSTITUTE OPTION REPURCHASE PRICE") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds
(ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "SUBSTITUTE SHARE OWNER") of shares of Substitute Common Stock (the "SUBSTITUTE SHARES"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "SUBSTITUTE SHARE REPURCHASE PRICE") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "HIGHEST CLOSING PRICE" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

    (b) The Substitute Option Holder or the Substitute Share Owner, or both, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option or the Substitute Shares, as applicable, pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

    (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation or through commencement of regulatory enforcement action from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation or through commencement of regulatory enforcement action from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option

Holder or the Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or the Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either
(A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Shares it is then so prohibited from repurchasing.

    10. EXTENSION OF CERTAIN PERIODS. The 90-day or three-month period, as the case may be, for exercise of certain rights under each of Sections 2, 6, 7 and 14 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using its reasonable best efforts to obtain such regulatory approval) and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

    11. ISSUER REPRESENTATIONS AND WARRANTIES. Issuer hereby represents and warrants to Grantee as follows:

    (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

    (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

    12. GRANTEE REPRESENTATIONS AND WARRANTIES. Grantee hereby represents and warrants to Issuer that:

    (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

    (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

    13.  LIMITATION ON TOTAL PROFIT.

    (a) Notwithstanding anything to the contrary contained herein, in no event shall Grantee's Total Profit (as defined in subsection (c) of this Section 13) exceed $52 million and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) reduce the number of shares of Common Stock subject to this Option, (ii) deliver to the Issuer for cancellation Option Shares previously purchased by Grantee valued at fair market value at the time of delivery, (iii) pay cash to the Issuer, or (iv) undertake any combination thereof, so that Grantee's actually realized Total Profit shall not exceed
$52 million after taking into account the foregoing actions.

    (b) Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined in subsection (d) of this Section 13) of more than $52 million; provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

    (c) As used herein, the term "TOTAL PROFIT" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) pursuant to
Section 7 hereof, (ii) (x) the amount received by Grantee pursuant to Issuer's repurchase of Option Shares pursuant to Section 7 hereof, less (y) Grantee's purchase price for such Option Shares, (iii) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares shall be converted or exchanged) to any unaffiliated party, less (y) Grantee's purchase price for such Option Shares, (iv) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party, (v) any equivalent amounts with respect to the Substitute Option, including pursuant to Section 8(e); and (vi) the amount of any termination fee actually received by Grantee pursuant to Section 9.2 of the Merger Agreement. For purposes of this Section 13, references to Grantee shall be deemed to include references to any affiliate of the Grantee.

    (d) As used herein, the term "NOTIONAL TOTAL PROFIT" with respect to any number of shares as to which Grantee may propose to exercise the Option shall be the Total Profit determined as of the date of such proposed exercise assuming that the Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

    14. ASSIGNMENT. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 90 days following such Subsequent Triggering Event (or such longer period as provided in Section 10); provided, however, that until the date 15 days following the date on which the Federal Reserve Board or the OTS, as applicable, approves an application by Grantee to acquire the shares of Common Stock subject to the Option (if such approval is required by law), Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one person acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single person (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board or the OTS, as applicable.

    15. FILINGS. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary for the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the New York Stock Exchange upon official notice of issuance and applying to the Federal Reserve Board and/or the OTS, as applicable, for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

    16. EQUITABLE REMEDIES. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

    17. VALIDITY. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

    18. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

    19. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    20. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    21. EXPENSES. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

    22. ENTIRE AGREEMENT. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

    23. CAPITALIZED TERMS. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                                       BANK UNITED CORP.

                                                       By:           /s/ JONATHON K. HEFFRON
                                                            -----------------------------------------
                                                                       Jonathon K. Heffron
                                                                     EXECUTIVE VICE PRESIDENT

                                                       WASHINGTON MUTUAL, INC.

                                                       By:           /s/ JAMES B. FITZGERALD
                                                            -----------------------------------------
                                                                       James B. Fitzgerald
                                                                      SENIOR VICE PRESIDENT

                                                                      APPENDIX G

                 DELAWARE GENERAL CORPORATION LAW, SECTION 262

    Section 262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251 (g) of this title), Section 252, Section 254, Section 257,
Section 258, Section 263 or Section 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (l) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
    Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections
(d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section.

        Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within
    10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and
(d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also by given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in

Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided. however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 23B.08.320 of the Washington Business Corporation Act (the "Corporation Act") provides that the personal liability of directors to a corporation imposed by Section 23B.08.310 of the Corporation Act may be eliminated by the articles of incorporation of the corporation, except in the case of acts or omissions involving certain types of conduct. At Article XII of its Amended and Restated Articles of Incorporation, the Registrant has elected to eliminate the liability of directors to the Registrant to the extent permitted by law. Thus, a director of the Registrant is not personally liable to the Registrant or its stockholders for monetary damages for conduct as a director, except for liability of the director (i) for acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the director, (ii) for conduct violating Section 23B.08.310 of the Corporation Act, or (iii) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If Washington law is amended to authorize corporate action that further eliminates or limits the liability of directors, then the liability of Washington Mutual directors will be eliminated or limited to the fullest extent permitted by Washington law, as so amended.

    Section 23B.08.560 of the Corporation Act provides that if authorized by
(i) the articles of incorporation, (ii) a bylaw adopted or ratified by the stockholders, or (iii) a resolution adopted or ratified, before or after the event, by the stockholders, a corporation will have the power to indemnify directors made party to a proceeding, or to obligate itself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations on indemnification contained in Sections 23B.08.510 through 23B.08.550 of the Corporation Act, provided that no such indemnity shall indemnify any director
(i) for acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the director, (ii) for conduct violating
Section 23B.08.310 of the Corporation Act, or (iii) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

    Pursuant to Article IX of Washington Mutual's Amended and Restated Articles of Incorporation and Article VIII of Washington Mutual's Bylaws, Washington Mutual must, subject to certain exceptions, indemnify and defend its directors against any expense, liability or loss arising from or in connection with any actual or threatened action, suit or proceeding relating to service for or at the request of Washington Mutual, including without limitation, liability under the Securities Act. Washington Mutual is not permitted to indemnify a director from or on account of acts or omissions of such director which are finally adjudged to be intentional misconduct, or from or on account of conduct in violation of RCW 23B.08.310, or a knowing violation of the law from or on account of any transaction with respect to which it is finally adjudged that such director received a benefit in money, property or services to which he or she was not entitled. If Washington law is amended to authorize further indemnification of directors, then Washington Mutual directors shall be indemnified to the fullest extent permitted by Washington law, as so amended. Also, pursuant to Article IX of Washington Mutual's Amended and Restated Articles of Incorporation and Article VIII of Washington Mutual's Bylaws, Washington Mutual may, by action of the Washington Mutual Board, provide indemnification and pay expenses to officers, employees and agents of Washington Mutual or another corporation, partnership, joint venture, trust or other enterprise with the same scope and effect as above described in relation to directors. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Washington Mutual pursuant to the provisions described above, Washington Mutual has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


     EXHIBIT NO.                                DESCRIPTION
---------------------   ------------------------------------------------------------
         2.1            Agreement and Plan of Merger between the Registrant and Bank
                        United Corp., dated August 18, 2000. (Incorporated by
                        reference to Appendix A of the Proxy Statement/ Prospectus included in this Registration Statement.) Registrant agrees to furnish supplementally to the Commission upon request a copy of any omitted schedule.
         2.2            Reorganization Plan of Merger between Bank United Corp. and
                        CPR Merger Corporation dated September 28, 2000
                        (Incorporated by reference to Appendix B to the Proxy
                        Statement/Prospectus included in this Registration
                        Statement)
         3.1            Restated Articles of Incorporation of the Registrant, as
                        amended (Incorporated by reference to the Registrant's
                        Quarterly Report on Form 10-Q for the quarter ended
                        September 30, 1999 (File No. 1-14667))
         3.2            Restated Bylaws of the Registrant, as amended (Incorporated by reference to the Registrant's Quarterly Report on Form
                        10-Q for the quarter ended June 30, 2000 (File
                        No. 1-14667))
         3.3            Form of Declaration of Trust of the Bank United Litigation
                        Contingent Payment Rights Trust (Incorporated by reference to Appendix C-1 of the Proxy Statement/Prospectus included in this Registration Statement)
         3.4            Form of Declaration of Trust of Bank United Payment Trust
                        (Incorporated by reference to Appendix C-2 of the Proxy
                        Statement/Prospectus included in this Registration
                        Statement)
         4.1            Form of Certificate of Designation for the Series H
                        Preferred Stock
         4.2            deleted
         4.3            deleted
         4.4            deleted
         4.5            Form of Pledge Agreement
         4.6            Form of Remarketing Agreement
         5.1            Opinion of Heller Ehrman White & McAuliffe LLP
         8.1            Tax Opinion of Wachtell, Lipton, Rosen & Katz
         8.2            Tax Opinion of Gibson, Dunn & Crutcher LLP
        10.1            Form of Commitment Agreement (Incorporated by reference to
                        Appendix D of the Proxy Statement/Prospectus included in
                        this Registration Statement)
        10.2            Employment Agreement dated August 18, 2000 between the
                        Registrant and Ronald D. Coben
        10.3            Employment Agreement dated August 18, 2000 between the
                        Registrant and Anthony J. Nocella
        10.4            Employment Agreement dated August 18, 2000 between the
                        Registrant and Barry C. Burkholder
        10.5            Litigation Trustee Agreement dated August 18, 2000 among the
                        Registrant, the Bank United Litigation Contingent Payment
                        Rights Trust, the Bank United Litigation Payment Trust and
                        Jonathon K. Heffron
        10.6            Litigation Trustee Agreement dated August 18, 2000 among the
                        Registrant, the Bank United Contingent Payment Rights Trust,
                        the Bank United Litigation Payment Trust and Salvatore
                        Ranieri
        21.1            List of Subsidiaries of the Registrant
        23.1            Consent of Deloitte & Touche LLP with respect to Washington
                        Mutual, Inc.
        23.2            Consent of KPMG LLP with respect to HF Ahmanson & Company
        23.3            Consent of KPMG LLP with respect to Bank United Corp.
        23.4            Consent of Deloitte & Touche LLP with respect to Bank United
                        Corp.

     EXHIBIT NO.                                DESCRIPTION
---------------------   ------------------------------------------------------------
        23.5            Consent of Payne Falkner Smith & Jones P.C. with respect to
                        Texas Central Bancshares, Inc.
        23.6            Consent of Heller, Ehrman White & McAuliffe LLP (included in its opinion filed as Exhibit 5.1)
        23.7            Consent of Wachtell, Lipton, Rosen & Katz (included in its opinion filed as Exhibit 8.1)
        23.8            Consent of Gibson, Dunn & Crutcher LLP (included in its
                        opinion filed as Exhibit 8.2)
        24.2            Powers of Attorney (included on the signature page of this
                        Registration Statement)
        99.1            Form of Proxy Card of Bank United Corp.
        99.2            Stock Option Agreement between the Registrant and Bank
                        United Corp., dated August 18, 2000 (Incorporated by
                        reference to Appendix F of the Proxy Statement/Prospectus
                        included in this Registration Statement).
        99.3            Opinion of Goldman, Sachs & Co. (attached as Appendix E to the Proxy Statement/ Prospectus contained in this
                        Registration Statement)
        99.4            Consent of Goldman, Sachs & Co.


ITEM 22. UNDERTAKINGS

    The Undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington on November 9, 2000.



                                                       WASHINGTON MUTUAL, INC.

                                                       By:              /s/ FAY L. CHAPMAN
                                                            -----------------------------------------
                                                                          Fay L. Chapman
                                                             Title: SENIOR EXECUTIVE VICE PRESIDENT



    Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated below on the 9th day of November, 2000.


               /s/ KERRY K. KILLINGER*                               /s/ WILLIAM A. LONGBRAKE*
     -------------------------------------------            -------------------------------------------
                 Kerry K. Killinger                                    William A. Longbrake
               CHAIRMAN, PRESIDENT AND                                    VICE CHAIR AND
          CHIEF EXECUTIVE OFFICER; DIRECTOR                           CHIEF FINANCIAL OFFICER
            (PRINCIPAL EXECUTIVE OFFICER)                          (PRINCIPAL FINANCIAL OFFICER)

                                                                       /s/ RICHARD M. LEVY*
                                                            -------------------------------------------
                                                                          Richard M. Levy
                                                               SENIOR VICE PRESIDENT AND CONTROLLER
                                                                  (PRINCIPAL ACCOUNTING OFFICER)

               /s/ DOUGLAS P. BEIGHLE*                                 /s/ DAVID BONDERMAN*
     -------------------------------------------            -------------------------------------------
                 Douglas P. Beighle                                       David Bonderman
                      DIRECTOR                                               DIRECTOR

               /s/ J. TAYLOR CRANDALL*                                 /s/ ROGER H. EIGSTI*
     -------------------------------------------            -------------------------------------------
                 J. Taylor Crandall                                       Roger H. Eigsti
                      DIRECTOR                                               DIRECTOR

                 /s/ JOHN W. ELLIS*                                    /s/ ANNE V. FARRELL*
     -------------------------------------------            -------------------------------------------
                    John W. Ellis                                         Anne V. Farrell
                      DIRECTOR                                               DIRECTOR

                                                                    /s/ WILLIAM P. GERBERDING*
     -------------------------------------------            -------------------------------------------
                  Stephen E. Frank                                     William P. Gerberding
                      DIRECTOR                                               DIRECTOR

             /s/ ENRIQUE HERNANDEZ, JR.*                             /s/ PHILLIP D. MATTHEWS*
     -------------------------------------------            -------------------------------------------
               Enrique Hernandez, Jr.                                   Phillip D. Matthews
                      DIRECTOR                                               DIRECTOR

               /s/ MICHAEL K. MURPHY*                                    /s/ MARY E. PUGH*
     -------------------------------------------            -------------------------------------------
                  Michael K. Murphy                                        Mary E. Pugh
                      DIRECTOR                                               DIRECTOR

                                                                     /s/ ELIZABETH A. SANDERS*
     -------------------------------------------            -------------------------------------------
                William G. Reed, Jr.                                   Elizabeth A. Sanders
                      DIRECTOR                                               DIRECTOR

               /s/ WILLIAM D. SCHULTE*                                 /s/ JAMES H. STEVER*
     -------------------------------------------            -------------------------------------------
                 William D. Schulte                                       James H. Stever
                      DIRECTOR                                               DIRECTOR

                                                                     /s/ WILLIS B. WOOD, JR.*
                                                            -------------------------------------------
                                                                        Willis B. Wood, Jr.
                                                                             DIRECTOR


*By:                 /s/ FAY L. CHAPMAN
            -------------------------------------
                       Fay L. Chapman
                      ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


     EXHIBIT NO.                                DESCRIPTION
---------------------   ------------------------------------------------------------
         2.1            Agreement and Plan of Merger between the Registrant and Bank
                        United Corp., dated August 18, 2000. (Incorporated by
                        reference to Appendix A of the Proxy Statement/ Prospectus included in this Registration Statement.) Registrant agrees to furnish supplementally to the Commission upon request a copy of any omitted schedule.
         2.2            Reorganization Plan of Merger between Bank United Corp. and
                        CPR Merger Corporation dated September 28, 2000
                        (Incorporated by reference to Appendix B to the Proxy
                        Statement/Prospectus included in this Registration
                        Statement)
         3.1            Restated Articles of Incorporation of the Registrant, as
                        amended (Incorporated by reference to the Registrant's
                        Quarterly Report on Form 10-Q for the quarter ended
                        September 30, 1999 (File No. 1-14667))
         3.2            Restated Bylaws of the Registrant (Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the
                        quarter ended June 30, 2000 (File No. 1-14667))
         3.3            Form of Declaration of Trust of the Bank United Litigation
                        Contingent Payment Rights Trust (Incorporated by reference to Appendix C-1 of the Proxy Statement/Prospectus included in this Registration Statement)
         3.4            Form of Declaration of Trust of Bank United Payment Trust
                        (Incorporated by reference to Appendix C-2 of the Proxy
                        Statement/Prospectus included in this Registration
                        Statement)
         4.1            Form of Certificate of Designation for the Series H
                        Preferred Stock
         4.2            deleted
         4.3            deleted
         4.4            deleted
         4.5            Form of Pledge Agreement
         4.6            Form of Remarketing Agreement
         5.1            Opinion of Heller Ehrman White & McAuliffe LLP
         8.1            Tax Opinion of Wachtell, Lipton, Rosen & Katz
         8.2            Tax Opinion of Gibson, Dunn & Crutcher LLP
        10.1            Form of Commitment Agreement (Incorporated by reference to
                        Appendix D of the Proxy Statement/Prospectus included in
                        this Registration Statement)
        10.2            Employment Agreement dated August 18, 2000 between the
                        Registrant and Ronald D. Coben
        10.3            Employment Agreement dated August 18, 2000 between the
                        Registrant and Anthony J. Nocella
        10.4            Employment Agreement dated August 18, 2000 between the
                        Registrant and Barry C. Burkholder
        10.5            Litigation Trustee Agreement dated August 18, 2000 among the
                        Registrant, the Bank United Litigation Contingent Payment
                        Rights Trust, the Bank United Litigation Payment Trust and
                        Jonathon K. Heffron
        10.6            Litigation Trustee Agreement dated August 18, 2000 among the
                        Registrant, the Bank United Contingent Payment Rights Trust,
                        the Bank United Litigation Payment Trust and Salvatore
                        Ranieri
        21.1            List of Subsidiaries of the Registrant
        23.1            Consent of Deloitte & Touche LLP with respect to Washington
                        Mutual, Inc.
        23.2            Consent of KPMG LLP with respect to HF Ahmanson & Company
        23.3            Consent of KPMG LLP with respect to Bank United Corp.
        23.4            Consent of Deloitte & Touche LLP with respect to Bank United
                        Corp.
        23.5            Consent of Payne Falkner Smith & Jones P.C. with respect to
                        Texas Central Bancshares, Inc.
        23.6            Consent of Heller, Ehrman White & McAuliffe LLP (included in its opinion filed as Exhibit 5.1)
        23.7            Consent of Wachtell, Lipton, Rosen & Katz (included in its opinion filed as Exhibit 8.1)

     EXHIBIT NO.                                DESCRIPTION
---------------------   ------------------------------------------------------------
        23.8            Consent of Gibson, Dunn & Crutcher LLP (included in its
                        opinion filed as Exhibit 8.2)
        24.2            Powers of Attorney (included on the signature page of this
                        Registration Statement)
        99.1            Form of Proxy Card of Bank United Corp.
        99.2            Stock Option Agreement between the Registrant and Bank
                        United Corp., dated August 18, 2000 (Incorporated by
                        reference to Appendix F of the Proxy Statement/Prospectus
                        included in this Registration Statement).
        99.3            Opinion of Goldman, Sachs & Co. (attached as Appendix E to the Proxy Statement/ Prospectus contained in this
                        Registration Statement)
        99.4            Consent of Goldman, Sachs & Co.